Form 10-K405, Exhibit 13
COMMERCE BANCORP INC /NJ/
filed 1995-03-30
CIK 715096

COMMERCE BANCORP, INC. AND SUBSIDIARIES SELECTED FINANCIAL DATA

                                                         Year Ended December 31,
(dollars in thousands, except per share data )

                                     1994            1993           1992           1991           1990
Income Statement Data:
  Net interest income                $90,534        $69,725        $51,499        $38,425        $36,045
  Provision for loan losses            4,210          5,981          6,286          5,541          5,095
  Noninterest income                  17,534         17,344         12,129         14,073          9,230
  Noninterest expense                 71,863         57,873         42,889         38,933         34,841
  Income before income taxes          31,995         23,215         14,453          8,024          5,339
  Net income                          20,377         14,615         10,017          6,027          4,344

Balance Sheet Data:
  Total assets                    $2,291,290     $2,032,556     $1,425,707     $1,057,754       $934,343
  Loans (net)                        789,916        691,339        602,129        569,381        547,289
  Securities available for sale      118,855        164,620        309,894
  Securities held to maturity      1,145,133        926,155        293,201        343,146        186,583
  Federal funds sold                   9,750         10,000         50,550         16,750         80,300
  Deposits                         1,834,572      1,744,915      1,335,618        987,053        866,940
  Long-term debt                      28,385         28,954          6,520          7,034          7,500
  Stockholders' equity               111,873         99,176         81,916         58,170         54,262

Per Share Data:
  Net income-primary                   $2.28          $1.72          $1.31          $0.82          $0.52
  Net income-fully diluted              2.10           1.59           1.25
  Cash dividends                        0.58           0.45           0.38           0.36           0.70
  Book value                           12.46          11.02           9.53           8.42           7.78
  Average shares outstanding:
    Primary                            8,473          7,574          6,421          5,427          5,374
    Fully diluted                      9,643          9,080          7,998

Selected Ratios:
  Performance
  Return on average assets              0.91%          0.84%          0.78%          0.61%          0.52%
  Return on average equity             19.35          16.51          14.40          11.00           7.73
  Net interest margin                   4.43           4.40           4.46           4.41           5.04
  Liquidity and Capital
  Average loans to average
   deposits                            42.35%         42.52%         50.06%         61.57%         71.48%
  Dividend payout                      25.60          26.05          29.32          44.24         134.56
  Stockholders' equity to
   total assets                         4.88           4.88           5.75           5.50           5.81
  Risk-based capital:
    Tier 1                             10.09           9.16           9.66           7.76           7.88
    Total                              13.31          12.44          10.75           9.05           8.94
  Leverage capital                      4.87           4.53           5.53           5.08           5.46
Asset Quality
Non-performing assets to
  total year-end assets                 0.97%          1.32%          2.26%          2.26%          1.88%
Net charge-offs to average
  loans outstanding                     0.29           0.88           1.06           0.58           0.41
Non-performing loans to
  total year-end loans                  1.47           1.22           2.67           2.72           2.59
Allowance for loan losses
  to total year-end loans               1.50           1.43           1.45           1.54           1.20
Allowance for loan losses
  to non-performing loans            101.81          117.37          54.20          56.63          46.33

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company analyzes the major elements of the Company's consolidated balance sheets and statements of income. This section should be read in conjunction with the Company's consolidated financial statements and accompanying notes.

1994 Overview

With the continued strength of the economy in 1994, the Company posted increases in deposits and assets, and significant improvement in net income. The increase in net income was due to a significant increase in net interest income, as well as reduced loan loss provisions, which offset increased overhead expenses. Loan growth increased 14% for 1994. At December 31, 1994, the Company had total assets of $2.3 billion, total loans of $802.0 million, and total investment securities of $1.3 billion. During 1994, investment securities increased $173.3 million and the loan portfolio increased $100.6 million. At December 31, 1994 total deposits aggregated $1.8 billion, up $90.0 million from year-end 1993. Short-term borrowings increased $177.9 million during 1994. As of December 31, 1994, the loan to deposit ratio was 44% as compared to 43% at year-end 1993.

Average Balances and Net Interest Income

The table on page 17 sets forth balance sheet items on a daily average basis for the years ended December 31, 1994, 1993, and 1992 and presents the daily average interest rates earned on assets and the daily average interest rates paid on liabilities for such periods. During 1994, average interest earning assets totaled $2.05 billion, an increase of $454.8 million, or 29%, over 1993. This increase resulted primarily from the increase in the average balance of investment securities, which rose $388.7 million, and the increase in the average balance of loans, which rose $92.0 million. The growth was funded by an increase in the average balance of deposits of $223.1 million and higher average short-term borrowings which increased by $231.2 million. The tax equivalent yield on interest earning assets was 7.24%, an increase of six basis points from 7.18% in 1993. The increase resulted primarily from the lengthening in the average life of the investment portfolio due to the decreased rate of prepayments caused by the rise in general market interest rates in 1994.

Yield on investment securities are typically lower than loan yields due to factors such as increased liquidity and reduced credit risk. Since the Company's investment portfolio is comprised of fixed rate U.S. Government agency mortgage-backed securities, the average life of these securities tend to be more interest rate sensitive than the Company's loan portfolio, which has a higher composition of floating rate instruments. The Company's investment portfolio yielded 6.41% during 1994. The average interest rate on the Company's repurchase agreements was 4.34% during this same period. The increased use of short-term borrowings and the reinvestment of the proceeds in higher yielding U.S. Government agency mortgage-backed securities had a beneficial effect on net interest income in 1994. The rate on short-term borrowings at year end 1994 was higher than the average rate during the year. Unless the rate declines below the 1994 average rate, the benefit from the reinvestment of the proceeds from the short-term borrowings will decrease during 1995.

Net Interest Income and Net Interest Margin

Net interest income on a tax-equivalent basis (which adjusts for the tax-exempt status of income earned on certain loans and investments to express such income as if it were taxable) for 1994 was $90.9 million, an increase of $20.7 million, or 30%, over 1993. Interest income on a tax-equivalent basis increased to $148.4 million from $114.4 million, or 30%. This increase was primarily related to volume increases in the investment portfolio.

Interest expense for 1994 rose $13.2 million to $57.5 million, from $44.3 million, or 30%. This increase was attributable to higher levels of short-term borrowings and, to a lesser extent, increased deposit volumes. The cost of interest-bearing liabilities was 2.81%, an increase of three basis points from 2.78% for the prior year.

Net interest margin on a tax-equivalent basis was 4.43% for 1994, an increase of three basis points from 1993.

The following table presents the major factors that contributed to the changes in net interest income for the years ended December 31, 1994 and 1993 as compared to the respective previous periods.

                                           1994 vs. 1993                                 1993 vs. 1992
                                         Increase (Decrease)                          Increase (Decrease)
                                        Due to Changes in (1)                        Due to Changes in (1)
                                   Volume         Rate         Total           Volume       Rate          Total
(dollars in thousands)
Interest on:
 Investments
  Taxable                          $25,096        $453        $25,549         $24,860     $(4,790)       $20,070
  Tax exempt                          (318)         36           (282)           (397)         44           (353)
  Federal funds sold                (1,023)        518           (505)           (577)       (320)          (897)
Interest on loans:
  Mortgages & construction           5,197        (390)         4,807           1,768         179          1,947
  Commercial                          (468)      1,797          1,329           1,299        (998)           301
  Consumer                           3,167        (222)         2,945           1,840        (807)         1,033
  Tax exempt                            98          (5)            93            (125)        (24)          (149)
                                    ------      ------         ------          ------      ------          -----
Total interest income               31,749       2,187         33,936          28,668      (6,716)        21,952
                                    ------      ------         ------          ------      ------          -----

Interest expense:
  Regular savings                    1,501      (1,647)          (146)          2,862      (3,728)          (866)
  N.O.W. accounts                    1,042        (465)           577           1,514      (1,664)          (150)
  Money market plus                    908        (152)           756              11        (840)          (829)
  Time deposits                      2,465      (1,164)         1,301           3,297      (2,396)           901
  Public funds                      (2,413)      1,062         (1,351)          1,559        (661)           898
  Other borrowed money              10,035         926         10,961           3,000                      3,000
  Long-term debt                     1,095                      1,095             930                        930
                                    ------      ------         ------          ------      ------          -----
Total interest expense              14,633      (1,440)        13,193          13,173      (9,289)         3,884
                                    ------      ------         ------          ------      ------          -----
Net increase                       $17,116      $3,627        $20,743         $15,495      $2,573        $18,068
                                   =======      ======        =======         =======      ======        =======

(1) Changes due to both volume and rate have been allocated to volume or rate changes in proportion to the absolute dollar amounts of the change in each.

Noninterest Income

For 1994, noninterest income totaled $17.5 million, an increase of $200 thousand from 1993. Increased deposit charges and service fees, which increased $1.7 million due to transaction volumes, offset a significant decrease in net investment securities gains. The 1994 securities gain of $641 thousand resulted from the sale of equity securities. 1993 securities gains of $3.0 million resulted from the sale of debt securities from the Company's available for sale portfolio. Excluding these securities gains, noninterest income increased $2.5 million, or 17%, as compared to 1993.

Noninterest Expenses

Noninterest expenses totaled $71.9 million for 1994, an increase of $14.0 million, or 24%, over 1993. Contributing to this increase was the full year impact of the acquisitions of four branch offices in July 1993 and three branch offices in September 1993. As a result of the addition of these acquired offices plus four other branch openings, staff, facilities, and related expenses rose accordingly.

One key measure used to monitor progress in controlling overhead expenses is the ratio of noninterest expenses to average assets. This ratio equaled 3.22%, 3.31%, and 3.35% in 1994, 1993, and 1992, respectively. Another productivity measure is the operating efficiency ratio. This ratio expresses the relationship of noninterest expenses (excluding other real estate expenses) to net interest income plus noninterest income (excluding non-recurring gains). Over the last three years, this ratio has improved to 63.98% in 1994 from 64.11% and 64.53% in 1993 and 1992, respectively. A comparison to the prior year of the noninterest expense category is described below.

Salary expenses of $22.8 million for 1994 were $4.1 million or 22% higher than 1993. This increase was mainly a result of the 14% increase in the number of full-time equivalent (FTE) employees from 1,017 at year-end 1993 to 1,158 at year-end 1994. The increase in the number of FTE employees was primarily the result of the branch expansion activities during 1994.

Employee benefits for 1994 totaled $6.6 million, an increase of $1.7 million, or 36%, over 1993. This increase was mainly due to increased medical insurance costs, payroll taxes, and other benefits for the increased level of FTE employees.

Occupancy expenses totaled $7.8 million for 1994, an increase of $1.9 million, or 32%, as compared to the prior year. This increase was due to the increased branch facilities, depreciation and maintenance costs.

Furniture and equipment expenses of $8.3 million for 1994 were $2.0 million, or 33%, higher than 1993. This increase was due to new branch facilities and the ongoing refurbishment of existing offices.

Office expenses of $6.3 million were $1.6 million, or 34%, greater than the prior year. This increase was due to increased telecommunications, stationery and supplies, and other office expenses related to the expanded facilities.

Commerce Bancorp, Inc. and Subsidiaries Average Balances and Net Interest Income

                                                                 Year Ended December 31,
                                             1994                            1993                          1992
(dollars in thousands)         Average               Average     Average           Average     Average           Average
Earning Assets                 Balance    Interest    Rate       Balance   Interest Rate       Balance  Interest  Rate
Investment securities
  Taxable                    $1,271,537    $81,473    6.41%     $879,864   $55,925  6.36%     $488,751  $35,855   7.34%
  Tax-exempt                        828         90   10.87         3,758       372  9.90         7,769      725   9.33
                                -------     ------    ----       -------    ------  ----       -------   ------   ----
Total investment securities   1,272,365     81,563    6.41       883,622    56,297  6.37       496,520   36,580   7.37
Federal funds sold               25,819      1,020    3.95        51,718     1,524  2.95        71,310    2,421   3.40
Loans
  Mortgage and construction     438,269     39,236    8.95       380,222    34,432  9.06       360,702   32,485   9.01
  Commercial                    124,343     10,897    8.76       129,687     9,565  7.38       112,078    9,264   8.27
  Consumer                      177,506     14,689    8.28       139,237    11,744  8.43       117,422   10,711   9.12
  Tax-exempt                      9,610        954    9.93         8,626       861  9.98         9,874    1,010  10.23
                                -------     ------    ----       -------    ------  ----       -------   ------   ----
Total loans                     749,728     65,776    8.77       657,772    56,602  8.61       600,076   53,470   8.91
                                -------     ------    ----       -------    ------  ----       -------   ------   ----
Total earning assets         $2,047,912   $148,359    7.24%   $1,593,112  $114,423  7.18%   $1,167,906  $92,471   7.92%
                             ==========   ========    ====    ==========  ========  ====    ==========  =======   ====

Sources of Funds
Interest-bearing
 liabilities
  Regular savings             $510,108    $11,945     2.34%     $446,013   $12,091  2.71%     $340,454  $12,957   3.81%
  N.O.W. accounts              315,427      5,952     1.89       260,177     5,375  2.07       186,889    5,525   2.96
  Money market plus            159,313      3,870     2.43       121,666     3,114  2.56       121,225    3,943   3.25
  Time deposits                386,864     16,004     4.14       327,270    14,702  4.49       253,870   13,801   5.44
  Public funds                  92,615      3,702     4.00       152,994     5,054  3.30       105,787    4,156   3.93
                               -------     ------     ----       -------    ------  ----       -------   ------   ----
Total deposits               1,464,327     41,473     2.83     1,308,120    40,336  3.08     1,008,225   40,382   4.01
Other borrowed money           321,598     13,962     4.34        90,442     3,000  3.32
Long-term debt                  23,000      2,025     8.80        10,712       930  8.68
                               -------     ------     ----       -------    ------  ----       -------   ------   ----
Total deposits and
  interest-bearing
  liabilities               1,808,925     57,460      3.18     1,409,274    44,266  3.14     1,008,225   40,382   4.01
Noninterest-bearing
  funds(net)                  238,987                            183,838                       159,681
Total sources to fund
  earning assets           $2,047,912     57,460      2.81    $1,593,112    44,266  2.78    $1,167,906   40,382   3.46
                           ----------     ------      ----    ----------    ------  ----    ----------   ------   ----
Net interest income and
 margin tax equivalent
  basis                                   90,899      4.43                  70,157  4.40                 52,089   4.46
Tax-exempt adjustment                        365                               432                          590
                              -------     ------      ----       -------    ------  ----       -------   ------   ----
Net interest income
  and margin                             $90,534      4.42%                $69,725  4.38%               $51,499   4.41%
                           ==========   ========      ====    ==========  ========  ====    ==========  =======   ====

Other Balances
Cash and due from banks       $91,949                            $76,422                       $59,723
Other assets                  103,554                             88,612                        61,859
Total assets                2,232,052                          1,747,989                     1,280,097
Demand deposits
  (noninterest-bearing)       305,837                            238,972                       190,499
Other liabilities              11,961                             11,237                        11,793
Stockholders' equity          105,330                             88,506                        69,580
                              =======                             ======                        ======

Notes
- Weighted average yields on tax-exempt obligations have been computed on a tax equivalent basis assuming a federal tax rate of 35% for 1994 and 1993, and 34% for 1992.
-    Non-accrual loans have been included in the average loan balance.
-    Investment securities includes investments available for sale.
-    Mortgage and construction loans include mortgage loans held for sale.

Audit and regulatory fees and assessments totaled $4.9 million for 1994, an increase of $900 thousand, or 21%, over 1993. This increase was primarily due to increased deposits and associated Federal deposit insurance premiums on such deposits.

Marketing expense totaled $2.7 million for 1994, an increase of $900 thousand, or 53%, over 1993. This increase was due to costs associated with the opening of new facilities and the related new markets, special promotional activities, and direct marketing campaigns undertaken in 1994.

Other real estate expenses totaled $3.1 million for 1994, a decrease of $800 thousand over 1993. This decrease was consistent with the decrease in the other real estate portfolio.

Other noninterest expenses totaled $9.3 million for 1994, an increase of $1.7 million, or 22%, from 1993. This increase was the result of higher loan expenses, amortization of intangible assets, legal fees, provisions for non-credit-related losses, and banking service charges.

Income Taxes

The provision for federal and state income taxes for 1994 was $11.6 million as compared to $8.6 million in 1993 and $4.4 million in 1992.

The increase in 1994 total tax expense was primarily the result of a significant increase in operating income. The effective tax rate was 36.3%, 37.1%, and 30.7% in 1994, 1993, and 1992, respectively.

Net Income

Net income for 1994 was $20.4 million, an increase of $5.8 million, or 39%, over the $14.6 million recorded for 1993. This increase was due to a significant increase in net interest income, as well as reduced loan loss provisions, which offset increased overhead expenses.

Fully diluted net income per share of common stock for 1994 was $2.10 as compared to $1.59 per common share for 1993, an increase of 32%.

Return on Average Equity and Average Assets

Two industry measures of the performance by a banking institution are its return on average assets and return on average equity. Return on average assets
("ROA") measures net income in relation to total average assets and indicates a Company's ability to employ its resources profitability. For 1994, the Company's ROA was .91% as compared to .84% in 1993. Return on average equity ("ROE") is determined by dividing annual net income by average stockholders' equity and indicates how effectively a company can generate net income on the capital invested by its stockholders. For 1994, the Company's
ROE was 19.35% as compared to 16.51% for 1993.

Loan Portfolio

The following table summarizes the loan portfolio of the Company by type of loan as of December 31, for each of the years 1994 through 1990.

                                                           December 31,
                                1994           1993           1992           1991           1990
(dollars in thousands)
Commercial real estate:
  Owner-occupied              $151,420       $157,452       $146,739       $127,398       $119,919
  Other                        175,260        136,819        117,743        107,178         97,608
  Construction                  51,042         45,926         39,555         41,280         51,933
                                ------         ------         ------         ------         ------
                               377,722        340,197        304,037        275,856        269,460

Commercial:
  Term                          87,128         91,336         86,666         79,972         75,509
  Line of credit                48,489         36,928         26,837         32,327         33,051
  Demand                           262            404          1,075          2,510          2,862
                                   ---            ---          -----          -----          -----
                               135,879        128,668        114,578        114,809        111,422

Consumer:
  Mortgages(1-4 family
   residential)                 83,484         71,583         67,454         77,285         76,560
  Installment                  109,949         74,684         54,541         45,162         39,817
  Home equity                   87,518         78,619         63,537         56,704         50,077
  Credit lines                   7,400          7,611          6,821          8,464          6,589
                                 -----          -----          -----          -----          -----
                               288,351        232,497        192,353        187,615        173,043
                               -------        -------        -------        -------        -------
Total loans                   $801,952       $701,362       $610,968       $578,280       $553,925
                              ========       ========       ========       ========       ========

The Company manages risk associated with its loan portfolio through diversification, underwriting policies and procedures which are reviewed and updated on at least an annual basis, and ongoing loan monitoring efforts. The commercial real estate portfolio includes owner-occupied (owner occupies greater than 50% of the property), other commercial real estate, and con-struction loans. Owner-occupied and other commercial real estate loans have five-year call provisions, and generally bear the personal guarantees of the principals involved. Construction loans are primarily used for residential single family properties. Financing is provided against firm agreements of sale, with speculative construction limited to one sample per project. The commercial loan portfolio is comprised primarily of amortizing loans to small businesses in the Southern New Jersey/Southeastern Pennsylvania market area. These loans are generally secured by business assets, personal guarantees, and/or personal assets of the borrower. The consumer loan portfolio is comprised primarily of loans secured by first and second mortgage liens on residential real estate. Such loans comprised approximately 87% of consumer loans at December 31, 1994.

The maturity ranges of the loan portfolio and the amount of loans with predetermined interest rates and floating rates in each maturity range, as of December 31, 1994, are summarized in the following table.

                                              December 31, 1994
                         Due In One     Due In One To      Due In Over
                        Year Or Less      Five Years        Five Years     Total
(dollars in thousands)
Real estate:
Commercial                 $51,851         $256,145          $18,684     $326,680
Construction                39,627           10,847              568       51,042
                            ------           ------              ---       ------
                            91,478          266,992           19,252      377,722
Commercial:
  Term                      30,974           51,540            4,614       87,128
  Line of credit            46,473            2,016                        48,489
  Demand                       262                                            262
                            ------           ------              ---       ------
                            77,709           53,556            4,614      135,879
Consumer:
  Mortgages
   (1-4 family
    residential)             4,413           30,416           48,655       83,484
   Installment              28,240           40,285           41,424      109,949
   Home equity               5,834           23,338           58,346       87,518
   Credit lines              2,879            4,521                         7,400
                            ------           ------              ---       ------
                            41,366           98,560          148,425      288,351
                            ------           ------          -------      -------
Total loans               $210,553         $419,108         $172,291     $801,952
                          ========         ========         ========     ========
Interest rates:
  Predetermined            $60,453         $239,074          $95,952     $395,479
  Floating                 150,100          180,034           76,339      406,473
                           -------          -------           ------      -------
Total loans               $210,553         $419,108         $172,291     $801,952
                          ========         ========         ========     ========


During 1994, loans increased $100.6 million, or 14%, from $701.4 million to $802.0 million. At December 31, 1994, loans represented 44% of total deposits and 35% of total assets. The increase in the loan portfolio was due primarily to loans secured by one to four family residential properties (including home equity loans) and loans secured by commercial real estate properties. The Company has traditionally been an acting provider of commercial real estate loans to creditworthy local borrowers, with such loans secured by properties within the Company's primary trade area. At December 31, 1994, $151.4 million, or 46%, of commercial real estate loans (other than construction) were secured by owner-occupied properties.

Commercial real estate construction loans increased $5.1 million to $51.0 million in 1994. At December 31, 1994, construction loans for 1-4 family residential dwellings totaled $3.3 million and construction loans secured by commercial properties amounted to $18.9 million. The balance of $28.8 million was for land development, of which $25.9 million was residential. As of December 31, 1994, there were no concentrations of loans to any one type of industry exceeding 10% of total loans nor were there any loans classified as highly leveraged transactions.

Non-Performing Loans and Assets

With stabilized local economic conditions and local real estate values, the Company's asset quality showed continued improvement in 1994. Non-performing assets (non-performing loans and other real estate, excluding loans past due 90 days or more and still accruing interest) at December 31, 1994 were $22.3 million, or .97% of total assets, as compared to $26.9 million, or 1.32% of total assets, at December 31, 1993.

Total non-performing loans (non-accrual loans and restructured loans, excluding loans past due 90 days or more and still accruing interest) at December 31, 1994 were $11.8 million as compared to $8.5 million a year ago. The Company generally places a loan on non-accrual status and ceases accruing interest when loan payment performance is deemed unsatisfactory. Generally loans past due 90 days are placed on non-accrual status, unless the loan is both well secured and in the process of collection. At December 31, 1994, loans past due 90 days or more and still accruing interest amounted to $211 thousand, down from $272 thousand at December 31, 1993. Additional loans considered as potential problem loans ($7.0 million at December 31, 1994 and

$7.7 million at December 31, 1993) by the Company's internal loan review department have been evaluated as to risk exposure in determining the adequacy of the allowance for loan losses.

Other real estate (ORE) at December 31, 1994 totaled $10.5 million as compared to $18.3 million a year ago. These properties have been written down to the lower of cost or fair value less disposition costs.

The Company has on an ongoing basis updated appraisals on loans secured by real estate, particularly those categorized as non-performing loans and potential problem loans. In those instances where updated appraisals reflect reduced collateral values, an evaluation of the borrowers' overall financial condition is made to determine the need, if any, for possible writedowns or appropriate additions to the allowance for loan losses.

The following summary presents information regarding non-performing loans and assets as of December 31, 1994 through 1990.

                                          Year Ended December 31,
                               1994      1993      1992      1991      1990
(dollars in thousands)
Non-accrual loans (1):
  Commercial                  $1,624    $2,348    $5,943    $3,669    $3,211
  Consumer                     1,427     1,676     1,678     1,778       498
  Real estate
    Construction                 955       866     1,666     3,555     2,282
    Mortgage                   7,240     3,482     7,022     6,674     8,045
                               -----     -----     -----     -----     -----
  Total non-accrual loans     11,246     8,372    16,309    15,676    14,036
                              ------     -----    ------    ------    ------

Restructured loans (1):
  Commercial                     143       84                   37         84
  Consumer                        29
  Real estate
    Construction
    Mortgage                     404       84                             203
                              ------     -----    ------    ------    ------
  Total restructured loans       576      168                   37        287
Total non-performing loans    11,822    8,540     16,309    15,713     14,323
                              ------    -----     ------    ------     ------
Other real estate             10,517   18,325     16,102     8,326      3,373
                              ------   ------     ------     -----      -----
Total non-performing
 assets                      $22,339  $26,865    $32,411   $24,039    $17,696
                             =======  =======    =======   =======    =======
Non-performing assets as
 a percent of total assets     0.97%    1.32%      2.26%     2.26%      1.88%
                               ====     ====       ====      ====       ====
Loans past due 90 days or
 more and still accruing
 interest                      $211     $272     $1,202      $787      $1,508
                               ====     ====     ======      ====      ======

(1)  Interest income of approximately $1,246,000, $639,000, $1,580,000,
     $1,939,000, and $1,948,000 would have been recorded in 1994, 1993, 1992,
     1991, and 1990, respectively, on non-performing loans in accordance with their original terms. Actual interest recorded on these loans amounted to $317,000 in 1994, $270,000 in 1993, $513,000 in 1992, $370,000 in 1991, and
     $878,000 in 1990.


Allowance for Loan Losses

The allowance for loan losses is a reserve established through charges to earnings in the form of a provision for loan losses. Management has established a loan loss reserve which it believes is adequate for estimated losses in its loan portfolio. Based on an evaluation of the loan portfolio, management presents a quarterly review of the loan loss reserve to the Board of Directors, indicating any changes in the reserve since the last review and any recommendations as to adjustments in the reserve. In making its evaluation, management considers the results of recent regulatory examinations, the effects on the loan portfolio of current economic indicators and their probable impact on borrowers, the amount of charge-offs for the period, the amount of non-performing loans and related collateral security, the evaluation of its loan portfolio by the internal loan review department, and the annual examination of the Company's financial statements by its independent auditors. Charge-offs occur when loans are deemed to be uncollectible.

During 1994, net charge-offs amounted to $2.2 million, or .29%, of average loans outstanding for the year, compared to $5.8 million, or .88%, of average loans outstanding for 1993. During 1994, the Company recorded provisions of $4.2 million to the allowance for loan losses compared to $6.0 million for 1993. At December 31, 1994, the allowance aggregated $12.0 million, or 1.50%, of total loans and provided coverage of 102% of non-performing loans.

The following table presents, for the periods indicated, an analysis of the allowance for loan losses and other related data.

                                                      Year Ended December 31,
                                    1994          1993          1992          1991          1990
(dollars in thousands)
Balance at beginning of period    $10,023       $8,839         $8,899        $6,636        $3,787
Provisions charged
 to operating expenses              4,210        5,981          6,286         5,541         5,095
                                    -----        -----          -----         -----         -----
                                   14,233       14,820         15,185        12,177         8,882
Recoveries of loans
  previously charged-off:
    Commercial                         22          213            102           129           107
    Consumer                          100          295             69            69            67
    Real estate                       123          112             42             3             6
                                    -----        -----          -----         -----         -----
Total recoveries                      245          620            213           201           180
                                    -----        -----          -----         -----         -----
Loans charged-off:
    Commercial                       (375)      (4,337)        (1,997)       (2,034)       (1,124)
    Consumer                       (1,517)      (1,113)          (788)         (683)         (434)
    Real estate                      (550)        (967)        (3,774)         (762)         (868)
                                    -----        -----          -----         -----         -----
Total charged-off                  (2,442)      (6,417)        (6,559)       (3,479)       (2,426)
                                    -----        -----          -----         -----         -----
Net charge-offs                    (2,197)      (5,797)        (6,346)       (3,278)       (2,246)
                                    -----        -----          -----         -----         -----
Allowance for loan
  losses acquired bank                           1,000
                                    -----        -----          -----         -----         -----
Balance at end of period          $12,036      $10,023         $8,839        $8,899        $6,636
                                  =======      =======         ======        ======        ======
Net charge-offs as a
  percentage of average
  loans outstanding                 0.29%        0.88%          1.06%         0.58%         0.41%
                                    ====         ====           ====          ====          ====
Allowance for loan losses
  as a percentage of year-
  end loans                         1.50%        1.43%          1.45%         1.54%         1.20%
                                    ====         ====           ====          ====          ====

Allocation of the Allowance for Loan Losses

The following table details the allocation of the allowance for loan losses to the various categories. The allocation is made for analytical purposes and it is not necessarily indicative of the categories in which future loan losses may occur The total allowance is available to absorb losses from any segment of loans.

Allowance for Loan Losses at December
                     1994             1993            1992            1991             1990
                        % Gross         % Gross         % Gross         % Gross          %Gross
                Amount   Loans   Amount  Loans   Amount  Loans   Amount  Loans   Amount   Loans
(dollars in
 thousands)
Commercial      $1,806    17%    $2,008    18%   $2,532    18%   $2,470     20%   $1,770      20%
Consumer         2,410    36      1,983    33     1,373    33     1,507     32       853      31
Real estate      7,820    47      6,032    49     4,934    49     4,922     48     4,013      49
               $12,036   100%   $10,023   100%   $8,839   100%   $8,899    100%   $6,636     100%

Investment Securities

The following table summarizes the book value of securities available for sale and securities held to maturity by the Company as of the dates shown.

                                                       December 31,
                                             1994          1993          1992
(dollars in thousands)
U.S. Government agency
  mortgage-backed obligations             $116,167       $162,082       $309,894
Equity securities                            2,688          2,538
                                          --------       --------       --------
Securities available for sale             $118,855       $164,620       $309,894
                                          --------       --------       --------
U.S. Government agency
  mortgage-backed obligations           $1,113,359       $912,467       $269,479
Obligations of state and
  political subdivisions                       565          1,871          5,720
Corporate securities                                                       2,297
Collateralized mortgage
  obligations                                2,390          5,083         10,588
Other                                       28,819          6,694          5,117
                                            ------          -----          -----
Securities held to maturity             $1,145,133       $926,115       $293,201
                                        ==========       ========       ========

Consistent with accounting and regulatory pronouncements, the Company has segregated a portion of its investment portfolio as securities available for sale. The balance of the investment portfolio is categorized as securities held to maturity. Investment securities are classified as available for sale if they might be sold in response to changes in interest rates, prepayment risk, the Company's income tax position, the need to increase regulatory capital, liquidity needs, or other similar factors. Beginning in 1994, these securities are carried at fair value. Prior to 1994, these securities were carried at the lower of cost or market. See Note 1 of "COMMERCE BANCORP, INC.'S NOTES TO CONSOLIDATED FINANCIAL STATEMENTS."

Investment securities are classified as held to maturity when the Company has the intent and ability to hold those securities to maturity.

The Company's investment portfolio, which includes both the available for sale and held to maturity portfolios, consists almost entirely of U.S. Government agency mortgage-backed obligations. These securities have little, if any, credit risk since they are either backed by the full faith and credit of the U.S. Government or their principal and interest payments are guaranteed by an agency of the U.S. Government. These investment securities carry fixed coupons whose rate does not change over the life of the securities. Since most securities are purchased at premiums or discounts, their yield will change depending on any change in the estimated rate of prepayments. The Company amortizes premiums and accretes discounts over the estimated average life of the securities. Changes in the estimated average life of the investment portfolio will lengthen or shorten the period in which the premium or discount must be amortized or accreted, thus affecting the Company's investment yields.

At December 31, 1994, the average life of the investment portfolio was approximately 7.8 years compared to approximately 4.2 years at December 31, 1993. The lengthening in the average life of the investment portfolio was primarily due to the decreased rate of prepayments caused by the rise in general market interest rates during 1994. The Company's investment portfolio contained no "high-risk" securities or derivatives as of December 31, 1994 or December 31, 1993.

The Company accounts for its investment portfolio in accordance with accounting and regulatory pronouncements, including Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (FAS 115). Accordingly, the net unrealized losses in the available for sale portfolio at December 31, 1994 of $4.3 million (net of taxes of $2.5 million) were recorded as an adjustment to stockholders' equity. FAS 115 mandates that investment securities classified as held to maturity be carried at amortized cost. See Note 3 of "Commerce Bancorp, Inc.'s NOTES TO
CONSOLIDATED FINANCIAL STATEMENTS" for information relating to market values.

During 1994, new funds (primarily from short-term borrowings) were used to increase the Company's securities held to maturity portfolio. Securities held to maturity increased $219.0 million from $926.1 million to $1.1 billion. Total securities increased $173.3 million from $1.1 billion to $1.3 billion. During 1994, securities available for sale declined $45.7 million from $164.6 million to $118.9 million due primarily to prepayments.

The yield on the investment portfolio was 6.41% during 1994, an increase of four basis points from 6.37% in fiscal 1993. The purchase of investment securities in the lower interest rate


                                                                           December 31, 1994
                                       Due Under                                                    Due Over
                                        1 Year           Due 1-5 Years      Due 5-10 Years          10 Years             Total
                                   Amount     Yield     Amount    Yield     Amount    Yield     Amount    Yield     Amount    Yield
(dollars in thousands)
Securities available for sale:
U.S. Government agency
  mortgage-backed obligations                                                $6,684   7.61%     $109,483  7.43%    $116,167  7.44%
                                 ------       ----          --     ----      ------   ----        ------  ----       ------  ----
Securities held to maturity:
U.S. Government agency
  mortgage-backed obligations                          $18,718     6.45%    $18,587   6.71%   $1,076,054  6.74%  $1,113,359  6.73%
State and municipal bonds          $304       7.05%        200    12.26          61  12.15                              565  9.43
Collateralized mortgage
  obligations                                                                                      2,390  9.51        2,390  9.51
Other securities                 13,773       4.94          10     5.52         973   9.61        14,063  6.22       28,819  5.73
                                 ------       ----          --     ----         ---   ----        ------  ----       ------  ----
                                $14,077       4.99%    $18,928     6.51%    $19,621   6.87%   $1,092,507  6.74%  $1,145,133  6.71%
                                =======       ====     =======     ====     =======   ====    ==========  ====   ==========  ====

environment in late 1993 and the first quarter of 1994 contributed to an initial decline in the portfolio yield during the early portions of 1994. The increase in general market interest rates throughout the remainder of 1994 slowed the rate of prepayments on the mortgage-backed securities portfolio and resulted in increased yields during the latter portion of 1994.

The contractual maturity distribution and weighted average yield of the Company's investment portfolio (excluding equity securities) at December 31, 1994, are summarized in the preceding table. Weighted average yield is calculated by dividing income within each maturity range by the outstanding amount of the related investment and has been tax effected on tax-exempt obligations.

Deposits

Total deposits averaged $1.770 billion for 1994 an increase of $223.1 million, or 14%, above the 1993 average. The Company remains a deposit-driven financial institution with emphasis on core deposit accumulation and retention as a basis for sound growth and profitability. Core deposits consist of all deposits other than certificates of deposit, retail and public, in excess of $100 thousand. All of the $89.7 million increase in total deposits at year-end 1994 was in the various core categories. The average balance of noninterest-bearing demand deposits was $305.8 million, a $66.9 million or 28% increase over the average balance for 1993. The average total balance of passbook and statement savings accounts increased $64.1 million, or 14%, as compared to the prior year. The average balance of interest-bearing demand accounts (money-market and N.O.W. accounts) for 1994 was $474.7 million, a $92.9 million, or 24%, increase over the average balance for the prior year. The average balance of time deposits for 1994 was approximately the same as the average balance for 1993.

For 1994, the total deposit cost was 2.34% as compared to 2.61% for 1993. The decrease resulted from lower funding costs of the Company's core deposit base due to market interest rates.

The Company believes that its record of sustaining core deposit growth is reflective of the Company's retail approach to banking which emphasizes a combination of free checking accounts (subject to a small minimum balance requirement) convenient branch locations, extended hours of operation, quality service, and active marketing.

The average balances and weighted average rates of deposits for each of the years 1994, 1993, and 1992 are presented below.

Year Ended December 31,
                                                  1994                          1993                          1992
                                        Average         Average        Average         Average        Average         Average
                                        Balance          Rate          Balance          Rate          Balance          Rate
(dollars in thousands)
Demand deposits:
  Noninterest-bearing                  $305,837                       $238,972                       $190,499
  Interest-bearing (money market
    and N.O.W. accounts)                474,740          2.07%         381,843          2.22%         308,114          3.07%
  Savings deposits                      510,108          2.34          446,013          2.71          340,454          3.81
  Time deposits                         479,479          4.11          480,264          4.11          359,657          4.99
                                        -------          ----          -------          ----          -------          ----
Total deposits                       $1,770,164                     $1,547,092                     $1,198,724
                                     ==========                     ==========                     ==========

The remaining maturity of certificates of deposit for $100,000 or more as of December 31, 1994, 1993, and 1992 is presented below:

Maturity                      1994          1993          1992
(dollars in thousands)
3 months or less            $95,197       $125,430      $103,053
3 to 6 months                17,867          6,754        11,402
6 to 12 months                4,271          4,762         9,448
Over 12 months                  400            600           667
     --                         ---            ---           ---
Total                      $117,735       $137,546      $124,570
                           ========       ========      ========

Interest Rate Sensitivity and Liquidity

An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market interest rates. The management of interest rate risk is performed by analyzing the maturity and repricing relationships between interest-earning assets and interest-bearing liabilities at specific points in time ("GAP"). Interest rate sensitivity reflects the potential effect on net interest income of a movement in interest rates.

A company is considered to be liability sensitive, or having a negative GAP, when the amount of its interest-bearing liabilities maturing or repricing within a given period exceeds the amount of its interest-bearing assets also maturing or repricing within that time period. However, assets and liabilities with similar repricing characteristics may not reprice at the same time or to the same degree. As a result, the Company's GAP does not necessarily predict the impact of changes in general levels of interest rates on net interest income.

The following table illustrates the GAP position of the Company as of December 31, 1994.

                                                              Interest Rate Sensitivity Gaps
                                                                      December 31, 1994
                                        1-90          91-180       181-365          1-5           Beyond
                                        Days           Days          Days          Years          5 Years          Total
(dollars in millions)
Rate Sensitive:
  Interest-earning assets
    Loans                             $ 414.3         $11.2         $24.0         $249.9            $93.0           $792.4
    Investment securities                31.6          17.9          35.3          253.3            925.9          1,264.0
  Federal funds sold                      9.7                                                                          9.7
                                        -----          ----          ----          -----          -------          -------
  Total interest-earning
    assets                              455.6          29.1          59.3          503.2          1,018.9          2,066.1
                                        -----          ----          ----          -----          -------          -------
  Interest-bearing liabilities
    Transaction accounts                315.9                                                       682.7            998.6
    Time deposits                       173.3          87.4          65.1          142.7              0.1            468.6
    Other borrowed money                312.8                                                                        312.8
    Long-term debt                                                                                   23.0             23.0
                                        -----          ----          ----          -----          -------          -------
  Total interest-bearing
    liabilities                         802.0          87.4          65.1          142.7            705.8          1,803.0
                                        -----          ----          ----          -----            -----          -------
Period gap                             (346.4)        (58.3)         (5.8)         360.5            313.1           $263.1
                                       ------         -----          ----          -----            -----           ------
Cumulative gap                        $(346.4)      $(404.7)      $(410.5)        $(50.0)          $263.1
                                      =======       =======       =======         ======           ======
Cumulative gap as a percentage of
  total interest-earning assets         (16.8)%       (19.6)%       (19.9)%         (2.4)%           12.7%
                                        =====         =====         =====           ====             ====

Management believes that the simulation of net interest income in different interest rate environments provides a more meaningful measure of interest rate risk. Income simulation analysis captures not only the potential of all assets and liabilities to mature or reprice, but also the probability that they will do so. Income simulation also attends to the relative interest rate sensitivities of these items, and projects their behavior over an extended period of time. Finally, income simulation permits management to assess the probable effects on the balance sheet not only of changes in interest rates, but also of proposed strategies for responding to them.

The Company's income simulation model analyzes interest rate sensitivity by projecting net interest income over the next twelve months in a flat rate scenario. The flat rate model projects growth in the Company's deposit base and its loan portfolio. The flat rate model also projects the mix of accounts within the loan portfolio and deposit base. In addition to projecting the mix of accounts within the loan portfolio and deposit base, the Company must also make certain assumptions regarding the movement of the rates on its assets and liabilities, especially its deposit rates. The Company's income simulation model at year-end 1994 assumed that the interest rates on its transaction accounts moved at approximately 30% of the movement in the federal funds rate (one of the base rates against which the Company measures the movement of its deposit rates). Therefore, the Company has included approximately 30% of its transaction accounts in the 1-90 day category within its GAP table.

Based on its interest rate sensitivity analysis prepared as of December 31, 1994, it is projected that net interest income would be reduced by approximately 0.60%, as a result of a 100 basis point increase in general market interest rates. A 100 basis point decline in general market interest rates would not have a material effect on projected net interest income.

The income simulation model estimates the interest rate sensitivity of the entire balance sheet. As hereinafter discussed, since the fourth quarter of 1993, the Company has increased its short-term borrowings which consists primarily of securities sold under agreement to repurchase.

The proceeds were initially invested in the Company's investment portfolio. The cash flow from the investment portfolio as well as all other sources available to the Company was then redirected to fund the Company's loan portfolio growth.

The effect of the decrease in net interest income as a result of rising interest rates is also expected to be reduced by the increase in net interest income resulting from an increase in the Company's core deposit base. In the event the model indicates an unacceptable level of risk, the Company could undertake a number of actions that would reduce this risk, including the sale of a portion of its available for sale portfolio, the use of risk management strategies such as interest rate swaps and caps, or the extension of the maturities of its short-term borrowings. Although the Company's model indicated an acceptable level of interest rate risk, the Company entered into interest-rate cap agreements during the first quarter of 1995. The agreements are intended to reduce the potential impact from a dramatic increase in interest rates. The strike price of the agreements exceeds current market interest rates. The agreements are for a notional amount of $200 million for a period of two years.

Liquidity involves the Company's ability to raise funds to support asset growth or reduce assets to meet deposit withdrawals and other borrowing needs, to maintain reserve requirements and to otherwise operate the Company on an ongoing basis. The Company's liquidity needs are primarily met by growth in core deposits, its cash and federal funds sold position, cash flow from its amortizing investment and loan portfolios, as well as the increased use of securities sold under agreement to repurchase. During 1994, repayments in the investment portfolio were used to help fund growth in the loan portfolio and were also reinvested in securities held to maturity. The purchase of securities held to maturity was also funded by growth in deposits, increased borrowings by securities sold under agreement to repurchase, and proceeds from the sale of mortgages held for sale.

Short-Term Borrowings

Short-term borrowings consist primarily of securities sold under agreements to repurchase. These borrowings were used as an additional source of funding for the investment portfolio and to fund loan growth during 1994. During 1994, the average rate on the Company's repurchase agreements was 4.34%. Recent rises in short-term interest rates have increased the cost of the repurchase agreements. As of December 31, 1994, short-term borrowings aggregated $312.9 million and had an average interest rate of 5.94%.

Long-Term Debt

A $23 million public offering of capital-qualifying 8.375% subordinated debt was completed in July 1993. Proceeds from this debt offering were used for general corporate purposes, including additional capitalization of existing banking subsidiaries.

Stockholders' Equity and Dividends

At December 31, 1994, stockholders' equity totaled $111.9 million, up $12.7 million, or 13%, over stockholders' equity of $99.2 million at December 31, 1993. This increase was primarily due to a significant increase in earnings for the year. Stockholders' equity as a percent of total assets at both December 31, 1994 and December 31, 1993 was 4.88%.

Risk-based capital standards issued by bank regulatory authorities in the United States were fully implemented on December 31, 1992. These capital standards attempt to relate a banking company's capital to the risk profile of its assets and provide the basis for which all banking companies and banks are evaluated in terms of capital adequacy. The risk-based capital standards require all banks to have Tier 1 capital of at least 4% and total capital, including Tier 1 capital, of at least 8% of risk-adjusted assets. Tier 1 capital includes common stockholders' equity and qualifying perpetual preferred stock together with related surpluses and retained earnings. Total capital may be comprised of limited life preferred stock, qualifying subordinated debt instruments, and the reserve for possible loan losses.

Banking regulators have also issued leverage ratio requirements. The leverage ratio requirement is measured as the ratio of Tier 1 capital to adjusted average assets. The risk-based capital and leverage requirements replaced the primary capital and total capital guidelines used previously. The following table provides a comparison of the Company's risk-based capital ratios and leverage ratio to the minimum regulatory requirements for the periods indicated.

                                                                Minimum
                                                              Regulatory
                                 December 31,                Requirements
                              1994          1993          1994          1993
Risk-Based Capital Ratios:
  Tier 1                    10.09%          9.16%         4.00%         4.00%
  Total                     13.31          12.44          8.00          8.00
  Leverage capital           4.87           4.53          3.00-5.00     3.00-5.00


The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which became law in December of 1991, required each federal banking agency including the Board of Governors of the Federal Reserve System ("FRB"), to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk, and the risks of non-traditional activities, as well as reflect the actual performance and expected risk of loss on multi-family mortgages. This law also requires each federal banking agency, including the FRB, to specify, by regulation, the levels at which an insured institution would be considered "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," or "critically undercapitalized." At December 31, 1994, each of the Company's banking subsidiaries met the regulatory definition of a "well capitalized" financial institution, i.e., a leverage capital ratio exceeding 5%, a Tier 1 risk-based capital ratio exceeding 6%, and a total risk-based capital ratio exceeding 10%. The Company's consolidated capital levels at December 31, 1994 meet the regulatory definition of "adequately capitalized."

On February 15, 1995, the Company publicly issued 1,725,000 shares of common stock. Net proceeds to the Company were $25.9 million. The proceeds are earmarked for general corporate purposes, including providing additional equity capital to the Company's bank subsidiaries to support the Company's branch expansion growth strategy. As a result of the public offering, the Company's consolidated capital levels at February 28, 1995 meet the regulatory definition of "well capitalized."

The Company's common stock trades on the NASDAQ Stock Market under the symbol COBA. The quarterly market price ranges and dividends declared per common share for each of the last two years are shown in the table below. The prices and dividends per share have been adjusted to reflect common stock dividends of 5% with record dates of January 2, 1995, January 31, 1994, and February 5, 1993. As of February 28, 1995, there were approximately 2,700 holders of record of the Company's common stock.

                                  Common Share Data
                              Sale Prices           Cash Dividends
                            High         Low         Per Share
1994 Quarter Ended
  March 31                $16.42        $14.06        $0.1361
  June 30                  18.58         14.77         0.1429
  September 30             22.63         17.86         0.1548
  December 31              20.47         16.42         0.1548
1993 Quarter Ended
  March 31                $15.42        $12.31        $0.1079
  June 30                  15.88         14.06         0.1133
  September 30             16.09         14.06         0.1133
  December 31              16.09         14.06         0.1133

The Company offers a Dividend Reinvestment and Stock Purchase Plan by which dividends on the Company's Common Stock and optional cash payments of up to $5,000 per quarter may be invested in Common Stock at a 3% discount to the market price and without payment of brokerage commissions.

Results of Operations - 1993 versus 1992

Earnings for 1993 were $14.6 million as compared to $10.0 million in 1992. Fully diluted net income per common share was $1.59 as compared to $1.25 per common share for the prior year.

Net interest income on
a tax-equivalent basis for 1993 amounted to $70.2 million, an increase of $18.1 million, or 35%, over 1992.

Interest income on a tax-equivalent basis increased $22.0 million, or 24%, to $114.4 million in 1993. This increase was entirely related to volume increases in investment securities which more than offset the effect of lower interest rates prevalent during 1993. Interest expense for 1993 rose $3.9 million to $44.3 million from $40.4 million in 1992. This 10% increase was attributable to increased deposit volume which overshadowed the significant decline in interest rates in 1993.

The provision for loan losses was $6.0 million in 1993 compared to $6.3 million in the prior year. The decrease in the provision for loan losses was associated with the decrease in non-performing loans, and improved local economic conditions and stabilized local real estate values.

Noninterest income for 1993 totaled $17.3 million, an increase of $5.2 million, or 43%, from $12.1 million in 1992. Included in noninterest income for 1993 were investment securities gains of $3.0 million. A comparison to the prior year of the noninterest income categories follows below.

Deposit charges and service fees increased $2.2 million, or 22%, to $12.1 million in 1993. This increase was spread among various types of personal and business demand accounts and was attributable to the significant increase in the number of accounts and in increased deposit account transaction volume.

Other operating income rose $346 thousand, or 17%, to $2.3 million in 1993. Net investment securities gains of $3.0 million were recognized in 1993 compared to net gains of $249 thousand in 1992. Securities sales for 1992 were limited to equity issues.

Noninterest expenses totaled $57.9 million for 1993, an increase of $15.0 million, or 35% over 1992. Contributing to this increase were the acquisitions of four branch offices of Anchor Savings Bank, FSB in July 1993 and the three branch offices of The Coastal Bank in September 1993. As a result of the addition of these offices plus two other new branch offices, staff, facilities, and related expenses rose accordingly. A comparison to the prior year of the noninterest expense categories is described below.

Salary expenses of $18.7 million for 1993 were $4.8 million, or 34%, higher than 1992. This increase was mainly a result of the 32% increase in the number of full-time equivalent (FTE) employees from 771 at year-end 1992 to 1,017 at year-end 1993. This increase in the number of FTE employees was primarily the result of the branch expansion activities during 1993.

Employee benefits for 1993 totaled $4.9 million, an increase of $1.1 million, or 30%, over 1992. This increase was mainly due to increased medical insurance costs, payroll taxes, and other benefits for the increased level of FTE employees.

Occupancy expenses totaled $5.9 million for 1993, an increase of $694 thousand, or 13%, as compared to 1992. This increase was due to the increased branch facilities, depreciation, and maintenance costs.

Furniture and equipment expenses of $6.3 million for 1993 were $1.4 million, or 28%, higher than 1992. This increase was due to increased depreciation expense relating to increased capital expenditures associated with refurbishing and equipping of acquired facilities and the ongoing refurbishment of existing offices.

Office expenses of $4.7 million were $1.2 million, or 36%, greater than 1992. This increase was primarily due to increased telecommunications, stationery and supplies, and other office expenses related to the expanded facilities.

Audit and regulatory fees and assessments totaled $4.0 million for 1993, an increase of $1.1 million, or 37%, over 1992. This increase was primarily due to increased federal deposit insurance premiums on a larger volume of deposits. Although the rates on federal deposit insurance premiums have increased significantly from $.083 per $100 of deposits in 1989 to $.23 per $100 of deposits at the end of 1993, the increase in federal deposit insurance premiums in 1993 was unaffected by rate adjustments.

Marketing expense totaled $1.8 million for 1993, an increase of $714 thousand, or 67%, over 1992. This increase was due to costs associated with the opening of new and acquired facilities, special promotional activities, and direct marketing campaigns undertaken in 1993.

Other real estate expenses totaled $3.9 million for 1993, an increase of $2.0 million over 1992. This increase was attributable to expenses related to a higher level of other real estate owned.

Other noninterest expenses totaled $7.6 million for 1993, an increase of $2.0 million, or 36%, from 1992. This increase was the result of higher provisions for non-credit-related losses, increased legal fees, and business travel and entertainment expenses.

COMMERCE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

                                                              December 31,
          (dollars in thousands)                           1994           1993
Assets
    Cash and due from banks                             $119,697        $95,725
    Federal funds sold                                     9,750         10,000
                                                           -----         ------
        Cash and cash equivalents                        129,447        105,725
    Mortgages held for sale                                2,263         43,151
    Securities available for sale
      (market value 1993 - $166,111)                     118,855        164,620
    Securities held to maturity                        1,145,133        926,115
      (market value 1994 - $1,039,311;
       1993 - $920,724)
    Loans                                                801,952        701,362
      Less allowance for loan losses                      12,036         10,023
                                                          ------         ------
                                                         789,916        691,339
    Bank premises and equipment, net                      57,997         42,941
    Other assets                                          47,679         58,665
                                                          ------         ------
                                                      $2,291,290     $2,032,556
                                                      ==========     ==========

Liabilities
    Deposits:
     Demand:
          Interest-bearing                              $510,345       $452,028
          Noninterest-bearing                            367,421        310,598
     Savings                                             488,282        483,756
     Time                                                468,524        498,533
                                                         -------        -------
               Total deposits                          1,834,572      1,744,915

    Other borrowed money                                 312,895        135,000
    Other liabilities                                      3,565         24,511
    Obligation to Employee Stock Ownership
      Plan(ESOP)                                           5,385          5,954
    Long-term debt                                        23,000         23,000
                                                          ------         ------
                                                       2,179,417      1,933,380
                                                       =========      =========

Stockholders' Equity
    Common stock, 8,889,506 shares issued
     (7,797,520 shares in 1993)                           13,234         10,985
    Preferred stock:
     Series B, 675,000 shares authorized in 1993,
       672,950 shares issued and outstanding in 1993           0            673
     Series C, 417,000 shares authorized, issued
       and outstanding(liquidating preference:
       $18.00 per share totaling $7,506)                   7,506          7,506
    Capital in excess of par or stated value              80,033         73,821
    Retained earnings                                     17,757         13,203
                                                          ------         ------
                                                         118,530        106,188

    Less commitment to ESOP                                5,385          5,954
    Less treasury stock, at cost, 79,520 common
      shares in 1994 (67,851 in 1993)                      1,272          1,058
                                                           -----          -----
               Total stockholders' equity                111,873         99,176
                                                         -------         ------
                                                      $2,291,290     $2,032,556
                                                      ==========     ==========

See accompanying notes.

COMMERCE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

                                                             Year Ended December 31,
(dollars in thousands, except per share amounts)          1994          1993      1992

Interest income
     Interest and fees on loans                          $65,443      $56,301   $53,127
     Interest on investment securities                    81,531       56,166    36,333
     Other interest                                        1,020        1,524     2,421
                                                           -----        -----     -----
          Total interest income                          147,994      113,991    91,881
                                                         =======      =======    ======

Interest expense
     Interest on deposits:
       Demand                                              9,822        8,490     8,728
       Savings                                            11,945       12,091    13,696
       Time                                               19,706       19,755    17,958
                                                          ------       ------    ------
          Total interest on deposits                      41,473       40,336    40,382
     Interest on other borrowed money                     13,962        3,000
     Interest on long-term debt                            2,025          930
                                                           -----          ---
          Total interest expense                          57,460       44,266    40,382
                                                          ======       ======    ======
     Net interest income                                  90,534       69,725    51,499
     Provision for loan losses                             4,210        5,981     6,286
                                                           -----        -----     -----
     Net interest income after provision
       for loan losses                                    86,324       63,744    45,213
                                                          ------       ------    ------
Noninterest income
     Deposit charges and service fees                     13,779       12,062     9,900
     Other operating income                                3,114        2,326     2,229
     Net investment securities gains                         641        2,956
                                                             ---        -----
          Total noninterest income                        17,534       17,344    12,129
                                                          ======       ======    ======
Noninterest expense
     Salaries                                             22,750       18,697    13,916
     Benefits                                              6,648        4,905     3,768
     Occupancy                                             7,828        5,949     5,255
     Furniture and equipment                               8,340        6,292     4,920
     Office                                                6,267        4,669     3,425
     Audit and regulatory fees and assessments             4,877        4,040     2,953
     Marketing                                             2,722        1,778     1,064
     Other real estate (net)                               3,127        3,944     1,991
     Other                                                 9,304        7,599     5,597
                                                           -----        -----     -----
          Total noninterest expenses                      71,863       57,873    42,889
                                                          ======       ======    ======
     Income before income taxes                           31,995       23,215    14,453
     Provision for federal and state income taxes         11,618        8,600     4,436
                                                          ------        -----     -----
     Net income                                           20,377       14,615    10,017

     Dividends on preferred stocks                         1,074        1,574     1,574
                                                           -----        -----     -----
     Net income applicable to common stock               $19,303      $13,041    $8,443
                                                         =======      =======    ======
     Net income per common and common equivalent
           share:
       Primary                                             $2.28        $1.72     $1.31
                                                           =====        =====     =====
       Fully diluted                                       $2.10        $1.59     $1.25
                                                           =====        =====     =====
     Average common and common equivalent
           shares outstanding:
       Primary                                             8,473        7,574     6,421
                                                           =====        =====     =====
       Fully diluted                                       9,643        9,080     7,998
                                                           =====        =====     =====
     Cash dividends declared, common stock                 $0.58        $0.45     $0.38
                                                           =====        =====     =====

 See accompanying notes.

COMMERCE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                       Year Ended December 31,
     (dollars in thousands)                                       1994         1993           1992

Operating activities
     Net income                                                 $20,377      $14,615        $10,017
     Adjustments to reconcile net income to net
      cash provided (used) by operating activities:
          Provision for loan losses                               4,210        5,981          6,286
          Provision for depreciation, amortization
           and accretion                                         16,068       15,135          7,519
          Realized marketable equity securities gains                                          (249)
          Gains on sales of securities available for sale          (641)      (2,956)
          Proceeds from sales of mortgages held for sale         76,249       80,451
          Originations of mortgages held for sale               (35,361)    (113,583)
          Net loan chargeoffs                                    (2,197)      (5,797)        (6,346)
          Decrease (increase)in other assets                     12,715      (17,610)       (15,688)
          (Decrease) increase in other liabilities              (19,860)      23,303         (3,416)
          Deferred income tax benefit                            (1,105)        (445)          (428)
                                                                 ------         ----           ----
               Net cash provided (used) by
                 operating activities                            70,455         (906)        (2,305)

Investing activiti`es
     Proceeds from sales of securities available for sale           961      325,146
     Proceeds from the maturity of securities available
        for sale                                                 36,752       69,411
     Proceeds from sale of marketable equity securities                                         339
     Rollover of money market funds                             218,866      355,160         59,375
     Proceeds from the maturity of securities held to
        maturity                                                132,021      209,208        142,659
     Purchase of securities held to maturity                   (577,099)  (1,453,427)      (465,175)
     Net increase in loans                                     (106,617)     (93,957)       (42,707)
     Proceeds from sales of loans                                 6,027        4,563
     Purchases of premises and equipment                        (21,235)     (16,231)        (4,191)
                                                                -------      -------         ------
               Net cash used by investing activities           (310,324)    (600,127)      (309,700)


Financing activites
     Net increase in demand and savings deposits                119,666      172,510        277,298
     Demand and savings deposits acquired                                     79,446
     Net (decrease) increase in time deposits                   (30,009)      28,864         71,267
     Time deposits acquired                                                  128,477
     Net increase in other borrowed money                       177,895      135,000
     Proceeds from the issuance of long-term debt                             23,000
     Issuance of common stock                                                  5,498         16,641
     Dividends paid                                              (5,796)      (4,842)        (3,902)
     Proceeds from issuance of common stock under
       dividend reinvestment and other stock plans                1,913        1,397            622
     Purchase of treasury stock                                    (214)        (166)          (146)
     Other                                                          136          191
                                                                    ---          ---
               Net cash provided by financing activities        263,591      569,375        361,780

     Increase(decrease)in cash and cash equivalents              23,722      (31,658)        49,775
     Cash and cash equivalents at beginning of year             105,725      137,383         87,608
                                                                -------      -------         ------
     Cash and cash equivalents at end of year                  $129,447     $105,725       $137,383
                                                               --------     --------       --------
     Supplemental disclosures of cash flow information:
       Cash paid during the period for:
          Interest                                              $56,143      $42,994        $41,227
          Income taxes                                           12,540        8,714          5,740
     Other noncash activities
          Transfer of securities to securities
            available for sale                                              $248,784       $293,201
          Transfer of loans to mortgages held for sale                                       10,019

 See accompanying notes.

COMMERCE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

Years Ended December 31, 1994, 1993, and 1992
(in thousands, except per share amounts)

                                        Common     Preferred     Capital     Retained     Commitment     Treasury
                                         Stock       Stock       Surplus     Earnings      to ESOP         Stock     Total
Balances at January 1, 1992              $6,476     $8,180       $46,852      $4,442       $(7,034)       $(746)     $58,170
Net income                                                                    10,017                                  10,017
5% common stock dividend
  and cash paid in lieu of
  fractional shares (205 shares)            320                    2,136      (2,464)                                     (8)
Cash dividends, common stock
  ($0.38 per share)                                                           (2,320)                                 (2,320)
Common stock issued in connection
  with incentive stock option plan
  (113 shares)                              152                      470                                   (146)         476
Cash dividends, preferred stock                                               (1,574)                                 (1,574)
Decrease in obligation to ESOP                                                                 514                       514
Common stock issued (1,997 shares)        2,695                   13,946                                              16,641
                                        -------     ------       -------     -------       -------      -------     --------
Balances at December 31, 1992             9,643      8,180        63,404       8,101        (6,520)        (892)      81,916
Acquisition of The Coastal Bank
  (453 shares)                              642                    4,856                                               5,498
                                        -------     ------       -------     -------       -------      -------     --------
As adjusted balance at
  January 1, 1993                        10,285      8,180        68,260       8,101        (6,520)        (892)      87,414
Net income                                                                    14,615                                  14,615
5% common stock dividend and
  cash paid in lieu of fractional
  shares (306 shares)                       478                    4,193      (4,679)                                     (8)
Cash dividends, common stock
 ($0.45 per share)                                                            (3,260)                                 (3,260)
Common stock issued in connection with
  incentive stock option plan
  (110 shares)                              168                      702                                   (166)         704
Cash dividends, preferred stock                                               (1,574)                                 (1,574)
Decrease in obligation to ESOP                                                                 566                       566
Conversion of Series B preferred stock
  to common at 1.3401 for 1 (1 share)         1         (1)                                                                0
Tax benefit from ESOP dividends                                      191                                                 191
Proceeds from issuance of common stock
  under dividend reinvestment plan
  (37 shares)                                53                      475                                                 528
                                        -------     ------       -------     -------       -------      -------     --------
Balances at December 31, 1993            10,985      8,179        73,821      13,203        (5,954)      (1,058)      99,176
Net income                                                                    20,377                                  20,377
5% common stock dividend and
  cash paid in lieu of fractional
  shares (348 shares)                       543                    5,196      (5,749)                                    (10)
Cash dividends, common stock
  ($0.58 per share)                                                           (4,712)                                 (4,712)
Common stock issued in connection
  with incentive stock option plan
  (98 shares)                               153                      808                                   (214)         747
Cash dividends, preferred stock                                               (1,074)                                 (1,074)
Decrease in obligation to ESOP                                                                 569                       569
Conversion of Series B preferred stock
  to common at 1.4071 for 1 (669 shares)  1,472       (669)         (803)                                                  0
Redemption of Series B preferred stock
  (4 shares)                                            (4)          (57)                                                (61)
Tax benefit from ESOP dividends                                      197                                                 197
Proceeds from issuance of common stock
  under dividend reinvestment plan
  (52 shares)                                81                      871                                                 952
Fair value adjustment on available for
  sale securities, net of tax                                                 (4,288)                                 (4,288)
                                        -------     ------       -------     -------       -------      -------     --------
Balances at December 31, 1994           $13,234     $7,506       $80,033     $17,757       $(5,385)     $(1,272)    $111,873
                                        =======     ======       =======     =======       =======      =======     ========

See accompanying notes.

COMMERCE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Commerce Bancorp, Inc. (the Company) and its wholly-owned subsidiaries (Banks), Commerce Bank, N.A. (Commerce NJ), Commerce Bank/Pennsylvania, N.A. (Commerce PA), and Commerce Bank/Shore, N.A. (Commerce Shore). All material intercompany transactions have been eliminated. Certain amounts from prior years have been reclassified to conform with 1994 presentation.

Investment Securities

Effective January 1, 1994, the Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (FAS 115) for investments held as of or acquired after that date.

Investment securities are classified as held to maturity when the Company has the intent and ability to hold those securities to maturity. Securities held to maturity are stated at cost and adjusted for accretion of discounts and amortization of premiums.

Those securities that might be sold in response to changes in market interest rates, prepayment risk, the Company's income tax position, the need to increase regulatory capital, or similar other factors are classified as available for sale. Available for sale securities are carried at fair value, with unrealized gains and losses, net of tax, reported as a component of stockholders' equity. The amortized cost of debt securities in this category is adjusted for accretion of discounts and amortization of premiums. Realized gains and losses are determined on the specific certificate method and are included in noninterest income.

In accordance with FAS 115, prior period financial statements have not been restated. The cumulative effect as of January 1, 1994 of adopting FAS 115 increased stockholders' equity by $954,000 (net of adjustments to deferred income taxes of $537,000) to reflect the net unrealized holding gains on securities previously carried at amortized cost; there was no effect on net income as a result of the adoption of FAS 115. At December 31, 1994, stockholders' equity has been decreased by $4,288,000 (net of adjustments to deferred income taxes of $2,463,000) to reflect the write-down of securities available for sale to fair value.

Loans

Loans are stated at principal amounts outstanding, net of deferred loan origination fees and costs. Interest income on loans is accrued and credited to interest income monthly as earned. Loan origination fees are generally considered as adjustments of interest rate yields and are amortized into interest income on loans over the terms of the related loans.

Loans are placed on a non-accrual status and cease accruing interest when loan payment performance is deemed unsatisfactory. However, all loans past due 90 days are placed on non-accrual status, unless the loan is both well secured and in the process of collection.

Allowance for Loan Losses

The allowance for loan losses is increased by provisions charged to expense and reduced by loan charge-offs net of recoveries. Based upon management's evaluation of the loan portfolio, the allowance is maintained at a level considered adequate to absorb estimated inherent losses in the Banks loan portfolios.

Bank Premises and Equipment

Bank premises and equipment are carried at cost less accumulated depreciation. Depreciation and amortization are determined on the straight-line method for financial reporting purposes, and accelerated methods for income tax purposes.

Other Real Estate (ORE)

Real estate acquired in satisfaction of a loan is reported in other assets at the lower of cost or fair value less disposition costs. Properties acquired by foreclosure or deed in lieu of foreclosure are transferred to ORE and recorded at the lower of cost or fair value less disposition costs based on their appraised value at the date actually or constructively received. Losses arising from the acquisition of such property are charged against the allowance for loan losses. Subsequent adjustments to the carrying values of ORE properties are charged to operating expense.

Intangible Assets

The excess of cost over fair value of net assets acquired (goodwill) is included in other assets and is being amortized on a straight-line basis over the period of expected benefit, which approximates 15 years. Goodwill amounted to $3,611,000 and $3,893,000 at December 31, 1994 and 1993, respectively. Other intangible assets are amortized on a straight-line basis over 10- to 15-year lives. Other intangibles amounted to $3,826,000 and $4,278,000 at December 31, 1994 and 1993, respectively.

Earnings and Cash Dividends Per Share

Primary net income per common and common equivalent share is based on the weighted average common shares and common share equivalents outstanding during the period after retroactive recognition is given to the earliest period presented for common stock dividends. Fully diluted net income per share assumes conversion of preferred stock. All common stock per share information has been adjusted for the 5% common stock dividend declared on December 13, 1994.

Income Taxes

The provision for income taxes is based on current taxable income. When income and expenses are recognized in different periods for book purposes, deferred taxes are provided.

Restriction on Cash and Due From Banks

The Banks are required to maintain reserve balances with the Federal Reserve Bank. The weighted average amount of the reserve balances for 1994 and 1993 were approximately $29,202,000 and $24,573,000, respectively.

Recent Accounting Statements

The Financial Accounting Standards Board recently issued Statements No. 114, "Accounting by Creditors for Impairment of a Loan," and No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." The new statements, which are effective for financial statements issued for fiscal years beginning after December 15, 1994, require impaired loans be measured at the present value of expected future cash flows by discounting those cash flows generally at the loans effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The new statements also require troubled debt restructurings involving a modification of terms be re-measured on a discounted basis. The Company is currently evaluating the impact that Statements 114 and 118 will have on the Company's future results of operations and financial position. However, management does not expect that these statements will have a materially adverse impact on future results of operations or financial position.


2. Mergers and Acquisitions

On September 30, 1993, The Coastal Bank of Ocean City, New Jersey (Coastal) was merged with and into Commerce NJ. The Company issued approximately 453,000 shares of common stock in exchange for all the outstanding shares of Coastal common stock. The transaction was accounted for as a pooling of interests. However, prior period financial statements have not been restated as the changes would be immaterial. Coastal had total assets of $52,700,000 at the date of the merger.

On July 16, 1993, Commerce NJ purchased four branch offices from Anchor Savings Bank, FSB (Anchor), with approximately $208,000,000 in deposits. Additionally, Commerce NJ acquired approximately $500,000 in loans, real estate and other real property associated with these offices. In connection with the transaction, Commerce NJ recorded an intangible asset of approximately $3,000,000.

3. Investment Securities

A summary of the amortized cost and market value of securities available for sale and securities held to maturity (in thousands) at December 31, 1994 and 1993 follows:

                                                                          December 31,
                                                           1994                                  1993
                                                    Gross        Gross                                Gross      Gross
                                   Amortized     Unrealized   Unrealized    Market       Amortized Unrealized Unrealized   Market
                                     Cost           Gains       Losses       Value         Cost       Gains     Losses      Value
U.S. Government agency
  mortgage-backed obligations      $123,453                    $(7,286)    $116,167     $162,082     $1,519     $(426)    $163,175
Equity securities                     2,153          $535                     2,688        2,538        398                  2,936
                                   --------          ----      -------     --------     --------     ------     -----     --------
Securities available for
 sale                              $125,606          $535      $(7,286)    $118,855     $164,620     $1,917     $(426)    $166,111
                                   --------          ----      -------     --------     --------     ------     -----     --------
U.S. Government agency
  mortgage-backed obligations    $1,113,359            $6    $(105,705)  $1,007,660     $912,467     $1,998   $(7,581)    $906,884
Obligations of state and
  political subdivisions               565              8                       573        1,871         48                  1,919
Collateralized mortgage
  obligations                        2,390              9                     2,399        5,083        144                  5,227
Other                               28,819                        (140)      28,679        6,694                             6,694
                                   --------          ----      -------     --------     --------     ------     -----     --------
Securities held to maturity     $1,145,133            $23    $(105,845)  $1,039,311     $926,115     $2,190   $(7,581)    $920,724
                                ==========            ===    =========   ==========     ========     ======   =======     ========

The amortized cost and estimated market value of investment securities (in thousands) at December 31, 1994, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because obligors have the right to repay obligations without prepayment penalties.

                                            Available for Sale               Held to Maturity
                                         Amortized        Market        Amortized          Market
                                            Cost           Value           Cost             Value
Due in one year or less                                                   $28,140          $28,000
Due after one year through five years                                         210              218
Due after five years through ten years                                      1,034            1,034
Due after ten years
Mortgage backed securities                $123,453       $116,167       1,115,749        1,010,059
Equity securities                            2,153          2,688
                                             -----          -----
                                          $125,606       $118,855      $1,145,133       $1,039,311
                                          ========       ========      ==========       ==========

Proceeds from sales of securities available for sale during 1994 and 1993 were $961,000 and $325,146,000, respectively. Gross gains of $641,000 were realized on the sales in 1994. Gross gains of $3,864,000 and gross losses of $907,000 were realized on the sales in 1993. There were no sales of debt securities during 1992.

At December 31, 1994 and 1993, investment securities with a carrying value of $88,730,000 and $315,810,000, respectively, were pledged to secure deposits of public funds.

4. Loans

The following is a summary of loans outstanding (in thousands) at December 31, 1994 and 1993:

                                                      December 31,
                                                  1994           1993
Commercial real estate:
     Owner-occupied                             $151,420       $157,452
     Other                                       175,260        136,819
     Construction                                 51,042         45,926
                                                  ------         ------
                                                 377,722        340,197
Commercial loans:
     Term                                         87,128         91,336
     Line of credit                               48,489         36,928
     Demand                                          262            404
                                                     ---            ---
                                                 135,879        128,668
Consumer:
     Mortgages (1-4 family residential)           83,484         71,583
     Installment                                 109,949         74,684
     Home equity                                  87,518         78,619
     Credit lines                                  7,400          7,611
                                                   -----          -----
                                                 288,351        232,497
                                                 -------        -------
                                                $801,952       $701,362
                                                ========       ========

At December 31, 1994 and 1993, loans of approximately $6,320,000 and $5,882,000, respectively, were outstanding to certain of the Company's and the Banks' directors and officers, and approximately $11,824,000 and $10,189,000, respectively, of loans were outstanding from companies in which certain of the Company's and the Banks' directors and officers are associated, exclusive of loans to any such person and associated companies which in aggregate did not exceed $60,000. The terms of these loans are substantially the same as those prevailing at the time for comparable unrelated transactions. A summary (in thousands) of the related party loans outstanding at December 31, 1994 is as follows:

                                   1994
Balance, January 1               $16,071
New loans                          7,560
Loan payments                      5,487
                                   -----
Balance, December 31             $18,144
                                 =======

The Company engaged in certain activities with other entities which are affiliated with directors of the Company. The Company received real estate appraisal services from a company owned by a director of the Company. Such real estate appraisal services amounted to $264,000 in 1994, $270,000 in 1993, and $326,000 in 1992. The Company received legal services from two law firms of which two directors of the Company are partners. Such aggregate legal services amounted to $1,307,000 in 1994, $1,524,000 in 1993, and $764,000 in 1992.

Commerce NJ has a loan outstanding for $1,307,000, as of December 31, 1994, to an ESOP which is guaranteed by a bank holding company in which the Chairman of the Board of the Company is a director. In addition, the Company owns 41,327 shares of Common Stock and 187,500 of Common Stock Warrants. Also, the Company owns 30,000 shares of Series A Cumulative Convertible Preferred Stock, and 30,000 Common Stock Purchase Rights included in the Preferred Stock. The aggregate number of common equivalent shares beneficially owned by the Company is 288,827 or 12.5% of the total outstanding common equivalent shares.

5.Allowance for Loan Losses

The following is an analysis of changes in the allowance for loan losses (in thousands) for 1994, 1993, and 1992:

                                       1994          1993           1992
Balance, January 1                   $10,023        $8,839         $8,899
Provision charged to
     operating expense                 4,210         5,981          6,286
Recoveries of loans
     previously charged off              245           620            213
                                         ---           ---            ---
                                      14,478        15,440         15,398
Loan charge-offs                      (2,442)       (6,417)        (6,559)
Allowance for loan losses,
     acquired bank                                   1,000
                                                     -----
Balance, December 31                 $12,036       $10,023         $8,839
                                     =======       =======         ======

6. Nonaccrual and Restructured Loans and Other Real Estate

The total of non-performing loans (nonaccrual and restructured loans) was $11,822,000 and $8,540,000 at December 31, 1994 and 1993, respectively.
Non-performing loans of $1,861,000, $6,655,000, and $12,116,000 net of charge-offs of $153,000, $1,316,000, and $3,267,000 were transferred to other real estate during 1994, 1993, and 1992, respectively. Other real estate ($10,517,000 and $18,325,000 at December 31, 1994 and 1993, respectively) is included in other assets.

Interest income of approximately $1,246,000 and $639,000 would have been recorded on non-performing loans in accordance with their original terms in 1994 and 1993, respectively. Actual interest income recorded on these loans amounted to $317,000 and $270,000, during 1994 and 1993, respectively.

7. Bank Premises, Equipment, and Leases

A summary of bank premises and equipment (in thousands) is as follows:

                                                  December 31,
                                                1994        1993
Land                                          $12,583      $9,229
Buildings                                      24,968      20,919
Leasehold improvements                          5,464       5,333
Furniture, fixtures and equipment              30,149      22,962
Leased property under capital leases              124         124
                                                  ---         ---
                                               73,288      58,567
Less accumulated depreciation
     and amortization                          15,291      15,626
                                               ------      ------
                                              $57,997     $42,941
                                              =======     =======

At December 31, 1994, Commerce NJ leased one of its branches under a capital lease with an unrelated party. All other branch leases are accounted for as operating leases with the related rental payments being expensed ratably over the life of the lease.

The Company leases its headquarters building from a limited partnership in which the Company is a 49% limited partner at December 31, 1994. The lease is accounted for as an operating lease with an annual rent of $892,000. The lease expires in 1996 and is renewable for six additional terms of five years each. The Company leases its operations facility from a limited partnership in which the Company is a 44% limited partner at December 31, 1994. The lease is accounted for as an operating lease with an annual rent of $520,000. The lease expires in 2004 and is renewable for two additional terms of five years each.

At December 31, 1994, the Company leased from related parties under separate operating lease agreements the land on which it has constructed five branch offices. The aggregate annual rental under these related party leases for 1994, 1993, and 1992 was approximately $200,000. These leases expire periodically through 2010 but are renewable through 2030. Aggregate annual rentals escalate to $274,000 in 2004.

The Company leases land to a limited partnership partially comprised of the directors of Commerce PA and Commerce NJ. The initial lease term is 25 years, with two successive 10-year options. As of December 31, 1994, the future minimum lease payments to be received by the Company amount to approximately $55,000 for each of the next four years and $597,000 thereafter for the remainder of the initial lease term. In accordance with the provision of the land lease, the limited partnership constructed and owns the office building located on the land. Commerce PA leases the building as a branch facility through 2010.

Total rent expense charged to operations under operating leases was approximately $2,716,000 in 1994, $2,542,000 in 1993, and $2,387,000 in 1992.

The future minimum rental commitments, by year, under the non-cancelable leases are as follows (in thousands) at December 31, 1994:

                                          Capital       Operating
1995                                        $12           $2,623
1996                                         12            2,589
1997                                         12            1,939
1998                                         12            1,935
1999                                         12            1,877
Later years                                 180           11,783
                                            ---           ------
Net minimum lease payment                   240          $22,746
                                            ---          -------
Less amount representing interest           132
                                            ---
Present value of net minimum
     lease payments                        $108
                                           ====

The Company obtained interior design services for $468,000, $651,000, and $191,000 in 1994, 1993, and 1992, respectively, from a business owned by the spouse of the Chairman of the Board of the Company. Additionally, the business received commissions of approximately $962,000, $265,000, and $85,000 in 1994, 1993, and 1992, respectively, on furniture and facility purchases made directly by the Company.

8. Deposits

The aggregate amount of time certificates of deposits in denominations of $100,000 or more was $117,735,000 and $137,546,000 at December 31, 1994 and
1993,respectively.

9. Other Borrowed Money

Other borrowed money consists of securities sold under agreements to repurchase, which range from one day to three months in maturity. The following table represents information for securities sold under agreements to repurchase.

                                                    December 31,
                                            1994                   1993
                                                Average                Average
                                     Amount      Rate       Amount      Rate
Securities sold under
     agreements to repurchase       $312,895     5.94%     $135,000     3.44%
Average amount outstanding           321,598     4.34        90,442     3.32
Maximum month-end balance            363,210                267,398


As of December 31, 1994, the Company had a line of credit of $285,352,000 available from the Federal Home Loan Bank of New York.

10. Long-Term Debt

On July 15, 1993, the Company issued $23,000,000 of 8 3/8% subordinated notes due 2003. Interest on the debt is payable semi-annually on January 15 and July 15 of each year. The notes may be redeemed in whole or in part at the option of the Company after July 15, 2000 at a price from 102% to 100% of the principal plus accrued interest, if any, to the date fixed for redemption, subject to certain conditions. The notes qualify for total risk-based capital for regulatory purposes, subject to certain limitations.

11. Income Taxes

At December 31, 1994, the Company had federal net operating loss carryforwards of $600,000 for income tax purposes that expire in 2006. Those carryforwards resulted from the Company's 1993 acquisition of Coastal.

The provision for income taxes consists of the following (in thousands):

                       1994           1993            1992
Current:
     Federal         $11,917         $8,001          $4,768
     State               806            811              96
Deferred:
     Federal          (1,038)          (212)           (428)
     State               (67)
                         ---
                     $11,618         $8,600          $4,436
                     =======         ======          ======

The above provision includes income taxes related to securities gains of $224,000, $1,035,000, and $85,000 for 1994, 1993, and 1992, respectively.

The provision for income taxes differs from the expected statutory provision as follows:

                                             1994      1993      1992
Expected provision at statutory rate:        35.0%     35.0%     34.0%
Difference resulting from:
  Tax-exempt interest on loans               (0.6)     (0.8)     (1.4)
  Tax-exempt interest on securities          (0.1)     (0.3)     (1.1)
  Purchase accounting adjustments             0.3       0.4       0.6
  ESOP dividends                                                 (1.3)
  Other                                       1.7       2.8      (0.1)
                                              ---       ---      ----
                                             36.3%     37.1%     30.7%
                                             ====      ====      ====

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The significant components of the Company's deferred tax liabilities and assets as of December 31, 1994 and 1993 are as follows (in thousands):

                               1994           1993
Deferred tax assets:
Loan loss reserves            $4,522         $3,861
Other reserves                   155            404
Fair value adjustment,
  available for sale
  securities                   2,463
Investment valuations            239            239
Interest income                  105            196
Net operating losses             180            180
Other                            467            254
                                 ---            ---
Total deferred tax assets      8,131          5,134
                               -----          -----
Deferred tax liabilities:
Depreciation                     821          1,469
Intangibles                      159            215
Other                            593            450
                                 ---            ---
Total deferred tax
  liabilities                  1,573          2,134
                               -----          -----
Net deferred debits           $6,558         $3,000
                              ======         ======

12.  Commitments and Letters of Credit

In the normal course of business, there are various outstanding commitments to extend credit, such as letters of credit, which are not reflected in the accompanying financial statements. These arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Company's normal credit policies. Collateral is obtained based on management's credit assessment of the borrower. At December 31, 1994, the Banks had outstanding standby letters of credit in the amount of $18,890,000.

In addition, the Banks are committed as of December 31, 1994 to advance $50,032,000 on construction loans, $72,741,000 on home equity loans and $47,486,000 on lines of credit. All other commitments total approximately $51,978,000. The Company anticipates no material losses as a result of these transactions.

13. Dividends

On December 13, 1994, the Board of Directors declared a cash dividend of $0.1625 for each share of common stock outstanding and a 5% stock dividend payable January 17, 1995 to stockholders of record on January 2, 1995. Payment of the stock dividend will result in the issuance of 418,967 additional common shares and cash of $12,740 in lieu of fractional shares.

14. Common Stock and Preferred Stocks

At December 31, 1994, the Company's common stock had a par value of $1.5625.The Company had 20,000,000 shares authorized as of this date of which 510,000 were reserved for issuance under the Company's Dividend Reinvestment and Stock Purchase Plan.

At December 31, 1994, the Company had 417,000 shares of Series C ESOP Cumulative Convertible Preferred Stock authorized and issued without par value (stated value of $1.00 per share), which is convertible at any time into the common stock on a share-for-share basis, after adjustment for common stock dividends and splits. The annual dividend is $1.35 per share payable quarterly. The Series C ESOP Cumulative Convertible Preferred Stock is redeemable at the option of the Company. These shares have been issued to the Company's Employee Stock Ownership Plan (see Note 15).

On July 1, 1994, the Company exercised its right to redeem all of its Series B Cumulative Convertible Stock ("Series B shares") on August 19, 1994. The redemption price was $20.00 per share plus dividends accrued to August 19, 1994. Series B shares were convertible up until August 19, 1994 into the Company's Common Stock at a conversion rate of 1.4071 shares of Common Stock for each Series B share. Of the 672,950 Series B shares outstanding, approximately 669,000, or 99%, were converted. If these Series B shares had been converted as of January 1, 1994 primary earnings per common and common equivalent share would have been $2.18 for 1994.

On February 15, 1995, the Company issued 1,725,000 shares of common stock. Net proceeds to the Company were $25,851,000 after deducting expenses of $1,749,000.

15. Benefit Plans

Incentive Stock Option Plan

The Company has an Incentive Stock Option Plan (the ISO Plan) for the officers and employees of the Company and the Banks as well as a plan for its non-employee directors. Information concerning options as of December 31, 1994, 1993, and 1992 is as follows:

                                           December 31,
                                 1994        1993           1992
Under option                   830,641      935,362       600,429
Exercisable                    706,637      579,894       432,802
Exercised during year           90,749      109,745       112,627
Granted during year                         445,603       100,192
Canceled during year            13,972       17,431         3,889


Effective January 2, 1995, 232,155 options were granted at an exercise price of $18.75.

Price per share of shares under option and exercised during the year were as follows:

       Year                 Shares Under                   Shares
      Ended                    Option                    Exercised
December 31, 1994          $4.90 to $17.14           $4.90 to $14.06
December 31, 1993          $4.90 to $14.06           $4.90 to $12.44
December 31, 1992          $3.66 to $12.44           $3.66 to $11.16

All shares and per share prices for shares under option and exercised have been adjusted for a 5% common stock dividend declared on December 13, 1994.

Employee Stock Ownership Plan

As of December 31, 1994, the Company maintains an Employee Stock Ownership Plan
(ESOP) for the benefit of its officers and employees who meet age and service requirements. The ESOP held 417,000 shares of Series C ESOP Cumulative Convertible Preferred Stock, purchased at a price of $18.00 per share. The Company guarantees a loan outstanding held by the ESOP, which was refinanced in 1994. The loan is payable in quarterly installments commencing March 31, 1995 with the final payment due January 28, 2000. The loan currently bears interest at a variable rate, although the rate can be fixed at future repricing dates in accordance with the loan agreement. The preferred stock has been pledged as security to the loan and pays an annual dividend of $1.35 per share, which the ESOP applies to its obligations under the loan. Employer contributions are determined at the discretion of the Board of Directors but will be sufficient to enable the ESOP to discharge current obligations, including interest, under the loan. The total contribution expense associated with the Plan for 1994, 1993, and 1992 was $648,000, $617,000, and $577,000, respectively.

Post-employment and Post-retirement Benefits

The Company offers no post-employment and post-retirement benefits.

16. Fair Value of Financial Instruments

FASB Statement No. 107, "Disclosures about Fair Value of Financial Instruments" (FAS 107), requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. FAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following table represents the carrying amounts and fair values of the Company's financial instruments at December 31, 1994 and 1993:

                                                       December 31,
                                             1994                          1993
                                    Carrying         Fair        Carrying          Fair
                                     Amount         Value         Amount          Value
Financial assets:
  Cash and cash equivalents        $129,447       $129,447       $105,725       $105,725
  Mortgages held for sale             2,263          2,263         43,151         43,151
  Investment  securities          1,263,988      1,158,166      1,090,735      1,086,835
  Loans (net)                       789,916        788,516        691,339        710,593
Financial liabilities:
  Deposits                        1,834,572      1,836,178      1,744,915      1,751,038
  Other borrowed money              312,895        312,895        135,000        135,000
  Obligation to ESOP                  5,385          5,385          5,954          6,218
  Long-term debt                     23,000         21,045         23,000         23,575

Off-balance sheet instruments:
 Standby letters of credit                          $(189)                         $(132)
 Commitments to extend credit                        (278)                          (332)

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents and mortgages held for sale: The carrying amounts reported approximate those assets fair value.

Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans receivable were estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loans with significant collectibility concerns were fair valued on a loan by-loan basis utilizing a discounted cash flow method. The carrying amount of accrued interest approximates its fair value.

Off-balance sheet instruments: Off-balance sheet instruments of the Company consist of letters of credit, loan commitments and unfunded lines of credit. Fair values for the Company's off-balance sheet instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

Deposit liabilities: The fair values disclosed for demand deposits (e.g., interest-bearing and noninterest-bearing checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of deposit to a schedule of aggregated expected monthly maturities on time deposits.

Other borrowed money: The carrying amounts reported approximate fair value.

Long-term debt: Current quoted market prices were used to estimate fair value.

Obligation to ESOP: The fair value of the guarantee of the ESOP obligation is estimated using a discounted cash flow calculation that applies interest rates currently being offered to obligations of a similar maturity.

17.  Quarterly Financial Data (Unaudited)

The following represents summarized unaudited quarterly financial data of the Company which, in the opinion of management, reflects adjustments (comprising only normal recurring accruals) necessary for fair presentation (in thousands, except per share amounts):

                                             Three Months Ended
1994                        December 31 September 30    June 30     March 31
Interest income               $39,428      $38,504      $36,555      $33,507
Interest expense               15,897       14,856       13,932       12,775
Net interest income            23,531       23,648       22,623       20,732
Provision for loan losses       1,050        1,050        1,060        1,050
Net investment securities
  gains                                        641
Provision for federal and
  state income taxes            2,804        3,128       3,045         2,641
Net income                      4,935        5,516       5,289         4,637
Net income applicable to
  common stock                  4,794        5,369       4,896         4,244
Net income per common share:
  Primary                       $0.52        $0.62       $0.61         $0.53
  Fully diluted                  0.51         0.57        0.54          0.48

1993
Interest income               $32,218      $29,277     $27,789       $24,707
Interest expense               12,353       11,669      10,660         9,584
Net interest income            19,865       17,608      17,129        15,123
Provision for loan losses       1,310        1,378       1,810         1,483
Net investment securities
  gains                           491        1,346         618           501
Provision for federal and
  state income taxes            2,584        2,246       2,062         1,708
Net income                      4,155        3,743       3,558         3,159
Net income applicable to
  common stock                  3,762        3,349       3,165         2,765
Net income per common
share:
  Primary                       $0.48        $0.45       $0.42         $0.37
  Fully diluted                  0.44         0.41        0.39          0.35

18.  Condensed Financial Statements of the Parent Company and Other Matters

Balance Sheets
                                             December 31,
(dollars in thousands)                    1994          1993
Assets
Cash                                    $4,216         $7,470
Securities available for sale            2,688          2,538
Securities held to maturity                371            167
Investment in Banks                    124,917        108,959
Other assets                             9,279          9,978
                                         -----          -----
                                      $141,471       $129,112
                                      --------       --------

Liabilities
Other liabilities                       $1,213            982
Long-term debt                          23,000         23,000
Obligation to Employee Stock
  Ownership Plan (ESOP)                  5,385          5,954
                                         -----          -----
                                        29,598         29,936
                                        ------         ------
Stockholders' equity
Common stock                            13,234         10,985
Preferred stock:
 Series B                                    0            673
 Series C                                7,506          7,506
Capital in excess of par or
  stated value                          80,033         73,821
Retained earnings                       17,757         13,203
                                        ------         ------
                                       118,530        106,188
Less commitment to ESOP                  5,385          5,954
Less treasury stock                      1,272          1,058
                                         -----          -----
  Total stockholders'
    equity                             111,873         99,176
                                       -------         ------
                                      $141,471       $129,112
                                      --------       --------


Statements of Income

                                             Year Ended December 31,
(dollars in thousands)                  1994           1993           1992
Income:
  Dividends from Banks                $4,400         $7,182          $3,372
  Interest income                        203            256             411
  Other                                  872            298             486
                                         ---            ---             ---
                                       5,475          7,736           4,269
                                       -----          -----           -----
Expenses:
  Interest expense                     2,025            930
  Operating expenses                   1,601          1,246             962
                                       -----          -----             ---
                                       3,626          2,176             962
Income before income taxes
  and equity in undistributed
  income of Banks                      1,849          5,560           3,307
Income tax expense (benefit)            (834)          (489)             44
                                        ----           ----              --
                                       2,683          6,049           3,263
Equity in undistributed income of
  Banks                               17,694          8,566           6,754
                                      ------          -----           -----
Net income                            20,377         14,615          10,017
Dividends on preferred stock           1,074          1,574           1,574
                                       -----          -----           -----
Net income applicable to common
  stock                              $19,303        $13,041          $8,443
                                     =======        =======          ======

18. Condensed Financial Statements of the Parent Company and Other Matters (Continued)

Statements of Cash Flows

                                                                  Year Ended December 31,
     (dollars in thousands)                                    1994        1993       1992

Operating activities:
     Net income                                              $20,377     $14,615    $10,017
     Adjustments to reconcile net income to net cash
      provided by operating activities:
          Undistributed income of Banks                      (17,694)     (8,566)    (6,754)
          Gains on sales of securities available for sale       (641)
          (Increase) decrease in accrued interest
            receivable and other assets                          699      (3,731)     1,104
          (Decrease) increase in accounts payable and
            other liabilities                                     44        (881)     1,321
                                                                  --        ----      -----
               Net cash provided by operating activities       2,785       1,437      5,688

Investing activities:
     Investment in Banks                                      (2,900)    (24,509)   (13,200)
     Proceeds from sale of securities available for sale         961                    339
     Purchase of equity securities                                          (283)      (245)
     Other                                                      (139)         66       (246)
                                                                ----          --       ----
               Net cash used by investing activities          (2,078)    (24,726)   (13,352)

Financing activities:
     Net proceeds from common stock offering                                         16,641
     Tax benefit from ESOP dividends                             197         191
     Proceeds from issuance of common stock under
      dividend reinvestment plan                                 952         528
     Cash dividends                                           (5,796)     (4,842)   (3,902)
     Proceeds from exercise of stock options                     961         870       622
     Purchase of treasury stock                                 (214)       (166)     (146)
     Redemption of preferred B stock                             (61)
     Proceeds from issuance of long-term debt                             23,000
     Equity of acquired bank                                               5,498
                                                                           -----
               Net cash (used) provided by
                financing activities                          (3,961)     25,079    13,215

(Decrease)increase in cash and cash equivalents               (3,254)      1,790     5,551
Cash and cash equivalents at beginning of year                 7,470       5,680       129
                                                               -----       -----       ---
Cash and cash equivalents at end of year                      $4,216      $7,470    $5,680
                                                              ------      ------    ------
Supplemental disclosures of cash flow information:
     Cash paid during the period for:
          Interest                                            $1,926
          Income taxes                                        11,763      $7,852     $5,740

18. Condensed Financial Statements of the Parent Company and Other Matters (Continued)

     Holders of common stock of the Company are entitled to receive dividends when declared by the Board of Directors out of funds legally available. Under the New Jersey Business Corporation Act, the Company may pay dividends only if it is solvent and would not be rendered insolvent by the dividend payment and only to the extent of surplus (the excess of the net assets of the Company over its stated capital).

     The approval of the Comptroller of the Currency is required for a national bank to pay dividends if the total of all dividends declared in any calendar year exceeds net profits (as defined) for that year combined with its retained net profits for the preceding two calendar years. Under this formula, Commerce NJ, Commerce PA, and Commerce Shore can declare dividends in 1995 without approval of the Comptroller of the Currency of approximately $21,767,000, $2,417,000, and $2,075,000, respectively, plus an additional amount equal to each bank's net profit for 1995 up to the date of any such dividend declaration.

     The Federal Reserve Act requires the extension of credit by Commerce NJ, Commerce PA, and Commerce Shore to certain affiliates, including Commerce Bancorp, Inc. (parent), be secured by readily marketable securities, that extension of credit to any one affiliate be limited to 10% of the capital and capital in excess of par or stated value, as defined, and that extensions of credit to all such affiliates be limited to 20% of capital and capital in excess of par or stated value. At December 31, 1994 and 1993, the Company complies with these guidelines.

The Board of Directors and Stockholders
Commerce Bancorp, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Commerce Bancorp, Inc. and Subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Commerce Bancorp, Inc. and Subsidiaries at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, in 1994 the Company changed its method of accounting for certain investments in debt and equity securities.


                                                           ERNST & YOUNG LLP
Philadelphia, Pennsylvania
January 30, 1995