Form 10-K405, Exhibit 13
period 1995-12-31
COMMERCE BANCORP INC /NJ/
filed 1996-03-28
CIK 715096

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

1995 Overview

In 1995, the Company recorded increases in net income, deposits, loans, and assets. The increase in net income was due to increases in net interest income and noninterest income, and reduced loan loss provisions, which offset increased overhead expenses. Loan growth totaled 13% for 1995. At December 31, 1995, the Company had total assets of $2.4 billion, total loans of $908 million, and total investment securities of $1.2 billion. Also, total deposits aggregated $2.2 billion, up $391 million from the previous year end. Short-term borrowings, which totaled $313 million at year end 1994, were fully eliminated during 1995.

Average Balances and Net Interest Income

The table on page 17 sets forth balance sheet items on a daily average basis for the years ended December 31, 1995, 1994, and 1993 and presents the daily average interest rates earned on assets and the daily average interest rates paid on liabilities for such periods. During 1995, average interest earning assets totaled $2.13 billion, an increase of $86.1 million, or 4% over 1994. This increase resulted primarily from the increase in the average balance of loans, which rose $101.7 million. The growth in the average balance of interest earning assets was funded by an increase in the average balance of deposits of $239.0 million. The growth in deposits was also used to reduce short-term borrowings. The average balance of other borrowed money was reduced to $101.2 million in 1995, a decrease of $220.4 million from 1994, and other borrowed money was fully eliminated at December 31, 1995. The tax-equivalent yield on interest earning assets was 7.78%, an increase of 54 basis points from 7.24% in 1994. The increase resulted primarily from increased yields in the investment and loan portfolios due to the rising trend and timing of changes in general market interest rates in 1995 as compared to 1994.

Net Interest Income and Net Interest Margin

Net interest income on a tax-equivalent basis (which adjusts for the tax-exempt status of income earned on certain loans and investments to express such income as if it were taxable) for 1995 was $95.7 million, an increase of $4.8 million, or 5%, over 1994. Interest income on a tax-equivalent basis increased to $166.0 million from $148.4 million, or 12%. This increase was primarily related to volume increases and rate increases in the loan portfolio.

Interest expense for 1995 rose $12.7 million to $70.2 million, from $57.5 million, or 22%. This increase was attributable to higher levels of deposits which offset reduced levels of other borrowed money, and higher rates paid on deposits and borrowings. The cost of interest-bearing liabilities was 3.29%, an increase of 48 basis points from 2.81% for the prior year.

Net interest margin on a tax-equivalent basis was 4.49% for 1995, an increase of six basis points from 1994.

The following table presents the major factors that contributed to the changes in net interest income for the years ended December 31, 1995 and 1994 as compared to the respective previous periods.

                                     1995 vs. 1994                          1994 vs. 1993
                                   Increase (Decrease)                  Increase (Decrease)
                                 Due to Changes in (1)                 Due to Changes in (1)
                             Volume        Rate       Total        Volume        Rate          Total
(dollars in thousands)
Interest on
 investments:
         Taxable           $ (3,456)    $  3,922     $    466     $ 24,807     $    734     $ 25,541
         Tax-exempt             235          (35)         200         (318)          36         (282)
         Trading                182                       182
         Federal
          funds sold          1,711          317        2,028         (912)         415         (497)
 Interest on
  loans:
         Mortgages &
          construction        3,922        2,622        6,544        5,197         (390)       4,807
         Commercial           2,045        1,478        3,523         (468)       1,797        1,329
         Consumer             3,588        1,078        4,666        3,167         (222)       2,945
         Tax-exempt             (33)          16          (17)          98           (5)          93
                           --------     --------     --------     --------     --------     --------
 Total interest
  income                      8,194        9,398       17,592       31,571        2,365       33,936
                           --------     --------     --------     --------     --------     --------
 Interest expense:
         Regular
          savings              (927)         207         (720)       1,501       (1,647)        (146)
         N.O.W
          accounts            1,552        1,835        3,387        1,042         (465)         577
         Money
          market plus         1,840        1,197        3,037          908         (152)         756
         Time
          deposits            2,306        3,724        6,030        2,465       (1,164)       1,301
         Public funds         6,734        1,867        8,601       (2,413)       1,062       (1,351)
         Other borrowed
          money             (13,885)       6,302       (7,583)      10,035          926       10,961
         Long-term
          debt                                                       1,095                     1,095
                           --------     --------     --------     --------     --------     --------
 Total interest
  expense                    (2,380)      15,132       12,752       14,633       (1,440)      13,193
                           --------     --------     --------     --------     --------     --------

 Net increase              $ 10,574     $ (5,734)    $  4,840     $ 16,938     $  3,805     $ 20,743
                           --------     --------     --------     --------     --------     --------

(1) Changes due to both volume and rate have been allocated to volume or rate changes in proportion to the absolute dollar amounts of the change in each.

Noninterest Income

For 1995, noninterest income totaled $21.5 million, an increase of $4.0 million from 1994. Increased deposit charges and service fees and other operating income offset a decrease in net investment securities gains. Deposit charges and service fees increased $2.6 million due primarily to transaction volumes. The $1.9 million increase in other operating income to $5.0 million includes gross revenues of Commerce Capital, the bank securities dealer division of Commerce NJ established in March 1995. Securities gains of $106 thousand in 1995 and $641 thousand in 1994 resulted from the sale of equity securities.

Noninterest Expenses

Noninterest expenses totaled $77.7 million for 1995, an increase of $5.8 million, or 8% over 1994. Contributing to this increase was the addition of six new branches during 1995. With the addition of these new offices, staff, facilities, and related expenses rose accordingly. Audit and regulatory fees and assessments decreased by $1.6 million to $3.3 million, due to the reduction in Federal deposit insurance rates effective June 1, 1995. Other real estate expenses totaled $2.4 million, a decrease of $700 thousand, reflecting lower levels of other real estate for most of 1995. Other non-interest expenses rose $200 thousand to $9.5 million in 1995. Higher consulting expenses and banking service charges were offset by decreased printing expenses and lower provisions for non-credit-related losses.

One key measure used to monitor progress in controlling overhead expenses is the ratio of noninterest expenses to average assets. This ratio equaled 3.31%, 3.22%, and 3.31% in 1995, 1994, and 1993, respectively. Another productivity measure is the operating efficiency ratio. This ratio expresses the relationship of noninterest expenses (excluding other real estate expenses) to net interest income plus noninterest income (excluding non-recurring gains). Over the last three years, this ratio equaled 64.50%, 63.98%, and 64.11% in 1995, 1994, and 1993, respectively.

Commerce Bancorp, Inc. and Subsidiaries Average Balances and Net Interest Income

                                                                         Year Ended December 31,
                                                1995                               1994                              1993
(dollars in thousands)           Average                   Average Average                 Average    Average                Average
Earning Assets                   Balance      Interest      Rate   Balance       Interest   Rate      Balance      Interest   Rate

Investment securities
  Taxable                        $1,228,921   $   82,279    6.70%  $1,280,548    $ 81,812    6.39%    $  892,255   $ 56,272   6.31%
  Tax-exempt                          4,407          290    6.58          828          90   10.87          3,758        372   9.90
  Trading                             3,649          182    4.99
                                 ----------   ----------    ----   ----------    --------    ----     ----------   --------   ----
Total investment
  securities                      1,236,977       82,751    6.69    1,281,376      81,902    6.39        896,013     56,644   6.32
Federal funds sold                   45,663        2,708    5.93       16,808         681    4.05         39,327      1,177   2.99
Loans
  Mortgage and construction         479,331       45,781    9.55      438,269      39,236    8.95        380,222     34,432   9.06
  Commercial                        144,893       14,420    9.95      124,343      10,897    8.76        129,687      9,565   7.38
  Consumer                          217,901       19,355    8.88      177,506      14,689    8.28        139,237     11,744   8.43
  Tax-exempt                          9,281          936   10.09        9,610         954    9.93          8,626        861   9.98
                                 ----------   ----------    ----   ----------    --------    ----     ----------   --------   ----
Total loans                         851,406       80,492    9.45      749,728      65,776    8.77        657,772     56,602   8.61
                                 ----------   ----------    ----   ----------    --------    ----     ----------   --------   ----
Total earning assets             $2,134,046   $  165,951    7.78%  $2,047,912    $148,359    7.24%    $1,593,112   $114,423   7.18%
                                 ==========   ==========    ====   ==========    ========    ====     ==========   ========   ====
Sources of Funds
Interest-bearing
 liabilities
  Regular savings                $  471,213   $   11,225    2.38%  $  510,108    $ 11,945    2.34%    $  446,013   $ 12,091   2.71%
  N.O.W. accounts                   378,321        9,339    2.47      315,427       5,952    1.89        260,177      5,375   2.07
  Money market plus                 217,077        6,907    3.18      159,313       3,870    2.43        121,666      3,114   2.56
  Time deposits                     432,076       22,034    5.10      386,864      16,004    4.14        327,270     14,702   4.49
  Public funds                      204,617       12,303    6.01       92,615       3,702    4.00        152,994      5,054   3.30
                                 ----------   ----------    ----   ----------    --------    ----     ----------   --------   ----
Total deposits                    1,703,304       61,808    3.63    1,464,327      41,473    2.83      1,308,120     40,336   3.08

Other borrowed money                101,240        6,379    6.30      321,598      13,962    4.34         90,442      3,000   3.32
Long-term debt                       23,000        2,025    8.80       23,000       2,025    8.80         10,712        930   8.68
                                 ----------   ----------    ----   ----------    --------    ----     ----------   --------   ----
Total deposits and
  interest-bearing
  liabilities                     1,827,544       70,212    3.84    1,808,925      57,460    3.18      1,409,274     44,266   3.14
Noninterest-bearing
  funds (net)                       306,502                           238,987                            183,838
Total sources to fund
  earning assets                 $2,134,046       70,212    3.29   $2,047,912      57,460    2.81     $1,593,112     44,266   2.78
                                 ----------   ----------    ----   ----------    --------    ----     ----------   --------   ----
Net interest income and
  margin tax-equivalent
  basis                                           95,739    4.49                   90,899    4.43                    70,157   4.40
Tax-exempt adjustment                                429                              365                               432
Net interest income and
  margin                                      $   95,310    4.47%                $ 90,534    4.42%                 $ 69,725   4.38%
                                 ----------   ----------    ----   ----------    --------    ----     ----------   --------   ----
Other Balances
Cash and due from banks          $  113,823                        $   91,949                         $   76,422
Other assets                        113,155                           103,554                             88,612
Total assets                      2,347,853                         2,232,052                          1,747,989
Demand deposits
  (noninterest-bearing)             366,499                           305,837                            238,972
Other liabilities                     8,812                            11,961                             11,237
Stockholders' equity                144,998                           105,330                             88,506
                                    =======                           =======                             ======

Notes
     --Weighted average yields on tax-exempt obligations have been computed on a tax-equivalent basis assuming a federal tax rate of 35%.
     --Non-accrual loans have been included in the average loan balance. --Investment securities includes investments available for sale.
     --Mortgage and construction loans include mortgage loans held for sale.

Income Taxes

The provision for federal and state income taxes for 1995 was $13.4 million compared to $11.6 million in 1994 and $8.6 million in 1993.

The increase in 1995 total tax expense was primarily the result of a significant increase in operating income. The effective tax rate was 36.3%, 36.3% and 37.1% in 1995, 1994, and 1993, respectively.

Net Income

Net income for 1995 was $23.5 million, an increase of $3.1 million, or 15% over the $20.4 million recorded for 1994. This increase was due to increases in net interest income and noninterest income, and reduced loan loss provisions, which offset increased overhead expenses.

Fully diluted net income per share of common stock for 1995 was $1.96 compared to $1.98 per common share for 1994. Net income per share for 1995 was impacted by the issuance of 1,725,000 shares of common stock via an underwritten public offering in the first quarter of 1995.

Return on Average Equity and Average Assets

Two industry measures of the performance by a banking institution are its return on average assets and return on average equity. Return on average assets ("ROA") measures net income in relation to total average assets and indicates a Company's ability to employ its resources profitability. For 1995, the Company's ROA was 1.00%, compared to .91% in 1994. Return on average equity ("ROE") is determined by dividing annual net income by average stockholders' equity and indicates how effectively a company can generate net income on the capital invested by its stockholders. For 1995, the Company's ROE, impacted by the common stock offering, was 16.20% compared to 19.35% for 1994.

Loan Portfolio

The following table summarizes the loan portfolio of the Company by type of loan as of December 31, for each of the years 1995 through 1991.

                                              December 31,
                            1995       1994       1993       1992       1991
(dollars in thousands)
Commercial real estate:
  Owner-occupied          $149,258   $151,420   $157,452   $146,739   $127,398
  Other                    206,422    175,260    136,819    117,743    107,178
  Construction              46,816     51,042     45,926     39,555     41,280
                          --------   --------   --------   --------   --------
                           402,496    377,722    340,197    304,037    275,856
Commercial:
  Term                     110,252     87,128     91,336     86,666     79,972
  Line of credit            59,122     48,489     36,928     26,837     32,327
  Demand                       127        262        404      1,075      2,510
                          --------   --------   --------   --------   --------
                           169,501    135,879    128,668    114,578    114,809
Consumer:
  Mortgages
   (1-4 family
    residential)           104,515     83,484     71,583     67,454     77,285
  Installment              131,407    109,949     74,684     54,541     45,162
  Home equity               91,908     87,518     78,619     63,537     56,704
  Credit lines               7,688      7,400      7,611      6,821      8,464
                          --------   --------   --------   --------   --------
                           335,518    288,351    232,497    192,353    187,615
                          --------   --------   --------   --------   --------
Total loans               $907,515   $801,952   $701,362   $610,968   $578,280
                          ========   ========   ========   ========   ========

The Company manages risk associated with its loan portfolio through diversification, underwriting policies and procedures which are reviewed and updated on at least an annual basis, and ongoing loan monitoring efforts. The commercial real estate portfolio includes owner-occupied (owner occupies greater than 50% of the property), other commercial real estate, and construction loans. Owner-occupied and other commercial real estate loans have five year call provisions, and generally bear the personal guarantees of the principals involved. Construction loans are primarily used for residential single family properties. Financing is provided against firm agreements of sale, with speculative construction generally limited to one sample per project. The commercial loan portfolio is comprised primarily of amortizing loans to small businesses in the Southern New Jersey/Southeastern Pennsylvania market area. These loans are generally secured by business assets, personal guarantees, and/or personal assets of the borrower. The consumer loan portfolio is comprised primarily of loans secured by first and second mortgage liens on residential real estate. Such loans comprised approximately 85% of consumer loans at December 31, 1995.

The maturity ranges of the loan portfolio and the amount of loans with predetermined interest rates and floating rates in each maturity range, as of December 31, 1995, are summarized in the following table.

                                      December 31, 1995
                     Due in One   Due in One to  Due in Over
                    Year or Less   Five Years     Five Years     Total
(dollars in thousands)
Real estate:
  Commercial          $ 54,023      $283,321      $ 18,336      $355,680
  Construction          34,999        11,501           316        46,816
                      --------      --------      --------      --------
                        89,022       294,822        18,652       402,496
Commercial:
  Term                  34,284        63,005        12,963       110,252
  Line of credit        57,642         1,480                      59,122
  Demand                   105            22                         127
                      --------      --------      --------      --------
                        92,031        64,507        12,963       169,501
Consumer:
  Mortgages
   (1-4 family
   residential)          7,060        31,182        66,273       104,515
  Installment           22,069        61,767        47,571       131,407
  Home equity            6,082        24,522        61,304        91,908
  Credit lines           1,021         6,667                       7,688
                      --------      --------      --------      --------
                        36,232       124,138       175,148       335,518
                      --------      --------      --------      --------
Total loans           $217,285      $483,467      $206,763      $907,515
                      ========      ========      ========      ========
Interest rates:
  Predetermined       $ 44,205      $278,701      $123,026      $445,932
  Floating             173,080       204,766        83,737       461,583
                      --------      --------      --------      --------
Total loans           $217,285      $483,467      $206,763      $907,515
                      ========      ========      ========      ========

During 1995, loans increased $105.5 million, or 13% from $802.0 million to $907.5 million. At December 31, 1995, loans represented 41% of total deposits and 38% of total assets. Growth in the loan portfolio was reflected in all types, including commercial real estate, commercial, and consumer. The Company has traditionally been an active provider of commercial real estate loans to creditworthy local borrowers, with such loans secured by properties within the Company's primary trade area. At December 31, 1995, $149.3 million, or 42%, of commercial real estate loans (other than construction) were secured by owner-occupied properties. Growth in commercial loans was primarily in term loans, reflecting an increase in loans to small businesses. Growth in consumer loans was due primarily to loans secured by one to four family residential properties, including home equity loans and home equity lines of credit.

Commercial real estate construction loans decreased $4.2 million to $46.8 million in 1995. At December 31, 1995, construction loans for one to four family residential dwellings totaled $2.4 million and construction loans secured by commercial properties amounted to $17.6 million. The balance of $26.8 million was for land development, of which $25.8 million was residential. As of December 31, 1995, there were no concentrations of loans to any one type of industry exceeding 10% of total loans nor were there any loans classified as highly leveraged transactions.

Non-Performing Loans and Assets

The Company's asset quality showed continued improvement in 1995. Non-performing assets (non-performing loans and other real estate, excluding loans past due 90 days or more and still accruing interest) at December 31, 1995 were $19.1 million or .79% of total assets, as compared to $22.3 million or .97% of total assets at December 31, 1994.

Effective January 1, 1995, the Company adopted Financial Accounting Standards Board (FASB) Statements No. 114, "Accounting by Creditors for Impairment of a Loan" and No.118 "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." Under these statements, a loan is considered impaired when it is probable that all principal and interest will not be collected when due according to the contractual terms of the loan agreement. At December 31, 1995, impaired loans totaled $6.7 million, all of which are included in non-performing loans.

Total non-performing loans (non-accrual loans, and restructured loans excluding loans past due 90 days or more and still accruing interest) at December 31, 1995 were $8.5 million as compared to $11.8 million a year ago. The Company generally places a loan on non-accrual status and ceases accruing interest when loan payment performance is deemed unsatisfactory. Generally loans past due 90 days are placed on non-accrual status, unless the loan is both well secured and in the process of collection. At December 31, 1995, loans past due 90 days or more and still accruing interest amounted to $126 thousand, down from $211 thousand at December 31, 1994. Additional loans considered as potential problem loans ($7.2 million at December 31, 1995 and $7.0 million at December 31, 1994) by the Company's internal loan review department have been evaluated as to risk exposure in determining the adequacy of the allowance for loan losses.

Other real estate (ORE) at both December 31, 1995 and 1994 totaled $10.5 million. These properties have been written down to the lower of cost or fair value less disposition costs.

The Company has on an ongoing basis updated appraisals on loans secured by real estate, partic-ularly those categorized as non-performing loans and potential problem loans. In those instances where updated appraisals reflect reduced collateral values, an evaluation of the borrowers' overall financial condition is made to determine the need, if any, for possible writedowns or appropriate additions to the allowance for loan losses.

The following summary presents information regarding non-performing loans and assets as of December 31, 1995 through 1991.

                                      Year Ended December 31,
                          1995        1994       1993       1992       1991
(dollars in thousands)
Non-accrual loans(1):
  Commercial             $   629    $ 1,624    $ 2,348    $ 5,943    $ 3,669
  Consumer                   853      1,427      1,676      1,678      1,778
  Real estate
    Construction           1,787        955        866      1,666      3,555
    Mortgage               4,708      7,240      3,482      7,022      6,674
                         -------    -------    -------    -------    -------
  Total non-accrual
    loans                  7,977     11,246      8,372     16,309     15,676
                         -------    -------    -------    -------    -------
Restructured loans(1):
  Commercial                 161        143         84                    37
  Consumer                    60         29
  Real estate
    Construction
    Mortgage                 301        404         84
                         -------    -------    -------    -------    -------
  Total restructured
    loans                    522        576        168                    37
Total non-performing
  loans                    8,499     11,822      8,540     16,309     15,713
                         -------    -------    -------    -------    -------
Other real estate         10,561     10,517     18,325     16,102      8,326
                         -------    -------    -------    -------    -------
Total non-performing
  assets                 $19,060    $22,339    $26,865    $32,411    $24,039
                         -------    -------    -------    -------    -------
Non-performing
  assets as a percent
  of total assets           0.79%      0.97%      1.32%      2.26%      2.26%
                         -------    -------    -------    -------    -------
Loans past due 90 days
  or more and still
  accruing interest      $   126    $   211    $   272    $ 1,202    $   787
                         -------    -------    -------    -------    -------

(1)  Interest income of approximately $943,000, $1,246,000, $639,000,
     $1,580,000, and $1,939,000 would have been recorded in 1995, 1994, 1993,
     1992, and 1991, respectively, on non-performing loans in accordance with their original terms. Actual interest recorded on these loans amounted to $299,000 in 1995, $317,000 in 1994, $270,000 in 1993, $513,000 in 1992, and
     $370,000 in 1991.


Allowance for Loan Losses

The allowance for loan losses is a reserve established through charges to earnings in the form of a provision for loan losses. Management has established a loan loss reserve which it believes is adequate for estimated losses in its loan portfolio. Based on an evaluation of the loan portfolio, management presents a quarterly review of the loan loss reserve to the Board of Directors, indicating any changes in the reserve since the last review and any recommendations as to adjustments in the reserve. In making its evaluation, management considers the results of recent regulatory examinations, the effects on the loan portfolio of current economic indicators and their probable impact on borrowers, the amount of charge-offs for the period, the amount of non-performing loans and related collateral security, the evaluation of its loan portfolio by the internal loan review department and the annual examination of the Company's financial statements by its independent auditors. Charge-offs occur when loans are deemed to be uncollectible.

During 1995, net charge-offs amounted to $931 thousand, or .11% of average loans outstanding for the year, compared to $2.2 million or .29% of average loans outstanding for 1994. During 1995, the Company recorded provisions of $2.2 million to the allowance for loan losses compared to $4.2 million for 1994. At December 31, 1995, the allowance aggregated $13.3 million or 1.47% of total loans and provided coverage of 157% of non-performing loans.

The following table presents, for the periods indicated, an analysis of the allowance for loan losses and other related data.

                                             Year Ended December 31,
                               1995        1994         1993         1992         1991
(dollars in thousands)
Balance at beginning
  of period                 $ 12,036     $ 10,023     $  8,839     $  8,899     $  6,636
Provisions charged to
  operating expenses           2,215        4,210        5,981        6,286        5,541
                            --------     --------     --------     --------     --------
                              14,251       14,233       14,820       15,185       12,177
Recoveries of loans
  previously charged-off:
    Commercial                   154          123          213          102          129
    Consumer                     144          100          295           69           69
    Real estate                  292           22          112           42            3
                            --------     --------     --------     --------     --------
Total recoveries                 590          245          620          213          201
                            --------     --------     --------     --------     --------
Loans charged-off:
  Commercial                    (595)      (1,536)      (4,337)      (1,997)      (2,034)
  Consumer                      (580)        (531)      (1,113)        (788)        (683)
  Real estate                   (346)        (375)        (967)      (3,774)        (762)
                            --------     --------     --------     --------     --------
Total charged-off             (1,521)      (2,442)      (6,417)      (6,559)      (3,479)
                            --------     --------     --------     --------     --------
Net charge-offs                 (931)      (2,197)      (5,797)      (6,346)      (3,278)
                            --------     --------     --------     --------     --------
Allowance for loan losses
  acquired bank                                          1,000
                            --------     --------     --------     --------     --------
Balance at end of period    $ 13,320     $ 12,036     $ 10,023     $  8,839     $  8,899
                            --------     --------     --------     --------     --------
Net charge-offs as a
  percentage of average
  loans outstanding             0.11%        0.29%        0.88%        1.06%        0.58%
                            --------     --------     --------     --------     --------
Allowance for loan losses
  as a percentage of
  year-end loans                1.47%        1.50%        1.43%        1.45%        1.54%
                            --------     --------     --------     --------     --------

Allocation of the Allowance for Loan Losses

The following table details the allocation of the allowance for loan losses to the various categories. The allocation is made for analytical purposes and it is not necessarily indicative of the categories in which future loan losses may occur. The total allowance is available to absorb losses from any segment of loans.

                                              Allowance for Loan Losses at December 31,
                       1995                 1994                 1993                 1992                   1991
                           % Gross               % Gross              % Gross               % Gross               % Gross
              Amount        Loans   Amount        Loans   Amount        Loans   Amount        Loans   Amount       Loans
(dollars in
 thousands)
Commercial    $ 2,413         19%   $ 1,806         17%   $ 2,008         18%   $ 2,532         19%   $ 2,470         20%
Consumer        7,937         37      2,410         36      1,983         33      1,373         31      1,507         32
Real estate     2,970         44      7,820         47      6,032         49      4,934         50      4,922         48
              -------         --    -------         --    -------         --    -------         --    -------         --
              $13,320        100%   $12,036        100%   $10,023        100%   $ 8,839        100%   $ 8,899        100%
              =======        ===    =======        ===    =======        ===    =======        ===    =======        ===

Investment Securities

The following table summarizes the book value of securities available for sale and securities held to maturity by the Company as of the dates shown.

                                       December 31,
                               1995        1994         1993
(dollars in thousands)
U.S. Government agency
  and mortgage-backed
  obligations              $  510,445   $  116,167   $  162,082
Equity securities               3,834        2,688        2,538
Other                           6,035
                           ----------   ----------   ----------
Securities available
  for sale                 $  520,314   $  118,855   $  164,620
                           ----------   ----------   ----------
U.S. Government agency
  and mortgage-backed
  obligations              $  653,522   $1,115,749   $  917,550
Obligations of state and
  political subdivisions       12,289          565        1,871
Other                          16,891       28,819        6,694
                           ----------   ----------   ----------
Securities held to
  maturity                 $  682,702   $1,145,133   $  926,115
                           ==========   ==========   ==========

Consistent with accounting and regulatory pronouncements, the Company has segregated a portion of its investment portfolio as securities available for sale. The balance of the investment portfolio (excluding trading securities) is categorized as securities held to maturity. Investment securities are classified as available for sale if they might be sold in response to changes in interest rates, prepayment risk, the Company's income tax position, the need to increase regulatory capital, liquidity needs or other similar factors. Beginning in 1994, these securities are carried at fair value. Prior to 1994, these securities were carried at the lower of cost or market. Investment securities are classified as held to maturity when the Company has the intent and ability to hold those securities to maturity. Securities held to maturity are carried at cost and adjusted for accretion of discounts and amortization of premiums.

In total, investment securities decreased $52.1 million from $1.26 billion to $1.21 billion at December 31, 1995. Net security purchases of approximately $71.5 million were offset by prepayments on mortgage-backed securities in the existing portfolio. These additional cash flows were used to fund loan growth and reduce short-term borrowings. The increase in trading securities to $8.8 million resulted from the establishment of Commerce Capital, a bank securities dealer division of Commerce NJ.

On November 15, 1995, the FASB issued a special report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." In accordance with provisions in that report, management reclassified $361.1 million of investment securities from the held to maturity category to the available for sale category as of December 31, 1995. The reclassification of these securities should provide increased flexibility in managing interest rate risk, portfolio yields, and liquidity.

The Company's investment portfolio consists almost entirely of U.S. Government agency and mortgage-backed obligations. These securities have little, if any, credit risk since they are either backed by the full faith and credit of the U.S. Government or their principal and interest payments are guaranteed by an agency of the U.S. Government. These investment securities carry fixed coupons whose rate does not change over the life of the securities. Since most securities are purchased at premiums or discounts, their yield will change depending on any change in the estimated rate of prepayments. The Company amortizes premiums and accretes discounts over the estimated average life of the securities. Changes in the estimated average life of the investment portfolio will lengthen or shorten the period in which the premium or discount must be amortized or accreted, thus affecting the Company's investment yields.

For the year ended December 31, 1995, the yield on the investment portfolio was 6.69%, an increase of 30 basis points from 6.39% in fiscal 1994. This increase resulted from the upward trend and timing of changes in general market interest rates in 1995 as compared to 1994. At December 31, 1995, the average life of the investment portfolio was approximately 6.6 years compared to approximately 7.8 years at December 31, 1994. The duration of the investment portfolio was approximately 4.8 years at December 31, 1995 compared to approximately 5.5 years at December 31, 1994. The shortening in the average life and duration of the investment portfolio was primarily caused by the decline in general market interest rates during the latter portion of 1995. At December 31, 1995 the yield on the portfolio was 6.65%, down slightly from 6.76% at December 31, 1994.

The decline in general market interest rates in the latter part of 1995 resulted in an increase in the market value of the investment portfolio. At December 31, 1995, the unrealized appreciation in securities available for sale included in stockholders' equity totaled $165 thousand net of tax, compared to unrealized depreciation of $4.3 million, net of tax, at December 31, 1994.

The contractual maturity distribution and weighted average yield of the Company's investment portfolio (excluding equity and trading securities) at December 31, 1995, are summarized in the following table. Weighted average yield is calculated by dividing income within each maturity range by the outstanding amount of the related investment and has been tax effected on tax-exempt obligations.

                                                          December 31, 1995
                          Due Under                                               Due Over
                          1 Year          Due 1-5 Years     Due 5-10 Years        10 Years                 Total
                      Amount   Yield     Amount    Yield   Amount    Yield    Amount     Yield       Amount       Yield
(dollars in thousands)
Securities available for sale:
U.S. Government
  agency and
  mortgage-backed
  obligations                           $71,775    6.17%   $5,365    7.24%   $433,305     6.91%     $510,445      6.81%
Other                 $6,035    5.03%                                                                  6,035      5.03
                      ------    ----    -------    -----   ------    ----    --------     ----      --------      ----
                      $6,035    5.03%   $71,775    6.17%   $5,365    7.24%   $433,305     6.91%     $516,480      6.78%
                      ------    ----    -------    -----   ------    ----    --------     ----      --------      ----
Securities held
  to maturity:
U.S. Government
  agency and
  mortgage-backed
  obligations                                                                $653,522     6.46%     $653,522      6.46%
Obligations of state
  and political
  subdivisions       $12,236    6.02%   $    53    12.16%                                             12,289      6.02
Other                 15,891    6.00          5     5.52   $  995    9.50%                            16,891      6.21
                      ------    ----    -------    -----   ------    ----    --------     ----      --------      ----
                      28,127    6.01%   $    58    11.58%  $  995    9.50%   $653,522     6.46%     $682,702      6.44%
                      ======    ====    =======    =====   ======    ====    ========     ====      ========      ====

Deposits

Total deposits averaged $2.1 billion for 1995, an increase of $299.6 million or 17% above the 1994 average. The Company remains a deposit-driven financial institution with emphasis on core deposit accumulation and retention as a basis for sound growth and profitability. The Company regards core deposits as all deposits other than certificates of deposit, retail and public, in excess of $100 thousand. Of the $390.5 million increase in total deposits at year end 1995, $286.3 million was in the various core categories. The average balance of noninterest-bearing demand deposits was $366.5 million, a $60.7 million or 20% increase over the average balance for 1994. The average total balance of passbook and statement savings accounts decreased $38.9 million, or 8% compared to the prior year. The average balance of interest-bearing demand accounts (money market and N.O.W. accounts) for 1995 was $595.4 million, a $120.7 million or 25% increase over the average balance for the prior year. The average balance of time deposits for 1995 was $636.7 million, a $157.2 million or 33% increase over the average balance for 1994. The Company used a portion of its deposit growth to eliminate short-term borrowings during 1995.

For 1995, the cost of total deposits was 2.99% as compared to 2.34% in 1994. This increase resulted from the upward trend and timing of changes in market interest rates in 1995 as compared to 1994, as well as the growth in 1995 in the Company's government banking deposits.

The Company believes that its record of sustaining core deposit growth is reflective of the Company's retail approach to banking which emphasizes a combination of free checking accounts (subject to a small minimum balance requirement) convenient branch locations, extended hours of operation, quality service, and active marketing.

The average balances and weighted average rates of deposits for each of the years 1995, 1994, and 1993 are presented below.

                                                Year Ended December 31,
                                 1995                     1994                  1993
                         Average      Average     Average     Average   Average       Average
                         Balance        Rate      Balance      Rate     Balance        Rate
(dollars in thousands)
Demand deposits:
  Noninterest-bearing    $366,499                 $305,837              $238,972
  Interest-bearing
  (money market and
   N.O.W. accounts)       595,398       2.73%      474,740     2.07%     381,843       2.22%
Savings deposits          471,213       2.38       510,108     2.34      446,013       2.71
Time deposits             636,693       5.39       479,479     4.11      480,264       4.11
                          -------       ----       -------     ----      -------       ----
Total deposits         $2,069,803               $1,770,164            $1,547,092
                       ==========               ==========            ==========

The remaining maturity of certificates of deposit for $100,000 or more as of December 31, 1995, 1994, and 1993 is presented below:

Maturity                   1995           1994            1993
(dollars in thousands)
3 months or less        $115,251        $ 95,197        $125,430
3 to 6 months             65,668          17,867           6,754
6 to 12 months            38,963           4,271           4,762
Over 12 months             2,063             400             600
                        --------        --------        --------
Total                   $221,945        $117,735        $137,546
                        ========        ========        ========

Interest Rate Sensitivity and Liquidity

An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market interest rates. Historically, the most common method of estimating interest rate risk was to measure the maturity and repricing relationships between interest-earning assets and interest-bearing liabilities at specific points in time ("GAP"), typically one year. Under this method, a company is considered liability sensitive when the amount of its interest-bearing liabilities exceeds the amount of its interest-earning assets within the one year horizon. However, assets and liabilities with similar repricing characteristics may not reprice at the same time or to the same degree. As a result, the Company's GAP does not necessarily predict the impact of changes in general levels of interest rates on net interest income.

The following table illustrates the GAP position of the Company as of December 31, 1995.

                                     Interest Rate Sensitivity Gaps
                                           December 31, 1995
                            1-90     91-180     181-365         1-5    Beyond
                            Days      Days        Days         Years   5 Years      Total
(dollars in millions)
Rate Sensitive:
  Interest-earning
    assets
    Loans                $  457.6   $   16.3   $     31.2   $  276.5  $  122.9   $    904.5
    Investment
      securities             45.5       42.9         82.2      428.2     613.0      1,211.8
    Federal funds sold       29.6                                                      29.6
                         --------   --------   ----------   --------  --------   ----------
      Total interest-
        earning assets      532.7       59.2        113.4      704.7     735.9      2,145.9
                         --------   --------   ----------   --------  --------   ----------
  Interest-bearing
    liabilities
    Transaction
      accounts              365.8                                        777.3      1,143.1
    Time deposits           259.8      122.4        101.0      159.2                  642.4
    Other borrowed
      money
    Long-term debt                                                        23.0         23.0
                         --------   --------   ----------   --------  --------   ----------
      Total interest-
        bearing
        liabilities         625.6      122.4        101.0      159.2     800.3      1,808.5
                         --------   --------   ----------   --------  --------   ----------
Period gap                  (92.9)     (63.2)        12.4      545.5     (64.4)  $    337.4
                         --------   --------   ----------   --------  --------   ----------
Cumulative gap           $  (92.9)  $ (156.1)  $   (143.7)  $  401.8  $  337.4
                         --------   --------   ----------   --------  --------
Cumulative gap as a
  percentage of total
  interest-earning
  assets                     (4.3)%     (7.3)%       (6.7)%     18.7%     15.7%
                         --------   --------   ----------   --------  --------

The Company's negative one year GAP position was significantly reduced during 1995, primarily through the elimination of short-term borrowings at December 31, 1995.

Management believes that the simulation of net interest income in different interest rate environments provides a more meaningful measure of interest rate risk. Income simulation analysis attempts to capture not only the potential of all assets and liabilities to mature or reprice, but also the probability that they will do so. Income simulation also attends to the relative interest rate sensitivities of these items, and projects their behavior over an extended period of time. Finally, income simulation permits management to assess the probable effects on the balance sheet not only of changes in interest rates, but also of proposed strategies for responding to them.

The Company's income simulation model analyzes interest rate sensitivity by projecting net income over the next 24 months in a flat rate scenario versus net income in alternative interest rate scenarios. Management continually reviews and refines its interest rate risk management process in response to the changing economic climate. Currently, the Company's model projects a proportionate 200 basis point change during the next year, with rates remaining constant in the second year.

The Company's Asset/Liability Committee (ALCO) policy has established that interest income sensitivity will be considered acceptable if net income in the above interest rate scenario is within 15 percent of net income in the flat rate scenario in the first year and within 30 percent over the two year time frame. At December 31, 1995, the Company's income simulation model indicates an acceptable level of interest rate risk.

In the event the model indicates an unacceptable level of risk, the Company could undertake a number of actions that would reduce this risk, including the sale of a portion of its available for sale portfolio, the use of risk management strategies such as interest rate swaps and caps, or the extension of the maturities of short-term borrowings. Although at the time the Company's model indicated an acceptable level of interest rate risk, the Company entered into interest-rate cap agreements during the first quarter of 1995. The agreements are intended to reduce the potential impact from a dramatic increase in interest rates. The strike price of the agreements exceeds current market interest rates. The agreements are for a notional amount of $200 million for a period of two years.

Management also monitors interest rate risk by utilizing a market value of equity model. The model assesses the impact of a change in interest rates on the market value of all the Company's assets and liabilities, as well as any off balance sheet items. The model calculates the market value of the Company's assets and liabilities in excess of book value in the current rate scenario, and then compares the excess of market value over book value given an immediate 200 basis point increase in rates. The Company's ALCO policy indicates that the level of interest rate risk is unacceptable if the immediate 200 basis point increase would result in the loss of 100% or more of the excess of market value over book value in the current rate scenario. At December 31, 1995, the market value of equity model indicates an acceptable level of interest rate risk.

The market value of equity model reflects certain estimates and assumptions regarding the impact on the market value of the Company's assets and liabilities given an immediate 200 basis point increase in interest rates. One of the key assumptions is the market value assigned to the Company's core deposits, or the core deposit premium. Currently, the Company's market value of equity model includes core deposit premiums supplied by the Office of Thrift Supervision ("OTS"), which are updated on a quarterly basis. Management believes the core deposit premiums supplied by the OTS are conservative, and result in the Company's market value of equity model projecting an exaggerated level of interest rate risk. The Company has undertaken a core deposit study in order to assign its own core deposit premiums as permitted by regulation. The Company expects the study to result in core deposit premiums which are significantly higher than those contained in the OTS model. Higher core deposit premiums will generally result in the Company's market value of equity model projecting a lower level of interest rate risk than the OTS model projected at December 31, 1995.

Liquidity involves the Company's ability to raise funds to support asset growth or reduce assets to meet deposit withdrawals and other borrowing needs, to maintain reserve requirements and to otherwise operate the Company on an ongoing basis. The Company's liquidity needs are primarily met by growth in core deposits, its cash and federal funds sold position, and cash flow from its amortizing investment and loan portfolios. If necessary, the Company has the ability to raise liquidity through collateralized borrowings, FHLB advances, or the sale of its available for sale investment portfolio. During 1995, deposit growth and repayments in the investment portfolio were used to fund growth in the loan portfolio and eliminate short-term borrowings.

Short-Term Borrowings

During 1995, the Company used deposit growth and other cash flows to eliminate short-term borrowings as of December 31, 1995. For 1995, short-term borrowings, which consisted primarily of securities sold under agreements to repurchase, averaged $101.2 million as compared to $321.6 million in 1994. The average rate on the Company's short-term borrowings was 6.30% during 1995.

Long-Term Debt

A $23 million public offering of capital-qualifying 8.375% subordinated debt was completed in July 1993. Proceeds from this debt offering were used for general corporate purposes, including additional capitalization of existing banking subsidiaries.

Stockholders' Equity and Dividends

On February 15, 1995, the Company publicly issued 1,725,000 shares of common stock. Net proceeds to the Company were $25.8 million. The proceeds were earmarked for general corporate purposes, including providing additional equity capital to the Company's bank subsidiaries to support the Company's branch expansion growth strategy.

At December 31, 1995, stockholders' equity totaled $162.0 million, up $50.1 million or 45% over stockholders' equity of $111.9 million at December 31, 1994. This increase was primarily due to the Company's common stock offering as well as increased earnings for the year. Stockholders' equity as a percent of total assets was 6.71% at December 31, 1995, as compared to 4.88% at December 31, 1994.

Risk-based capital standards issued by bank regulatory authorities in the United States attempt to relate a banking company's capital to the risk profile of its assets and provide the basis for which all banking companies and banks are evaluated in terms of capital adequacy. The risk-based capital standards require all banks to have Tier 1 capital of at least 4% and total capital, including Tier 1 capital, of at least 8% of risk-adjusted assets. Tier 1 capital includes common stockholders' equity and qualifying perpetual preferred stock together with related surpluses and retained earnings. Total capital may be comprised of limited life preferred stock, qualifying subordinated debt instruments, and the reserve for possible loan losses.

Banking regulators have also issued leverage ratio requirements. The leverage ratio requirement is measured as the ratio of Tier 1 capital to adjusted average assets. The following table provides a comparison of the Company's risk-based capital ratios and leverage ratio to the minimum regulatory requirements for the periods indicated.

                                                             Minimum
                                                            Regulatory
                                 December 31,              Requirements
                               1995        1994         1995         1994
Risk-Based Capital Ratios:
   Tier 1                     13.02%      10.09%        4.00%        4.00%
   Total                      16.06       13.31         8.00         8.00
   Leverage capital            6.54        4.87       3.00-5.00    3.00-5.00

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which became law in December of 1991, required each federal banking agency including the Board of Governors of the Federal Reserve System ("FRB"), to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of non-traditional activities, as well as reflect the actual performance and expected risk of loss on multi-family mortgages. This law also requires each federal banking agency, including the FRB, to specify, by regulation, the levels at which an insured institution would be considered "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," or "critically undercapitalized." At December 31, 1995, the Company's consolidated capital levels and each of the Company's banking subsidiaries met the regulatory definition of a "well capitalized" financial institution, i.e., a leverage capital ratio exceeding 5%, a Tier 1 risk-based capital ratio exceeding 6%, and a total risk-based capital ratio exceeding 10%.

All of the bank regulatory agencies recently issued a final rule that amends their capital guidelines for interest rate risk and requires such agencies to consider in their evaluation of a bank's capital adequacy the exposure of a bank's capital and economic value to changes in interest rates. This final rule does not establish an explicit supervisory threshold. The agencies intend, at a subsequent date, to incorporate explicit minimum requirements for interest rate risk into their risk based capital standards. The agencies have proposed a supervisory model to be used together with bank internal models to gather data and hope to propose at a later date explicit minimum requirements.

The Company's common stock trades on the NASDAQ Stock Market under the symbol COBA. The quarterly market price ranges and dividends declared per common share for each of the last two years are shown in the table below. The prices and dividends per share have been adjusted to reflect common stock dividends of 5% with record dates of January 12, 1996, January 2, 1995, and January 31, 1994. As of February 29, 1996, there were approximately 10,500 holders of record of the Company's common stock.

                                   Common Share Data
                            Sale Prices         Cash Dividends
                          High         Low        Per Share
1995 Quarter Ended
  December 31           $23.58       $20.83        $0.1548
  September 30           24.17        18.22         0.1548
  June 30                18.45        15.72         0.1548
  March 31               17.97        14.77         0.1474
1994 Quarter Ended
  December 31           $19.50       $15.64        $0.1474
  September 30           21.55        17.00         0.1474
  June 30                17.69        14.06         0.1361
  March 31               15.64        13.39         0.1296

The Company offers a Dividend Reinvestment and Stock Purchase Plan by which dividends on the Company's Common Stock and optional cash payments of up to $5,000 per quarter may be invested in Common Stock at a 3% discount to the market price and without payment of brokerage commissions.

Results of Operations - 1994 versus 1993

Net income for 1994 was $20.4 million compared to $14.6 million in 1993. Fully diluted net income per common share was $1.98 compared to $1.49 per common share for the prior year.

Net interest income on a tax-equivalent basis for 1994 amounted to $90.9 million, an increase of $20.7 million, or 30% over 1993.

Interest income on a tax-equivalent basis increased $33.9 million or 30% to $148.4 million in 1994. This increase was primarily related to volume increases in the investment portfolio. Interest expense for 1994 rose $13.2 million to $57.5 million from $44.3 million in 1993. This 30% increase was attributable to higher levels of short-term borrowings and, to a lesser extent, increased deposit volumes.

The provision for loan losses was $4.2 million in 1994 compared to $6.0 million in the prior year. The decrease in the provision for loan losses was associated with the decrease in non-performing assets.

Noninterest income for 1994 totaled $17.5 million, an increase of $200 thousand from $17.3 million in 1993. Increased deposit charges and service fees, which increased $1.7 million due to transaction volumes, offset a significant decrease in net investment securities gains. 1994 securities gains of $641 thousand resulted from the sale of equity securities. 1993 securities gains of $3.0 million resulted from the sale of debt securities from the Company's available for sale portfolio. Excluding these securities gains, noninterest income increased $2.5 million, or 17%, as compared to 1993.

Noninterest expenses totaled $71.9 million for 1994, an increase of $14.0 million, or 24% over 1993. Contributing to this increase was the full year impact of the acquisitions of four branch offices in July 1993 and three branch offices in September 1993. As a result of the addition of these acquired offices plus four other new branch openings, staff, facilities, and related expenses rose accordingly.

Audit and regulatory fees and assessments totaled $4.9 million for 1994, an increase of $800 thousand, or 21%, over 1993. This increase was primarily due to increased deposits and associated Federal deposit insurance premiums on such deposits.

Marketing expense totaled $2.7 million for 1994, an increase of $900 thousand, or 53%, over 1993. This increase was due to costs associated with the opening of new facilities and the related new markets, special promotional activities, and direct marketing campaigns undertaken in 1994.

Other real estate expense totaled $3.1 million for 1994, a decrease of $800 thousand over 1993. This decrease was consistent with the decrease in the other real estate portfolio.

Other noninterest expenses totaled $9.3 million for 1994, and increase of $1.7 million, or 22%, from 1993. This increase was the result of higher loan expenses, amortization of intangible assets, legal fees, provisions for non-credit-related losses, and banking service charges.

                                                              December 31,
(dollars in thousands)                                     1995            1994
Assets
Cash and due from banks                                $  147,465     $  119,697
Federal funds sold                                         29,550          9,750
                                                       ----------     ----------
  Cash and cash equivalents                               177,015        129,447
Mortgages held for sale                                     5,442          2,263
Trading securities                                          8,843
Securities available for sale                             520,314        118,855
Securities held to maturity                               682,702      1,145,133
  (market value 1995-$671,539;
  1994-$1,039,311)
Loans                                                     907,515        801,952
  Less allowance for loan losses                           13,320         12,036
                                                       ----------     ----------
                                                          894,195        789,916
Bank premises and equipment, net                           74,289         57,997
Other assets                                               53,094         47,679
                                                       ----------     ----------
                                                       $2,415,894     $2,291,290
                                                       ==========     ==========
Liabilities
Deposits:
  Demand:
    Interest-bearing                                   $  657,568     $  510,345
    Noninterest-bearing                                   439,609        367,421
  Savings                                                 485,522        488,282
  Time                                                    642,399        468,524
                                                       ----------     ----------
     Total deposits                                     2,225,098      1,834,572
Other borrowed money                                                     312,895
Other liabilities                                           1,417          3,565
Obligation to Employee Stock Ownership Plan (ESOP)          4,359          5,385
Long-term debt                                             23,000         23,000
                                                       ----------     ----------
                                                        2,253,874      2,179,417
                                                        =========      =========
Stockholders'
Equity
Common stock, 11,337,719 shares issued
  (9,423,812 shares in 1994)                               16,880         13,234
Series C preferred stock, 417,000
  shares authorized,
  issued and outstanding
  (liquidating preference:
  $18.00 per share totaling $7,506)                         7,506          7,506
Capital in excess of par or stated value                  112,894         80,033
Retained earnings                                          30,723         17,757
                                                       ----------     ----------
                                                          168,003        118,530
Less commitment to ESOP                                     4,359          5,385
Less treasury stock, at cost,
  100,159 common shares in 1995
  (79,520 in 1994)                                          1,624          1,272
                                                       ----------     ----------
Total stockholders' equity                                162,020        111,873
                                                       ----------     ----------
                                                       $2,415,894     $2,291,290
                                                       ==========     ==========

See accompanying notes.

                                                        Year Ended December 31,
(dollars in thousands, except per share amounts)    1995         1994          1993
Interest income
Interest and fees on loans                       $ 80,165     $ 65,443     $ 56,301
Interest on investment securities                  81,888       81,531       56,166
Other interest                                      3,469        1,020        1,524
                                                 --------     --------     --------
     Total interest income                        165,522      147,994      113,991
                                                 --------     --------     --------

Interest expense
Interest on deposits:
  Demand                                           16,246        9,822        8,490
  Savings                                          11,225       11,945       12,091
  Time                                             34,337       19,706       19,755
                                                 --------     --------     --------
     Total interest on deposits                    61,808       41,473       40,336
Interest on other borrowed money                    6,379       13,962        3,000
Interest on long-term debt                          2,025        2,025          930
                                                 --------     --------     --------
     Total interest expense                        70,212       57,460       44,266
                                                 --------     --------     --------
Net interest income                                95,310       90,534       69,725
Provision for loan losses                           2,215        4,210        5,981
                                                 --------     --------     --------
Net interest income after
provision for loan losses                          93,095       86,324       63,744
                                                 --------     --------     --------
Noninterest
income
Deposit charges and service fees                   16,362       13,779       12,062
Other operating income                              5,024        3,114        2,326
Net investment securities gains                       106          641        2,956
                                                 --------     --------     --------
     Total noninterest income                      21,492       17,534       17,344
                                                 --------     --------     --------

Noninterest expense
Salaries                                           26,430       22,750       18,697
Benefits                                            7,072        6,648        4,905
Occupancy                                           8,645        7,828        5,949
Furniture and equipment                             9,742        8,340        6,292
Office                                              7,428        6,267        4,669
Audit and regulatory fees
  and assessments                                   3,278        4,877        4,040
Marketing                                           3,135        2,722        1,778
Other real estate (net)                             2,423        3,127        3,944
Other                                               9,540        9,304        7,599
                                                 --------     --------     --------
     Total noninterest expenses                    77,693       71,863       57,873
                                                 --------     --------     --------
Income before income taxes                         36,894       31,995       23,215
Provision for federal and state income taxes       13,409       11,618        8,600
                                                 --------     --------     --------
Net income                                         23,485       20,377       14,615

Dividends on preferred stocks                         563        1,074        1,574
                                                 --------     --------     --------
Net income applicable to common stock            $ 22,922     $ 19,303     $ 13,041
                                                 --------     --------     --------
Net income per common and common
equivalent share:
  Primary                                        $   2.03     $   2.14     $   1.61
                                                 --------     --------     --------
  Fully diluted                                  $   1.96     $   1.98     $   1.49
                                                 --------     --------     --------
Average common and common equivalent
 shares outstanding:
  Primary                                          11,278        9,020        8,120
                                                 --------     --------     --------
  Fully diluted                                    11,935       10,219        9,654
                                                 --------     --------     --------
Cash dividends declared, common stock            $   0.61     $   0.56     $   0.43
                                                 --------     --------     --------

See accompanying notes.

                                                                    Year Ended December 31,
(dollars in thousands)                                       1995             1994             1993
Operating activities
Net income                                               $    23,485      $    20,377      $    14,615
Adjustments to reconcile net income to net
 cash provided (used) by operating activities:
  Provision for loan losses                                    2,215            4,210            5,981
  Provision for depreciation, amortization
   and accretion                                              13,565           16,068           15,135
  Gains on sales of securities available for sale               (106)            (641)          (2,956)
  Proceeds from sales of mortgages held for sale              18,343           76,249           80,451
  Originations of mortgages held for sale                    (21,522)         (35,361)        (113,583)
  Net loan chargeoffs                                           (931)          (2,197)          (5,797)
  Net increase in trading securities                          (8,843)
  (Increase) decrease in other assets                         (8,720)          12,715          (17,610)
  (Decrease) increase in other liabilities                    (1,573)         (19,860)          23,303
  Deferred income tax benefit                                   (575)          (1,105)            (445)
                                                         -----------      -----------      -----------
     Net cash provided (used) by operating
       activities                                             15,338           70,455             (906)

Investing activities
Proceeds from sales of securities available for sale             189              961          325,146
Proceeds from the maturity of securities available
  for sale                                                    29,406           36,752           69,411
Proceeds from the maturity of securities held
  to maturity                                                 96,081          120,052          551,735
Purchase of securities available for sale                    (48,781)
Purchase of securities held to maturity                      (13,858)        (346,264)      (1,440,794)
Net increase in loans                                       (112,283)        (106,617)         (93,957)
Proceeds from sales of loans                                   6,720            6,027            4,563
Purchases of premises and equipment                          (24,059)         (21,235)         (16,231)
                                                         -----------      -----------      -----------
     Net cash used by investing activities                   (66,585)        (310,324)        (600,127)

Financing activities
Net increase in demand and savings deposits                  216,651          119,666          172,510
Demand and savings deposits acquired                                                            79,446
Net increase (decrease) in time deposits                     173,875          (30,009)          28,864
Time deposits acquired                                                                         128,477
Net (decrease) increase in other borrowed money             (312,895)         177,895          135,000
Proceeds from the issuance of long-term debt                                                    23,000
Issuance of common stock                                      25,774                             5,498
Dividends paid                                                (7,116)          (5,796)          (4,842)
Proceeds from issuance of common stock under
  dividend reinvestment and other stock plans                  2,681            1,913            1,397
Purchase of treasury stock                                      (352)            (214)            (166)
Other                                                            197              136              191
                                                         -----------      -----------      -----------
     Net cash provided by financing activities                98,815          263,591          569,375

Increase (decrease) in cash and cash equivalents              47,568           23,722          (31,658)
Cash and cash equivalents at beginning of year               129,447          105,725          137,383
                                                         -----------      -----------      -----------
Cash and cash equivalents at end of year                 $   177,015      $   129,447      $   105,725
                                                         -----------      -----------      -----------

Supplemental disclosures of cash flow
 information:
  Cash paid during the period for:
    Interest                                             $    70,247      $    56,143      $    42,994
    Income taxes                                              13,265           12,540            8,714
  Other noncash activities
    Transfer of securities to securities
     available for sale                                  $   361,126                       $   248,784

                                       30
See accompanying notes.

Years Ended December 31, 1995, 1994, and 1993

                                           Common       Preferred     Capital      Retained   Commitment    Treasury
(in thousands, except per share amounts)   Stock          Stock       Surplus      Earnings    to ESOP        Stock        Total

Balances at January 1, 1993              $  10,285    $   8,180    $  68,260    $   8,101    $  (6,520)   $    (892)   $  87,414
Net income                                                                         14,615                                 14,615
5% common stock dividend and cash paid
  in lieu of fractional shares
  (306 shares)                                 478                     4,193       (4,679)                                    (8)
Cash dividends, common stock
  ($0.43 per share)                                                                (3,260)                                (3,260)
Common stock issued in connection with
  incentive stock option plan
  (110 shares)                                 168                       702                                   (166)         704
Cash dividends, preferred stock                                                    (1,574)                                (1,574)
Decrease in obligation to ESOP                                                                     566                       566
Conversion of Series B preferred stock
  to common at 1.3401 for 1 (1 share)            1           (1)                                                               0
Tax benefit from ESOP dividends                                          191                                                 191
Proceeds from issuance of common stock
  under dividend reinvestment plan
  (39 shares)                                   53                       475                                                 528
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------
Balances at December 31, 1993               10,985        8,179       73,821       13,203       (5,954)      (1,058)      99,176
Accounting change adjustment for
  unrealized gain on securities
  available for sale, net of tax                                                      954                                    954
Net income                                                                         20,377                                 20,377
5% common stock dividend and
  cash paid in lieu of fractional
  shares (348 shares)                          543                     5,196       (5,749)                                   (10)
Cash dividends, common stock
  ($0.56 per share)                                                                (4,712)                                (4,712)
Common stock issued in
  connection with incentive
  stock option plan (98 shares)                153                       808                                   (214)         747
Cash dividends, preferred stock                                                    (1,074)                                (1,074)
Decrease in obligation to ESOP                                                                     569                       569
Conversion of Series B preferred
  stock to common at 1.4071 for
  1 (702 shares)                             1,472         (669)        (803)                                                  0
Redemption of Series B preferred
  stock (4 shares)                                           (4)         (57)                                                (61)
Tax benefit from ESOP dividends                                          197                                                 197
Proceeds from issuance of common
  stock under dividend
  reinvestment plan (55 shares)                 81                       871                                                 952
Fair value adjustment on available
  for sale securities, net of tax                                                  (5,242)                                (5,242)
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------
Balances at December 31, 1994               13,234        7,506       80,033       17,757       (5,385)      (1,272)     111,873
Net income                                                                         23,485                                 23,485
5% common stock dividend and
  cash paid in lieu of fractional
  shares (419 shares)                          655                     7,201       (7,869)                                   (13)
Cash dividends, common stock
  ($0.61 per share)                                                                (6,540)                                (6,540)
Common stock issued in connection
  with incentive stock option plan
  (108 shares)                                 169                       899                                   (352)         716
Cash dividends, preferred stock                                                      (563)                                  (563)
Decrease in obligation to ESOP                                                                   1,026                     1,026
Common stock issued (1,725 shares)           2,695                    23,079                                              25,774
Tax benefit from ESOP dividends                                          197                                                 197
Proceeds from issuance of common
  stock under dividend reinvestment
  plan (81 shares)                             127                     1,485                                               1,612
Fair value adjustment on available
  for sale securities, net of tax                                                   4,453                                  4,453
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------
Balances at December 31, 1995            $  16,880    $   7,506    $ 112,894    $  30,723    $  (4,359)   $  (1,624)   $ 162,020
                                         =========    =========    =========    =========    =========    =========    =========

See accompanying notes

1.   Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of Commerce Bancorp, Inc. (the Company) and its wholly-owned subsidiaries (Banks), Commerce Bank, N.A. (Commerce NJ), Commerce Bank/Pennsylvania, N.A. (Commerce PA) and Commerce Bank/Shore, N.A. (Commerce Shore). All material intercompany transactions have been eliminated. Certain amounts from prior years have been reclassified to conform with 1995 presentation.

The Company is a multi-bank holding company headquartered in Cherry Hill, New Jersey, operating primarily in the Metropolitan Philadelphia and southern New Jersey markets. Through its subsidiaries, the Company provides retail and commercial banking services, corporate trust services, and municipal bond underwriting services.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Investment Securities

Trading account securities are carried at market value. Gains and losses, both realized and unrealized, are included in other operating income.

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

Allowance for Loan Losses

The allowance for loan losses is increased by provisions charged to expense and reduced by loan charge-offs net of recoveries. Based upon management's evaluation of the loan portfolio, the allowance is maintained at a level considered adequate to absorb estimated inherent losses in the Banks' loan portfolios.

Effective January 1, 1995, the Company adopted Financial Accounting Standards Board ("FASB") Statements No.114, "Accounting by Creditors for Impairment of a Loan" (FAS 114), and No. 118 "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." These statements require impaired loans be measured at the present value of expected future cash flows by discounting those cash flows generally at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The adoption of these statements did not have a material impact on the allowance for loan losses and did not affect the Company's charge-off or income recognition policies.

Bank Premises and Equipment

Bank premises and equipment are carried at cost less accumulated depreciation. Depreciation and amortization is determined on the straight-line method for financial reporting purposes, and accelerated methods for income tax purposes.

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

Intangible Assets

The excess of cost over fair value of net assets acquired (goodwill) is included in other assets and is being amortized on a straight-line basis over the period of expected benefit, which approximates 15 years. Goodwill amounted to $3,699,000 and $3,611,000 at December 31, 1995 and 1994, respectively. Other intangible assets are amortized on a straight-line basis over 10- to 15-year lives. Other intangibles amounted to $3,374,000 and $3,826,000 at December 31, 1995 and 1994, respectively.

Earnings and Cash Dividends Per Share

Primary net income per common and common equivalent share is based on the weighted average common shares and common share equivalents outstanding during the period after retroactive recognition is given to the earliest period presented for common stock dividends. Fully diluted net income per share assumes conversion of preferred stock. All common stock per share information has been adjusted for the 5% common stock dividend declared on January 2, 1996.

Income Taxes

The provision for income taxes is based on current taxable income. When income and expenses are recognized in different periods for book purposes, deferred taxes are provided.

Restriction on Cash and Due From Banks

The Banks are required to maintain reserve balances with the Federal Reserve Bank. The weighted average amount of the reserve balances for 1995 and 1994 were approximately $31,057,000 and $29,202,000, respectively.

2. Investment Securities

A summary of the amortized cost and market value of securities available for sale and securities held to maturity (in thousands) at December 31, 1995 and 1994 follows:

                                                                 December 31,
                                            1995                                                  1994
                                      Gross      Gross                                     Gross         Gross
                         Amortized Unrealized  Unrealized      Market      Amortized     Unrealized    Unrealized       Market
                           Cost       Gains      Losses        Value         Cost          Gains         Losses         Value
U.S. Government
  agency and
  mortgage-backed
  obligations            $511,048   $  1,868    $ (2,471)   $   510,445   $   123,453                 $    (7,286)   $   116,167
Equity securities           2,988        846                      3,834         2,153    $     535                         2,688
Other                       6,035                                 6,035
                         --------   --------    --------    -----------   -----------    ---------    -----------    -----------
Securities available
  for sale               $520,071   $  2,714    $ (2,471)   $   520,314   $   125,606    $     535    $    (7,286)   $   118,855
                         --------   --------    --------    -----------   -----------    ---------    -----------    -----------
U.S. Government
  agency and mortgage-
  backed obligations     $653,522               $(11,173)   $   642,349   $ 1,115,749    $      15    $  (105,705)   $ 1,010,059
Obligations of state
  and political
  subdivisions             12,289   $     10                     12,299           565            8                           573
Other                      16,891                                16,891        28,819                        (140)        28,679
                         --------   --------    --------    -----------   -----------    ---------    -----------    -----------
Securities held to
  maturity               $682,702   $     10    $(11,173)   $   671,539   $ 1,145,133    $      23    $  (105,845)   $ 1,039,311
                         ========   ========    ========    ===========   ===========    =========    ===========    ===========

The amortized cost and estimated market value of investment securities (in thousands) at December 31, 1995, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because obligors have the right to repay obligations without prepayment penalties.

                                             Available for Sale      Held to Maturity
                                         Amortized    Market   Amortized    Market
                                           Cost       Value       Cost      Value
Due in one year or less                  $  6,035   $  6,035   $ 28,127   $ 28,137
Due after one year through five years      47,881     48,424         58         58
Due after five years through ten years                              995        995
Due after ten years
Mortgage-backed securities                463,167    462,021    653,522    642,349
Equity securities                           2,988      3,834
                                         --------   --------   --------   --------
                                         $520,071   $520,314   $682,702   $671,539
                                         ========   ========   ========   ========

Proceeds from sales of securities available for sale during 1995, 1994, and 1993 were $189,000, $961,000, and $325,146,000 respectively. Gross gains of $106,000 and $641,000 were realized on the sales in 1995 and 1994, respectively. Gross gains of $3,864,000 and gross losses of $907,000 were realized on the sales in 1993.

At December 31, 1995 and 1994, investment securities with a carrying value of $219,459,000 and $88,730,000, respectively, were pledged to secure deposits of public funds.

On November 15, 1995, the FASB issued a special report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." In accordance with the provisions of that report, management reclassified $362,420,000 of investment securities from the held to maturity category to the available for sale category as of December 31, 1995. Unrealized losses on those securities transferred were $1,294,000.

At December 31, 1995, the unrealized appreciation in securities available for sale included in retained earnings totaled $165,000, net of tax, compared to unrealized depreciation of $4,288,000, net of tax, at December 31, 1994.

3. Loans

The following is a summary of loans outstanding (in thousands) at December 31, 1995 and 1994:

                                           December 31,
                                         1995       1994
Commercial real estate:
  Owner-occupied                       $149,258   $151,420
  Other                                 206,422    175,260
  Construction                           46,816     51,042
                                       --------   --------
                                        402,496    377,722
Commercial loans:
  Term                                  110,252     87,128
  Line of credit                         59,122     48,489
  Demand                                    127        262
                                       --------   --------
                                        169,501    135,879
Consumer:
  Mortgages (1-4 family residential)    104,515     83,484
  Installment                           131,407    109,949
  Home equity                            91,908     87,518
  Credit lines                            7,688      7,400
                                       --------   --------
                                        335,518    288,351
                                       --------   --------
                                       $907,515   $801,952
                                       ========   ========

At December 31, 1995 and 1994, loans of approximately $5,341,000 and $6,320,000, respectively, were outstanding to certain of the Company's and the Banks' directors and officers, and approximately $11,784,000 and $11,824,000, respectively, of loans were outstanding from companies in which certain of the Company's and the Banks' directors and officers are associated, exclusive of loans to any such person and associated companies which in aggregate did not exceed $60,000. The terms of these loans are substantially the same as those prevailing at the time for comparable unrelated transactions. A summary (in thousands) of the related party loans outstanding at December 31, 1995 is as follows:

                                1995
Balance, January 1            $18,144
New loans                       5,820
Loan payments                   6,839
                              -------
Balance, December 31          $17,125
                              =======

The Company engaged in certain activities with other entities which are affiliated with directors of the Company. The Company received real estate appraisal services from a company owned by a director of the Company. Such real estate appraisal services amounted to $222,500 in 1995, $264,000 in 1994, and $270,000 in 1993. The Company received legal services from two law firms of which two directors of the Company are partners. Such aggregate legal services amounted to $1,371,000 in 1995, $1,307,000 in 1994, and $1,524,000 in 1993.

4. Allowances for Loan Losses

The following is an analysis of changes in the allowance for loan losses (in thousands) for 1995, 1994, and 1993:

                                1995      1994         1993
Balance, January 1           $ 12,036   $ 10,023    $  8,839
Provision charged to
  operating expense             2,215      4,210       5,981
Recoveries of loans
  previously charged off          590        245         620
Loan charge-offs               (1,521)    (2,442)     (6,417)
Allowance for loan losses,
  acquired bank                                        1,000
                             --------   --------    --------
Balance, December 31         $ 13,320   $ 12,036    $ 10,023
                             ========   ========    ========

5. Nonaccrual and Restructured Loans and Other Real Estate

The total of non-performing loans (nonaccrual and restructured loans) was $8,499,000 and $11,822,000 at December 31, 1995 and 1994, respectively.
Non-performing loans of $5,664,000, $1,861,000, and $6,655,000 net of charge offs of $103,000, $153,000, and $1,316,000 were transferred to other real estate during 1995, 1994, and 1993, respectively. Other real estate ($10,561,000 and $10,517,000 at December 31, 1995 and 1994, respectively) is included in other assets.

At December 31, 1995, the recorded investment in loans considered to be impaired under FAS 114 totaled $6,668,000, all of which are included in non-performing loans. As permitted, all homogeneous smaller balance consumer and residential mortgage loans are excluded from individual review for impairment. The majority of impaired loans were measured using the fair value of collateral. No portion of the allowance for loan losses is allocated to these loans. During 1995, impaired loans averaged approximately $7,227,000. Interest income of approximately $943,000 would have been recorded on non-performing loans (including impaired loans) in accordance with their original terms in 1995. Actual interest income recorded on these loans amounted to $299,000 during 1995.

6. Bank Premises, Equipment, and Leases

A summary of bank premises and equipment (in thousands) is as follows:

                                               December 31,
                                            1995         1994
Land                                      $15,320      $12,583
Buildings                                  33,779       24,968
Leasehold improvements                      5,391        5,464
Furniture, fixtures and equipment          38,723       30,149
Leased property under capital leases          124          124
                                          -------      -------
                                           93,337       73,288

Less accumulated depreciation
and amortization                           19,048       15,291
                                          -------      -------
                                          $74,289      $57,997
                                          =======      =======

At December 31, 1995, Commerce NJ leased one of its branches under a capital lease with an unrelated party. All other branch leases are accounted for as operating leases with the related rental payments being expensed ratably over the life of the lease.

The Company leases its headquarters building from a limited partnership in which the Company is a 49% limited partner at December 31, 1995. The lease is accounted for as an operating lease with an annual rent of $926,000. The lease expires in 1996 and is renewable for six additional terms of five years each. The Company leases its operations facility from a limited partnership in which the Company is a 44% limited partner at December 31, 1995. The lease is accounted for as an operating lease with an annual rent of $572,000. The lease expires in 2004 and is renewable for two additional terms of five years each.

At December 31, 1995, the Company leased from related parties under separate operating lease agreements the land on which it has constructed five branch offices. The aggregate annual rental under these related party leases for 1995, 1994, and 1993 was approximately $200,000. These leases expire periodically through 2010 but are renewable through 2030. Aggregate annual rentals escalate to $274,000 in 2004.

The Company leases land to a limited partnership partially comprised of the directors of Commerce PA and Commerce NJ. The initial lease term is 25 years, with two successive 10-year options. As of December 31, 1995, the future minimum lease payments to be received by the Company amount to approximately $55,000 for each of the next four years and $542,000 thereafter for the remainder of the initial lease term. In accordance with the provision of the land lease, the limited partnership constructed and owns the office building located on the land. Commerce PA leases the building as a branch facility through 2010.

Total rent expense charged to operations under operating leases was approximately $2,954,000 in 1995, $2,716,000 in 1994, and $2,542,000 in 1993.

The future minimum rental commitments, by year, under the non-cancelable leases are as follows (in thousands) at December 31, 1995:

                             Capital             Operating

1995                          $ 12                $2,752
1996                            12                 2,107
1997                            12                 2,113
1998                            12                 1,977
1999                            12                 1,731
Later years                    168                11,940
                              ----               -------
Net minimum lease payment     $228               $22,620
                              ----               -------
Less amount representing
  interest                     122
                              ----
Present value of net
  minimum lease payments      $106
                              ====

The Company obtained interior design and general contractor services for $496,000, $468,000, and $651,000 in 1995, 1994, and 1993, respectively, from a business owned by the spouse of the Chairman of the Board of the Company. Additionally, the business received commissions of approximately $931,000, $962,000, and $265,000 in 1995, 1994, and 1993, respectively, on furniture and facility purchases made directly by the Company.

7.   Deposits

The aggregate amount of time certificates of deposits in denominations of $100,000 or more was $221,945,000 and $117,735,000 at December 31, 1995 and
1994, respectively.

8.   Other Borrowed Money

Other borrowed money consisted of securities sold under agreements to repurchase, which ranged up to three months in maturity. The following table represents information for securities sold under agreements to repurchase.

                                                          December 31,
                                               1995                     1994
                                                     Average                  Average
                                        Amount         Rate      Amount         Rate
Securities sold under
  agreements to repurchase                                      $312,895        5.94%
Average amount outstanding             $101,240        6.30%     321,598        4.34%
Maximum month-end balance               347,531                  363,210

As of December 31, 1995, the Company had a line of credit of $359,493,000 available from the Federal Home Loan Bank of New York.

9.   Long-Term Debt

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

10.  Income Taxes

At December 31, 1995, the Company had federal net operating loss carryforwards of $600,000 for income tax purposes that expire in 2006. Those carryforwards resulted from a prior acquisition.

The provision for income taxes consists of the following (in thousands):

                 1995      1994       1993
Current:
  Federal   $ 12,999    $ 11,917    $  8,001
  State          985         806         811
Deferred:
  Federal       (459)     (1,038)       (212)
  State         (116)        (67)
            --------    --------    --------
            $ 13,409    $ 11,618    $  8,600
            ========    ========    ========

The above provision includes income taxes related to securities gains of $37,000, $224,000 and $1,035,000 for 1995, 1994, and 1993, respectively.

The provision for income taxes differs from the expected statutory provision as follows:

                                           1995    1994     1993

Expected provision at statutory rate:     35.0%    35.0%    35.0%
Difference resulting from:
  Tax-exempt interest on loans            (0.4)    (0.6)    (0.8)
  Tax-exempt interest on securities       (0.3)    (0.1)    (0.3)
  Purchase accounting adjustments          0.3      0.3      0.4
  Other                                    1.7      1.7      2.8
                                          ----     ----     ----
                                          36.3%    36.3%    37.1%
                                          ====     ====     ====

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The significant components of the Company's deferred tax liabilities and assets as of December 31, 1995 and 1994 are as follows (in thousands):

                                         1995       1994
Deferred tax assets:
  Loan loss reserves                   $5,157     $4,522
  Other reserves                          181        155
  Fair value adjustment, available
    for sale securities                            2,463
  Investment valuations                    48        239
  Interest income                         210        105
  Net operating losses                    181        180
  Other                                   546        467
                                       ------     ------
Total deferred tax assets               6,323      8,131
                                       ------     ------
Deferred tax liabilities:
  Depreciation                            977        821
  Intangibles                             102        159
  Fair value adjustment, available
    for sale securities                    77
  Other                                   534        593
                                       ------     ------
Total deferred tax liabilities          1,690      1,573
                                       ------     ------
Net deferred assets                    $4,633     $6,558
                                       ======     ======

11.  Commitments and Letters of Credit

In the normal course of business, there are various outstanding commitments to extend credit, such as letters of credit, which are not reflected in the accompanying financial statements. These arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Company's normal credit policies. Collateral is obtained based on management's credit assessment of the borrower. At December 31, 1995, the Banks had outstanding standby letters of credit in the amount of $12,801,000.

     In addition, the Banks are committed as of December 31, 1995 to advance $49,021,000 on construction loans, $86,384,000 on home equity lines of credit and $55,869,000 on lines of credit. All other commitments total approximately $75,555,000. The Company anticipates no material losses as a result of these transactions.

12. Dividends

On January 2, 1996, the Board of Directors declared a cash dividend of $0.175 for each share of common stock outstanding and a 5% stock dividend payable January 26, 1996 to stockholders of record on January 12, 1996. Payment of the stock dividend will result in the issuance of 534,306 additional common shares and cash of $23,180 in lieu of fractional shares.

13.  Common Stock and Preferred Stock

At December 31, 1995 , the Company's common stock had a par value of $1.5625. The Company had 20,000,000 shares authorized as of this date.

At December 31, 1995 the Company had 417,000 shares of Series C ESOP Cumulative Convertible Preferred Stock authorized and issued without par value, (stated value of $1.00 per share) which is convertible at any time into the common stock on a share-for-share basis, after adjustment for common stock dividends and splits. The annual dividend is $1.35 per share payable quarterly. The Series C ESOP Cumulative Convertible Preferred Stock is redeemable at the option of the Company. These shares have been issued to the Company's Employee Stock Ownership Plan (see Note 14).

14. Benefit Plans

Employee Stock Option Plan

The Company has an Employee Stock Option Plan (the Plan) for the officers and employees of the Company and the Banks as well as a plan for its non-employee directors. Information concerning options as of December 31, 1995, 1994, and 1993 is as follows:

                                        December 31,
                             1995          1994           1993
Under option              1,020,693       872,173       982,130
Exercisable                 752,335       741,969       608,889
Exercised during year       118,404        95,286       115,232
Granted during year         274,211                     467,883
Canceled during year          7,287        14,671        18,303


      Year                  Shares Under                 Shares
     Ended                    Option                    Exercised
December 31, 1995        $9.78 to $17.85             $9.78 to $16.32
December 31, 1994        $4.67 to $16.32             $4.67 to $13.39
December 31, 1993        $4.67 to $13.39             $4.67 to $11.85

All shares and per share prices for shares under option and exercised have been adjusted for a 5% common stock dividend declared on January 2, 1996.

In October 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation" (FAS 123). FAS 123 defines a fair value based method of accounting for stock-based employee compensation plans, and encourages all entities to adopt this method of accounting for all employee stock compensation plans. Under the fair value based method, compensation expense would be measured at the grant date based upon the value of the award, and would be recognized over the vesting period. However, FAS 123 also permits entities to continue to measure compensation expense for their stock-based plans as prescribed in APB Opinion No. 25, "Accounting for Stock Issued to Employees." Under the provisions of APB Opinion No. 25, compensation expense is measured as the excess, if any, of the market price of the stock underlying the award on the grant date over the exercise price. Under the Company's Plan, awards do not result in compensation expense on the date of grant as the exercise price equals the market price.

Entities electing to continue the accounting prescribed in APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share in fiscal years beginning after December 31, 1995, as if the fair value method defined in FAS 123 was applied. Currently, management expects to continue its accounting in accordance with APB Opinion No. 25, and will provide the required pro forma disclosures in the December 31, 1996 financial statements.

Employee Stock Ownership Plan

As of December 31, 1995 the Company maintains an Employee Stock Ownership Plan
(ESOP) for the benefit of its officers and employees who meet age and service requirements. The ESOP held 417,000 shares of Series C ESOP Cumulative Convertible Preferred Stock, purchased at a price of $18.00 per share. The Company guarantees a loan outstanding held by the ESOP. The loan is payable in quarterly installments with the final payment due January 28, 2000. The loan currently bears interest at a variable rate, although the rate can be fixed at future repricing dates in accordance with the loan agreement. The preferred stock has been pledged as security to the loan and pays an annual dividend of $1.35 per share, which the ESOP applies to its obligations under the loan. Employer contributions are determined at the discretion of the Board of Directors but will be sufficient to enable the ESOP to discharge current obligations, including interest, under the loan. The total contribution expense associated with the Plan for 1995, 1994, and 1993 was $934,000, $648,000, and $617,000, respectively.

Post-employment and Post-retirement Benefits

The Company offers no post-employment and post-retirement benefits.

15.  Fair Value of Financial Instruments

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

The following table represents the carrying amounts and fair values of the Company's financial instruments at December 31, 1995 and 1994:

                                                           December 31,
                                                 1995                           1994
                                       Carrying        Fair           Carrying         Fair
                                        Amount         Value           Amount          Value
Financial assets:
        Cash and cash equivalents     $  177,015     $  177,015     $  129,447     $  129,447
        Mortgages held for sale            5,442          5,442          2,263          2,263
        Trading securities                 8,843          8,843
        Investment securities          1,203,016      1,191,853      1,263,988      1,158,166
        Loans (net)                      894,195        921,449        789,916        788,516

Financial liabilities:
        Deposits                       2,225,098      2,233,133      1,834,572      1,836,178
        Other borrowed money                                           312,895        312,895
        Obligation to ESOP                 4,359          4,359          5,385          5,385
        Long-term debt                    23,000         25,663         23,000         21,045

Off-balance sheet instruments:
        Standby letters of credit                     $    (128)                   $     (189)
        Commitments to extend credit                       (440)                         (278)

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents, mortgages held for sale and trading securities: The carrying amounts reported approximate those assets' fair value.

Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans receivable were estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loans with significant collectibility concerns were fair valued on a loan-by-loan basis utilizing a discounted cash flow method. The carrying amount of accrued interest approximates its fair value.

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

Long-term debt: Current quoted market prices were used to estimate fair value.

Off-balance sheet instruments: Off-balance sheet instruments of the Company consist of letters of credit, loan commitments and unfunded lines of credit. Fair values for the Company's off-balance sheet instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

16.  Quarterly Financial Data (Unaudited)

The following represents summarized unaudited quarterly financial data of the Company which, in the opinion of management, reflects adjustments (comprising only normal recurring accruals) necessary for fair presentation (in thousands, except per share amounts):

                                                   Three Months Ended
1995                               December 31 September 30    June 30      March 31
Interest income                      $41,937      $41,574      $41,594      $40,417
Interest expense                      17,134       17,603       17,938       17,537
Net interest income                   24,803       23,971       23,656       22,880
Provision for loan losses                582          388          388          857
Net investment securities gains                        88           18
Provision for federal and state
  income taxes                         3,482        3,577        3,356        2,994
Net income                             6,149        6,277        5,816        5,243
Net income applicable to
  common stock                         6,008        6,136        5,676        5,102
Net income per common share:
  Primary                            $  0.52      $  0.52      $  0.50      $  0.49
  Fully diluted                         0.50         0.51         0.48         0.47

1994
Interest income                      $39,428      $38,504      $36,555      $33,507
Interest expense                      15,897       14,856       13,932       12,775
Net interest income                   23,531       23,648       22,623       20,732
Provision for loan losses              1,050        1,050        1,060        1,050
Net investment securities gains                       641
Provision for federal and state
  income taxes                         2,804        3,128        3,045        2,641
Net income                             4,935        5,516        5,289        4,637
Net income applicable to
  common stock                         4,794        5,369        4,896        4,244
Net income per common share:
  Primary                            $  0.50      $  0.58      $  0.56      $  0.50
  Fully diluted                         0.48         0.53         0.51         0.46

17. Condensed Financial Statements of the Parent Company and Other Matters

Balance Sheets

                                                   December 31,
(dollars in thousands)                          1995        1994
Assets
Cash                                         $  5,979     $  4,216
Securities available for sale                   4,077        2,688
Securities held to maturity                       110          371
Investment in Banks                           172,392      124,917
Other assets                                    8,850        9,279
                                             --------     --------
                                             $191,408     $141,471
                                             --------     --------
Liabilities
Other liabilities                            $  2,029     $  1,213
Long-term debt                                 23,000       23,000
Obligation to Employee Stock
  Ownership Plan (ESOP)                         4,359        5,385
                                             --------     --------
                                               29,388       29,598
                                             --------     --------
Stockholders' equity
Common stock                                   16,880       13,234
Series C preferred stock:                       7,506        7,506
Capital in excess of par or stated value      112,894       80,033
Retained earnings                              30,723       17,757
                                             --------     --------
                                              168,003      118,530
Less commitment to ESOP                         4,359        5,385
Less treasury stock                             1,624        1,272
                                             --------     --------
    Total stockholders' equity                162,020      111,873
                                             --------     --------
                                             $191,408     $141,471
                                             ========     ========

Statements of Income

                                                    Year Ended December 31,
(dollars in thousands)                         1995          1994           1993
Income:
  Dividends from Banks                      $  8,203      $  4,400      $  7,182
  Interest income                                207           203           256
  Other                                          325           872           298
                                            --------      --------      --------
                                               8,735         5,475         7,736
                                            --------      --------      --------
Expenses:
  Interest expense                             2,025         2,025           930
  Operating expenses                           1,479         1,601         1,246
                                            --------      --------      --------
                                               3,504         3,626         2,176
Income before income taxes and equity
  in undistributed income of Banks             5,231         1,849         5,560
Income tax expense (benefit)                    (956)         (834)         (489)
                                            --------      --------      --------
                                               6,187         2,683         6,049
Equity in undistributed income of Banks       17,298        17,694         8,566
                                            --------      --------      --------
Net income                                    23,485        20,377        14,615
Dividends on preferred stock                     563         1,074         1,574
                                            --------      --------      --------
Net income applicable to common stock       $ 22,922      $ 19,303      $ 13,041
                                            ========      ========      ========

Statements of Cash Flows

                                                               Year Ended December 31,
(dollars in thousands)                                      1995          1994          1993
Operating activities:
  Net income                                              $ 23,485      $ 20,377      $ 14,615
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Undistributed income of Banks                        (17,298)      (17,694)       (8,566)
      Gains on sales of securities available for sale         (106)         (641)
      Decrease (increase) in accrued interest
        receivable and other assets                            429           699        (3,731)
      Increase (decrease) in accounts payable and
        other liabilities                                      706            44          (881)
                                                          --------      --------      --------
          Net cash provided by operating activities          7,216         2,785         1,437
Investing activities:
  Investment in Banks                                      (25,925)       (2,900)      (24,509)
  Proceeds from sale of securities available for sale          189           961
  Purchase of equity securities                               (918)                       (283)
  Other                                                         18          (139)           66
                                                          --------      --------      --------
          Net cash used by investing activities            (26,636)       (2,078)      (24,726)
Financing activities:
  Net proceeds from common stock offering                   25,774
  Tax benefit from ESOP dividends                              197           197           191
  Proceeds from issuance of common stock
    under dividend reinvestment plan                         1,612           952           528
  Cash dividends                                            (7,116)       (5,796)       (4,842)
  Proceeds from exercise of stock options                    1,068           961           870
  Purchase of treasury stock                                  (352)         (214)         (166)
  Redemption of preferred B stock                                            (61)
  Proceeds from issuance of long-term debt                                              23,000
  Equity of acquired bank                                                                5,498
                                                          --------      --------      --------
          Net cash provided (used) by financing
            activities                                      21,183        (3,961)       25,079
Increase (decrease) in cash and cash equivalents             1,763        (3,254)        1,790
Cash and cash equivalents at beginning of year               4,216         7,470         5,680
                                                          --------      --------      --------
Cash and cash equivalents at end of year                  $  5,979      $  4,216      $  7,470
                                                          --------      --------      --------
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
    Interest                                              $  1,926      $  1,926
    Income taxes                                            12,245        11,763      $  7,852
                                                          --------      --------      --------

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

The approval of the Comptroller of the Currency is required for a national bank to pay dividends if the total of all dividends declared in any calendar year exceeds net profits (as defined) for that year combined with its retained net profits for the preceding two calendar years. Under this formula, Commerce NJ, Commerce PA and Commerce Shore can declare dividends in 1996 without approval of the Comptroller of the Currency of approximately $27,838,000, $3,039,000, and $4,114,000, respectively, plus an additional amount equal to each bank's net profit for 1996 up to the date of any such dividend declaration.

The Federal Reserve Act requires the extension of credit by Commerce NJ, Commerce PA and Commerce Shore to certain affiliates, including Commerce Bancorp, Inc. (parent), be secured by readily marketable securities, that extension of credit to any one affiliate be limited to 10% of the capital and capital in excess of par or stated value, as defined, and that extensions of credit to all such affiliates be limited to 20% of capital and capital in excess of par or stated value. At December 31, 1995 and 1994, the Company complies with these guidelines.

The Board of Directors and Stockholders
Commerce Bancorp, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Commerce Bancorp, Inc. and Subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Commerce Bancorp, Inc. and Subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.


                                             /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
January 26, 1996

Headquarters
     Commerce Bancorp, Inc.
     Commerce Atrium
     1701 Route 70 East
     Cherry Hill, New Jersey
     08034-5400

Annual Shareholders' Meeting

Commerce Bancorp, Inc.'s annual shareholders' meeting will be held on Tuesday, June 18, 1996 at 5:30 p.m. at

     Commerce University
     17000 Horizon Way at Springdale Road
     Mount Laurel, New Jersey.

Dividend Reinvestment
and Stock Purchase Plan

Commerce Bancorp, Inc. offers its shareholders a convenient plan to increase their investment in the company. Through the Dividend Reinvestment and Stock Purchase Plan, holders of common stock may have their quarterly dividends and optional cash payments of up to $5,000 per quarter reinvested in additional common shares at a 3% discount from the market price and without brokerage fees, commissions, or service charges. Shareholders not enrolled in this plan, as well as brokers and custodians who hold stock for clients, may receive a plan prospectus and enrollment card by contacting Mellon Securities Trust Company at
(800) 526-0801.

Contacts

Analysts, portfolio managers, and others seeking financial information about Commerce Bancorp, Inc. should contact C. Edward Jordan, Jr., Executive Vice President, at (609) 751-9000. News media representatives and others seeking general corporate information should contact John J. Cunningham, Jr., Senior Vice President, at (609) 751-9000.

Shareholders seeking assistance should contact Cathy L. Lowther, Assistant Secretary. For assistance with stock records, please contact Mellon Securities Trust Company at (800) 526-0801.

Annual Report and Form 10-K

Additional copies of Commerce Bancorp, Inc.'s Annual Report and Form 10-K are available without charge by writing

     Commerce Bancorp, Inc.,
     Shareholder Relations,
     1701 Route 70 East,
     Cherry Hill, New Jersey 08034-5400.

NASDAQ Symbol

Shares of Commerce Bancorp, Inc.'s common stock are traded nationally under the symbol COBA in the Over-The-Counter Market and are listed in NASDAQ Quotations.

Transfer and Dividend Paying Agent/Registrar
     Mellon Securities Trust Company
     85 Challenger Road
     Overpeck Centre
     Ridgefield Park, NJ   07660