Form 10-K405, Exhibit 13
period 1996-12-31
COMMERCE BANCORP INC /NJ/
filed 1997-03-28
CIK 715096

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

1996 Overview

In 1996, the Company posted increases in net income, deposits, loans, and assets. The increase in net income was due to increases in net interest income and noninterest income. These increases offset increased noninterest expenses, which included a one-time special assessment of approximately $1.3 million from a legislative mandate to recapitalize the Savings Association Insurance Fund
(SAIF). This assessment impacted after tax net income by approximately $850 thousand. Loan growth totaled 21% for 1996, and deposit growth totaled 16%. At December 31, 1996, the Company had total assets of $2.9 billion, total loans of $1.1 billion, total investment securities of $1.5 billion, and total deposits of $2.6 billion.

Average Balances and Net Interest Income

The table on page 19 sets forth balance sheet items on a daily average basis for the years ended December 31, 1996, 1995, and 1994 and presents the daily average interest rates earned on assets and the daily average interest rates paid on liabilities for such periods. During 1996, average interest earning assets totaled $2.36 billion, an increase of $228.7 million, or 11% over 1995. This increase resulted primarily from the increase in the average balance of loans, which rose $155.3 million and the average balance of investment securities which rose $77.9 million. The growth in the average balance of interest earning assets was funded by an increase in the average balance of deposits (including noninterest-bearing demand deposits) of $312.9 million. The growth in deposits was also used to reduce short-term borrowings. The average balance of other borrowed money was $24.8 million in 1996, a decrease of $76.5 million from 1995.

Net Interest Income and Net Interest Margin

Net interest margin on a tax-equivalent basis was 4.63% for 1996, an increase of 14 basis points from 1995.

Net interest income on a tax-equivalent basis (which adjusts for the tax-exempt status of income earned on certain loans and investments to express such income as if it were taxable) for 1996 was $109.4 million, an increase of $13.6 million, or 14%, over 1995. Interest income on a tax-equivalent basis increased to $180.2 million from $166.0 million, or

Management's Discussion and Analysis of
Financial Condition and Results of Operations

9%. This increase was primarily related to volume increases in the loan portfolio. Interest expense for 1996 rose only $646 thousand to $70.9 million, from $70.2 million in 1995.

The tax-equivalent yield on interest earning assets during 1996 was 7.63%, a decrease of 15 basis points from 7.78% in 1995. The decrease resulted primarily from decreased yields in the investment and loan portfolios due to slightly lower general market interest rates in 1996 as compared to 1995.

The cost of interest-bearing liabilities decreased 26 basis points in 1996 to 3.58% from 3.84%, which offset higher levels of deposits. The decrease in cost of interest-bearing liabilities resulted from slightly lower market interest rates in 1996 as compared to 1995, as well as the replacement of other borrowed money with lower costing deposits during 1996. The cost of total funding sources decreased 29 basis points in 1996 to 3.00% from 3.29%.

The following table presents the major factors that contributed to the changes in net interest income for the years ended December 31, 1996 and 1995 as compared to the respective previous periods.

                                          1996 vs. 1995                               1995 vs. 1994
                                       Increase (Decrease)                         Increase (Decrease)
                                      Due to Changes in (1)                       Due to Changes in (1)
                             Volume           Rate          Total          Volume         Rate           Total
(dollars in thousands)
Interest on
  investments:
    Taxable                 $  3,748       $ (1,168)      $  2,580       $ (3,456)      $  3,922       $    466
    Tax-exempt                 1,227             (5)         1,222            235            (35)           200
    Trading                      133             48            181            182                           182
    Federal
      funds sold                (240)          (276)          (516)         1,711            317          2,028
    Interest on
      loans:
    Mortgages &
      construction             5,072         (1,530)         3,542          3,922          2,622          6,544
    Commercial                 4,141           (840)         3,301          2,045          1,478          3,523
    Consumer                   5,025           (762)         4,263          3,588          1,078          4,666
    Tax-exempt                  (264)           (21)          (285)           (33)            16            (17)
                            --------       --------       --------       --------       --------       --------
Total interest
  income                      18,842         (4,554)        14,288          8,194          9,398         17,592
                            --------       --------       --------       --------       --------       --------
Interest expense:
  Regular
    savings                      938           (421)           517           (927)           207           (720)
  N.O.W
    accounts                  (1,681)          (859)        (2,540)         1,552          1,835          3,387
  Money
    market plus                5,178           (991)         4,187          1,840          1,197          3,037
  Time
    deposits                   3,061            546          3,607          2,306          3,724          6,030
  Public funds                   452           (534)           (82)         6,734          1,867          8,601
  Other borrowed
    money                     (4,123)          (920)        (5,043)       (13,885)         6,302         (7,583)
  Long-term
    debt
Total interest
  expense                      3,825         (3,179)           646         (2,380)        15,132         12,752
                            --------       --------       --------       --------       --------       --------
Net increase                $ 15,017       $ (1,375)      $ 13,642       $ 10,574       $ (5,734)      $  4,840
                            --------       --------       --------       --------       --------       --------

(1) Changes due to both volume and rate have been allocated to volume or rate changes in proportion to the absolute dollar amounts of the change in each.

Noninterest Income

For 1996, noninterest income totaled $30.0 million, an increase of $8.5 million from 1995. Deposit charges and service fees increased $4.2 million due primarily to transaction volumes. The $3.1 million increase in other operating income to $8.1 million was partly due to revenues from Commerce National Insurance Services, Inc. (Commerce Insurance), the insurance brokerage subsidiary formed during 1996 (see Mergers and Acquisitions). Also, this increase reflects higher levels of bank card fees. Securities gains increased to $1.3 million in 1996 from $106 thousand in 1995.

Noninterest Expenses

Noninterest expenses totaled $94.1 million for 1996, an increase of $16.4 million, or 21% over 1995. Contributing to this increase was the addition of nine new branches and the formation of Commerce Insurance during 1996. With the addition of these new offices and the insurance business, staff, facilities, and related expenses rose accordingly. Audit and regulatory fees and assessments for 1996 decreased $405 thousand or 12% to $2.9 million in spite of the one-time special assessment of approximately $1.3 million to recapitalize SAIF. Other real estate expenses totaled $1.8 million, a decrease of $623 thousand from 1995, reflecting lower levels of other real estate for 1996. Other noninterest expenses rose $1.8 million to $11.3 million in 1996. Higher bank card-related service charges and higher provisions for non-credit-related losses contributed to the increase.

A key industry productivity measure is the operating efficiency ratio. This ratio expresses the relationship of noninterest expenses (excluding other real estate expenses and, in 1996, the SAIF assessment) to net interest income plus noninterest income (excluding non-recurring gains). Over the last three years, this ratio equaled 66.31%, 64.50% and 63.98% in 1996, 1995 and 1994, respectively. The Company's efficiency ratio remains slightly above its peer group primarily due to its aggressive growth expansion activities and investments in technology.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

Commerce Bancorp, Inc. and Subsidiaries Average Balances and Net Interest Income

                                                                         Year Ended December 31,
                                                1996                                 1995                             1994
(dollars in thousands)             Average              Average     Average                    Average  Average              Average
Earning Assets                     Balance    Interest    Rate      Balance        Interest     Rate    Balance     Interest   Rate
Investment securities
   Taxable                       $1,285,714   $ 84,859    6.60%    $1,228,921    $   82,279     6.70%  $1,280,548   $ 81,812   6.39%
   Tax-exempt                        23,404      1,512    6.46          4,407           290     6.58          828         90  10.87
   Trading                            5,740        363    6.32          3,649           182     4.99
                                 ----------   --------    ----     ----------    ----------     ----   ----------   --------   ----
Total investment securities       1,314,858     86,734    6.60      1,236,977        82,751     6.69    1,281,376     81,902   6.39
Federal funds sold                   41,164      2,192    5.33         45,663         2,708     5.93       16,808        681   4.05
Loans
   Mortgage and construction        534,266     49,323    9.23        479,331        45,781     9.55      438,269     39,236   8.95
   Commercial                       189,083     17,721    9.37        144,893        14,420     9.95      124,343     10,897   8.76
   Consumer                         276,793     23,618    8.53        217,901        19,355     8.88      177,506     14,689   8.28
   Tax-exempt                         6,602        651    9.86          9,281           936    10.09        9,610        954   9.93
                                 ----------   --------    ----     ----------    ----------     ----   ----------   --------   ----
Total loans                       1,006,744     91,313    9.07        851,406        80,492     9.45      749,728     65,776   8.77
                                 ----------   --------    ----     ----------    ----------     ----   ----------   --------   ----
Total earning assets             $2,362,766   $180,239    7.63%    $2,134,046    $  165,951     7.78%  $2,047,912   $148,359   7.24%
                                 ----------   --------    ----     ----------    ----------     ----   ----------   --------   ----
Sources of Funds
Interest-bearing liabilities
   Regular savings                $ 512,134   $ 11,742    2.29%    $  471,213    $   11,225     2.38%  $  510,108   $ 11,945   2.34%
   N.O.W. accounts                  303,338      6,799    2.24        378,321         9,339     2.47      315,427      5,952   1.89
   Money market plus                410,267     11,094    2.70        217,077         6,907     3.18      159,313      3,870   2.43
   Time deposits                    490,639     25,641    5.23        432,076        22,034     5.10      386,864     16,004   4.14
   Public funds                     212,468     12,221    5.75        204,617        12,303     6.01       92,615      3,702   4.00
                                 ----------   --------    ----     ----------    ----------     ----   ----------   --------   ----
Total deposits                    1,928,846     67,497    3.50      1,703,304        61,808     3.63    1,464,327     41,473   2.83

Other borrowed money                 24,782      1,336    5.39        101,240         6,379     6.30      321,598     13,962   4.34
Long-term debt                       23,000      2,025    8.80         23,000         2,025     8.80       23,000      2,025   8.80
                                 ----------   --------    ----     ----------    ----------     ----   ----------   --------   ----
Total deposits and interest-
   bearing liabilities            1,976,628     70,858    3.58      1,827,544        70,212     3.84    1,808,925     57,460   3.18
Noninterest-bearing
   funds (net)                      386,138                           306,502                             238,987
                                 ----------   --------    ----     ----------    ----------     ----   ----------   --------   ----
Total sources to fund
   earning assets                $2,362,766     70,858    3.00     $2,134,046        70,212     3.29   $2,047,912     57,460   2.81
                                 ==========     ======    ====     ==========        ======     ====   ==========     ======   ====
Net interest income and
   margin tax-equivalent basis                 109,381    4.63                       95,739     4.49                  90,899   4.43
Tax-exempt adjustment                              875                                  429                              365
                                 ----------   --------    ----     ----------    ----------     ----   ----------   --------   ----
Net interest income and margin                $108,506    4.59%                 $    95,310     4.47%               $ 90,534   4.42%
                                 ==========   ========    ====     ==========   ===========     ====   ==========   ========   ====
Other Balances
Cash and due from banks           $ 127,034                        $  113,823                          $   91,949
Other assets                        130,587                           113,155                             103,554
Total assets                      2,606,321                         2,347,853                           2,232,052
Demand deposits
   (noninterest-bearing)            453,887                           366,499                             305,837
Other liabilities                    10,183                             8,812                              11,961
Stockholders' equity                165,623                           144,998                             105,330

Notes--Weighted average yields on tax-exempt obligations have been computed on a tax-equivalent basis assuming a federal tax rate of 35%.
     --Non-accrual loans have been included in the average loan balance. --Investment securities includes investments available for sale.
     --Mortgage and construction loans include mortgage loans held for sale.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

Income Taxes

The provision for federal and state income taxes for 1996 was $14.8 million compared to $13.4 million in 1995 and $11.6 million in 1994.

The increase in 1996 total tax expense was the result of an increase in income before income taxes. The effective tax rate was 35.8%, 36.3% and 36.3% in 1996, 1995, and 1994, respectively.

Net Income

Net income for 1996 was $26.6 million, an increase of $3.1 million, or 13% over the $23.5 million recorded for 1995. Net income for 1996 was negatively impacted by approximately $850 thousand due to the one-time SAIF assessment. The increase in net income was due to increases in net interest income and noninterest income, which offset increased noninterest expenses.

Fully diluted net income per share of common stock for 1996 was $1.98 compared to $1.85 per common share for 1995.

Return on Average Equity and Average Assets

Two industry measures of the performance by a banking institution are its return on average assets and return on average equity. Return on average assets ("ROA") measures net income in relation to total average assets and indicates a company's ability to employ its resources profitably. For 1996, the Company's ROA was 1.02%, compared to 1.00% in 1995. Return on average equity ("ROE") is determined by dividing annual net income by average stockholders' equity and indicates how effectively a company can generate net income on the capital invested by its stockholders. For 1996, the Company's ROE was 16.08% compared to 16.20% for 1995.

Loan Portfolio

The following table summarizes the loan portfolio of the Company by type of loan as of December 31, for each of the years 1992 through 1996.

                                                               December 31,
                                   1996            1995            1994            1993            1992
(dollars in thousands)
Commercial real estate:
  Owner-occupied             $  167,702      $  149,258      $  151,420      $  157,452      $  146,739
  Other                         226,537         206,422         175,260         136,819         117,743
  Construction                   45,359          46,816          51,042          45,926          39,555
                             ----------      ----------      ----------      ----------      ----------
                                439,598         402,496         377,722         340,197         304,037
Commercial:
  Term                          138,688         110,252          87,128          91,336          86,666
  Line of credit                 82,886          59,122          48,489          36,928          26,837
  Demand                             77             127             262             404           1,075
                             ----------      ----------      ----------      ----------      ----------
                                221,651         169,501         135,879         128,668         114,578

Consumer:
  Mortgages
    (1-4 family
    residential)                119,486         104,515          83,484          71,583          67,454
  Installment                    48,970          41,212          29,793          25,275          31,027
  Home equity                   257,772         182,103         167,674         128,028          87,051
  Credit lines                    8,692           7,688           7,400           7,611           6,821
                             ----------      ----------      ----------      ----------      ----------
                                434,920         335,518         288,351         232,497         192,353
                             ----------      ----------      ----------      ----------      ----------
Total loans                  $1,096,169      $  907,515      $  801,952      $  701,362      $  610,968
                             ==========      ==========      ==========      ==========      ==========

The Company manages risk associated with its loan portfolio through diversification, underwriting policies and procedures which are reviewed and updated on at least an annual basis, and ongoing loan monitoring efforts. The commercial real estate portfolio includes owner-occupied (owner occupies greater than 50% of the property), other commercial real estate, and construction loans. Owner-occupied and other commercial real estate loans generally have five year call provisions and bear the personal guarantees of the principals involved. Construction loans are primarily used for single-family residential properties. Financing is provided against firm agreements of sale, with speculative construction limited to one sample per project. The commercial loan portfolio is comprised primarily of amortizing loans to small businesses in the Southern New Jersey/Southeastern Pennsylvania market area. These loans are generally secured by business assets, personal guarantees, and/or personal assets of the borrower. The consumer loan portfolio is comprised primarily of loans secured by first and second mortgage liens on residential real estate. Such loans comprised approximately 87% of consumer loans at December 31, 1996.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

The maturity ranges of the loan portfolio and the amount of loans with predetermined interest rates and floating rates in each maturity range, as of December 31, 1996, are summarized in the following table.

                                                December 31, 1996
                             Due in One    Due in One to    Due in Over
                            Year or Less    Five Years       Five Years         Total
(dollars in thousands)
Real estate:
  Commercial                $   75,517      $  289,711      $   29,011      $  394,239
  Construction                  39,793           5,490              76          45,359
                            ----------      ----------      ----------      ----------
                               115,310         295,201          29,087         439,598
Commercial:
  Term                          46,639          80,552          11,497         138,688
  Line of credit                82,007             879          82,886
  Demand                            55              22                              77
                            ----------      ----------      ----------      ----------
                               128,701          81,453          11,497         221,651
Consumer:
  Mortgages
    (1-4 family
    residential)                14,208          29,169          76,109         119,486
  Installment                   17,230          24,522           7,218          48,970
  Home equity                   26,432          98,322         133,018         257,772
  Credit lines                   2,706           5,986                           8,692
                            ----------      ----------      ----------      ----------
                                60,576         157,999         216,345         434,920
                            ----------      ----------      ----------      ----------
Total loans                 $  304,587      $  534,653      $  256,929      $1,096,169
                            ==========      ==========      ==========      ==========
Interest rates:
  Predetermined             $   95,962      $  339,646      $  170,729      $  606,337
  Floating                     208,625         195,007          86,200         489,832
                            ----------      ----------      ----------      ----------
Total loans                 $  304,587      $  534,653      $  256,929      $1,096,169
                            ==========      ==========      ==========      ==========

During 1996, loans increased $188.7 million, or 21% from $907.5 million to $1.1 billion. At December 31, 1996, loans represented 43% of total deposits and 38% of total assets. Growth in the loan portfolio was reflected in all types, including commercial real estate, commercial, and consumer. The Company has traditionally been an active provider of commercial real estate loans to creditworthy local borrowers, with such loans secured by properties within the Company's primary trade area. At December 31, 1996, $167.7 million, or 43%, of commercial real estate loans (other than construction) were secured by owner-occupied properties. Growth in commercial loans was primarily in term loans, reflecting an increase in loans to small businesses. Growth in consumer loans was due primarily to loans secured by one to four family residential properties, including home equity loans and home equity lines of credit.

Commercial real estate construction loans decreased $1.4 million to $45.4 million in 1996. At December 31, 1996, construction loans for 1-4 family residential dwellings totaled $1.2 million and construction loans secured by commercial properties amounted to $8.2 million. The balance of $36.0 million was for land development, of which $30.1 million was residential. As of December 31, 1996, there were no concentrations of loans to any one type of industry exceeding 10% of total loans nor were there any loans classified as highly leveraged transactions.

Non-Performing Loans and Assets

Non-performing assets (non-performing loans and other real estate, excluding loans past due 90 days or more and still accruing interest) at December 31, 1996 were $17.2 million or .60% of total assets, as compared to $19.1 million or .79% of total assets at December 31, 1995.

Total non-performing loans (non-accrual loans and restructured loans, excluding loans past due 90 days or more and still accruing interest) at December 31, 1996 were $9.1 million as compared to $8.5 million a year ago. The Company generally places a loan on non-accrual status and ceases accruing interest when loan payment performance is deemed unsatisfactory. Generally loans past due 90 days are placed on non-accrual status, unless the loan is both well secured and in the process of collection. At December 31, 1996, loans past due 90 days or more and still accruing interest amounted to $249 thousand, compared to $126 thousand at December 31, 1995. Additional loans considered as potential problem loans ($13.2 million at December 31, 1996) by the Company's internal loan review department have been evaluated as to risk exposure in determining the adequacy of the allowance for loan losses.

Other real estate (ORE) totaled $8.0 million at December 31, 1996 as compared to $10.6 million at December 31, 1995. These properties have been written down to the lower of cost or fair value less disposition costs.

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

Management's Discussion and Analysis of
Financial Condition and Results of Operations

The following summary presents information regarding non-performing loans and assets as of December 31, 1992 through 1996.

                                                Year Ended December 31,
                               1996          1995          1994          1993          1992
(dollars in thousands)
Non-accrual loans(1):
  Commercial                $   757       $   629       $ 1,624       $ 2,348       $ 5,943
  Consumer                      747           853         1,427         1,676         1,678
  Real estate
    Construction              2,156         1,787           955           866         1,666
    Mortgage                  4,927         4,708         7,240         3,482         7,022
                            -------       -------       -------       -------       -------
  Total non-accrual
    loans                     8,587         7,977        11,246         8,372        16,309
                            -------       -------       -------       -------       -------
Restructured loans(1):
  Commercial                     21           161           143            84
  Consumer                       29            60            29
  Real estate
    Construction
    Mortgage                    481           301           404            84
                            -------       -------       -------       -------       -------
  Total restructured
    loans                       531           522           576           168
                            -------       -------       -------       -------       -------
Total non-performing
  loans                       9,118         8,499        11,822         8,540        16,309
                            =======       =======       =======       =======       =======
Other real estate             8,032        10,561        10,517        18,325        16,102
                            =======       =======       =======       =======       =======
Total non-performing
  assets                    $17,150       $19,060       $22,339       $26,865       $32,411
                            =======       =======       =======       =======       =======
Non-performing
  assets as a percent
  of total assets              0.60%         0.79%         0.97%         1.32%         2.26%
                            =======       =======       =======       =======       =======
Loans past due 90 days
  or more and still
  accruing interest         $   249       $   126       $   211       $   272       $ 1,202
                            =======       =======       =======       =======       =======

(1)  Interest income of approximately $1,050,000, $943,000, $1,246,000,
     $639,000, and $1,580,000 would have been recorded in 1996, 1995, 1994,
     1993, and 1992 respectively, on non-performing loans in accordance with their original terms. Actual interest recorded on these loans amounted to $262,000 in 1996, $299,000 in 1995, $317,000 in 1994, $270,000 in 1993, and
     $513,000 in 1992.

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

During 1996, net charge-offs amounted to $2.0 million, or .20% of average loans outstanding for the year, compared to $931 thousand or .11% of average loans outstanding for 1995. During 1996, the Company recorded provisions of $3.0 million to the allowance for loan losses compared to $2.2 million for 1995. At December 31, 1996, the allowance aggregated $14.3 million or 1.31% of total loans and provided coverage of 157% of non-performing loans.

The following table presents, for the periods indicated, an analysis of the allowance for loan losses and other related data.

                                                        Year Ended December 31,
                                   1996            1995            1994            1993            1992
(dollars in thousands)
Balance at beginning
  of period                    $ 13,320        $ 12,036        $ 10,023        $  8,839        $  8,899
Provisions charged to
  operating expenses              2,997           2,215           4,210           5,981           6,286
                               --------        --------        --------        --------        --------
                                 16,317          14,251          14,233          14,820          15,185
Recoveries of loans
  previously charged-off:
    Commercial                      186             154             123             213             102
    Consumer                        145             144             100             295              69
    Real estate                      95             292              22             112              42
                               --------        --------        --------        --------        --------
Total recoveries                    426             590             245             620             213
                               --------        --------        --------        --------        --------
Loans charged-off:
  Commercial                       (727)           (595)         (1,536)         (4,337)         (1,997)
  Consumer                         (748)           (580)           (531)         (1,113)           (788)
  Real estate                      (929)           (346)           (375)           (967)         (3,774)
                               --------        --------        --------        --------        --------
Total charged-off                (2,404)         (1,521)         (2,442)         (6,417)         (6,559)
                               --------        --------        --------        --------        --------
Net charge-offs                  (1,978)           (931)         (2,197)         (5,797)         (6,346)
                               --------        --------        --------        --------        --------
Allowance for loan losses
  acquired bank                                                                   1,000
                               --------        --------        --------        --------        --------
Balance at end of period       $ 14,339        $ 13,320        $ 12,036        $ 10,023        $  8,839
                               ========        ========        ========        ========        ========
Net charge-offs as a
  percentage of average
  loans outstanding                0.20%           0.11%           0.29%           0.88%           1.06%
                               ========        ========        ========        ========        ========
Allowance for loan losses
  as a percentage of
  year-end loans                   1.31%           1.47%           1.50%           1.43%           1.45%
                               ========        ========        ========        ========        ========

Management's Discussion and Analysis of
Financial Condition and Results of Operations

Allocation of the Allowance for Loan Losses

The following table details the allocation of the allowance for loan losses to the various categories. The allocation is made for analytical purposes and it is not necessarily indicative of the categories in which future loan losses may occur. The total allowance is available to absorb losses from any segment of loans.

                                                  Allowance for Loan Losses at December 31,
                                 1996                 1995                   1994                  1993                 1992
                                    % Gross              % Gross                % Gross               % Gross              %Gross
                          Amount     Loans      Amount     Loans      Amount     Loans     Amount      Loans      Amount    Loans
(dollars in thousands)
Commercial               $ 2,838       20%     $ 2,413       19%     $ 1,806       17%     $ 2,008       18%    $ 2,532       19%
Consumer                   8,332       40        7,937       37        2,410       36        1,983       33       1,373       31
Real estate                3,169       40        2,970       44        7,820       47        6,032       49       4,934       50
                         -------      ---      -------      ---      -------      ---      -------      ---     -------      ---
                         $14,339      100%     $13,320      100%     $12,036      100%     $10,023      100%    $ 8,839      100%
                         =======      ===      =======      ===      =======      ===      =======      ===     =======      ===

Investment Securities

The following table summarizes the book value of securities available for sale and securities held to maturity by the Company as of the dates shown.

                                               December 31,
                                    1996            1995            1994
(dollars in thousands)
U.S. Government agency
  and mortgage-backed
  obligations                 $  681,097      $  510,445      $  116,167
Obligations of state and
  political subdivisions          15,743
Equity securities                  8,374           3,834           2,688
Other                             20,673           6,035
                              ----------      ----------      ----------
Securities available
  for sale                    $  725,887      $  520,314      $  118,855
                              ----------      ----------      ----------
U.S. Government agency
  and mortgage-backed
  obligations                 $  690,704      $  653,522      $1,113,359
Obligations of state and
  political subdivisions          16,114          12,289             565
Other                             16,493          16,891          31,209
                              ----------      ----------      ----------
Securities held to
  maturity                    $  723,311      $  682,702      $1,145,133
                              ==========      ==========      ==========

Consistent with accounting and regulatory pronouncements, the Company has segregated a portion of its investment portfolio as securities available for sale. The balance of the investment portfolio (excluding trading securities) is categorized as securities held to maturity. Investment securities are classified as available for sale if they might be sold in response to changes in interest rates, prepayment risk, the Company's income tax position, the need to increase regulatory capital, liquidity needs or other similar factors. These securities are carried at fair market value. Investment securities are classified as held to maturity when the Company has the intent and ability to hold those securities to maturity. Securities held to maturity are carried at cost and adjusted for accretion of discounts and amortization of premiums.

In total, investment securities increased $252.7 million from $1.21 billion to $1.46 billion at December 31, 1996. Net security purchases of approximately $523.3 million were partially offset by prepayments on mortgage-backed securities in the existing portfolio. These security purchases were funded primarily through deposit growth in 1996.

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

Management's Discussion and Analysis of
Financial Condition and Results of Operations

The Company's investment portfolio consists almost entirely of U.S. Government agency and mortgage-backed obligations. These securities have little, if any credit risk since they are either backed by the full faith and credit of the U.S. Government or their principal and interest payments are guaranteed by an agency of the U.S. Government. These investment securities carry fixed coupons whose rate does not change over the life of the securities. Since most securities are purchased at premiums or discounts, their yield will change depending on any change in the estimated rate of prepayments. The Company amortizes premiums and accretes discounts over the estimated average life of the securities. Changes in the estimated average life of the investment portfolio will lengthen or shorten the period in which the premium or discount must be amortized or accreted, thus affecting the Company's investment yields.

For the year ended December 31, 1996, the yield on the investment portfolio was 6.60%, a decrease of nine basis points from 6.69% in fiscal 1995. This decrease resulted from the slightly lower general market interest rates in 1996 as compared to 1995. At both December 31, 1996 and 1995, the average life and duration of the investment portfolio were 6.6 years and 4.8 years, respectively. At December 31, 1996 the yield on the portfolio was 6.57%, down slightly from 6.65% at December 31, 1995.

At December 31, 1996, the unrealized depreciation in securities available for sale included in stockholders' equity totaled $4.0 million, net of tax, compared to unrealized appreciation of $165 thousand, net of tax, at December 31, 1995. The decline in the market value of the investment portfolio resulted primarily from general market interest rates being higher at year-end 1996 as compared to year-end 1995.

The contractual maturity distribution and weighted average yield of the Company's investment portfolio (excluding equity and trading securities) at December 31, 1996, are summarized in the following table. Weighted average yield is calculated by dividing income within each maturity range by the outstanding amount of the related investment and has been tax effected on tax-exempt obligations.

                                                                          December 31, 1996
                                     Due Under                                                   Due Over
                                      1 Year           Due 1-5 Years       Due 5-10 Years        10 Years              Total
                                  Amount    Yield     Amount    Yield     Amount    Yield    Amount     Yield    Amount     Yield
(dollars in thousands)
Securities available for sale:
U.S. Government agency and
  mortgage-backed obligations    $ 38,122    5.87%   $ 38,441    6.48%   $ 61,134    5.72%  $543,400    6.68%  $ 681,097    6.53%
Obligations of state and
  political subdivisions            1,422    5.94       7,472    6.30       6,849    7.14                         15,743    6.63
Other securities                   20,673    3.88                                                                 20,673    3.88
                                 --------    ----    --------    ----    --------    ----   --------    ----   ---------    ----
                                 $ 60,217    5.17%   $ 45,913    6.11%   $ 67,983    5.88%  $543,400    6.68%  $ 717,513    6.46%
                                 --------    ----    --------    ----    --------    ----   --------    ----   ---------    ----
Securities held to maturity:
U.S. Government agency and
  mortgage-backed obligations                                            $  9,852    6.70%  $680,852    6.61%  $ 690,704    6.61%
Obligations of state and
  political subdivisions         $ 16,114    5.67%                                                                16,114    5.67
Other securities                   15,494    6.00    $      5    5.52%        994    9.50                         16,493    6.21
                                 --------    ----    --------    ----    --------    ----   --------    ----   ---------    ----
                                 $ 31,608    5.83%   $      5    5.52%   $ 10,846    6.96%  $680,852    6.61%  $ 723,311    6.57%
                                 --------    ----    --------    ----    --------    ----   --------    ----   ---------    ----

Management's Discussion and Analysis of
Financial Condition and Results of Operations

Deposits

Total deposits averaged $2.4 billion for 1996, an increase of $312.9 million or 15% above the 1995 average. The Company remains a deposit-driven financial institution with emphasis on core deposit accumulation and retention as a basis for sound growth and profitability. The Company regards core deposits as all deposits other than certificates of deposit, retail and public, in excess of $100 thousand. Of the $348.3 million increase in total deposits at year end 1996, $311.3 million was in the various core categories. The average balance of noninterest-bearing demand deposits in 1996 was $453.9 million, an $87.4 million or 24% increase over the average balance for 1995. The average total balance of passbook and statement savings accounts increased $40.9 million, or 9% compared to the prior year. The average balance of interest-bearing demand accounts (money market and N.O.W. accounts) for 1996 was $713.6 million, an $118.2 million or 20% increase over the average balance for the prior year. The average balance of time deposits for 1996 was $703.1 million, a $66.4 million or 10% increase over the average balance for 1995.

For 1996, the cost of total deposits was 2.83% as compared to 2.99% in 1995. The decrease resulted from slightly lower market interest rates in 1996 as compared to 1995, as well as the growth in 1996 in the Company's lower costing deposit products, including noninterest-bearing demand deposits.

The Company believes that its record of sustaining core deposit growth is reflective of the Company's retail approach to banking which emphasizes a combination of free checking accounts (subject to a small minimum balance requirement), convenient branch locations, extended hours of operation, quality service, and active marketing.

The average balances and weighted average rates of deposits for each of the years 1996, 1995, and 1994 are presented below.

                                                         Year Ended December 31,
                                        1996                     1995                     1994
                               Average         Average   Average      Average    Average       Average
                               Balance          Rate     Balance        Rate     Balance        Rate
(dollars in thousands)
Demand deposits:
  Noninterest-bearing        $  453,887                $  366,499              $  305,837
  Interest-bearing
    (money market
    and N.O.W. accounts)        713,605         2.51%     595,398       2.73%     474,740       2.07%
Savings deposits                512,134         2.29      471,213       2.38      510,108       2.34
Time deposits                   703,107         5.38      636,693       5.39      479,479       4.11
                             ----------         ----   ----------       ----   ----------       ----
Total deposits               $2,382,733                $2,069,803              $1,770,164
                             ==========         ====   ==========       ====   ==========       ====

The remaining maturity of certificates of deposit for $100,000 or more as of December 31, 1996, 1995, and 1994 is presented below:

Maturity                       1996         1995         1994
(dollars in thousands)
3 months or less           $220,487     $180,919     $ 95,197
3 to 6 months                29,835        7,765       17,867
6 to 12 months                7,154       31,198        4,271
Over 12 months                1,445        2,063          400
                           --------     --------     --------
Total                      $258,921     $221,945     $117,735
                           ========     ========     ========
                                                                              25

Management's Discussion and Analysis of
Financial Condition and Results of Operations

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

The following table illustrates the GAP position of the Company as of December 31, 1996.

                                           Interest Rate Sensitivity Gaps
                                                December 31, 1996
                             1-90        91-180       181-365         1-5        Beyond
                             Days         Days          Days         Years       5 Years        Total
(dollars in millions)
Rate Sensitive:
  Interest-earning
    assets
    Loans                  $  480.6     $   26.4     $     49.0     $  348.4    $  184.0    $  1,088.4
    Investment
      securities               77.2         40.2           87.1        462.8       797.2       1,464.5
    Federal funds sold         13.0                                                               13.0
                           --------     --------     ----------     --------    --------    ----------
    Total interest-
      earning assets          570.8         66.6          136.1        811.2       981.2       2,565.9
                           --------     --------     ----------     --------    --------    ----------
  Interest-bearing
    liabilities
    Transaction
      accounts                457.1                                                884.0       1,341.1
    Time deposits             309.7        148.9           92.8        147.2                     698.6
    Other borrowed
      money                    70.0                                                               70.0
    Long-term debt                                                                  23.0          23.0
                           --------     --------     ----------     --------    --------    ----------
      Total interest-
        bearing
        liabilities           836.8        148.9           92.8        147.2       907.0       2,132.7
                           --------     --------     ----------     --------    --------    ----------
Period gap                   (266.0)       (82.3)          43.3        644.0        74.2    $    433.2
                           --------     --------     ----------     --------    --------    ----------
Cumulative gap             $ (266.0)    $ (348.3)    $   (305.0)    $  359.0    $  433.2
                           ========     ========     ==========     ========    ========
Cumulative gap as a
  percentage of total
  interest-earning
  assets                      (10.4)%      (13.6)%        (11.9)%       14.0%       16.9%
                           ========     ========     ==========     ========    ========

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

The Company's Asset/Liability Committee (ALCO) policy has established that interest income sensitivity will be considered acceptable if net income in the above interest rate scenario is within 15% of net income in the flat rate scenario in the first year and within 30% over the two year time frame. At December 31, 1996, the Company's income simulation model indicates an acceptable level of interest rate risk.

In the event the model indicates an unacceptable level of risk, the Company could undertake a number of actions that would reduce this risk, including the sale of a portion of its available for sale portfolio, the use of risk management strategies such as interest rate swaps and caps, or the extension of the maturities of its short-term borrowings.

Management also monitors interest rate risk by utilizing a market value of equity model. The model assesses the impact of a change in interest rates on the market value of all the Company's assets and liabilities, as well as any off balance sheet items. The model calculates the market value of the Company's assets and liabilities in excess of book value in the current rate scenario, and then compares the excess of market value over book value given an immediate 200 basis point change in rates. The Company's ALCO policy indicates that the level of interest rate risk is unacceptable if the immediate 200 basis point

Management's Discussion and Analysis of
Financial Condition and Results of Operations

change would result in the loss of 70% or more of the excess of market value over book value in the current rate scenario. At December 31, 1996, the market value of equity indicates an acceptable level of interest rate risk.

The market value of equity model reflects certain estimates and assumptions regarding the impact on the market value of the Company's assets and liabilities given an immediate 200 basis point change in interest rates. One of the key assumptions is the market value assigned to the Company's core deposits, or the core deposit premium. In 1996 the Company completed a comprehensive core deposit study in order to assign its own core deposit premiums as permitted by regulation. The study resulted in core deposit premiums which are significantly higher than the core deposit premiums supplied by the Office of Thrift Supervision, which the Company utilized in its market value of equity model in prior years. The study confirmed management's assertion that the Company's core deposits have stable balances over long periods of time, and are generally insensitive to changes in interest rates. Thus, these core deposit balances provide an internal hedge to market value fluctuations in the Company's mortgage-backed securities portfolio. Management believes the core deposit premiums produced by its core deposit study and utilized in its market value of equity model at December 31, 1996 provide a more accurate assessment of the Company's interest rate risk.

Liquidity involves the Company's ability to raise funds to support asset growth or reduce assets to meet deposit withdrawals and other borrowing needs, to maintain reserve requirements and to otherwise operate the Company on an ongoing basis. The Company's liquidity needs are primarily met by growth in core deposits, its cash and federal funds sold position, and cash flow from its amortizing investment and loan portfolios. If necessary, the Company has the ability to raise liquidity through collateralized borrowings, FHLB advances, or the sale of its available for sale investment portfolio. During 1996, deposit growth and repayments in the investment portfolio were used to fund growth in the loan portfolio and purchase additional investment securities.

Short-Term Borrowings

Short-term borrowings consist primarily of securities sold under agreement to repurchase, and were used in 1996 to meet short-term liquidity needs. For 1996, securities sold under agreements to repurchase averaged $21.4 million as compared to $101.2 million in 1995. The average rate on the Company's securities sold under agreements to repurchase was 5.87% and 6.30% during 1996 and 1995, respectively. As of December 31, 1996, securities sold under agreements to repurchase amounted to $70 million and had an average rate of 6.33%.

Long-Term Debt

A $23 million public offering of capital-qualifying 8.375% subordinated debt was completed in July 1993. Proceeds from this debt offering were used for general corporate purposes, including additional capitalization of existing banking subsidiaries.

Stockholders' Equity and Dividends

At December 31, 1996, stockholders' equity totaled $181.4 million, up $19.3 million or 12% over stockholders' equity of $162.0 million at December 31, 1995. This increase was primarily due to the Company's net income for the year. Stockholders' equity as a percent of total assets was 6.34% at December 31, 1996, as compared to 6.71% at December 31, 1995.

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

Management's Discussion and Analysis of
Financial Condition and Results of Operations

Banking regulators have also issued leverage ratio requirements. The leverage ratio requirement is measured as the ratio of Tier 1 capital to adjusted average assets. The following table provides a comparison of the Company's risk-based capital ratios and leverage ratio to the minimum regulatory requirements for the periods indicated.

                                                                  Minimum
                                                                Regulatory
                                       December 31,            Requirements
                                     1996         1995       1996         1995
Risk-Based Capital Ratios:
  Tier 1                            12.64%       13.02%        4.00%        4.00%
  Total                             15.27        16.06         8.00         8.00
  Leverage capital                   6.44         6.54    3.00-5.00    3.00-5.00
                                     ----         ----    ---------    ---------

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which became law in December of 1991, required each federal banking agency including the Board of Governors of the Federal Reserve System ("FRB"), to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of non-traditional activities, as well as reflect the actual performance and expected risk of loss on multi-family mortgages. This law also requires each federal banking agency, including the FRB, to specify, by regulation, the levels at which an insured institution would be considered "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized, " or "critically undercapitalized." At December 31, 1996, the Company's consolidated capital levels and each of the Company's banking subsidiaries met the regulatory definition of a "well capitalized" financial institution, i.e., a leverage capital ratio exceeding 5%, a Tier 1 risk-based capital ratio exceeding 6%, and a total risk-based capital ratio exceeding 10%.

Effective September 26, 1996, the Company's common stock was listed for trading on the New York Stock Exchange under the symbol CBH. Prior to that date, the Company's common stock traded on the NASDAQ Stock Market under the symbol COBA. The quarterly market price ranges and dividends declared per common share for each of the last two years are shown in the table below. The prices and dividends per share have been adjusted to reflect common stock dividends of 5% with record dates of January 8, 1997, January 12, 1996, and January 2, 1995. As of February 28, 1997, there were approximately 15,000 holders of record of the Company's common stock.


                Common Share Data
                              Sale Prices     Cash Dividends
                            High       Low      Per Share
1996 Quarter Ended
        December 31      $   31.55  $   24.53  $  0.1667
        September 30         26.67      20.00     0.1667
        June 30              23.58      19.28     0.1667
        March 31             21.78      19.17     0.1587

1995 Quarter Ended
        December 31      $   22.45  $   19.84  $  0.1474
        September 30         23.02      17.34     0.1474
        June 30              17.58      14.97     0.1474
        March 31             17.13      14.06     0.1404

The Company offers a Dividend Reinvestment and Stock Purchase Plan by which dividends on the Company's Common Stock and optional cash payments of up to $5,000 per quarter may be invested in Common Stock at a 3% discount to the market price and without payment of brokerage commissions.

Results of Operations - 1995 versus 1994

Net income for 1995 was $23.5 million compared to $20.4 million in 1994. Fully diluted net income per common share was $1.85 compared to $1.86 per common share for the prior year. Net income per share for 1995 was impacted by the issuance of 1,725,000 shares of common stock via an underwritten public offering in the first quarter of 1995.

Net interest income on a tax-equivalent basis for 1995 amounted to $95.7 million, an increase of $4.8 million, or 5% over 1994.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

Interest income on a tax-equivalent basis increased $17.6 million or 12% to $166.0 million in 1995. This increase was primarily related to volume increases and rate increases in the loan portfolio. Interest expense for 1995 rose $12.7 million to $70.2 million from $57.5 million in 1994. This 22% increase was attributable to higher levels of deposits which offset reduced levels of other borrowings, and higher rates paid on deposits and borrowings.

The provision for loan losses was $2.2 million in 1995 compared to $4.2 million in the prior year. The decrease in the provision for loan losses was associated with the decrease in non-performing assets.

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

Noninterest expenses totaled $77.7 million for 1995, an increase of $5.8 million, or 8% over 1994. Contributing to this increase was the addition of six new branches during 1995. With the addition of these new offices, staff, facilities, and related expenses rose accordingly. Audit and regulatory fees and assessments decreased by $1.6 million to $3.3 million, due to the reduction in Federal deposit insurance rates effective June 1, 1995. Other real estate expenses totaled $2.4 million, a decrease of $700 thousand, reflecting lower levels of other real estate for most of 1995. Other noninterest expenses rose $200 thousand to $9.5 million in 1995. Higher consulting expenses and banking service charges were offset by decreased printing expenses and lower provisions for non-credit-related losses.

Mergers and Acquisitions

In late 1996, Commerce National Insurance Services, Inc. was formed through the acquisition and combination of three insurance brokerage agencies: Keystone National Companies, Inc., Cherry Hill, New Jersey; Morales, Potter & Buckelew, Inc., t/a Buckelew & Associates, Toms River, New Jersey; and Chesley & Cline, Inc., Mt. Holly, New Jersey. Effective January 1, 1997, Colkate, Inc., t/a The Morrissey Agency, Mount Laurel, New Jersey was merged with and into Commerce Insurance. The Company issued approximately 740,000 shares of common stock in exchange for all of the outstanding shares of these agencies. The transactions were accounted for as poolings of interests. However, financial statements of the periods prior to the acquisitions have not been restated as the changes would be immaterial. Commerce Insurance offers a full range of commercial, personal, and employee benefit services and is one of the largest insurance agencies in New Jersey.

Effective January 21, 1997, the Company acquired Independence Bancorp, Inc. ("Independence"), a one bank holding company headquartered in Bergen County, New Jersey, with approximately $377 million in assets and $348 million in deposits. The Company issued approximately 2,660,000 shares of common stock to shareholders of Independence based on an exchange ratio of .98175 of a share of the Company's common stock for each share of Independence common stock. The transaction was accounted for as a pooling of interests. The combined organization will have approximately $3.2 billion in assets, $3.0 billion in deposits, and 67 branch offices throughout New Jersey and Metropolitan Philadelphia, Pennsylvania.

Commerce Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets


                                                           December 31,
(dollars in thousands)                                1996              1995
Assets
Cash and due from banks                         $  159,577        $  147,465
Federal funds sold                                  12,950            29,550
                                                ----------        ----------
  Cash and cash equivalents                        172,527           177,015
Mortgages held for sale                              1,314             5,442
Trading securities                                  15,327             8,843
Securities available for sale                      725,887           520,314
Securities held to maturity                        723,311           682,702
  (market value 1996-$702,475;
   1995-$671,539)
Loans                                            1,096,169           907,515
  Less allowance for loan losses                    14,339            13,320
                                                ----------        ----------
                                                 1,081,830           894,195
Bank premises and equipment, net                    87,957            74,289
Other assets                                        53,799            53,094
                                                ----------        ----------
                                                $2,861,952        $2,415,894
                                                ==========        ==========
Liabilities
Deposits:
  Demand:
    Interest-bearing                            $  768,966        $  657,568
    Noninterest-bearing                            533,719           439,609
  Savings                                          572,135           485,522
  Time                                             698,585           642,399
                                                ----------        ----------
      Total deposits                             2,573,405         2,225,098
Other borrowed money                                70,000
Other liabilities                                   10,861             1,417
Obligation to Employee Stock
  Ownership Plan (ESOP)                              3,333             4,359
Long-term debt                                      23,000            23,000
                                                ----------        ----------
                                                 2,680,599         2,253,874
                                                ==========        ==========
Stockholders' Equity
Common stock, 12,893,292 shares issued
  (11,948,853 shares in 1995)                       19,190            16,880
Series C preferred stock,
  417,000 shares authorized,
  issued and outstanding
  (liquidating preference:
  $18.00 per share totaling
  $7,506)                                            7,506             7,506
Capital in excess of par or stated value           126,121           112,894
Retained earnings                                   33,493            30,723
                                                ----------        ----------
                                                   186,310           168,003
Less commitment to ESOP                              3,333             4,359
Less treasury stock, at cost,
  100,159 common shares in 1996
  and 1995                                           1,624             1,624
                                                ----------        ----------
      Total stockholders' equity                   181,353           162,020
                                                ----------        ----------
                                                $2,861,952        $2,415,894
                                                ==========        ==========

See accompanying notes.

                                         Commerce Bancorp, Inc. and Subsidiaries
                                               Consolidated Statements of Income

                                                                      Year Ended December 31,
(dollars in thousands, except per share amounts)                 1996            1995            1994
Interest income

Interest and fees on loans                                   $ 91,086        $ 80,165        $ 65,443
Interest on investment securities                              85,036          81,888          81,531
Other interest                                                  3,242           3,469           1,020
                                                             --------        --------        --------
      Total interest income                                   179,364         165,522         147,994
                                                             ========        ========        ========
Interest expense

Interest on deposits:
  Demand                                                       17,893          16,246           9,822
  Savings                                                      11,742          11,225          11,945
  Time                                                         37,862          34,337          19,706
                                                             --------        --------        --------
      Total interest on deposits                               67,497          61,808          41,473
Interest on other borrowed money                                1,336           6,379          13,962
Interest on long-term debt                                      2,025           2,025           2,025
                                                             --------        --------        --------
      Total interest expense                                   70,858          70,212          57,460
Net interest income                                           108,506          95,310          90,534
Provision for loan losses                                       2,997           2,215           4,210
                                                             --------        --------        --------
Net interest income after provision for loan losses           105,509          93,095          86,324
                                                             --------        --------        --------
Noninterest income

Deposit charges and service fees                               20,551          16,362          13,779
Other operating income                                          8,126           5,024           3,114
Net investment securities gains                                 1,337             106             641
                                                             --------        --------        --------
      Total noninterest income                                 30,014          21,492          17,534
                                                             ========        ========        ========
Noninterest expense

Salaries                                                       32,618          26,430          22,750
Benefits                                                        8,033           7,072           6,648
Occupancy                                                      10,709           8,645           7,828
Furniture and equipment                                        13,050           9,742           8,340
Office                                                          9,540           7,428           6,267
Audit and regulatory fees and assessments                       2,873           3,278           4,877
Marketing                                                       4,146           3,135           2,722
Other real estate (net)                                         1,800           2,423           3,127
Other                                                          11,302           9,540           9,304
                                                             --------        --------        --------
      Total noninterest expenses                               94,071          77,693          71,863
                                                             ========        ========        ========
Income before income taxes                                     41,452          36,894          31,995
Provision for federal and state income taxes                   14,827          13,409          11,618
                                                             --------        --------        --------
Net income                                                     26,625          23,485          20,377

Dividends on preferred stocks                                     563             563           1,074
                                                             --------        --------        --------
Net income applicable to common stock                        $ 26,062        $ 22,922        $ 19,303
                                                             ========        ========        ========
Net income per common and common equivalent share:
  Primary                                                    $   2.08        $   1.92        $   2.00
                                                             ========        ========        ========
  Fully diluted                                              $   1.98        $   1.85        $   1.86
                                                             ========        ========        ========
Average common and common equivalent
  shares outstanding:
    Primary                                                    12,551          11,903           9,638
                                                             ========        ========        ========
    Fully diluted                                              13,388          12,592          10,867
                                                             ========        ========        ========
Cash dividends declared, common stock                        $   0.66        $   0.58        $   0.53
                                                             ========        ========        ========

See accompanying notes.
                                                                              31

Commerce Bancorp, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

                                                                             Year Ended December 31,
(dollars in thousands)                                                1996              1995              1994
Operating activities

Net income                                                       $  26,625         $  23,485         $  20,377
Adjustments to reconcile net income to net
  cash provided (used) by operating activities:
    Provision for loan losses                                        2,997             2,215             4,210
    Provision for depreciation, amortization
      and accretion                                                 15,725            13,565            16,068
    Gains on sales of securities available for sale                 (1,337)             (106)             (641)
    Proceeds from sales of mortgages held for sale                  23,683            18,343            76,249
    Originations of mortgages held for sale                        (19,555)          (21,522)          (35,361)
    Net loan chargeoffs                                             (1,978)             (931)           (2,197)
    Net increase in trading securities                              (6,484)           (8,843)
    Decrease (increase) in other assets                                931            (8,720)           12,715
    Increase (decrease) in other liabilities                         9,218            (1,573)          (19,860)
    Deferred income tax expense (benefit)                              226              (575)           (1,105)
                                                                 ---------         ---------         ---------
          Net cash provided by operating
            activities                                              50,051            15,338            70,455

Investing activities

Proceeds from sales of securities available for sale                83,701               189               961
Proceeds from the maturity of securities available
  for sale                                                         179,262            29,406            36,752
Proceeds from the maturity of securities held
  to maturity                                                       88,082            96,081           120,052
Purchase of securities available for sale                         (475,652)          (48,781)
Purchase of securities held to maturity                           (131,380)          (13,858)         (346,264)
Net increase in loans                                             (197,965)         (112,283)         (106,617)
Proceeds from sales of loans                                         9,311             6,720             6,027
Purchases of premises and equipment                                (24,091)          (24,059)          (21,235)
                                                                 ---------         ---------         ---------
          Net cash used by investing activities                   (468,732)          (66,585)         (310,324)

Financing activities

Net increase in demand and savings deposits                        292,121           216,651           119,666
Net increase (decrease) in time deposits                            56,186           173,875           (30,009)
Net increase (decrease) in other borrowed money                     70,000          (312,895)          177,895
Issuance of common stock                                                              25,774
Dividends paid                                                      (8,430)           (7,116)           (5,796)
Proceeds from issuance of common stock under
  dividend reinvestment and other stock plans                        4,140             2,681             1,913
Purchase of treasury stock                                                              (352)             (214)
Other                                                                  176               197               136
                                                                 ---------         ---------         ---------
          Net cash provided by financing activities                414,193            98,815           263,591

(Decrease) increase in cash and cash equivalents                    (4,488)           47,568            23,722
Cash and cash equivalents at beginning of year                     177,015           129,447           105,725
                                                                 ---------         ---------         ---------
Cash and cash equivalents at end of year                         $ 172,527         $ 177,015         $ 129,447
                                                                 ---------         ---------         ---------

Supplemental disclosures of cash flow information:
  Cash paid during the period for:
    Interest                                                     $  69,162         $  70,247         $  56,143
    Income taxes                                                    12,754            13,265            12,540
Other noncash activities
  Transfer of securities to securities available for sale                          $ 361,126
                                                                 ---------         ---------         ---------

See accompanying notes.

                                         Commerce Bancorp, Inc. and Subsidiaries
                      Consolidated Statements Of Changes in Stockholders' Equity

Years Ended December 31, 1996, 1995, and 1994
                                               Common     Preferred   Capital     Retained    Commitment    Treasury
(in thousands, except per share amounts)        Stock       Stock     Surplus     Earnings     to ESOP       Stock      Total
Balances at January 1, 1994                  $  10,985   $   8,179   $  73,821   $  13,203   $  (5,954)  $  (1,058)  $  99,176
Accounting change adjustment for
  unrealized gain on securities
  available for sale, net of tax                                                       954                                 954
Net income                                                                          20,377                              20,377
5% common stock dividend and cash paid
  in lieu of fractional shares (348 shares)        543                   5,196      (5,749)                                (10)
Cash dividends, common stock
  ($0.53 per share)                                                                 (4,712)                             (4,712)
Common stock issued in connection with
  incentive stock option plan (98 shares)          153                     808                                (214)        747
Cash dividends, preferred stock                                                     (1,074)                             (1,074)
Decrease in obligation to ESOP                                                                     569                     569
Conversion of Series B preferred stock
  to common at 1.4071 for 1 (737 shares)         1,472        (669)       (803)                                              0
Redemption of Series B preferred stock
  (4 shares)                                                    (4)        (57)                                            (61)
Tax benefit from ESOP dividends                                            197                                             197
Proceeds from issuance of common stock
  under dividend reinvestment plan
  (58 shares)                                       81                     871                                             952
Fair value adjustment on available for
  sale securities, net of tax                                                       (5,242)                             (5,242)
                                             ---------   ---------   ---------   ---------   ---------   ---------   ---------
Balances at December 31, 1994                   13,234       7,506      80,033      17,757      (5,385)     (1,272)    111,873
Net income                                                                          23,485                              23,485
5% common stock dividend and cash paid
  in lieu of fractional shares (419 shares)        655                   7,201      (7,869)                                (13)
Cash dividends, common stock
  ($0.58 per share)                                                                 (6,540)                             (6,540)
Common stock issued in connection with
  incentive stock option plan (108 shares)         169                     899                                (352)        716
Cash dividends, preferred stock                                                       (563)                               (563)
Decrease in obligation to ESOP                                                                   1,026                   1,026
Common stock issued (1,725 shares)               2,695                  23,079                                          25,774
Tax benefit from ESOP dividends                                            197                                             197
Proceeds from issuance of common stock
  under dividend reinvestment plan
  (85 shares)                                      127                   1,485                                           1,612
Fair value adjustment on available for
  sale securities, net of tax                                                        4,453                               4,453
                                             ---------   ---------   ---------   ---------   ---------   ---------   ---------
Balances at December 31, 1995                   16,880       7,506     112,894      30,723      (4,359)     (1,624)    162,020
Acquisition of Commerce National
  Insurance Services (713 shares)                1,114                  (1,135)                                            (21)
                                             ---------   ---------   ---------   ---------   ---------   ---------   ---------
As adjusted balance at January 1, 1996          17,994       7,506     111,759      30,723      (4,359)     (1,624)    161,999
Net income                                                                          26,625                              26,625
5% common stock dividend and cash paid
  in lieu of fractional shares (534 shares)        834                  10,387     (11,244)                                (23)
Cash dividends, common stock
  ($0.66 per share)                                                                 (7,844)                             (7,844)
Common stock issued in connection with
  incentive stock option plan (78 shares)          121                     622                                             743
Cash dividends, preferred stock                                                       (563)                               (563)
Decrease in obligation to ESOP                                                                   1,026                   1,026
Tax benefit from ESOP dividends                                            197                                             197
Proceeds from issuance of common stock
  under dividend reinvestment plan
  (162 shares)                                     241                   3,156                                           3,397
Fair value adjustment on available for
  sale securities, net of tax                                                       (4,204)                             (4,204)
                                             ---------   ---------   ---------   ---------   ---------   ---------   ---------
Balances at December 31, 1996                $  19,190   $   7,506   $ 126,121   $  33,493   $  (3,333)  $  (1,624)  $ 181,353
                                             =========   =========   =========   =========   =========   =========   =========

See accompanying notes.

Commerce Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial
Statements

1. Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of Commerce Bancorp, Inc. (the Company) and its wholly-owned subsidiaries (Banks), Commerce Bank, N.A. (Commerce NJ), Commerce Bank/Pennsylvania, N.A. (Commerce PA) and Commerce Bank/Shore, N.A. (Commerce Shore). All material intercompany transactions have been eliminated. Certain amounts from prior years have been reclassified to conform with 1996 presentation.

The Company is a multi-bank holding company headquartered in Cherry Hill, New Jersey, operating primarily in the metropolitan Philadelphia and Southern New Jersey markets. Through its subsidiaries, the Company provides retail and commercial banking services, corporate trust services, municipal bond underwriting services, and insurance brokerage services.

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

Commerce Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial
Statements

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

Intangible Assets

The excess of cost over fair value of net assets acquired (goodwill) is included in other assets and is being amortized on a straight-line basis over the period of expected benefit, which approximates 15 years. Goodwill amounted to $3,377,000 and $3,699,000 at December 31, 1996 and 1995, respectively. Other intangible assets are amortized on a straight-line basis over 10- to 15-year lives. Other intangibles amounted to $2,923,000 and $3,374,000 at December 31, 1996 and 1995, respectively.

Earnings and Cash Dividends Per Share

Primary net income per common and common equivalent share is based on the weighted average common shares and common share equivalents outstanding during the period after retroactive recognition is given to the earliest period presented for common stock dividends. Fully diluted net income per share assumes conversion of preferred stock. All common stock per share information has been adjusted for the 5% common stock dividend declared on December 19, 1996.

Income Taxes

The provision for income taxes is based on current taxable income. When income and expenses are recognized in different periods for book purposes, deferred taxes are provided.

Restriction on Cash and Due From Banks

The Banks are required to maintain reserve balances with the Federal Reserve Bank. The weighted average amount of the reserve balances for 1996 and 1995 were approximately $27,769,000 and $31,057,000, respectively.

Recent  Accounting Statement

The Financial Accounting Standards Board (FASB) recently issued Statement No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (FAS 125). FAS 125 requires an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred and to derecognize financial assets when control has been surrendered in accordance with the criteria provided in FAS 125. FAS 125 is applicable to transactions occurring after December 31, 1996, except for provisions dealing with securities lending and repurchase/dollar repurchase agreements, which will become effective after December 31, 1997. The adoption of FAS 125 is not expected to have a material impact on the Company's results of operations or financial condition.

Commerce Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial
Statements

2. Mergers and Acquisitions

On November 15, 1996, two insurance brokerage agencies, Keystone National Companies, Inc., Cherry Hill, New Jersey, and Morales, Potter & Buckelew, Inc., t/a Buckelew & Associates, Toms River, New Jersey, were acquired by the Company and thereafter merged to form Commerce National Insurance Services, Inc. ("Commerce Insurance"). Effective December 1, 1996, a third insurance brokerage agency, Chesley & Cline, Inc., Mt. Holly, New Jersey, was merged with and into Commerce Insurance. The Company issued approximately 713,000 shares of common stock in exchange for all of the outstanding shares of these agencies. The transactions were accounted for as poolings of interests. However, financial statements of the periods prior to the acquisitions have not been restated as the changes would be immaterial.

Effective January 1, 1997 a fourth insurance brokerage agency, Colkate, Inc., t/a The Morrissey Agency ("Morrissey"), Mount Laurel, New Jersey, was merged with and into Commerce Insurance. The Company issued approximately 27,000 shares of common stock in exchange for all of the outstanding shares of Morrissey. The transaction was accounted for as a pooling of interests.

Effective January 21, 1997, the Company acquired Independence Bancorp, Inc. ("Independence"), a one bank holding company headquartered in Bergen County, New Jersey, with approximately $377 million in assets and $348 million in deposits. The Company issued approximately 2,660,000 shares of common stock to shareholders of Independence based on an exchange ratio of .98175 of a share of the Company's common stock for each share of Independence common stock. The transaction was accounted for as a pooling of interests.

A summary of unaudited pro forma financial information for the Company and Independence combined follows:

                                         1996         1995         1994
Operating results (in thousands,
   except per share data):
Net interest income                  $125,413     $109,899     $102,997
Noninterest income                     32,776       23,623       19,591
Net income                             28,025       26,535       22,060
Fully diluted net income
   per common and common
   equivalent share                      1.73         1.72         1.62
Average fully diluted shares
   outstanding                         16,124       15,310       13,525


                                         1996        1995
Balance sheet at year-end
   (dollars in thousands):
Assets                             $3,232,216   $2,738,691
Loans                               1,248,840    1,032,801
Deposits                            2,919,670    2,529,186
Stockholders' equity                  204,072      179,865

Commerce Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial
Statements

3. Investment Securities

A summary of the amortized cost and market value of securities available for sale and securities held to maturity (in thousands) at December 31, 1996 and 1995 follows:

                                                                          December 31,
                                                     1996                                                1995
                                               Gross        Gross                                  Gross       Gross
                                Amortized    Unrealized  Unrealized    Market     Amortized     Unrealized  Unrealized     Market
                                   Cost        Gains       Losses       Value        Cost         Gains       Losses       Value
U.S. Government agency and
  mortgage-backed obligations   $ 691,355                $ (10,258)   $ 681,097   $ 511,048    $   1,868    $  (2,471)   $ 510,445
Obligations of state and
  political subdivisions           15,670   $      73                    15,743
Equity securities                   4,560       3,814                     8,374       2,988          846                     3,834
Other                              20,673                                20,673       6,035                                  6,035
                                ---------   ---------    ---------    ---------   ---------    ---------    ---------    ---------
Securities available for sale   $ 732,258   $   3,887    $ (10,258)   $ 725,887   $ 520,071    $   2,714    $  (2,471)   $ 520,314
                                ---------   ---------    ---------    ---------   ---------    ---------    ---------    ---------
U.S. Government agency and
  mortgage-backed obligations   $ 690,704                $ (20,836)   $ 669,868   $ 653,522                 $ (11,173)   $ 642,349
Obligations of state and
  political subdivisions           16,114                                16,114      12,289    $      10                    12,299
Other                              16,493                                16,493      16,891                                 16,891
                                ---------   ---------    ---------    ---------   ---------    ---------    ---------    ---------
Securities held to maturity     $ 723,311                $ (20,836)   $ 702,475   $ 682,702    $      10    $ (11,173)   $ 671,539
                                =========   =========    =========    =========   =========    =========    =========    =========

The amortized cost and estimated market value of investment securities (in thousands) at December 31, 1996, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because obligors have the right to repay obligations without prepayment penalties.

                                             Available for Sale         Held to Maturity
                                           Amortized      Market     Amortized      Market
                                             Cost         Value        Cost         Value
Due in one year or less                    $ 60,105     $ 60,217     $ 31,518     $ 31,518
Due after one year through five years        25,223       24,981           18           18
Due after five years through ten years        9,027        9,080          995          995
Due after ten years                          21,777       20,730

Mortgage-backed securities                  611,566      602,505      690,780      669,944
Equity securities                             4,560        8,374
                                           --------     --------     --------     --------
                                           $732,258     $725,887     $723,311     $702,475
                                           ========     ========     ========     ========

Proceeds from sales of securities available for sale during 1996, 1995, and 1994 were $83,701,000, $189,000, and $961,000, respectively. Gross gains of $1,337,000, $106,000 and $641,000 were realized on the sales in 1996, 1995, and
1994, respectively.

At December 31, 1996 and 1995, investment securities with a carrying value of $268,373,000 and $219,459,000, respectively, were pledged to secure deposits of public funds.

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

At December 31, 1996, the unrealized depreciation in securities available for sale included in retained earnings totaled $4,039,000, net of tax, compared to unrealized appreciation of $165,000, net of tax, at December 31, 1995.

Commerce Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial
Statements

4. Loans

The following is a summary of loans outstanding (in thousands) at December 31, 1996 and 1995:

                                                         December 31,
                                                     1996           1995
Commercial real estate:
        Owner-occupied                         $  167,702     $  149,258
        Other                                     226,537        206,422
        Construction                               45,359         46,816
                                               ----------     ----------
                                                  439,598        402,496

Commercial loans:
        Term                                      138,688        110,252
        Line of credit                             82,886         59,122
        Demand                                         77            127
                                               ----------     ----------
                                                  221,651        169,501
Consumer:
        Mortgages (1-4 family residential)        119,486        104,515
        Installment                                48,970         41,212
        Home equity                               257,772        182,103
        Credit lines                                8,692          7,688
                                               ----------     ----------
                                                  434,920        335,518
                                               ----------     ----------
                                               $1,096,169     $  907,515
                                               ==========     ==========

At December 31, 1996 and 1995, loans of approximately $5,847,000 and $5,341,000, respectively, were outstanding to certain of the Company's and the Banks' directors and officers, and approximately $13,306,000 and $11,784,000, respectively, of loans were outstanding from companies in which certain of the Company's and the Banks' directors and officers are associated, exclusive of loans to any such person and associated companies which in aggregate did not exceed $60,000. The terms of these loans are substantially the same as those prevailing at the time for comparable unrelated transactions. A summary (in thousands) of the related party loans outstanding at December 31, 1996 is as follows:

                            1996

Balance, January 1       $17,329
New loans                  8,275
Loan payments              6,450
                         -------
Balance, December 31     $19,154
                         =======

The Company engaged in certain activities with other entities which are affiliated with directors of the Company. The Company received real estate appraisal services from a company owned by a director of the Company. Such real estate appraisal services amounted to $195,000 in 1996, $222,500 in 1995, and $264,000 in 1994. The Company received legal services from two law firms of which two directors of the Company are partners. Such aggregate legal services amounted to $1,243,000 in 1996, $1,371,000 in 1995, and $1,307,000 in 1994.

Commerce Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial
Statements

5. Allowances for Loan Losses

The following is an analysis of changes in the allowance for loan losses (in thousands) for 1996, 1995, and 1994:

                                 1996          1995          1994

Balance, January 1           $ 13,320      $ 12,036      $ 10,023
Provision charged to
  operating expense             2,997         2,215         4,210
Recoveries of loans

  previously charged off          426           590           245
Loan charge-offs               (2,404)       (1,521)       (2,442)
                             --------      --------      --------
Balance, December 31         $ 14,339      $ 13,320      $ 12,036
                             ========      ========      ========

6. Nonaccrual and Restructured Loans and Other Real Estate

The total of non-performing loans (nonaccrual and restructured loans) was $9,118,000 and $8,499,000 at December 31, 1996 and 1995, respectively.
Non-performing loans of $1,758,000, $5,664,000, and $1,861,000 net of charge offs of $250,000, $103,000, and $153,000 were transferred to other real estate during 1996, 1995, and 1994, respectively. Other real estate ($8,032,000 and $10,561,000 at December 31, 1996 and 1995, respectively) is included in other assets.

At December 31, 1996 and 1995 , the recorded investment in loans considered to be impaired under FASB Statement No. 114 "Accounting by Creditors for Impairment of a Loan" totaled $7,213,000 and $6,668,000, respectively, all of which are included in non-performing loans. As permitted, all homogenous smaller balance consumer and residential mortgage loans are excluded from individual review for impairment. The majority of impaired loans were measured using the fair market of collateral. No portion of the allowance for loan losses for 1996 or 1995 was allocated to these loans. During 1996 and 1995, impaired loans averaged approximately $7,097,000 and $7,227,000 respectively. Interest income of approximately $1,050,000 and $943,000 would have been recorded on non-performing loans (including impaired loans) in accordance with their original terms in 1996 and 1995, respectively. Actual interest income recorded on these loans amounted to $262,000 and $299,000 during 1996 and 1995, respectively.

7. Bank Premises, Equipment, and Leases

A summary of bank premises and equipment (in thousands) is as follows:

                                               December 31,
                                             1996         1995
Land                                     $ 18,123     $ 15,320
Buildings                                  41,107       33,779
Leasehold improvements                      5,206        5,391
Furniture, fixtures and equipment          48,727       38,723
Leased property under capital leases          124          124
                                         --------     --------
                                          113,287       93,337

Less accumulated depreciation
and amortization                           25,330       19,048
                                         --------     --------
                                         $ 87,957     $ 74,289
                                         ========     ========

Commerce Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial
Statements

At December 31, 1996, Commerce NJ leased one of its branches under a capital lease with an unrelated party. All other branch leases are accounted for as operating leases with the related rental payments being expensed ratably over the life of the lease.

The Company leases its headquarters building from a limited partnership in which the Company is a 49% limited partner at December 31, 1996. The lease is accounted for as an operating lease with an annual rent of $965,000. The lease expires in 2001 and is renewable for five additional terms of five years each. The Company leases its operations facility from a limited partnership in which the Company is a 44% limited partner at December 31, 1996. The lease is accounted for as an operating lease with an annual rent of $572,000. The lease expires in 2004 and is renewable for two additional terms of five years each.

At December 31, 1996, the Company leased from related parties under separate operating lease agreements the land on which it has constructed five branch offices. The aggregate annual rental under these related party leases for 1996, 1995, and 1994 was approximately $200,000. These leases expire periodically through 2010 but are renewable through 2030. Aggregate annual rentals escalate to $274,000 in 2004.

The Company leases land to a limited partnership partially comprised of the directors of Commerce PA and Commerce NJ. The initial lease term is 25 years, with two successive 10-year options. As of December 31, 1996, the future minimum lease payments to be received by the Company amount to approximately $55,000 for each of the next three years and $487,000 thereafter for the remainder of the initial lease term. In accordance with the provision of the land lease, the limited partnership constructed and owns the office building located on the land. Commerce PA leases the building as a branch facility through 2010.

Total rent expense charged to operations under operating leases was approximately $2,829,000 in 1996, $2,728,000 in 1995, and $2,524,000 in 1994.

The future minimum rental commitments, by year, under the non-cancelable leases are as follows (in thousands) at December 31, 1996:

                              Capital                  Operating
1997                          $   12                    $2,800
1998                              12                     2,805
1999                              12                     2,625
2000                              12                     2,310
2001                              12                     2,201
Later years                      155                    12,236
                                ----                   -------
Net minimum lease payment       $215                   $24,977
                                ----                   -------
Less amount representing
  interest                       111
                                ----                   -------
Present value of net minimum
  lease payments                $104
                                ====                   =======

The Company obtained interior design and general contractor services for $526,000, $496,000, and $468,000 in 1996, 1995, and 1994, respectively, from a business owned by the spouse of the Chairman of the Board of the Company. Additionally, the business received commissions of approximately $990,000, $931,000, and $962,000 in 1996, 1995, and 1994, respectively, on furniture and facility purchases made directly by the Company.

Commerce Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial
Statements

8. Deposits

The aggregate amount of time certificates of deposits in denominations of $100,000 or more was $258,921,000 and $221,945,000 at December 31, 1996 and
1995, respectively.

9. Other Borrowed Money

Other borrowed money consisted of securities sold under agreements to repurchase, which ranged up to three months in maturity. The following table represents information for securities sold under agreements to repurchase.

                                                 December 31,
                                         1996                    1995
                                              Average                   Average
                                   Amount      Rate       Amount         Rate
Securities sold under
  agreements to repurchase        $70,000      6.33%
Average amount outstanding         21,398      5.87      $101,240        6.30%
Maximum month-end balance          70,000                 347,531
                                  -------      ----      --------        ----

As of December 31, 1996, the Company had a line of credit of $346,851,000 available from the Federal Home Loan Bank of New York.

10.Long-Term Debt

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

11.Income Taxes

The provision for income taxes consists of the following (in thousands):

                     1996         1995          1994
Current:
     Federal     $ 13,757     $ 12,999      $ 11,917
     State            844          985           806
Deferred:
     Federal          171         (459)       (1,038)
     State             55         (116)          (67)
                 --------     --------      --------
                 $ 14,827     $ 13,409      $ 11,618
                 ========     ========      ========

The above provision includes income taxes related to securities gains of $468,000, $37,000 and $224,000 for 1996, 1995, and 1994, respectively.

Commerce Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial
Statements

The provision for income taxes differs from the expected statutory provision as follows:

                                                1996         1995         1994

Expected provision at statutory rate:           35.0%        35.0%        35.0%
Difference resulting from:
    Tax-exempt interest on loans                (0.3)        (0.4)        (0.6)
    Tax-exempt interest on securities           (0.8)        (0.3)        (0.1)
    Purchase accounting adjustments              0.3          0.3          0.3
    Other                                        1.6          1.7          1.7
                                                ----         ----         ----
                                                35.8%        36.3%        36.3%
                                                ====         ====         ====

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The significant components of the Company's deferred tax liabilities and assets as of December 31, 1996 and 1995 are as follows (in thousands):


                                           1996       1995
Deferred tax assets:
    Loan loss reserves                   $5,609     $5,157
    Other reserves                          223        181
    Fair value adjustment, available
      for sale securities                 2,333
    Investment valuations                    48         48
    Net operating losses                               181
    Other                                   831        756
                                         ------     ------
Total deferred tax assets                 9,044      6,323
                                         ------     ------
Deferred tax liabilities:
    Depreciation                          1,564        977
    Intangibles                             227        102
    Fair value adjustment, available
      for sale securities                               77
    Other                                 1,170        534
                                         ------     ------
Total deferred tax liabilities            2,961      1,690
                                         ------     ------
Net deferred assets                      $6,083     $4,633
                                         ======     ======

12. Commitments and Letters of Credit

In the normal course of business, there are various outstanding commitments to extend credit, such as letters of credit, which are not reflected in the accompanying financial statements. These arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Company's normal credit policies. Collateral is obtained based on management's credit assessment of the borrower. At December 31, 1996, the Banks had outstanding standby letters of credit in the amount of $15,322,000.

Commerce Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial
Statements

In addition, the Banks are committed as of December 31, 1996 to advance $49,867,000 on construction loans, $91,227,000 on home equity lines of credit and $60,031,000 on lines of credit. All other commitments total approximately $90,539,000. The Company anticipates no material losses as a result of these transactions.

13. Dividends

On December 19, 1996, the Board of Directors declared a cash dividend of $0.20 for each share of common stock outstanding and a 5% stock dividend payable January 21, 1997 to stockholders of record on January 8, 1997. Payment of the stock dividend will result in the issuance of 611,134 additional common shares and cash of $23,850 in lieu of fractional shares.

14. Common Stock and Preferred Stock

At December 31, 1996 , the Company's common stock had a par value of $1.5625. The Company had 20,000,000 shares authorized as of this date.

At December 31, 1996 the Company had 417,000 shares of Series C ESOP Cumulative Convertible Preferred Stock authorized and issued without par value, (stated value of $1.00 per share) which is convertible at any time into the common stock on a share-for-share basis, after adjustment for common stock dividends and splits. The annual dividend is $1.35 per share payable quarterly. The Series C ESOP Cumulative Convertible Preferred Stock is redeemable at the option of the Company. These shares have been issued to the Company's Employee Stock Ownership Plan (see Note 15).

15. Benefit Plans

Employee Stock Option Plan

The Company has an Employee Stock Option Plan (the Plan) for the officers and employees of the Company and the Banks as well as a plan for its non-employee directors. The Plan authorizes the issuance of up to 1,157,625 shares of common stock (as adjusted for stock dividends) upon the exercise of options. The option price for options issued under the Plan must be at least equal to 100% of the fair market value of the Company's common stock as of the date the option is granted. These options generally become exercisable to the extent of 25% annually beginning one year from the date of grant, although the amount exercisable beginning one year from the date of grant may be greater depending on the employees' length of service. The options expire not later than 10 years from the date of grant.

Information concerning option activity for 1996 is as follows:

                                    Shares Under      Weighted Average
                                       Option          Exercise Price
Balance at January 1, 1996            1,076,370          $   12.63
Options granted                         703,791              24.45
Options exercised                        87,610              11.11
Options canceled                        23,115              17.22
Balance at December 31, 1996          1,663,899              17.68
                                     ----------          ---------

Commerce Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial
Statements

Information concerning options outstanding as of December 31, 1996 is as follows:

                                      Options Outstanding                       Options Exercisable
                                       Weighted-Average        Weighted-                      Weighted-
Range of                  Number          Remaining             Average        Number          Average
exercise prices        Outstanding     Contractural Life    Exercise Price  Exercisable    Exercise Price
$4.44 to $14.99          689,425            6.43                $11.11        636,196          $10.99
$15.00 and greater       974,474            9.77                 22.34        244,222           16.93

All shares and per share prices have been adjusted for the 5% common stock dividend declared on December 19, 1996.

The Company has elected not to adopt the recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation" (FAS 123), which requires a fair value based method of accounting for all employee stock compensation plans. The Company will continue to follow APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations to account for its stock-based compensation plans. If the Company had accounted for stock options granted in 1996 and 1995 under the fair value provisions of FAS 123, net income and earnings per share would have been as follows (in thousands, except per share amounts):

                                             1996                1995
Pro forma net income                   $   25,632          $   22,847

Pro forma earnings per share:
  Primary                              $     2.01          $     1.87
  Fully diluted                              1.91                1.81

Due to the inclusion of only options granted in 1996 and 1995, the pro forma effects of applying FAS 123 in 1996 and 1995 may not be representative of the pro forma impact in future years.

The fair value of options granted in 1996 and 1995 was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rates of 6.16% to 6.70%, dividend yield of 4%, volatility factors of the expected market price of the Company's common stock of .215 to .332, and a weighted average expected life of the options of 4 years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

Commerce Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial
Statements

Employee Stock Ownership Plan

As of December 31, 1996 the Company maintains an Employee Stock Ownership Plan
(ESOP) for the benefit of its officers and employees who meet age and service requirements. The ESOP held 417,000 shares of Series C ESOP Cumulative Convertible Preferred Stock, purchased at a price of $18.00 per share. The Company guarantees a loan outstanding held by the ESOP. The loan is payable in quarterly installments with the final payment due January 28, 2000. The loan currently bears interest at a variable rate, although the rate can be fixed at future repricing dates in accordance with the loan agreement. The preferred stock has been pledged as security to the loan and pays an annual dividend of $1.35 per share, which the ESOP applies to its obligations under the loan. Employer contributions are determined at the discretion of the Board of Directors but will be sufficient to enable the ESOP to discharge current obligations, including interest, under the loan. The total contribution expense associated with the Plan for 1996, 1995, and 1994 was $885,000, $934,000, and $648,000, respectively.

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

The following table represents the carrying amounts and fair values of the Company's financial instruments at December 31, 1996 and 1995:

                                                                    December 31,
                                                     1996                               1995
                                           Carrying           Fair           Carrying          Fair
                                            Amount            Value           Amount           Value
Financial assets:
        Cash and cash equivalents        $   172,527      $   172,527      $   177,015     $   177,015
        Mortgages held for sale                1,314            1,314            5,442           5,442
        Trading securities                    15,327           15,327            8,843           8,843
        Investment securities              1,449,198        1,428,362        1,203,016       1,191,853
        Loans (net)                        1,081,830        1,102,709          894,195         921,449

Financial liabilities:
        Deposits                           2,573,405        2,584,519        2,225,098       2,233,133
        Other borrowed money                  70,000           70,000
        Obligation to ESOP                     3,333            3,333            4,359           4,359
        Long-term debt                        23,000           24,610           23,000          25,663
                                         -----------      -----------      -----------     -----------

Off-balance sheet instruments:
        Standby letters of credit                         $      (153)                     $      (128)
        Commitments to extend credit                             (550)                            (440)

Commerce Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial
Statements

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

Commerce Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial
Statements

17. Quarterly Financial Data (Unaudited)

The following represents summarized unaudited quarterly financial data of the Company which, in the opinion of management, reflects adjustments (comprising only normal recurring accruals) necessary for fair presentation (in thousands, except per share amounts):

                                                Three Months Ended
                                  December 31 September 30  June 30    March 31
1996
Interest income                     $48,300     $45,783     $43,411     $41,870
Interest expense                     19,154      18,059      16,888      16,757
Net interest income                  29,146      27,724      26,523      25,113
Provision for loan losses               824         825         674         674
Net investment securities gains         820                                 517
Provision for federal and state
  income taxes                        4,320       3,329       3,670       3,508
Net income                            7,760       6,008       6,596       6,261
Net income applicable to
  common stock                        7,619       5,867       6,456       6,120
Net income per common share:
  Primary                           $  0.59     $  0.47     $  0.52     $  0.50
  Fully diluted                        0.55        0.45        0.50        0.48

1995
Interest income                     $41,937     $41,574     $41,594     $40,417
Interest expense                     17,134      17,603      17,938      17,537
Net interest income                  24,803      23,971      23,656      22,880
Provision for loan losses               582         388         388         857
Net investment securities gains                      88          18
Provision for federal and state
  income taxes                        3,482       3,577       3,356       2,994
Net income                            6,149       6,277       5,816       5,243
Net income applicable to
  common stock                        6,008       6,136       5,676       5,102
Net income per common share:
  Primary                           $  0.49     $  0.50     $  0.47     $  0.46
  Fully diluted                        0.47        0.48        0.46        0.44

Commerce Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial
Statements

18. Condensed Financial Statements of the Parent Company and Other Matters

Balance Sheets

                                                         December 31,
(dollars in thousands)                               1996              1995
Assets
Cash                                            $   8,294         $   5,979
Securities available for sale                       8,374             4,077
Securities held to maturity                            77               110
Investment in Banks                               186,724           172,392
Other assets                                        8,713             8,850
                                                ---------         ---------
                                                $ 212,182         $ 191,408
                                                =========         =========
Liabilities
Other liabilities                               $   4,496         $   2,029
Long-term debt                                     23,000            23,000
Obligation to Employee Stock
  Ownership Plan (ESOP)                             3,333             4,359
                                                ---------         ---------
                                                   30,829            29,388
                                                =========         =========
Stockholders' equity
Common stock                                       19,190            16,880
Series C preferred stock                            7,506             7,506
Capital in excess of par or stated value          126,121           112,894
Retained earnings                                  33,493            30,723
                                                ---------         ---------
                                                  186,310           168,003
Less commitment to ESOP                             3,333             4,359
Less treasury stock                                 1,624             1,624
                                                =========         =========
    Total stockholders' equity                    181,353           162,020
                                                ---------         ---------
                                                $ 212,182         $ 191,408
                                                =========         =========

Statements of Income

                                                            Year Ended December 31,
(dollars in thousands)                               1996              1995              1994
Income:
  Dividends from Banks                          $  11,406         $   8,203         $   4,400
  Interest income                                     728               207               203
  Other                                               173               325               872
                                                ---------         ---------         ---------
                                                   12,307             8,735             5,475
                                                ---------         ---------         ---------
Expenses:
  Interest expense                                  2,025             2,025             2,025
  Operating expenses                                1,911             1,479             1,601
                                                ---------         ---------         ---------
                                                    3,936             3,504             3,626
Income before income taxes and equity
  in undistributed income of Banks                  8,371             5,231             1,849
Income tax benefit                                   (975)             (956)             (834)
                                                    9,346             6,187             2,683
Equity in undistributed income of Banks            17,279            17,298            17,694
                                                ---------         ---------         ---------
Net income                                         26,625            23,485            20,377
Dividends on preferred stock                          563               563             1,074
                                                ---------         ---------         ---------
Net income applicable to common stock           $  26,062         $  22,922         $  19,303
                                                =========         =========         =========

Commerce Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial
Statements

Statements of Cash Flows

                                                                    Year Ended December 31,
(dollars in thousands)                                        1996          1995          1994
Operating activities:
  Net income                                              $ 26,625      $ 23,485      $ 20,377
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Undistributed income of Banks                        (17,279)      (17,298)      (17,694)
      Gains on sales of securities available for sale                       (106)         (641)
      Decrease in other assets                                 137           429           699
      Increase in other liabilities                          1,428           706            44
                                                          --------      --------      --------
          Net cash provided by operating activities         10,911         7,216         2,785
Investing activities:
  Investment in Banks                                       (3,000)      (25,925)       (2,900)
  Proceeds from sale of securities available for sale                        189           961
  Purchase of equity securities                             (1,572)         (918)
  Other                                                         69            18          (139)
                                                          --------      --------      --------
          Net cash used by investing activities             (4,503)      (26,636)       (2,078)
Financing activities:
  Net proceeds from common stock offering                                 25,774
  Tax benefit from ESOP dividends                              197           197           197
  Proceeds from issuance of common stock
    under dividend reinvestment plan                         3,397         1,612           952
  Cash dividends                                            (8,430)       (7,116)       (5,796)
  Proceeds from exercise of stock options                      743         1,068           961
  Purchase of treasury stock                                                (352)         (214)
  Redemption of preferred B stock                                                          (61)
                                                          --------      --------      --------
          Net cash (used) provided by financing
            activities                                      (4,093)       21,183        (3,961)
Increase (decrease) in cash and cash equivalents             2,315         1,763        (3,254)
Cash and cash equivalents at beginning of year               5,979         4,216         7,470
                                                          --------      --------      --------
Cash and cash equivalents at end of year                  $  8,294      $  5,979      $  4,216
                                                          --------      --------      --------

Supplemental disclosures of cash flow information:
  Cash paid during the period for:
    Interest                                              $  1,926      $  1,926      $  1,926
    Income taxes                                            11,905        12,245        11,763
                                                          --------      --------      --------

Commerce Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial
Statements

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

The approval of the Comptroller of the Currency is required for a national bank to pay dividends if the total of all dividends declared in any calendar year exceeds net profits (as defined) for that year combined with its retained net profits for the preceding two calendar years. Under this formula, Commerce NJ, Commerce PA and Commerce Shore can declare dividends in 1997 without approval of the Comptroller of the Currency of approximately $23,259,000, $4,116,000, and $7,201,000, respectively, plus an additional amount equal to each bank's net profit for 1997 up to the date of any such dividend declaration.

The Federal Reserve Act requires the extension of credit by Commerce NJ, Commerce PA and Commerce Shore to certain affiliates, including Commerce Bancorp, Inc. (parent), be secured by readily marketable securities, that extension of credit to any one affiliate be limited to 10% of the capital and capital in excess of par or stated value, as defined, and that extensions of credit to all such affiliates be limited to 20% of capital and capital in excess of par or stated value. At December 31, 1996 and 1995, the Company complies with these guidelines.

The Company and its subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and its subsidiaries to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-based assets (as defined) and of Tier I capital to average assets (as defined), or leverage. Management believes, as of December 31, 1996, that the Company and its subsidiaries meet all capital adequacy requirements to which they are subject.

Commerce Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial
Statements

The following table presents the Company's and Commerce NJ's risk-based and leverage capital ratios at December 31, 1996 and 1995:

                                                                     Per Regulatory Guidelines
                                         Actual                   Minimum             "Well Capitalized"
                                 Amount          Ratio      Amount        Ratio      Amount         Ratio
December 31, 1996
Company
  Risk based capital ratios:
    Tier 1                       $179,571        12.64%    $ 56,805        4.00%    $ 85,208         6.00%
    Total capital                 216,910        15.27      113,610        8.00      142,013        10.00
  Leverage ratio                  179,571         6.44       83,593        3.00      139,322         5.00

Commerce NJ
  Risk based capital ratios:
    Tier 1                       $146,226        13.61%    $ 42,984        4.00%    $ 64,475         6.00%
    Total capital                 157,735        14.68       85,967        8.00      107,459        10.00
  Leverage ratio                  146,226         7.06       62,165        3.00      103,609         5.00

December 31, 1995
Company
  Risk based capital ratios:
    Tier 1                       $155,502        13.02%    $ 47,771        4.00%    $ 71,656         6.00%
    Total capital                 191,822        16.06       95,542        8.00      119,427        10.00
  Leverage ratio                  155,502         6.54       71,534        3.00      119,223         5.00

Commerce NJ
  Risk based capital ratios:
    Tier 1                       $135,393        14.40%    $ 37,615        4.00%    $ 56,422         6.00%
    Total capital                 146,217        15.55       75,230        8.00       94,037        10.00
  Leverage ratio                  135,393         7.20       56,356        3.00       93,927         5.00

Commerce Bancorp, Inc. and Subsidiaries Selected Financial Data

The Board of Directors and Stockholders
Commerce Bancorp, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Commerce Bancorp, Inc. and Subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Commerce Bancorp, Inc. and Subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.


                                                  /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
January 24, 1997

Corporate Information

Headquarters
  Commerce Bancorp, Inc.
  Commerce Atrium
  1701 Route 70 East
  Cherry Hill, New Jersey
  08034-5400

Annual Shareholders' Meeting
CommerceBancorp, Inc.'s annual shareholders' meeting will be held on Tuesday, June 17, 1997 at 5:30 p.m. at Commerce University, 17000 Horizon Way at Springdale Road, Mount Laurel, New Jersey.

Dividend Reinvestment and Stock Purchase Plan
Commerce Bancorp, Inc. offers its shareholders a convenient plan to increase their investment in the company. Through the Dividend Reinvestment and Stock Purchase Plan, holders of common stock may have their quarterly dividends and optional cash payments of up to $5,000 per quarter reinvested in additional common shares at a 3% discount from the market price and without brokerage fees, commissions, or service charges. Shareholders not enrolled in this plan, as well as brokers and custodians who hold stock for clients, may receive a plan prospectus and enrollment card by contacting ChaseMellon Shareholder Services, LCC at (800) 526-0801.

Contacts
Analysts, portfolio managers, and others seeking financial information about Commerce Bancorp, Inc. should contact C. Edward Jordan, Jr., Executive Vice President, at (609) 751-9000.

News media representatives and others seeking general corporate information should contact John J. Cunningham, Jr., Senior Vice President, at (609) 751-9000.

Shareholders seeking assistance should contact Cathy L. Lowther, Assistant Secretary. For assistance with stock records, please contact ChaseMellon Shareholder Services, LCC at (800) 526-0801.


Annual Report and Form 10-K
Additional copies of Commerce Bancorp, Inc.'s Annual Report and Form 10-K are available without charge by writing

  Commerce Bancorp, Inc.
  Shareholder Relations
  1701 Route 70 East
  Cherry Hill, New Jersey 08034-5400.

New York Stock Exchange Symbol
Shares of Commerce Bancorp, Inc.'s common stock are traded on the New York Stock Exchange under the symbol CBH.

Transfer and Dividend Paying Agent/Registrar
  ChaseMellon Shareholder Services, LCC
  85 Challenger Road
  Overpeck Centre
  Ridgefield Park, NJ   07660