Form 10-K405, Exhibit 13
period 1998-12-31
COMMERCE BANCORP INC /NJ/
filed 1999-03-26
CIK 715096

Commerce Bancorp, Inc. and Subsidiaries Selected Financial Data

------------------------------------------------------------------------------------------------------------------------------------
                                                                             Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share data)    1998               1997               1996               1995               1994
------------------------------------------------------------------------------------------------------------------------------------
Income Statement Data:
  Net interest income                     $     173,727      $     147,140      $     125,413      $     109,899      $     102,997
  Provision for loan losses                       5,867              4,668              4,857              2,774              5,224
  Noninterest income                             88,947             57,374             32,776             23,623             19,591
  Noninterest expense                           181,967            137,929            109,031             89,316             82,734
  Income before income taxes                     74,840             61,917             44,301             41,432             34,630
  Net income                                     49,318             40,325             28,250             26,652             22,145
Balance Sheet Data:
  Total assets                            $   4,894,065      $   3,938,967      $   3,232,152      $   2,738,587      $   2,571,704
  Loans (net)                                 1,904,954          1,390,028          1,248,880          1,032,801            916,437
  Securities available for sale               1,283,504          1,315,120            767,487            571,553            126,437
  Securities held to maturity                 1,127,658            874,032            837,512            772,999          1,257,551
  Trading securities                             85,359              7,911             15,327              8,843
  Federal funds sold                                                                   26,975             42,370             18,300
  Deposits                                    4,435,115          3,369,404          2,919,670          2,529,186          2,099,247
  Long-term debt                                 24,282             25,308             26,333             27,359             28,385
  Trust preferred securities                     57,500             57,500
  Stockholders' equity                          300,716            250,760            203,964            179,695            126,582
Per Share Data:
  Net income-basic                        $        2.08      $        1.79      $        1.37      $        1.30      $        1.18
  Net income-diluted                               1.98               1.69               1.26               1.23               1.11
  Cash dividends                                   0.92               0.57               0.48               0.42               0.39
  Book value                                      12.50              10.89               9.17               8.81               6.82
  Average shares outstanding:
    Basic                                        23,668             22,197             20,017             19,653             17,357
    Diluted                                      24,951             23,786             22,372             21,536             19,753
Selected Ratios:
  Performance
  Return on average assets                         1.13%              1.13%              0.96%              1.01%              0.89%
  Return on average equity                        17.67              18.18              15.43              16.57              18.54
  Net interest margin                              4.38               4.55               4.72               4.58               4.51
Liquidity and Capital
  Average loans to average deposits               41.81%             42.42%             42.84%             41.92%             43.24%
  Dividend payout                                 44.04              32.04              34.89              32.52              32.82
  Stockholders' equity to total assets             6.14               6.37               6.31               6.56               4.92
  Risk-based capital:
    Tier 1                                        12.98              15.66              12.57              12.64              10.04
    Total                                         14.66              17.97              15.09              15.49              13.08
  Leverage capital                                 7.36               7.81               6.46               6.43               4.93
Asset Quality
  Non-performing assets to total
    year-end assets                                0.27%              0.44%              0.60%              0.81%              1.05%
  Net charge-offs to average loans
    outstanding                                    0.04               0.10               0.25               0.14               0.35
  Non-performing loans to total
    year-end loans                                 0.37               0.82               0.89               0.97               1.64
  Allowance for loan losses to total
    end of year loans                              1.37               1.51               1.42               1.53               1.58
  Allowance for loan losses to non-
    performing loans                             371.28             183.46             159.88             156.72              96.26

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

1998 Overview

In 1998, the Company posted increases in net income, deposits, loans, and assets. The increase in net income was due to increases in net interest income and noninterest income, which offset increased noninterest expenses. Loan growth totaled 37% for 1998, and deposit growth totaled 32%. At December 31, 1998, the Company had total assets of $4.9 billion, total loans of $1.9 billion, total investment securities of $2.5 billion, and total deposits of $4.4 billion.

Segment Reporting

The Company operates one reportable segment of business, Community Banks, as more fully described in Note 19 to the Consolidated Financial Statements on page
41. The following table summarizes net income by segment for each of the last three years:

------------------------------------------------------------
                                     Net Income
------------------------------------------------------------
                         1998          1997          1996
------------------------------------------------------------
Community Banks        $ 50,378      $ 41,429      $ 30,133
Parent/Other             (1,060)       (1,104)       (1,883)
------------------------------------------------------------
Consolidated total     $ 49,318      $ 40,325      $ 28,250
------------------------------------------------------------

Average Balances and Net Interest Income

The table on page 4 sets forth balance sheet items on a daily average basis for the years ended December 31, 1998, 1997, and 1996 and presents the daily average interest rates earned on assets and the daily average interest rates paid on liabilities for such periods. During 1998, average interest earning assets totaled $4.0 billion, an increase of $754.5 million, or 23% over 1997. This increase resulted primarily from the increase in the average balance of loans, which rose $286.9 million, and the average balance of investment securities, which rose $459.7 million during 1998. The growth in the average balance of interest earning assets was funded primarily by an increase in the average balance of deposits (including noninterest-bearing demand deposits) of $733.0 million.

Net Interest Income and Net Interest Margin

Net interest margin on a tax-equivalent basis was 4.38% for 1998, a decrease of 17 basis points from 1997.

Net interest income on a tax-equivalent basis (which adjusts for the tax-exempt status of income earned on certain loans and investments to express such income as if it were taxable) for 1998 was $176.1 million, an increase of $27.6 million, or 19%, over 1997. Interest income on a tax-equivalent basis increased to $291.7 million from $245.5 million, or 19%. This increase was primarily related to volume increases in the loan and investment portfolios. Interest expense for 1998 rose $18.5 million to $115.6 million from $97.0 million in 1997. This increase was primarily related to increases in the Company's levels of deposits.

The tax-equivalent yield on interest earning assets during 1998 was 7.25%, a decrease of 27 basis points from 7.52% in 1997. The decrease resulted primarily from decreased yields in the loan and investment portfolios due to the level and timing of changes in general market interest rates during 1998 as compared to 1997.

The cost of interest-bearing liabilities decreased six basis points in 1998 to 3.57% from 3.63% in 1997. The decrease resulted primarily from lower market interest rates in 1998 as compared to 1997. The cost of total funding sources decreased 10 basis points in 1998 to 2.87% from 2.97%.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

The following table presents the major factors that contributed to the changes in net interest income for the years ended December 31, 1998 and 1997 as compared to the respective previous periods.

---------------------------------------------------------------------------------------------------
                                     1998 vs. 1997                         1997 vs. 1996
                                  Increase (Decrease)                   Increase (Decrease)
                                 Due to Changes in (1)                 Due to Changes in (1)
---------------------------------------------------------------------------------------------------
                            Volume       Rate         Total       Volume     Rate          Total
---------------------------------------------------------------------------------------------------
(dollars in thousands)
Interest on
  investments:
    Taxable                 $27,766     $(4,909)     $22,857     $26,681   $    610       $27,291
    Tax-exempt                 (342)        750          408         983       (416)          567
    Trading                   1,562          82        1,644          49        (91)          (42)
    Federal
      funds sold                412         (57)         355      (1,577)       197        (1,380)
Interest on loans:
    Commercial
      real estate             8,222      (1,614)       6,608       5,198       (516)        4,682
    Commercial                4,884        (836)       4,048       3,233         53         3,286
    Consumer                 10,654      (1,347)       9,307       7,842       (811)        7,031
    Tax-exempt                  935         (31)         904         297         (3)          294
---------------------------------------------------------------------------------------------------
Total interest
  income                     54,093      (7,962)      46,131      42,706       (977)       41,729
---------------------------------------------------------------------------------------------------
Interest expense:
  Regular
    savings                   2,759        (922)       1,837       2,260      1,252         3,512
  N.O.W.
    accounts                  1,472         (77)       1,395      (5,843)       535        (5,308)
  Money
    market plus               6,082         407        6,489      10,796       (506)       10,290
  Time
    deposits                  3,422         431        3,853       1,404        192         1,596
  Public funds                4,027        (194)       3,833       3,388       (415)        2,973
  Other
    borrowed
    money                    (1,338)        207       (1,131)      3,735         55         3,790
  Long-term
    debt                      2,218          22        2,240       2,860          2         2,862
---------------------------------------------------------------------------------------------------
Total interest
  expense                    18,642        (126)      18,516      18,600      1,115        19,715
---------------------------------------------------------------------------------------------------
Net increase                $35,451     $(7,836)     $27,615     $24,106    $(2,092)      $22,014
---------------------------------------------------------------------------------------------------

(1) Changes due to both volume and rate have been allocated to volume or rate changes in proportion to the absolute dollar amounts of the change in each.

Noninterest Income

For 1998, noninterest income totaled $88.9 million, an increase of $31.6 million or 55% from 1997. The increase was due primarily to increased other operating income, which rose $24.4 million from 1997, including an increase of $8.7 million in revenues from Commerce National Insurance Services, Inc. (Commerce Insurance), the Company's insurance brokerage subsidiary, and an increase of $10.8 million in revenues from Commerce Capital Markets, Inc. (CCMI). CCMI, a wholly-owned nonbank subsidiary of the Company engaging in certain securities activities permitted under Section 20 of the Glass-Steagall Act, was formed in the first quarter of 1998 by the combination of Commerce Capital, the bank securities dealer division of Commerce NJ, and the former A. H. Williams & Co., Philadelphia, PA, a public finance firm acquired by the Company. In addition, deposit charges and service fees increased $6.6 million over 1997 due primarily to higher transaction volumes, and net investment securities gains were $648 thousand higher in 1998 than the prior year.

Noninterest Expenses

Noninterest expenses totaled $182.0 million for 1998, an increase of $44.0 million, or 32% over 1997. Contributing to this increase was the addition of eight new branches, the expansion of Commerce Insurance, and the formation of CCMI. With the addition of these new offices and CCMI, staff, facilities, marketing, and related expenses rose accordingly. Other noninterest expenses rose $8.3 million to $27.2 million in 1998. This increase resulted primarily from higher bank-card related service charges, increased business development expenses, and increased provisions for non-credit-related losses.

A key industry productivity measure is the oper-ating efficiency ratio. This ratio expresses the relationship of noninterest expenses (excluding other real estate expenses) to net interest income plus noninterest income (excluding non-recurring gains). Over the last three years, this ratio equaled 69.54%, 67.31% and 66.95% in 1998, 1997 and 1996, respectively. The Company's efficiency ratio remains above its peer group primarily due to its aggressive growth expansion activities and investments in technology.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

                           Commerce Bancorp, Inc. and Subsidiaries Average Balances and Net Interest Income
------------------------------------------------------------------------------------------------------------------------------------
                                                                              Year Ended December 31,
                                      ----------------------------------------------------------------------------------------------
                                                     1998                              1997                           1996
                                      ----------------------------------------------------------------------------------------------
(dollars in thousands)                   Average             Average    Average                Average    Average            Average
Earning Assets                           Balance   Interest   Rate      Balance      Interest   Rate      Balance   Interest  Rate
------------------------------------------------------------------------------------------------------------------------------------
Investment securities
        Taxable                        $2,270,569   $143,649   6.33%    $1,831,692   $120,792   6.59%   $1,427,098  $ 93,501   6.55%
        Tax-exempt                         45,633      2,940   6.44         50,940      2,532   4.97        31,163     1,965   6.31
        Trading                            32,921      1,965   5.97          6,766        321   4.74         5,740       363   6.32
------------------------------------------------------------------------------------------------------------------------------------
Total investment securities             2,349,123    148,554   6.32      1,889,398    123,645   6.54     1,464,001    95,829   6.55
Federal funds sold                         35,045      1,842   5.26         27,206      1,487   5.47        56,050     2,867   5.12
Loans
        Commercial real estate            620,582     56,349   9.08        530,467     49,741   9.38       475,038    45,060   9.49
        Commercial                        302,775     27,480   9.08        248,958     23,432   9.41       214,604    20,146   9.39
        Consumer                          693,213     55,490   8.00        559,707     46,183   8.25       465,147    39,152   8.42
        Tax-exempt                         19,678      1,939   9.85         10,193      1,035  10.15         7,269       740  10.18
------------------------------------------------------------------------------------------------------------------------------------
Total loans                             1,636,248    141,258   8.63      1,349,325    120,391   8.92     1,162,058   105,098   9.04
------------------------------------------------------------------------------------------------------------------------------------
Total earning assets                   $4,020,416   $291,654   7.25%    $3,265,929   $245,523   7.52%   $2,682,109  $203,794   7.60%
------------------------------------------------------------------------------------------------------------------------------------
Sources of Funds
------------------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities
        Regular savings                 $ 789,389    $18,256   2.31%     $ 670,074    $16,419   2.45%    $ 577,824   $12,907   2.23%
        N.O.W. accounts                   178,805      3,964   2.22        112,421      2,569   2.29       368,120     7,877   2.14
        Money market plus               1,116,628     28,744   2.57        880,357     22,255   2.53       453,284    11,965   2.64
        Time deposits                     656,051     34,440   5.25        590,866     30,587   5.18       563,752    28,991   5.14
        Public funds                      346,866     19,027   5.49        273,445     15,194   5.56       212,468    12,221   5.75
------------------------------------------------------------------------------------------------------------------------------------
Total deposits                          3,087,739    104,431   3.38      2,527,163     87,024   3.44     2,175,448    73,961   3.40

Other borrowed money                       68,400      3,995   5.84         91,308      5,126   5.61        24,782     1,336   5.39
Long-term debt                             80,500      7,127   8.85         55,452      4,887   8.81        23,000     2,025   8.80
------------------------------------------------------------------------------------------------------------------------------------
Total deposits and interest-bearing
        liabilities                     3,236,639    115,553   3.57      2,673,923     97,037   3.63     2,223,230    77,322   3.48
Noninterest-bearing funds
        (net)                             783,777                          592,006                         458,879
------------------------------------------------------------------------------------------------------------------------------------
Total sources to fund
        earning assets                 $4,020,416    115,553   2.87     $3,265,929     97,037   2.97    $2,682,109    77,322   2.88
------------------------------------------------------------------------------------------------------------------------------------
Net interest income and
        margin tax-equivalent
        basis                                        176,101   4.38                   148,486   4.55                 126,472    4.72
Tax-exempt adjustment                                  2,374                            1,345                          1,059
------------------------------------------------------------------------------------------------------------------------------------
Net interest income and
        margin                                      $173,727   4.33%                 $147,141   4.51%               $125,413   4.68%
------------------------------------------------------------------------------------------------------------------------------------
Other Balances
------------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks                  $177,570                        $ 154,375                       $ 147,768
Other assets                              204,634                          168,818                         141,848
Total assets                            4,370,097                        3,568,566                       2,954,851
Demand deposits
        (noninterest-bearing)             826,099                          653,626                         537,079
Other liabilities                          37,077                           19,153                          11,488
Stockholders' equity                      279,097                          221,864                         183,055
------------------------------------------------------------------------------------------------------------------------------------

Notes    --Weighted average yields on tax-exempt obligations have been computed on a tax-equivalent basis assuming a federal tax rate of 35%. --Non-accrual loans have been included in the average loan balance. --Investment securities includes investments available for sale. --Consumer loans include mortgage loans held for sale.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

Income Taxes

The provision for federal and state income taxes for 1998 was $25.5 million compared to $21.6 million in 1997 and $16.1 million in 1996.

The increase in 1998 total tax expense was the result of an increase in income before income taxes. The effective tax rate was 34.1%, 34.9% and 36.2% in 1998, 1997, and 1996, respectively.

Net Income

Net income for 1998 was $49.3 million, an increase of $9.0 million, or 22% over the $40.3 million recorded for 1997. The increase in net income was due to increases in net interest income and noninterest income, which offset increased noninterest expenses.

Diluted net income per share of common stock for 1998 was $1.98 compared to $1.69 per common share for 1997.

Return on Average Equity and Average Assets

Two industry measures of the performance by a banking institution are its return on average assets and return on average equity. Return on average assets ("ROA") measures net income in relation to total average assets and indicates a company's ability to employ its resources profitably. For 1998 and 1997, the Company's ROA was 1.13%. Return on average equity ("ROE") is determined by dividing annual net income by average stockholders' equity and indicates how effectively a company can generate net income on the capital invested by its stockholders. For 1998, the Company's ROE was 17.67% compared to 18.18% for 1997.

Loan Portfolio

The following table summarizes the loan portfolio of the Company by type of loan as of December 31, for each of the years 1994 through 1998.

-------------------------------------------------------------------------------------------------
                                                         December 31,
                          -----------------------------------------------------------------------
                                1998          1997           1996          1995           1994
-------------------------------------------------------------------------------------------------
(dollars in thousands)
Commercial real estate:
  Owner-occupied             $ 250,059      $ 221,788     $ 167,702     $ 149,258       $151,420
  Other                        358,600        287,510       288,733       250,782        215,063
  Construction                 111,972         57,182        52,372        52,593         53,792
-------------------------------------------------------------------------------------------------
                               720,631        566,480       508,807       452,633        420,275

Commercial:
  Term                         200,060        152,115       153,793       126,120        106,536
  Line of credit               166,920        101,134        91,418        68,372         54,379
  Demand                           309            442           529           407            766
-------------------------------------------------------------------------------------------------
                               367,289        253,691       245,740       194,899        161,681

Consumer:
  Mortgages
    (1-4 family
    residential)               304,622        167,979       153,615       133,893        111,689
  Installment                   68,032         63,448        54,548        44,781         32,447
  Home equity                  458,401        347,903       293,591       212,845        195,362
  Credit lines                  12,388         11,788        10,554         9,764          9,649
-------------------------------------------------------------------------------------------------
                               843,443        591,118       512,308       401,283        349,147
-------------------------------------------------------------------------------------------------
Total loans                 $1,931,363     $1,411,289    $1,266,855    $1,048,815       $931,103
-------------------------------------------------------------------------------------------------

The Company manages risk associated with its loan portfolio through diversification, underwriting policies and procedures which are reviewed and updated on at least an annual basis, and ongoing loan monitoring efforts. The commercial real estate portfolio includes owner-occupied (owner occupies greater than 50% of the property), other commercial real estate, and construction loans. Owner-occupied and other commercial real estate loans generally have five year call provisions and bear the personal guarantees of the principals involved. Construction loans are primarily used for single family residential properties. Financing is provided against firm agreements of sale, with speculative construction limited to one sample per project. The commercial loan portfolio is comprised primarily of amortizing loans to small businesses in the New Jersey/Southeastern Pennsylvania market area. These loans are generally secured by business assets, personal guarantees, and/or personal assets of the borrower. The consumer loan portfolio is comprised primarily of loans secured by first and second mortgage liens on residential real estate. Such loans comprised approximately 90% of consumer loans at December 31, 1998.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

The maturity ranges of the loan portfolio and the amount of loans with predetermined interest rates and floating rates in each maturity range, as of December 31, 1998, are summarized in the following table.

-------------------------------------------------------------------------------------------------
                                                     December 31, 1998
-------------------------------------------------------------------------------------------------
                                                  Due in One
                                  Due in One        to Five           Due in Over
                                 Year or Less        Years            Five Years         Total
-------------------------------------------------------------------------------------------------
(dollars in thousands)
Commercial real
  estate:
    Owner
      occupied/other                $116,872         $411,584           $80,203         $608,659
    Construction                      81,145           30,793                34          111,972
-------------------------------------------------------------------------------------------------
                                     198,017          442,377            80,237          720,631
Commercial:
    Term                              69,472          112,612            17,976          200,060
    Line of credit                   163,921            2,999                 0          166,920
    Demand                               271               38                 0              309
-------------------------------------------------------------------------------------------------
                                     233,664          115,649            17,976          367,289
Consumer:
    Mortgages
      (1-4 family
       residential)                   13,512           38,647           252,463          304,622
    Installment                       30,939           36,008             1,085           68,032
    Home equity                       53,087          194,601           210,713          458,401
    Credit lines                       4,253            8,135                 0           12,388
-------------------------------------------------------------------------------------------------
                                     101,791          277,391           464,261          843,443
-------------------------------------------------------------------------------------------------
Total loans                         $533,472         $835,417          $562,474       $1,931,363
-------------------------------------------------------------------------------------------------
Interest rates:
    Predetermined                   $203,882         $636,278          $442,515       $1,282,675
    Floating                         329,590          199,139           119,959          648,688
-------------------------------------------------------------------------------------------------
Total loans                         $533,472         $835,417          $562,474       $1,931,363
-------------------------------------------------------------------------------------------------

During 1998, loans increased $520.1 million, or 37% from $1.4 billion to $1.9 billion. At December 31, 1998, loans represented 43% of total deposits and 39% of total assets. All segments of the loan portfolio experienced growth in 1998, including loans secured by commercial real estate, commercial loans, and consumer loans.

The Company has traditionally been an active provider of commercial real estate loans to creditworthy local borrowers, with such loans secured by properties within the Company's primary trade area. At December 31, 1998, $250.1 million, or 41%, of commercial real estate loans (other than construction) were secured by owner-occupied properties. Commercial loan growth was led by activity in the middle market and healthcare sectors. Growth in consumer loans was due primarily to loans secured by one to four family residential properties, including home equity loans and home equity lines of credit.

Commercial real estate construction loans increased $54.8 million to $112.0 million in 1998. At December 31, 1998, construction loans for 1-4 family residential dwellings totaled $1.7 million and construction loans secured by commercial properties amounted to $28.1 million. The balance of $82.2 million was for land development, of which $56.6 million was residential. As of December 31, 1998, there were no concentrations of loans to any one type of industry exceeding 10% of total loans nor were there any loans classified as highly leveraged transactions.

Non-Performing Loans and Assets

Non-performing assets (non-performing loans and other real estate, excluding loans past due 90 days or more and still accruing interest) at December 31, 1998 were $13.2 million or .27% of total assets, as compared to $17.4 million or .44% of total assets at December 31, 1997.

Total non-performing loans (non-accrual loans, and restructured loans excluding loans past due 90 days or more and still accruing interest) at December 31, 1998 were $7.1 million as compared to $11.6 million a year ago. The Company generally places a loan on non-accrual status and ceases accruing interest when loan payment performance is deemed unsatisfactory. Generally loans past due 90 days are placed on non-accrual status, unless the loan is both well secured and in the process of collection. At December 31, 1998, loans past due 90 days or more and still accruing interest amounted to $249 thousand, compared to $226 thousand at December 31, 1997. Additional loans considered as potential problem loans ($17.7 million at December 31, 1998) by the Company's internal loan review department have been evaluated as to risk exposure in determining the adequacy of the allowance for loan losses.

Other real estate (ORE) totaled $6.1 million at December 31, 1998 as compared to $5.8 million at December 31, 1997. These properties have been written down to the lower of cost or fair value less disposition costs.

The Company has on an ongoing basis updated appraisals on loans secured by real estate, particularly those categorized as non-performing loans and potential problem loans. In those instances where updated appraisals reflect reduced collateral values, an evaluation of the borrowers' overall financial condition is made to determine the

Management's Discussion and Analysis of
Financial Condition and Results of Operations

need, if any, for possible writedowns or appropriate additions to the allowance for loan losses.

The following summary presents information regarding non-performing loans and assets as of December 31, 1994 through 1998.

-------------------------------------------------------------------------------------------------
                                                     Year Ended December 31,
-------------------------------------------------------------------------------------------------
                                       1998        1997         1996          1995         1994
-------------------------------------------------------------------------------------------------
(dollars in thousands)
Non-accrual loans (1):
  Commercial                         $ 1,484     $ 1,816      $ 1,263       $ 1,623      $ 3,925
  Consumer                               831         703        1,145           978        1,755
  Real estate
    Construction                                   1,345        2,156         1,787          955
    Mortgage                           4,564       7,706        6,157         5,308        8,025
-------------------------------------------------------------------------------------------------
  Total non-accrual
    loans                              6,879      11,570       10,721         9,696       14,660
-------------------------------------------------------------------------------------------------
Restructured loans (1):
  Commercial                              17          19           21           161          143
  Consumer                                                         29            60           29
  Real estate
    Construction
    Mortgage                             217                      481           301          404
-------------------------------------------------------------------------------------------------
  Total restructured
    loans                                234          19          531           522          576
-------------------------------------------------------------------------------------------------
Total non-performing
  loans                                7,113      11,589       11,252        10,218       15,236
-------------------------------------------------------------------------------------------------
Other real estate                      6,081       5,845        8,252        11,862       11,739
-------------------------------------------------------------------------------------------------
Total non-performing
  assets                             $13,194     $17,434      $19,504       $22,080      $26,975
-------------------------------------------------------------------------------------------------
Non-performing
  assets as a percent
  of total assets                       0.27%       0.44%        0.60%         0.81%        1.05%
-------------------------------------------------------------------------------------------------
Loans past due 90
  days or more and still
  accruing interest                     $249        $226         $259          $159         $400
-------------------------------------------------------------------------------------------------

(1)     Interest  income  of  approximately  $897,000,  $1,361,000,  $1,226,000,
        $1,079,000, and $1,496,000 would have been recorded in 1998, 1997, 1996,
        1995 and 1994 respectively, on non-performing loans in accordance with their original terms. Actual interest recorded on these loans amounted to $266,000 in 1998, $323,000 in 1997, $262,000 in 1996, $299,000 in
        1995, and $317,000 in 1994.

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

Through an internal loan review function that operates independently of the lending function, management employs several methodologies to measure the appropriate level of loan loss reserves. Those methodologies include migration analyses based on historical experience and the related internal ratings of loans charged off, and an allocation methodology based on the review of individual loans, individual loan classifications, and collateral values. When utilizing the allocation methodology, an unallocated portion of the reserve is determined based on management's assessment of general national, regional, and local economic conditions. This determination inherently involves a higher degree of subjectivity, and considers risk factors that may not have yet manifested themselves in the Company's historical loss experience or other methodology criteria.

During 1998, net charge-offs amounted to $719 thousand, or .04% of average loans outstanding for the year, compared to $1.4 million or .10% of average loans outstanding for 1997. During 1998, the Company recorded provisions of $5.9 million to the allowance for loan losses compared to $4.7 million for 1997. At December 31, 1998, the allowance aggregated $26.4 million or 1.37% of total loans and provided coverage of 371% of non-performing loans.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

The following table presents, for the periods indicated, an analysis of the allowance for loan losses and other related data.

-------------------------------------------------------------------------------------------------
                                                      Year Ended December 31,
-------------------------------------------------------------------------------------------------
                                       1998        1997         1996        1995        1994
-------------------------------------------------------------------------------------------------
(dollars in thousands)
Balance at beginning
    of period                          $21,261     $17,975      $16,014    $14,666      $12,515
Provisions charged to
    operating expenses                   5,867       4,668        4,857      2,774        5,224
-------------------------------------------------------------------------------------------------
                                        27,128      22,643       20,871     17,440       17,739
-------------------------------------------------------------------------------------------------
Recoveries of loans
    previously charged-off:
        Commercial                         332         348          286        486          335
        Consumer                           280         406          274        243          247
        Commercial real
           estate                          756         144           95        292           23
-------------------------------------------------------------------------------------------------
Total recoveries                         1,368         898          655      1,021          605
-------------------------------------------------------------------------------------------------
Loans charged-off:
        Commercial                        (572)       (964)      (1,202)    (1,253)      (2,608)
        Consumer                        (1,211)     (1,170)      (1,046)      (771)        (683)
        Commercial real
           estate                         (304)       (146)      (1,303)      (423)        (387)
-------------------------------------------------------------------------------------------------
Total charged-off                       (2,087)     (2,280)      (3,551)    (2,447)      (3,678)
-------------------------------------------------------------------------------------------------
Net charge-offs                           (719)     (1,382)      (2,896)    (1,426)      (3,073)
-------------------------------------------------------------------------------------------------
Balance at end of period               $26,409     $21,261      $17,975    $16,014      $14,666
-------------------------------------------------------------------------------------------------
Net charge-offs as a
    percentage of average
    loans outstanding                     0.04%       0.10%        0.25%      0.14%        0.35%
-------------------------------------------------------------------------------------------------
Allowance for loan losses
    as a percentage of
    year-end loans                        1.37%       1.51%        1.42%      1.53%        1.58%
-------------------------------------------------------------------------------------------------

Allocation of the Allowance for Loan Losses

The following table details the allocation of the allowance for loan losses to the various categories. The allocation is made for analytical purposes and it is not necessarily indicative of the categories in which future loan losses may occur. The total allowance is available to absorb losses from any segment of loans.

------------------------------------------------------------------------------------------------------------------------------------
                                                           Allowance for Loan Losses at December 31,
------------------------------------------------------------------------------------------------------------------------------------
                               1998                  1997                  1996                  1995                1994
------------------------------------------------------------------------------------------------------------------------------------
                                  % Gross               % Gross                % Gross                % Gross             % Gross
                          Amount    Loans      Amount     Loans      Amount      Loans      Amount     Loans     Amount     Loans
------------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
 Commercial              $ 6,224      19%      $ 4,054      18%      $ 3,375      19%      $ 3,364      19%      $ 3,105      18%
 Consumer                 13,520      44        11,628      42         4,081      41         3,321      38         2,707      37
 Commercial real
    estate                 6,665      37         5,579      40        10,519      40         9,329      43         8,854      45
------------------------------------------------------------------------------------------------------------------------------------
                         $26,409     100%      $21,261     100%      $17,975     100%      $16,014     100%      $14,666     100%
------------------------------------------------------------------------------------------------------------------------------------

Management's Discussion and Analysis of
Financial Condition and Results of Operations

Investment Securities

The following table summarizes the book value of securities available for sale and securities held to maturity by the Company as of the dates shown.

------------------------------------------------------------------------------------------------
                                                             December 31,
------------------------------------------------------------------------------------------------
                                                  1998               1997               1996
------------------------------------------------------------------------------------------------
(dollars in thousands)
U.S. Government agency
    and mortgage-backed
    obligations                                $1,134,852         $1,252,693           $707,316
Obligations of state and
    political subdivisions                         26,041             23,515             15,743
Equity securities                                  15,397             11,364              3,994
Other                                             107,214             27,548             40,434
------------------------------------------------------------------------------------------------
Securities available
    for sale                                   $1,283,504         $1,315,120           $767,487
------------------------------------------------------------------------------------------------
U.S. Government agency
    and mortgage-backed
    obligations                                $1,081,895          $ 834,228           $798,345
Obligations of state and
    political subdivisions                         20,982             20,940             22,674
Other                                              24,781             18,864             16,493
------------------------------------------------------------------------------------------------
Securities held to
    maturity                                   $1,127,658          $ 874,032           $837,512
------------------------------------------------------------------------------------------------

Consistent with accounting and regulatory pronouncements, the Company has segregated a portion of its investment portfolio as securities available for sale. The balance of the investment portfolio (excluding trading securities) is categorized as securities held to maturity. Investment securities are classified as available for sale if they might be sold in response to changes in interest rates, prepayment risk, the Company's income tax position, the need to increase regulatory capital, liquidity needs or other similar factors. These securities are carried at fair market value. Investment securities are classified as held to maturity when the Company has the intent and ability to hold those securities to maturity. Securities held to maturity are carried at cost and adjusted for accretion of discounts and amortization of premiums. Trading securities are carried at market value, with gains and losses, both realized and unrealized, included in other operating income.

In total, investment securities increased $299.5 million from $2.2 billion to $2.5 billion at December 31, 1998. Deposit growth and other funding sources were used to increase the Company's investment portfolio. The available for sale portfolio decreased $31.6 million to $1.3 billion, and the securities held to maturity portfolio increased $253.6 million to $1.1 billion from $874.0 million at year-end 1997. The portfolio of trading securities increased $77.4 million from year-end 1997 to $85.4 million at year-end 1998, primarily due to the formation of CCMI. At December 31, 1998, the average life and duration of the investment portfolio were approximately 4.4 years and 3.2 years, respectively, as compared to 5.4 years and 4.2 years, respectively, at December 31, 1997. At December 31, 1998 the yield on the portfolio was 6.23%, down from 6.57% at December 31, 1997.

The Company's investment portfolio consists primarily of U.S. Government agency and mortgage-backed obligations. These securities have little, if any, credit risk since they are either backed by the full faith and credit of the U.S. Government, or are guaranteed by an agency of the U.S. Government, or are AAA rated. These investment securities carry fixed coupons whose rate does not change over the life of the securities. Since most securities are purchased at premiums or discounts, their yield will change depending on any change in the estimated rate of prepayments. The Company amortizes premiums and accretes discounts over the estimated average life of the securities. Changes in the estimated average life of the investment portfolio will lengthen or shorten the period in which the premium or discount must be amortized or accreted, thus affecting the Company's investment yields. For the year ended December 31, 1998, the yield on the investment portfolio was 6.32%, a decrease of 22 basis points from 6.54% in fiscal 1997.

At December 31, 1998, the unrealized appreciation in securities available for sale included in stockholders' equity totaled $7.0 million, net of tax, compared to unrealized appreciation of $3.8 million, net of tax, at December 31, 1997.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

The contractual maturity distribution and weighted average yield of the Company's investment portfolio (excluding equity and trading securities) at December 31, 1998, are summarized in the following table. Weighted average yield is calculated by dividing income within each maturity range by the outstanding amount of the related investment and has been tax effected on tax-exempt obligations.

------------------------------------------------------------------------------------------------------------------------------------
                                                                        December 31, 1998
------------------------------------------------------------------------------------------------------------------------------------
                                   Due Under 1 Year     Due 1-5 Years       Due 5-10 Years    Due Over 10 Years          Total
------------------------------------------------------------------------------------------------------------------------------------
                                   Amount    Yield      Amount   Yield      Amount   Yield     Amount    Yield      Amount     Yield
------------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
Securities available for sale:
U.S. Government agency and
    mortgage-backed obligations   $  8,915    5.31%    $ 27,269   5.74%    $ 56,449   6.15%  $1,042,219   6.36%   $1,134,852   6.33%
Obligations of state and
    political subdivisions           1,296    7.83        9,764   7.48       13,415   7.47        1,566   7.27        26,041   7.48
Other securities                   100,164    4.50                                                7,050   8.19       107,214   4.74
------------------------------------------------------------------------------------------------------------------------------------
                                  $110,375    4.60%    $ 37,033   6.20%     $69,864   6.40%  $1,050,835   6.38%   $1,268,107   6.22%
------------------------------------------------------------------------------------------------------------------------------------
Securities held to maturity:
U.S. Government agency and
    mortgage-backed obligations                        $  8,662   6.64%    $109,549   6.08%  $  963,684   6.21%   $1,081,895   6.20%
Obligations of state and
    political subdivisions        $ 18,327    5.69%       2,655   7.08                                                20,982   5.87
Other securities                    23,786    5.98          995   9.50                                                24,781   6.12
------------------------------------------------------------------------------------------------------------------------------------
                                  $ 42,113    5.85%    $ 12,312   6.96%    $109,549   6.08%    $963,684   6.21%   $1,127,658   6.19%
------------------------------------------------------------------------------------------------------------------------------------

Management's Discussion and Analysis of
Financial Condition and Results of Operations

Deposits

Total deposits at December 31, 1998 were $4.4 billion, an increase of $1.1 billion or 32% above total deposits of $3.4 billion at December 31, 1997. The Company remains a deposit-driven financial institution with emphasis on core deposit accumulation and retention as a basis for sound growth and profitability. The Company regards core deposits as all deposits other than certificates of deposit, retail and public, in excess of $100 thousand. All but $55.2 million of the 1998 increase in deposits was in the various core categories.

Total deposits averaged $3.9 billion for 1998, an increase of $733.0 million or 23% above the 1997 average. The average balance of noninterest-bearing demand deposits in 1998 was $826.1 million, an $172.5 million or 26% increase over the average balance for 1997. The average total balance of passbook and statement savings accounts increased $119.3 million, or 18% compared to the prior year. The average balance of interest-bearing demand accounts (money market and N.O.W. accounts) for 1998 was $1.3 billion, a $302.7 million or 30% increase over the average balance for the prior year. The average balance of time deposits for 1998 was $1.0 billion, a $138.7 million or 16% increase over the average balance for 1997. For 1998, the cost of total deposits was 2.67% as compared to 2.74% in 1997.

The Company believes that its record of sustaining core deposit growth is reflective of the Company's retail approach to banking which emphasizes a combination of free checking accounts (subject to a small minimum balance requirement), convenient branch locations, extended hours of operation, quality service, and active marketing.

The average balances and weighted average rates of deposits for each of the years 1998, 1997, and 1996 are presented below.

------------------------------------------------------------------------------------------------------------------------------------
                                                   1998                      1997                        1996
------------------------------------------------------------------------------------------------------------------------------------
                                          Average        Average   Average         Average      Average        Average
                                          Balance         Rate     Balance           Rate       Balance          Rate
------------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
Demand deposits:
  Noninterest-bearing                    $  826,099               $  653,626                  $  537,079
  Interest-bearing (money market and      1,295,433        2.52%     992,778         2.50%       821,404         2.42%
    N.O.W. accounts)
Savings deposits                            789,389        2.31      670,074         2.45        577,824         2.23
Time deposits/public funds                1,002,917        5.33      864,311         5.29        776,220         5.31
------------------------------------------------------------------------------------------------------------------------------------
Total deposits                           $3,913,838               $3,180,789                  $2,712,527
------------------------------------------------------------------------------------------------------------------------------------

The remaining maturity of certificates of deposit for $100,000 or more as of December 31, 1998, 1997, and 1996 is presented below:

-----------------------------------------------------------------------------
Maturity                          1998              1997              1996
-----------------------------------------------------------------------------
(dollars in thousands)
3 months or less                $313,613          $271,765          $240,188
3 to 6 months                     37,572            32,017            30,767
6 to 12 months                    19,876            12,249             7,297
Over 12 months                     1,319             1,153             2,071
-----------------------------------------------------------------------------
Total                           $372,380          $317,184          $280,323
-----------------------------------------------------------------------------

Management's Discussion and Analysis of
Financial Condition and Results of Operations

Interest Rate Sensitivity and Liquidity

The Company's risk of loss arising from adverse changes in the fair value of financial instruments, or market risk, is composed primarily of interest rate risk. The primary objective of the Company's asset/liability management activities is to maximize net interest income while maintaining acceptable levels of interest rate risk. The Company's Asset/Liability Committee (ALCO) is responsible for establishing policies to limit exposure to interest rate risk, and to ensure procedures are established to monitor compliance with those policies. The guidelines established by ALCO are reviewed by the Company's Board of Directors.

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

The following table illustrates the GAP position of the Company as of December 31, 1998.

---------------------------------------------------------------------------------------------------
                                                 Interest Rate Sensitivity Gaps
                                                       December 31, 1998
---------------------------------------------------------------------------------------------------
                                1-90       91-180    181-365        1-5       Beyond
                                Days        Days       Days        Years      5 Years     Total
---------------------------------------------------------------------------------------------------
(dollars in millions)
Rate sensitive:
  Interest-earning
    assets
    Loans                     $ 720.2     $   55.8    $  73.9     $  631.5    $442.9     $1,924.3
    Investment
      securities                285.2        173.7      325.6      1,277.9     434.1      2,496.5
---------------------------------------------------------------------------------------------------
Total interest-
  earning assets              1,005.4        229.5      399.5      1,909.4     877.0      4,420.8
---------------------------------------------------------------------------------------------------
Interest-bearing
  liabilities
  Transaction
    accounts                    784.5                                        1,674.6      2,459.1
  Time deposits                 453.2        155.4      165.4        165.2       0.1        939.3
  Other borrowed
    money                        21.8                                                        21.8
  Long-term debt                                                      23.0      57.5         80.5
---------------------------------------------------------------------------------------------------
Total interest-
  bearing
  liabilities                 1,259.5        155.4      165.4        188.2   1,732.2      3,500.7
---------------------------------------------------------------------------------------------------
Period gap                     (254.1)        74.1      234.1      1,721.2    (855.2)    $  920.1
---------------------------------------------------------------------------------------------------
Cumulative gap                $(254.1)     $(180.0)     $54.1     $1,775.3    $920.1
---------------------------------------------------------------------------------------
Cumulative gap as a
  percentage of total
  interest-earning
  assets                         (5.7)%       (4.1)%      1.2%        40.2%     20.8%
-------------------------------------------------------------------------------------------

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

Management's Discussion and Analysis of
Financial Condition and Results of Operations

The Company's Asset/Liability Committee (ALCO) policy has established that interest income sensitivity will be considered acceptable if net income in the above interest rate scenario is within 15% of net income in the flat rate scenario in the first year and within 30% over the two year time frame. At
December 31, 1998, the Company's income simulation model indicates net income would decrease by 1.0% and 6.3% in the first year and over a two year time frame, respectively, if rates decreased as described above, as compared to an increase of 0.7% and a decrease of 2.7%, respectively, at December 31, 1997. The model projects that net income would decrease by 2.9% and 2.0% in the first year and over a two year time frame, respectively, if rates increased as described above, as compared to a decrease of 6.7% and 8.8%, respectively, at December 31, 1997. All of these forecasts are within an acceptable level of interest rate risk per the policies established by ALCO.

In the event the model indicates an unacceptable level of risk, the Company could undertake a number of actions that would reduce this risk, including the sale of a portion of its available for sale portfolio, the use of risk management strategies such as interest rate swaps and caps, or the extension of the maturities of its short-term borrowings.

Management also monitors interest rate risk by utilizing a market value of equity model. The model assesses the impact of a change in interest rates on the market value of all the Company's assets and liabilities, as well as any off balance sheet items. The model calculates the market value of the Company's assets and liabilities in excess of book value in the current rate scenario, and then compares the excess of market value over book value given an immediate 200 basis point change in rates. The Company's ALCO policy indicates that the level of interest rate risk is unacceptable if the immediate 200 basis point change would result in the loss of 60% or more of the excess of market value over book value in the current rate scenario. At December 31, 1998, the market value of equity indicates an acceptable level of interest rate risk.

The market value of equity model reflects certain estimates and assumptions regarding the impact on the market value of the Company's assets and liabilities given an immediate 200 basis point change in interest rates. One of the key assumptions is the market value assigned to the Company's core deposits, or the core deposit premium. The Company has completed a comprehensive core deposit study in order to assign its own core deposit premiums as permitted by regulation. The study confirmed management's assertion that the Company's core deposits have stable balances over long periods of time, and are generally insensitive to changes in interest rates. Thus, these core deposit balances provide an internal hedge to market value fluctuations in the Company's mortgage-backed securities portfolio. The data utilized in the core deposit study is updated on a quarterly basis. Management believes the core deposit premiums produced by its core deposit study and utilized in its market value of equity model at December 31, 1998 provide an accurate assessment of the Company's interest rate risk.

Liquidity involves the Company's ability to raise funds to support asset growth or reduce assets to meet deposit withdrawals and other borrowing needs, to maintain reserve requirements and to otherwise operate the Company on an ongoing basis. The Company's liquidity needs are primarily met by growth in core deposits, its cash and federal funds sold position, and cash flow from its amortizing investment and loan portfolios. If necessary, the Company has the ability to raise liquidity through collateralized borrowings, FHLB advances, or the sale of its available for sale investment portfolio. During 1998, deposit growth was used to fund growth in the loan portfolio and purchase additional investment securities.

Short-Term Borrowings

Short-term borrowings, or other borrowed money, which consists of securities sold under agreement to repurchase, federal funds purchased, and overnight lines of credit, were used in 1998 to meet short-term liquidity needs. For 1998, short-term borrowings averaged $68.4 million as compared to $91.3 million in 1997. The average rate on the Company's short-term borrowings was 5.84% and 5.61% during 1998 and 1997, respectively. As of December 31, 1998, short-term borrowings included $21.9 million of borrowings under overnight lines of credit at an average rate of 4.82%.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

Long-Term Debt

On June 9, 1997, the Company issued $57.5 million of 8.75% Trust Capital Securities through Commerce Capital Trust I, a newly formed Delaware business trust subsidiary of the Company. All $57.5 million of the Trust Capital Securities qualify as Tier I capital for regulatory capital purposes. Proceeds of this offering were earmarked for general corporate purposes, including additional capitalization of existing banking subsidiaries.

Stockholders' Equity and Dividends

At December 31, 1998, stockholders' equity totaled $300.7 million, up $50.0 million or 20% over stockholders' equity of $250.8 million at December 31, 1997. This increase was primarily due to the Company's net income for the year. Stockholders' equity as a percent of total assets was 6.14% at December 31, 1998, as compared to 6.37% at December 31, 1997.

Risk-based capital standards issued by bank regulatory authorities in the United States attempt to relate a banking company's capital to the risk profile of its assets and provide the basis for which all banking companies and banks are evaluated in terms of capital adequacy. The risk-based capital standards require all banks to have Tier 1 capital of at least 4% and total capital, including Tier 1 capital, of at least 8% of risk-adjusted assets. Tier 1 capital includes stockholders' equity (adjusted for goodwill, other intangibles, and the unrealized appreciation/depreciation in securities available for sale) plus the Trust Capital Securities. Total capital is comprised of all of the components of Tier 1 capital plus qualifying subordinated debt instruments and the reserve for possible loan losses.

Banking regulators have also issued leverage ratio requirements. The leverage ratio requirement is measured as the ratio of Tier 1 capital to adjusted average assets. The following table provides a comparison of the Company's risk-based capital ratios and leverage ratio to the minimum regulatory requirements for the periods indicated.

-------------------------------------------------------------------------------------------------
                                                                           Minimum
                                          December 31,             Regulatory Requirements
-------------------------------------------------------------------------------------------------
                                        1998        1997           1998              1997
-------------------------------------------------------------------------------------------------
Risk based capital ratios:
    Tier 1                             12.98%       15.66%           4.00%           4.00%
    Total capital                      14.66        17.97            8.00            8.00
Leverage ratio                          7.36         7.81        3.00-5.00         3.00-5.00
-------------------------------------------------------------------------------------------------

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which became law in December of 1991, required each federal banking agency including the Board of Governors of the Federal Reserve System ("FRB"), to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of non-traditional activities, as well as reflect the actual performance and expected risk of loss on multi-family mortgages. This law also requires each federal banking agency, including the FRB, to specify, by regulation, the levels at which an insured institution would be considered "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized, " or "critically undercapitalized." At December 31, 1998, the Company's consolidated capital levels and each of the Company's banking subsidiaries met the regulatory definition of a "well capitalized" financial institution, i.e., a leverage capital ratio exceeding 5%, a Tier 1 risk-based capital ratio exceeding 6%, and a total risk-based capital ratio exceeding 10%.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

The Company's common stock is listed for trading on the New York Stock Exchange under the symbol CBH. The quarterly market price ranges and dividends declared per common share for each of the last two years are shown in the table below. The prices and dividends per share have been adjusted to reflect common stock dividends of 5% with record dates of January 7, 1999, January 7, 1998, and January 8, 1997, as well as the 5-for-4 stock split in the form of a 25% stock dividend with a record date of July 13, 1998. As of February 28, 1999, there were approximately 18,000 holders of record of the Company's common stock.

-------------------------------------------------------------------------------------------------
                                       Common Share Data
-------------------------------------------------------------------------------------------------
                                                   Market Prices
                                             ----------------------       Cash Dividends
                                               High            Low           Per Share
-------------------------------------------------------------------------------------------------
1998 Quarter Ended
  December 31                                 $50.36         $33.22          $0.1857
  September 30                                 45.19          33.45           0.3733
  June 30                                      46.38          40.58           0.1829
  March 31                                     41.95          32.81           0.1742

1997 Quarter Ended
  December 31                                 $37.38         $27.25          $0.1451
  September 30                                 29.44          26.13           0.1451
  June 30                                      28.13          20.05           0.1451
  March 31                                     23.22          19.95           0.1382
-------------------------------------------------------------------------------------------------

The Company offers a Dividend Reinvestment and Stock Purchase Plan by which dividends on the Company's Common Stock and optional cash payments of up to $5,000 per month (subject to change) may be invested in Common Stock at a 3% discount (subject to change) to the market price and without payment of brokerage commissions.

Results of Operations - 1997 versus 1996

Net income for 1997 was $40.3 million compared to $28.3 million in 1996. Diluted net income per common share was $1.69 compared to $1.26 per common share for the prior year. Net income and net income per share for 1996 were impacted by a one-time special assessment of approximately $1.3 million from a legislative mandate to recapitalize the Savings Association Insurance Fund (SAIF). This assessment impacted after tax net income by approximately $850 thousand.

Net interest income on a tax-equivalent basis for 1997 amounted to $148.5 million, an increase of $22.0 million, or 17% over 1996.

Interest income on a tax-equivalent basis increased $41.7 million or 20% to $245.5 million in 1997. This increase was primarily related to volume increases in the loan and investment portfolios. Interest expense for 1997 rose $19.7 million to $97.0 million from $77.3 million in 1996. This increase was primarily related to increases in the Company's levels of deposits.

The provision for loan losses was $4.7 million in 1997 compared to $4.9 million in the prior year.

For 1997, noninterest income totaled $57.4 million, an increase of $24.6 million or 75% from 1996. The increase was due primarily to increased other operating income, which rose $18.7 million from 1996, including an increase of $15.3 million in revenues (to $16.5 million in 1997) from Commerce Insurance, the insurance brokerage subsidiary formed in the fourth quarter of 1996. In addition, deposit charges and service fees increased $5.3 million over 1996 due to higher transaction volumes, and net investment securities gains were $610 thousand higher in 1997 than the prior year.

Noninterest expenses totaled $137.9 million for 1997, an increase of $28.9 million, or 27% over 1996. Contributing to this increase was the addition of nine new branches during 1997, and the formation of Commerce Insurance. With the addition of these new offices and the insurance business, staff, facilities, marketing and related expenses rose accordingly. Audit and regulatory fees and assessments were $1.6 million lower in 1997 than the prior year, which resulted primarily from 1996 reflecting the SAIF assessment. Other noninterest expenses rose $3.5 million to $17.8 million in 1997. Higher bank- card related service charges, increased legal fees, and higher provisions for non-credit-related losses contributed to the increase.

Year 2000

The Company began the process of preparing its computer systems and applications for the Year 2000 in 1996. The process involves identifying and resolving date recognition problems in computer systems and software, and to a lesser extent, other operating equipment, that could be caused by the date change from December 31, 1999 to January 1, 2000.

The Company has completed its assessment of all business processes that could be affected by the Year 2000 issue. Each business process assessment

Management's Discussion and Analysis of
Financial Condition and Results of Operations

included a review of the information systems used in that process, including hardware and software, involvement of third parties, and any other operating equipment. The Company licenses substantially all software used in conducting its business from third party vendors. All vendors have been contacted regarding the Year 2000 issue, and the Company continues to track the progress each vendor is making in reaching Year 2000 compliance. The Company is also working with significant customers and counterparties to monitor their Year 2000 efforts. The Company had substantially all of the necessary changes in place and tested for all mission critical systems (those systems defined as absolutely essential to the daily business operation of the Company) by the end of 1998. Additionally, the Company has completed certification testing with several mission critical service providers. Changes for all remaining systems should be substantially in place by the end of the first quarter of 1999, with testing completed by the end of the second quarter of 1999.

The Company believes it is taking the appropriate steps to address all Year 2000 issues. Despite the Company's efforts to address the Year 2000 problem and develop contingency plans in the event of Year 2000 failures, including non-compliance by third parties (including loan customers), there can be no assurance that the Year 2000 issue will not materially adversely impact the Company's financial position, results of operations, or relationships with customers, vendors, or others.

The Company estimates the total cost of the Year 2000 compliance process, including internal and external personnel and any required hardware and software modifications, will not exceed $1.0 million.

Mergers and Acquisitions

Effective January 15, 1999, the Company acquired Community First Banking Company
(CFBC), a one-bank holding company headquartered in Tinton Falls, New Jersey, and Prestige Financial Corp. (PFC), a one-bank holding company headquartered in Flemington, New Jersey. CFBC had approximately $201 million in assets and $181 million in deposits, and PFC had approximately $328 million in assets and $313 in deposits. The Company issued approximately 1,360,000 shares of common stock to shareholders of CFBC based on an exchange ratio of .644 of a share of the Company's common stock for each share of CFBC common stock. The Company issued approximately 1,857,000 shares of common stock to shareholders of PFC based on an exchange ratio of .397 of a share of the Company's common stock for each share of PFC common stock. The transactions were accounted for as poolings of interests. The combined organization will have approximately $5.4 billion in assets, $4.9 billion in deposits, and 96 branch offices throughout New Jersey and Metropolitan Philadelphia, Pennsylvania.

Commerce Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets

Commerce Bancorp, Inc. and Subsidiaries Selected Financial Data
Consolidated Statements of Cash Flows

-------------------------------------------------------------------------------------------------------
                                                                               December 31,
                                                                     ----------------------------------
        (dollars in thousands)                                           1998                1997
-------------------------------------------------------------------------------------------------------
Assets
        Cash and due from banks                                      $  245,352          $  167,900
        Federal funds sold
       ------------------------------------------------------------------------------------------------
             Cash and cash equivalents                                  245,352             167,900
        Mortgages held for sale                                                               7,260
        Trading securities                                               85,359               7,911
        Securities available for sale                                 1,283,504           1,315,120
        Securities held to maturity                                   1,127,658             874,032
             (market value 1998-$1,130,777; 1997-$869,815)
        Loans                                                         1,931,363           1,411,289
             Less allowance for loan losses                              26,409              21,261
       ------------------------------------------------------------------------------------------------
                                                                      1,904,954           1,390,028
        Bank premises and equipment, net                                141,848             111,759
        Other assets                                                    105,390              64,957
       ------------------------------------------------------------------------------------------------
                                                                     $4,894,065          $3,938,967
-------------------------------------------------------------------------------------------------------
Liabilities
        Deposits:
             Demand:
                 Interest-bearing                                    $1,568,042          $1,111,302
                 Noninterest-bearing                                  1,036,798             762,843
             Savings                                                    891,002             705,906
             Time                                                       939,273             789,353
       ------------------------------------------------------------------------------------------------
                        Total deposits                                4,435,115           3,369,404

        Other borrowed money                                             21,845             223,300
        Other liabilities                                                54,607              12,695
        Obligation to Employee Stock Ownership Plan (ESOP)                1,282               2,308
        Trust Capital Securities - Commerce Capital Trust I              57,500              57,500
        Long-term debt                                                   23,000              23,000
       ------------------------------------------------------------------------------------------------
                                                                      4,593,349           3,688,207
-------------------------------------------------------------------------------------------------------
Stockholders' Equity
        Common stock, 24,155,166 shares issued                           35,958              25,309
         (22,643,051 shares in 1997)
        Series C preferred stock, 417,000 shares in 1997                                      7,506
        Capital in excess of par or stated value                        211,737             167,529
        Retained earnings                                                48,916              50,592
        Accumulated other comprehensive income                            7,011               3,756
       ------------------------------------------------------------------------------------------------
                                                                        303,622             254,692
        Less commitment to ESOP                                           1,282               2,308
        Less treasury stock, at cost, 100,159 shares                      1,624               1,624
       ------------------------------------------------------------------------------------------------
                        Total stockholders' equity                      300,716             250,760
       ------------------------------------------------------------------------------------------------
                                                                     $4,894,065          $3,938,967
       ------------------------------------------------------------------------------------------------
       See accompanying notes.

Commerce Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                Year Ended December 31,
                                                                                  --------------------------------------------------
                   (dollars in thousands, except per share amounts)                      1998              1997              1996
------------------------------------------------------------------------------------------------------------------------------------
Interest Income
                    Interest and fees on loans                                         $140,580          $120,028          $104,842
                    Interest on investment securities                                   146,859           122,662            95,026
                    Other interest                                                        1,841             1,487             2,867
                    ---------------------------------------------------------------------------------------------------------------
                                          Total interest income                         289,280           244,177           202,735
                    ---------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Interest Expense
                    Interest on deposits:
                            Demand                                                       32,708            24,824            19,842
                            Savings                                                      18,257            16,419            12,907
                            Time                                                         53,466            45,781            41,212
                    ---------------------------------------------------------------------------------------------------------------
                                          Total interest on deposits                    104,431            87,024            73,961
                     Interest on other borrowed money                                     3,995             5,126             1,336
                     Interest on long-term debt                                           7,127             4,887             2,025
                    ---------------------------------------------------------------------------------------------------------------
                                          Total interest expense                        115,553            97,037            77,322
                    ---------------------------------------------------------------------------------------------------------------

                     Net interest income                                                173,727           147,140           125,413
                     Provision for loan losses                                            5,867             4,668             4,857
                    ---------------------------------------------------------------------------------------------------------------
                     Net interest income after provision for loan losses                167,860           142,472           120,556
                    ---------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Noninterest Income
                     Deposit charges and service fees                                    33,685            27,110            21,850
                     Other operating income                                              52,329            27,979             9,251
                     Net investment securities gains                                      2,933             2,285             1,675
                    ---------------------------------------------------------------------------------------------------------------
                                          Total noninterest income                       88,947            57,374            32,776
                    ---------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Noninterest Expense

                     Salaries                                                            72,501            52,166            37,668
                     Benefits                                                            15,186            12,161             9,389
                     Occupancy                                                           16,440            14,223            12,418
                     Furniture and equipment                                             23,013            18,374            14,336
                     Office                                                              16,145            12,632             9,760
                     Audit and regulatory fees and assessments                            2,086             1,611             3,173
                     Marketing                                                            8,078             6,069             4,777
                     Other real estate (net)                                              1,348             1,814             2,329
                     Other                                                               27,170            18,879            15,181
                    ---------------------------------------------------------------------------------------------------------------
                                          Total noninterest expenses                    181,967           137,929           109,031
                    ---------------------------------------------------------------------------------------------------------------
                     Income before income taxes                                          74,840            61,917            44,301
                     Provision for federal and state income taxes                        25,522            21,592            16,051
                    ---------------------------------------------------------------------------------------------------------------
                     Net income                                                          49,318            40,325            28,250
                     Dividends on preferred stocks                                                            563               842
                    ---------------------------------------------------------------------------------------------------------------
                     Net income applicable to common stock                             $ 49,318          $ 39,762          $ 27,408
                    ---------------------------------------------------------------------------------------------------------------
                     Net income per common and common equivalent share:
                                   Basic                                               $   2.08          $   1.79          $   1.37
                    ---------------------------------------------------------------------------------------------------------------
                                   Diluted                                             $   1.98          $   1.69          $   1.26
                    ---------------------------------------------------------------------------------------------------------------
                     Average common and common equivalent shares outstanding:
                                   Basic                                                 23,668            22,197            20,017
                    ---------------------------------------------------------------------------------------------------------------
                                   Diluted                                               24,951            23,786            22,372
                    ---------------------------------------------------------------------------------------------------------------
                     Cash dividends declared, common stock                             $   0.92          $   0.57          $   0.48
                    ---------------------------------------------------------------------------------------------------------------
                    See accompanying notes.

Commerce Bancorp, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

------------------------------------------------------------------------------------------------------------------------------------
                                                                                               Year Ended December 31,
                                                                               -----------------------------------------------------
                               (dollars in thousands)                              1998                1997                1996
------------------------------------------------------------------------------------------------------------------------------------
Operating Activities
     Net income                                                                $  49,318           $  40,325           $  28,250
     Adjustments to reconcile net income to net cash
         provided by operating activities:
             Provision for loan losses                                             5,867               4,668               4,857
             Provision for depreciation, amortization
                 and accretion                                                    24,053              17,438              16,156
             Gains on sales of securities available for sale                      (2,933)             (2,285)             (1,675)
             Proceeds from sales of mortgages held for sale                       25,093              22,626              23,683
             Originations of mortgages held for sale                             (17,833)            (28,572)            (19,555)
             Net loan (chargeoffs)                                                  (719)             (1,382)             (2,896)
             Net (increase) decrease in trading securities                       (77,448)              7,416              (6,484)
             (Increase) decrease in other assets                                 (43,073)            (12,575)                524
             Increase in other liabilities                                        44,200               2,551               9,823
             Deferred income tax expense (benefit)                                (2,288)             (2,041)                161
      ------------------------------------------------------------------------------------------------------------------------------
                           Net cash provided by operating activities               4,237              48,169              52,844

Investing Activities
      Proceeds from the sales of securities available for sale                   428,483             223,217             107,666
      Proceeds from the maturity of securities available for
         sale                                                                    395,108             162,892             187,120
      Proceeds from the maturity of securities held to
         maturity                                                                299,706             123,496             125,283
      Purchase of securities available for sale                                 (786,226)           (835,005)           (497,926)
      Purchase of securities held to maturity                                   (557,455)           (244,503)           (192,168)
      Net increase in loans                                                     (529,040)           (154,454)           (227,331)
      Proceeds from sales of loans                                                 8,966              10,020               9,291
      Purchases of premises and equipment                                        (46,939)            (31,235)            (25,766)
      ------------------------------------------------------------------------------------------------------------------------------
                           Net cash used by investing activities                (787,397)           (745,572)           (513,831)

Financing Activities
      Net increase in demand and savings deposits                                915,791             430,417             330,095
      Net increase in time deposits                                              149,920              19,317              60,389
      Net (decrease) increase in other borrowed money                           (201,455)            153,300              70,000
      Issuance of common stock                                                                                             6,859
      Dividends paid                                                             (21,563)            (12,484)             (9,298)
      Proceeds from issuance of Trust Capital Securities                                              57,500
      Proceeds from issuance of common stock under
         dividend reinvestment and other stock plans                               9,428               6,876               4,288
      Other                                                                        8,491               1,544              (2,370)
      ------------------------------------------------------------------------------------------------------------------------------
                           Net cash provided  by financing activities            860,612             656,470             459,963

      Increase (decrease) in cash and cash equivalents                            77,452             (40,933)             (1,024)
      Cash and cash equivalents at beginning of year                             167,900             208,833             209,857
      ------------------------------------------------------------------------------------------------------------------------------
      Cash and cash equivalents at end of year                                 $ 245,352           $ 167,900           $ 208,833
      ------------------------------------------------------------------------------------------------------------------------------

      Supplemental disclosures of cash flow
         information: Cash paid during the year for:
             Interest                                                          $ 114,064           $  98,217           $  75,731
             Income taxes                                                         28,808              23,632              14,449
      Other noncash activities:
         Transfer of securities to securities available for sale                                      83,773
      ------------------------------------------------------------------------------------------------------------------------------
      See accompanying notes.

Commerce Bancorp, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders' Equity

------------------------------------------------------------------------------------------------------------------------------------
Years ended December 31, 1998, 1997 and 1996                              Capital in                             Accumulated
                                                                            Excess                                  Other
                                                                            of Par             Commitment          Compre-
                                                          Common Preferred or Stated Retained      to   Treasury   hensive
(in thousands, except per share amounts)                   Stock  Stock      Value   Earnings     ESOP    Stock     Income   Total
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1995                             $18,894  $8,283  $125,911   $34,110   $(5,553)  $(2,116)    $166 $179,695
Acquisition of Commerce National
Insurance Services  (983 shares)                            1,114            (1,135)                                            (21)
------------------------------------------------------------------------------------------------------------------------------------
As adjusted balance at January 1, 1996                     20,008   8,283   124,776    34,110    (5,553)   (2,116)     166  179,674
Net income                                                                             28,250                                28,250
  Other comprehensive income, net of tax
    Unrealized gain (loss) on securities
     (pre-tax ($7,992)                                                                                              (6,434)  (6,434)
    Reclassification adjustment (pre-tax $790)                                                                         514      514
                                                                                                                            --------
  Other comprehensive income                                                                                                 (5,920)
                                                                                                                            --------
           Total comprehensive income                                                                                        22,330
5% common stock dividend and cash paid in lieu of
     fractional shares (534 shares)                           834            10,388   (11,244)                                  (22)
Cash dividends, common stock ($0.48 per share)                                         (8,431)                               (8,431)
Common stock issued in connection with
     incentive stock option plan (78 shares)                  121               622                                             743
Cash dividends, preferred stock                                                          (845)                                 (845)
Decrease in obligation to ESOP                                                                    1,150                       1,150
Common stock issued  (727 shares)                           1,136             5,465                                           6,601
Tax benefit from ESOP dividends                                                 197                                             197
Proceeds from issuance of common stock under
     dividend reinvestment plan (175 shares)                  264             3,281                                           3,545
Conversion and redemption of preferred stock                1,183    (747)     (178)                                            258
Purchase of common stock of former Independence
     shareholders                                                                                          (1,236)           (1,236)
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1996                             $23,546  $7,536  $144,551   $41,840   $(4,403)  $(3,352) $(5,754)$203,964
Acquisition of insurance brokerage agencies (293 shares)
                                                              332               (55)                                            277
------------------------------------------------------------------------------------------------------------------------------------
As adjusted balance at January 1, 1997                     23,878   7,536   144,496    41,840    (4,403)   (3,352)  (5,754) 204,241
Net income                                                                             40,325                                40,325
  Other comprehensive income, net of tax
    Unrealized gain (loss) on securities (pre-tax $12,838)                                                          10,475   10,475
    Reclassification adjustment (pre-tax $(1,484))                                                                    (965)    (965)
                                                                                                                            --------
  Other comprehensive income                                                                                                  9,510
                                                                                                                            --------
           Total comprehensive income                                                                                        49,835
5% common stock dividend and cash paid in lieu of
     fractional shares (611 shares)                           955            18,134   (19,113)                                  (24)
Cash dividends, common stock ($0.57 per share)                                        (11,897)                              (11,897)
Common stock issued in connection with
     incentive stock option plan (306 shares)                 478             2,139                                           2,617
Cash dividends, preferred stock                                                          (563)                                 (563)
Decrease in obligation to ESOP                                                                    2,095                       2,095
Tax benefit from ESOP dividends                                                 197                                             197
Proceeds from issuance of common stock under
     dividend reinvestment plan (128 shares)                  201             4,058                                           4,259
Retirement of treasury shares                                (203)    (30)   (1,495)                        1,728                 0
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1997                             $25,309  $7,506  $167,529   $50,592   $(2,308)  $(1,624)  $3,756 $250,760
Acquisition of investment firm/insurance brokerage
agency (616 shares)                                           794              (300)    7,997                                 8,491
------------------------------------------------------------------------------------------------------------------------------------
As adjusted balance at January 1, 1998                     26,103   7,506   167,229    58,589    (2,308)   (1,624)   3,756  259,251
Net income                                                                             49,318                                49,318
  Other comprehensive income, net of tax
    Unrealized gain (loss) on securities (pre-tax $5,831)                                                            3,153    3,153
    Reclassification adjustment (pre-tax $156)                                                                         102      102
                                                                                                                            --------
  Other comprehensive income                                                                                                  3,255
                                                                                                                            --------
           Total comprehensive income                                                                                        52,573
5% common stock dividend and cash paid in lieu of
     fractional shares (809 shares)                         1,264            36,164   (37,467)                                  (39)
25% common stock dividend and cash paid in lieu of
     fractional shares (4,501 shares)                       7,033            (7,033)      (47)                                  (47)
Cash dividends, common stock ($0.92 per share)                                        (21,477)                              (21,477)
Common stock issued in connection with
     incentive stock option plan (185 shares)                 289             1,713                                           2,002
Convert preferred C stock to common stock (647 shares)      1,011  (7,506)    6,495                                               0
Decrease in obligation to ESOP                                                                    1,026                       1,026
Proceeds from issuance of common stock under
     dividend reinvestment plan (165 shares)                  258             7,169                                           7,427
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1998                             $35,958     $0   $211,737   $48,916   $(1,282)  $(1,624)  $7,011 $300,716
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes.
20

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements

1.   Significant Accounting Policies

Basis of Presentation
The consolidated financial statements include the accounts of Commerce Bancorp, Inc. (the Company) and its wholly-owned subsidiaries, Commerce Bank, N.A. (Commerce NJ), Commerce Bank/Pennsylvania, N.A. (Commerce PA), Commerce Bank/Shore, N.A. (Commerce Shore), Commerce Bank/North (Commerce North), Commerce Capital Trust I, and Commerce Capital Markets, Inc. (CCMI). All material intercompany transactions have been eliminated. Certain amounts from prior years have been reclassified to conform with 1998 presentation. All common stock and per share information has been adjusted for the 5-for-4 stock split in the form of a 25% common stock dividend declared on June 29, 1998, and the 5% common stock dividend declared on December 15, 1998.

The Company is a multi-bank holding company headquartered in Cherry Hill, New Jersey, operating primarily in the metropolitan Philadelphia and New Jersey markets. Through its subsidiaries, the Company provides retail and commercial banking services, corporate trust services, municipal bond underwriting services, and insurance brokerage services.

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

Allowance for Loan Losses
The allowance for loan losses is increased by provisions charged to expense and reduced by loan charge-offs net of recoveries. Based upon management's evaluation of the loan portfolio, the allowance is maintained at a level considered adequate to absorb estimated inherent losses in the loan portfolio. The level of the allowance is based on an evaluation of

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements

the risk characteristics included in the loan portfolio, including such factors as the volume and composition of the portfolio, historical loan loss experience, present and prospective financial condition of borrowers, general national and local economic conditions, and other relevant factors.

Bank Premises and Equipment
Bank premises and equipment are carried at cost less accumulated depreciation. Depreciation and amortization are determined on the straight-line method for financial reporting purposes, and accelerated methods for income tax purposes.

Other Real Estate (ORE)
Real estate acquired in satisfaction of a loan is reported in other assets at the lower of cost or fair value less disposition costs. Properties acquired by foreclosure or deed in lieu of' foreclosure are transferred to ORE and recorded at the lower of cost or fair value less disposition costs based on their appraised value at the date actually or constructively received. Losses arising from the acquisition of such property are charged against the allowance for loan losses. Subsequent adjustments to the carrying values of ORE properties are charged to operating expense.

Intangible Assets
The excess of cost over fair value of net assets acquired (goodwill) is included in other assets and is being amortized on a straight-line basis over the period of expected benefit, which approximates 15 years. Goodwill amounted to $2,788,000 and $3,082,000 at December 31, 1998 and 1997, respectively. Other intangible assets are amortized on a straight-line basis over 10 to 15 year lives. Other intangibles amounted to $2,019,000 and $2,471,000 at December 31, 1998 and 1997, respectively.

Income Taxes
The provision for income taxes is based on current taxable income. When income and expenses are recognized in different periods for book purposes, deferred taxes are provided.

Restriction on Cash and Due From Banks
The Banks are required to maintain reserve balances with the Federal Reserve Bank. The weighted average amount of the reserve balances for 1998 and 1997 were approximately $4,956,000 and $12,355,000, respectively.

Recent Accounting Statements
The Financial Accounting Standards Board (FASB) in June 1997 issued Statement No. 130 "Reporting Comprehensive Income" (FAS 130). FAS 130 establishes new standards for reporting comprehensive income, which includes net income as well as certain other items which result in a change in equity during the period. FAS 130 requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company adopted FAS 130 in 1998. The disclosure standards of FAS 130 had no impact on the Company's financial position or results of operations.

Also in June 1997, the FASB issued Statement 131 "Disclosures About Segments of an Enterprise and Related Information" (FAS 131). FAS 131 requires disclosure of financial and descriptive information about an enterprise's operating segments that meet certain quantitative thresholds. Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally and the performance of which is subject to evaluation by the chief operating decision maker, as

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements

defined, in determining resource allocation. The Company adopted FAS 131 for 1998 annual reporting. The disclosure standards of FAS 131 had no impact on the Company's financial position or results of operations.

In June 1998, the FASB issued Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities" (FAS 133). FAS 133 will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged assets or liability through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. FAS 133 becomes effective for the Company beginning January 1, 2000. Although early adoption is allowed in any quarterly period after June 1998, the Company has no plans to adopt FAS 133 prior to the effective date. Based on the Company's minimal use of derivatives at the current time, management does not expect the adoption of FAS 133 to have a significant effect on results of operations or the financial position of the Company. However, the impact from adopting FAS 133 will depend on the nature and purpose of the derivative instruments in use by the Company at that time.

2.   Mergers and Acquisitions

In November 1996, two insurance brokerage agencies, Keystone National Companies, Inc., Cherry Hill, New Jersey, and Morales, Potter & Buckelew, Inc., t/a Buckelew & Associates, Toms River, New Jersey, were acquired by the Company and thereafter merged to form Commerce National Insurance Services, Inc. ("Commerce Insurance"). In December 1996, Chesley & Cline, Inc., Mount Holly, New Jersey, was merged with and into Commerce Insurance. The Company issued approximately 983,000 shares of common stock in exchange for all of the outstanding shares of these agencies acquired in 1996. In January 1997, Colkate, Inc., t/a The Morrissey Agency, Mt. Laurel, New Jersey, was merged with and into Commerce Insurance. In December 1997, Joseph J. Reinhart and Associates, Inc., Cherry Hill, NJ, a risk/loss management and loss investigation consulting firm, and
Associated Insurance Management, Inc., Haddonfield, NJ, an employee and executive benefit consulting firm, were merged with and into Commerce Insurance. The Company issued approximately 293,000 shares of common stock in exchange for all of the outstanding shares of the agencies acquired in 1997. In August 1998, J.A. Montgomery, Inc., Wilmington, DE, an insurance brokerage agency, was merged with and into Commerce Insurance. The Company issued approximately 201,000 shares of common stock in exchange for all of the outstanding shares of this agency. All of these transactions were accounted for as poolings of interests. However, financial statements of the periods prior to the acquisitions have not been restated, as the changes, in the aggregate, would be immaterial.

The former Independence Bancorp, Inc. ("Independence"), Bergen County, New Jersey, was merged into Commerce Bancorp, Inc. on January 21, 1997 and its wholly-owned subsidiary bank, Independence Bank of New Jersey, was thereafter renamed Commerce Bank/North. The Company issued approximately 3,666,000 shares of common stock to effect the merger. The transaction was accounted for as a pooling of interests. The Company's originally reported results of operations for 1996 have been restated herein to include Commerce North's results of operations for 1996.

In the first quarter of 1998, the Company completed the acquisition of A. H. Williams & Co., Inc., (Williams) Philadelphia, PA, a public finance investment firm, and combined Williams with Commerce Capital, the bank securities dealer division of Commerce NJ, to form Commerce Capital Markets, Inc., a wholly-owned nonbank subsidiary of the Company

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements

engaging in certain securities activities permitted under Section 20 of the Glass-Steagall Act. The acquisition was completed by the issuance of common stock of the Company totaling approximately 415,000 shares. The transaction was accounted for as a pooling of interests, however, financial statements of the periods prior to the acquisition have not been restated, as the changes, in the aggregate, would be immaterial.

Effective January 15, 1999, the Company acquired Community First Banking Company
(CFBC), a one-bank holding company headquartered in Tinton Falls, New Jersey, and Prestige Financial Corp. (PFC), a one-bank holding company headquartered in Flemington, New Jersey. CFBC had approximately $201 million in assets and $181 million in deposits, and PFC had approximately $328 million in assets and $313 million in deposits. The Company issued approximately 1,360,000 shares of common stock to shareholders of CFBC based on an exchange ratio of .644 of a share of the Company's common stock for each share of CFBC common stock. The Company issued approximately 1,857,000 shares of common stock to shareholders of PFC based on an exchange ratio of .397 of a share of the Company's common stock for each share of PFC common stock. The transactions were accounted for as poolings of interests.

A summary of unaudited pro forma combined financial information for the Company, CFBC, and PFC follows:

----------------------------------------------------------------------------------------------------------------------
                                                                      1998                1997                1996
----------------------------------------------------------------------------------------------------------------------
Operating results (in thousands, except per share data):
Net interest income                                               $  194,647          $  166,617          $  140,813
Noninterest income                                                    96,288              61,124              35,275
Net income                                                            42,567              44,844              31,561
Net income per common share - diluted                                   1.51                1.65                1.22
Average common shares outstanding
    on a diluted basis                                                28,281              27,116              25,702
----------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------
                                                                      1998                1997
----------------------------------------------------------------------------------------------------------------------
Balance sheet at year-end (dollars in thousands):
Assets                                                            $5,423,379          $4,387,851
Loans                                                              2,249,328           1,639,352
Deposits                                                           4,928,808           3,784,576
Stockholders' equity                                                 325,728             281,664
----------------------------------------------------------------------------------------------------------------------

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements

3.   Investment Securities

A summary of the amortized cost and market value of securities available for sale and securities held to maturity (in thousands) at December 31, 1998 and 1997 follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                                            December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                       1998                                               1997
------------------------------------------------------------------------------------------------------------------------------------
                                                 Gross        Gross                                 Gross       Gross
                                 Amortized     Unrealized   Unrealized    Market   Amortized      Unrealized  Unrealized   Market
                                    Cost         Gains        Losses      Value       Cost          Gains       Losses     Value
------------------------------------------------------------------------------------------------------------------------------------
U.S. Government agency and
    mortgage-backed obligations  $1,128,033      $9,196      $(2,377)  $1,134,852  $1,250,977      $5,028     $(3,312)  $1,252,693
Obligations of state and
    political subdivisions           25,338         703                    26,041      23,085         430                   23,515
Equity securities                    11,988       3,584         (175)      15,397       7,679       3,685                   11,364
Other                               107,164          50                   107,214      27,548                               27,548
------------------------------------------------------------------------------------------------------------------------------------
Securities available for sale    $1,272,523     $13,533      $(2,552)  $1,283,504  $1,309,289      $9,143     $(3,312)  $1,315,120
------------------------------------------------------------------------------------------------------------------------------------
U.S. Government agency and
    mortgage-backed obligations  $1,081,895      $8,398      $(5,426)  $1,084,867    $834,228      $3,976     $(8,198)    $830,006
Obligations of state and
    political subdivisions           20,982         153                    21,135      20,940                               20,940
Other                                24,781                       (6)      24,775      18,864           5                   18,869
------------------------------------------------------------------------------------------------------------------------------------
Securities held to maturity      $1,127,658      $8,551      $(5,432)  $1,130,777    $874,032      $3,981     $(8,198)    $869,815
------------------------------------------------------------------------------------------------------------------------------------

The amortized cost and estimated market value of investment securities (in thousands) at December 31, 1998, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because obligors have the right to repay obligations without prepayment penalties.

------------------------------------------------------------------------------------------------------
                                               Available for Sale             Held to Maturity
                                            Amortized         Market     Amortized         Market
                                               Cost           Value         Cost           Value
------------------------------------------------------------------------------------------------------
Due in one year or less                    $  108,455     $  108,481     $   41,877     $   41,877
Due after one year through five years          11,552         11,816          3,650          3,803
Due after five years through ten years         13,443         13,915         25,000         25,000
Due after ten years                             8,551          8,616          1,600          1,644
Mortgage backed securities                  1,118,534      1,125,279      1,055,531      1,058,453
Equity securities                              11,988         15,397
------------------------------------------------------------------------------------------------------
                                           $1,272,523     $1,283,504     $1,127,658     $1,130,777
------------------------------------------------------------------------------------------------------

Proceeds from sales of securities available for sale during 1998, 1997 and 1996 were $428,483,000, $223,217,000 and $107,666,000, respectively. Gross gains of
$3,259,000,  $2,669,000 and $1,675,000  were realized on the sales in 1998, 1997 and 1996, respectively, and gross losses of $326,000 and $384,000 were realized in 1998 and 1997, respectively.

At December 31, 1998 and 1997, investment securities with a carrying value of $597,554,000 and $324,717,000, respectively, were pledged to secure deposits of public funds.

In connection with the acquisition of Independence, management reclassified $83.8 million of investment securities from held to maturity to available for sale in the first quarter of 1997. Unrealized losses on those securities transferred were $840,000.

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements

4.   Loans

The following is a summary of loans outstanding (in thousands) at December 31, 1998 and 1997:

--------------------------------------------------------------------------------------
                                                             December 31,
--------------------------------------------------------------------------------------
                                                        1998                1997
--------------------------------------------------------------------------------------
Commercial real estate:
        Owner-occupied                              $  250,059          $  221,788
        Other                                          358,600             287,510
        Construction                                   111,972              57,182
--------------------------------------------------------------------------------------
                                                       720,631             566,480
Commercial loans:
        Term                                           200,060             152,115
        Line of credit                                 166,920             101,134
        Demand                                             309                 442
--------------------------------------------------------------------------------------
                                                       367,289             253,691
Consumer:
        Mortgages (1-4 family residential)             304,622             167,979
        Installment                                     68,032              63,448
        Home equity                                    458,401             347,903
        Credit lines                                    12,388              11,788
--------------------------------------------------------------------------------------
                                                       843,443             591,118
--------------------------------------------------------------------------------------
                                                    $1,931,363          $1,411,289
--------------------------------------------------------------------------------------

At December 31, 1998 and 1997, loans of approximately $9,489,000 and $8,772,000, respectively, were outstanding to certain of the Company's and its subsidiaries' directors and officers, and approximately $25,684,000 and $25,584,000, respectively, of loans were outstanding from companies with which certain of the Company's and its subsidiaries' directors and officers are associated, exclusive of loans to any such person and associated companies which in aggregate did not exceed $60,000. The terms of these loans are substantially the same as those prevailing at the time for comparable unrelated transactions. A summary (in thousands) of the related party loans outstanding at December 31, 1998 is as follows:

--------------------------------------------------------------------------------
                                          1998
--------------------------------------------------------------------------------
Balance, January 1                      $34,356
New loans                                13,717
Loan payments                            12,900
--------------------------------------------------------------------------------
Balance, December 31                    $35,173
--------------------------------------------------------------------------------

The Company engaged in certain activities with entities affiliated with directors of the Company. The Company received real estate appraisal services from a company owned by a director of the Company. Such real estate appraisal services amounted to $304,000 in 1998, $183,000 in 1997, and $195,000 in 1996.
The Company received legal services from two law firms of which two directors of the Company are partners. Such aggregate legal services amounted to $1,554,000 in 1998, $1,439,000 in 1997, and $1,243,000 in 1996.

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements

5.   Allowance for Loan Losses

The following is an analysis of changes in the allowance for loan losses (in thousands) for 1998, 1997, and 1996:

-----------------------------------------------------------------------------------------------------
                                                      1998                1997               1996
-----------------------------------------------------------------------------------------------------
Balance, January 1                                  $ 21,261           $ 17,975           $ 16,014
Provision charged to operating expense                 5,867              4,668              4,857
Recoveries of loans previously charged off             1,368                898                655
Loan charge-offs                                      (2,087)            (2,280)            (3,551)
-----------------------------------------------------------------------------------------------------
Balance, December 31                                $ 26,409           $ 21,261           $ 17,975
-----------------------------------------------------------------------------------------------------

6.   Non-accrual and Restructured Loans and Other Real Estate

The total of non-performing loans (non-accrual and restructured loans) was $7,113,000 and $11,589,000 at December 31, 1998 and 1997, respectively.
Non-performing loans of $3,361,000, $2,320,000, and $1,758,000 net of charge offs of $0, $47,000, and $250,000 were transferred to other real estate during 1998, 1997, and 1996, respectively. Other real estate ($6,081,000 and $5,845,000 at December 31, 1998 and 1997, respectively) is included in other assets.

At December 31, 1998 and 1997, the recorded investment in loans considered to be impaired under FASB Statement No. 114 "Accounting by Creditors for Impairment of a Loan" totaled $3,682,000 and $9,700,000, respectively, all of which are included in non-performing loans. As permitted, all homogenous smaller balance consumer and residential mortgage loans are excluded from individual review for impairment. The majority of impaired loans were measured using the fair market value of collateral. No portion of the allowance for loan losses for 1998 or 1997 was allocated to these loans. During 1998 and 1997, impaired loans averaged approximately $6,691,000 and $9,126,000, respectively. Interest income of approximately $897,000 and $1,361,000 would have been recorded on non-performing loans (including impaired loans) in accordance with their original terms in 1998 and 1997, respectively. Actual interest income recorded on these loans amounted to $266,000 and $323,000 during 1998 and 1997, respectively.

7.   Bank Premises, Equipment, and Leases

A summary of bank premises and equipment (in thousands) is as follows:

---------------------------------------------------------------------------
                                                     December 31,
                                             ------------------------------
                                                 1998              1997
---------------------------------------------------------------------------
Land                                          $ 28,578          $ 22,707
Buildings                                       67,833            49,101
Leasehold improvements                           5,687             9,293
Furniture, fixtures and equipment               86,872            68,238
Leased property under capital leases               124               124
---------------------------------------------------------------------------
                                               189,094           149,463

Less accumulated depreciation
    and amortization                            47,246            37,704
---------------------------------------------------------------------------
                                              $141,848          $111,759
---------------------------------------------------------------------------

At December 31, 1998, Commerce NJ leased one of its branches under a capital lease with an unrelated party. All other branch leases are accounted for as operating leases with the related rental payments being expensed ratably over the life of the lease.

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements

The Company leases its operations facility from a limited partnership in which the Company is a limited partner at December 31, 1998. The lease is accounted for as an operating lease with an annual rent of $584,000. The lease expires in 2004 and is renewable for two additional terms of five years each.

At December 31, 1998, the Company leased from related parties under separate operating lease agreements the land on which it has constructed ten branch offices. The aggregate annual rental under these related party leases for 1998 was approximately $440,000, and was approximately $375,000 and $250,000 in 1997 and 1996, respectively. These leases expire periodically through 2018 but are renewable through 2038. Aggregate annual rentals escalate to $575,000 in 2007. The Company leases land to a limited partnership partially comprised of the directors of Commerce PA and Commerce NJ. The initial lease term is 25 years, with two successive 10-year options. As of December 31, 1998, the total future minimum lease payments to be received by the Company amount to approximately $432,000 for the remainder of the initial lease term. In accordance with the provision of the land lease, the limited partnership constructed and owns the office building located on the land. Commerce PA leases the building as a branch facility through 2010. Commerce North leases one of its branches from a director and its headquarters facility from a partnership in which a director has a substantial interest. The aggregate annual rental under these related party leases for 1998, 1997, and 1996 was approximately $434,000, $432,000, and
$503,000, respectively. The leases expire in 2007 and 2017.

Total  rent  expense   charged  to  operations   under   operating   leases  was
approximately $5,011,000 in 1998, $4,334,000 in 1997, and $3,706,000 in 1996.

The future minimum rental commitments, by year, under the non-cancelable leases are as follows (in thousands) at December 31, 1998:

-------------------------------------------------------------------------
                                      Capital                   Operating
-------------------------------------------------------------------------
1999                                    $ 12                     $ 5,396
2000                                      12                       5,339
2001                                      12                       4,858
2002                                      12                       4,320
2003                                      12                       4,322
Later years                              132                      37,039
-------------------------------------------------------------------------
Net minimum lease payment               $192                     $61,274
-------------------------------------------------------------------------
Less amount representing interest         93
-------------------------------------------------------------------------
Present value of net minimum
        lease payments                  $ 99
-------------------------------------------------------------------------

The Company obtained interior design and general contractor services for $1,313,000, $916,000, and $642,000 in 1998, 1997, and 1996, respectively, from a business owned by the spouse of the Chairman of the Board of the Company. Additionally, the business received commissions of approximately $814,000, $1,464,000, and $990,000 in 1998, 1997 and 1996, respectively, on furniture and facility purchases made directly by the Company.

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements

8.   Deposits

The aggregate amount of time certificates of deposits in denominations of $100,000 or more was $372,380,000 and $317,184,000 at December 31, 1998 and
1997, respectively.

9.   Other Borrowed Money

Other borrowed money consisted primarily of securities sold under agreements to repurchase, which ranged up to two months in maturity, federal funds purchased, and overnight lines of credit. The following table represents information for other borrowed money.

------------------------------------------------------------------------------------------------------
                                                                December 31,
------------------------------------------------------------------------------------------------------
                                                  1998                               1997
                                        --------------------------------------------------------------
                                                          Average                          Average
                                         Amount            Rate            Amount            Rate
------------------------------------------------------------------------------------------------------
Securities sold under
   agreements to repurchase                                               $178,300           6.22%
Federal funds purchased                                                     45,000           6.00
Lines of credit                         $ 21,845           4.82%
------------------------------------------------------------------------------------------------------
                                        $ 21,845                          $223,300
------------------------------------------------------------------------------------------------------
Average amount outstanding              $ 68,400           5.84%          $ 91,308           5.61%
Maximum month-end balance                228,950                           223,300
------------------------------------------------------------------------------------------------------

As of December 31, 1998, the Company had a line of credit of $493,234,000 available from the Federal Home Loan Bank of New York, and CCMI had a line of credit of $30,000,000 from another bank, of which $8,155,000 was available.

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

On June 9, 1997, the Company issued $57,500,000 of 8 3/4% Trust Capital Securities through Commerce Capital Trust 1, a newly formed Delaware business trust subsidiary. The Trust Capital Securities evidence a preferred ownership interest in the Trust, of which 100% of the common equity is owned by the Company. The proceeds from the issuance of the Trust Capital Securities were invested in substantially similar Junior Subordinated Debt of the Company. The Trust Capital Securities are unconditionally guaranteed by the Company. Interest on the debt is payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year. The Trust Capital Securities are scheduled to mature on June 30, 2027. The Trust Capital Securities may be redeemed in whole or in part at the option of the Company on or after June 30, 2002 at 100% of the principal plus accrued interest, if any, to the date fixed for redemption, subject to certain conditions. All $57,500,000 of the Trust Capital Securities qualify as Tier I capital for regulatory capital purposes.

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements

11.  Income Taxes

The provision for income taxes consists of the following (in thousands):

-------------------------------------------------------------------------
                            1998               1997               1996
-------------------------------------------------------------------------
Current:
        Federal          $ 26,954           $ 21,980           $ 15,026
        State                 856              1,653                864
Deferred:
        Federal            (2,341)            (1,733)               106
        State                  53               (308)                55
-------------------------------------------------------------------------
                         $ 25,522           $ 21,592           $ 16,051
-------------------------------------------------------------------------

The above provision includes income taxes related to securities gains of $1,026,000, $800,000 and $586,000 for 1998, 1997 and 1996, respectively.

The provision for income taxes differs from the expected statutory provision as follows:

--------------------------------------------------------------------------------------------
                                                     1998            1997            1996
--------------------------------------------------------------------------------------------
Expected provision at statutory rate:                35.0%           35.0%           35.0%
Difference resulting from:
        Tax-exempt interest on loans                 (0.4)           (0.3)           (0.3)
        Tax-exempt interest on securities            (1.2)           (0.8)           (1.0)
        Purchase accounting adjustments               0.1             0.2             0.3
        Other                                         0.6             0.8             2.2
--------------------------------------------------------------------------------------------
                                                     34.1%           34.9%           36.2%
--------------------------------------------------------------------------------------------

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The significant components of the Company's deferred tax liabilities and assets as of December 31, 1998 and 1997 are as follows (in thousands):

-------------------------------------------------------------------------------
                                                     1998               1997
-------------------------------------------------------------------------------
Deferred tax assets:
        Loan loss reserves                        $  9,411           $  7,525
        Other reserves                                 (50)               651
        Other                                        1,260              1,775
-------------------------------------------------------------------------------
Total deferred tax assets                           10,621              9,951
-------------------------------------------------------------------------------
Deferred tax liabilities:
        Depreciation                                   527              1,252
        Intangibles                                     92                167
        Fair value adjustment, available
           for sale securities                       3,970              2,075
        Other                                        1,729              1,924
-------------------------------------------------------------------------------
Total deferred tax liabilities                       6,318              5,418
-------------------------------------------------------------------------------
Net deferred assets                               $  4,303           $  4,533
-------------------------------------------------------------------------------

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements

12.  Commitments and Letters of Credit

In the normal course of business, there are various outstanding commitments to extend credit, such as letters of credit, which are not reflected in the accompanying financial statements. These arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Company's normal credit policies. Collateral is obtained based on management's credit assessment of the borrower. At December 31, 1998, the Banks had outstanding standby letters of credit in the amount of $45,606,000.

In addition, the Banks are committed as of December 31, 1998 to advance $161,830,000 on construction loans, $115,899,000 on home equity lines of credit and $52,023,000 on lines of credit. All other commitments total approximately $192,876,000. The Company anticipates no material losses as a result of these transactions.

13.  Common Stock and Preferred Stock

At December 31, 1998, the Company's common stock had a par value of $1.5625. The Company had 50,000,000 shares authorized as of this date.

At December 31, 1997, the Company had 417,000 shares of Series C ESOP Cumulative Convertible Preferred Stock authorized and issued without par value (stated value of $1.00 per share), which were converted to the Company's common stock effective March 1, 1998 (see Note 14).

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

In conjunction with the redemption, approximately 727,000 shares of common stock were issued upon the exercise of the attached purchase options. Net proceeds to the Company were approximately $6,600,000.

On December 15, 1998, the Board of Directors declared a cash dividend of $0.22 for each share of common stock outstanding and a 5% stock dividend payable January 21, 1999 to stockholders of record on January 7, 1999. Payment of the stock dividend resulted in the issuance of 1,142,247 additional common shares and cash of $112,284 in lieu of fractional shares.

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements

14.  Earnings Per Share

The calculation of earnings per share follows (in thousands, except for per share amounts):

-------------------------------------------------------------------------------------------------
                                                              Year Ended December 31,
                                                   ----------------------------------------------
(dollars in thousands)                                 1998             1997             1996
-------------------------------------------------------------------------------------------------
 Basic:
 Net income                                          $49,318          $40,325          $28,250
 Preferred stock dividends                                                563              842
-------------------------------------------------------------------------------------------------
 Net income applicable to common stock               $49,318          $39,762          $27,408
-------------------------------------------------------------------------------------------------
 Average common shares outstanding                    23,668           22,197           20,017
-------------------------------------------------------------------------------------------------
 Net income per common share                         $  2.08          $  1.79          $  1.37
-------------------------------------------------------------------------------------------------

Diluted:
Net income                                           $49,318          $40,325          $28,250
Additional ESOP contribution
        under the if-converted method                                      50              103
-------------------------------------------------------------------------------------------------
Net income applicable to common stock
        on a diluted basis                           $49,318          $40,275          $28,147
-------------------------------------------------------------------------------------------------

Average common shares outstanding                     23,668           22,197           20,017
Additional shares considered in diluted
        computation assuming:
           Exercise of stock options/rights            1,179              942            1,708
           Conversion of preferred stock                 104              647              647
-------------------------------------------------------------------------------------------------

Average common and common equivalent
        shares outstanding                            24,951           23,786           22,372
-------------------------------------------------------------------------------------------------

Net income per common and common
        equivalent share                             $  1.98          $  1.69          $  1.26
-------------------------------------------------------------------------------------------------

Effective March 1, 1998, the Trustees of the Company's Employee Stock Ownership Plan exercised their right to convert all 417,000 shares of Series C ESOP Cumulative Convertible Preferred Stock held by the ESOP into 849,062 shares of the Company's common stock.

15.  Benefit Plans

Employee Stock Option Plan
The Company has the 1997 Employee Stock Option Plan (the Plan) for the officers and employees of the Company and its subsidiaries as well as a plan for its non-employee directors. The Plan authorizes the issuance of up to 3,445,000 shares of common stock (as adjusted for stock dividends) upon the exercise of options. 2,401,000 options have been issued under the Plan. The option price for options issued under the Plan must be at least equal to 100% of the fair market value of the Company's common stock as of the date the option is granted. These options generally become exercisable to the extent of 25% annually beginning one year from the date of grant, although the amount exercisable beginning one year from the date of grant may be greater depending on the employees' length of service. The options expire not later than 10 years from the date of grant.

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements

Information concerning option activity for the periods indicated is as follows:

-------------------------------------------------------------------------
                                    Shares Under       Weighted Average
                                       Option           Exercise Price
-------------------------------------------------------------------------
Balance at January 1, 1997            2,323,796          $   12.67
Options granted                         825,209              33.09
Options exercised                       261,099               7.88
Options canceled                          7,372              20.36
Balance at December 31, 1997          2,880,534              18.93
-------------------------------------------------------------------------
Balance at January 1, 1998            2,880,534          $   18.93
Options granted                       1,792,322              43.54
Options exercised                       236,668              10.66
Options canceled                        100,957              38.92
Balance at December 31, 1998          4,335,231              29.09
-------------------------------------------------------------------------

Information concerning options outstanding as of December 31, 1998 is as follows:

--------------------------------------------------------------------------------------------------------------
                                         Options Outstanding                      Options Exercisable
--------------------------------------------------------------------------------------------------------------
                                           Weighted-Average    Weighted-     Exercisable         Weighted
Range of                     Number           Remaining         Average         as of             Average
exercise prices           Outstanding      Contractual Life  Exercise Price  12/31/1998       Exercise Price
--------------------------------------------------------------------------------------------------------------
$3.00 to $18.50             1,341,512             5.50       $   11.22       1,276,789          $   11.09
$18.51 and greater          2,993,719             8.60           37.11       1,026,754              27.47
--------------------------------------------------------------------------------------------------------------

The Company has elected not to adopt the recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation" (FAS 123), which requires a fair value based method of accounting for all employee stock compensation plans. The Company will continue to follow APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations to account for its stock-based compensation plans. If the Company had accounted for stock options granted in 1998, 1997, and 1996 under the fair value provisions of FAS 123, net income and net income per share would have been as follows (in thousands, except per share amounts):

-----------------------------------------------------------------------------------------------
                                             1998                1997                1996
-----------------------------------------------------------------------------------------------
Pro forma net income                     $   43,672          $   38,558          $   27,257

Pro forma net income per share:
        Basic                            $     1.85          $     1.71          $     1.32
        Diluted                                1.76                1.62                1.22

-----------------------------------------------------------------------------------------------

Due to the inclusion of only options granted after 1994, the pro forma effects of applying FAS 123 in 1998, 1997 and 1996 may not be representative of the pro forma impact in future years.

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements

The fair value of options granted in 1998, 1997, and 1996 was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rates of 5.47% to 6.35%, dividend yields of' 3% to 4%, volatility factors of the expected market price of the Company's common stock of .215 to .309, and a weighted average expected life of the options of' four years.

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

Employee Stock Ownership Plan
As of December 31, 1998, the Company  maintains an Employee Stock Ownership Plan
(ESOP) for the benefit of its officers and employees who meet age and service requirements. At December 31, 1997, the ESOP held 417,000 shares of Series C ESOP Cumulative Convertible Preferred Stock, purchased at a price of $18.00 per share. The Company guarantees a loan outstanding held by the ESOP. The loan is payable in quarterly installments with the final payment due January 28, 2000. The loan currently bears interest at a variable rate, although the rate can be fixed at future repricing dates in accordance with the loan agreement. The preferred stock was pledged as security for the loan and paid an annual dividend of $1.35 per share, which the ESOP applied to its obligations under the loan. Effective March 1, 1998, the Trustees of the ESOP exercised their right to convert all 417,000 shares of the preferred stock into 849,062 shares of the Company's common stock, a portion of which is pledged as security for the loan. Employer contributions are determined at the discretion of the Board of Directors but will be sufficient to enable the ESOP to discharge current obligations, including interest, under the loan. The total contribution expense associated with the Plan for 1998, 1997 and 1996 was $1,134,000, $1,177,000 and
$885,000, respectively.

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

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements

The following table represents the carrying amounts and fair values of the Company's financial instruments at December 31, 1998 and 1997:

-----------------------------------------------------------------------------------------------------------------------
                                                                           December 31,
                                             --------------------------------------------------------------------------
                                                           1998                                     1997
-----------------------------------------------------------------------------------------------------------------------
                                               Carrying              Fair              Carrying                Fair
                                                Amount              Value               Amount                Value
-----------------------------------------------------------------------------------------------------------------------
Financial assets:
        Cash and cash equivalents             $  245,352          $  245,352          $  167,900          $  167,900
        Mortgages held for sale                                                            7,260               7,260
        Trading securities                        85,359              85,359               7,911               7,911
        Investment securities                  2,411,162           2,414,281           2,189,152           2,184,935
        Loans (net)                            1,904,954           1,946,031           1,390,028           1,416,151

Financial liabilities:
        Deposits                               4,435,115           4,447,757           3,369,404           3,375,949
        Other borrowed money                      21,845              21,845             223,300             223,300
        Obligation to ESOP                         1,282               1,282               2,308               2,308
        Long-term debt                            80,500              84,939              80,500              85,266
-----------------------------------------------------------------------------------------------------------------------
Off-balance sheet liabilities:
        Standby letters of credit                                 $      456                              $      186
        Commitments to extend credit                                     749                                     520

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

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements

Other borrowed money: The carrying amounts reported approximate fair value.

Obligation to ESOP: The fair value of the guarantee of the ESOP obligation is estimated using a discounted cash flow calculation that applies interest rates currently being offered to obligations of' a similar maturity.

Long-term debt: Current quoted market prices were used to estimate fair value.

Off-balance sheet liabilities: Off-balance sheet liabilities of the Company consist of letters of credit, loan commitments and unfunded lines of credit. Fair values for the Company's off'-balance sheet liabilities are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

17.  Quarterly Financial Data (unaudited)

The following represents summarized unaudited quarterly financial data of the Company which, in the opinion of management, reflects adjustments (comprising only normal recurring accruals) necessary for fair presentation (in thousands, except per share amounts):

---------------------------------------------------------------------------------------------------------
                                                             Three Months Ended
---------------------------------------------------------------------------------------------------------
                                       December 31     September 30        June 30         March 31
                                     --------------------------------------------------------------------
1998
Interest income                          $76,002          $73,833          $71,554          $67,891
Interest expense                          29,453           29,317           28,652           28,131
Net interest income                       46,549           44,516           42,902           39,760
Provision for loan losses                  1,419            1,669            1,569            1,210
Net investment securities gains            1,022              991              920
Provision for federal and state
    income taxes                           6,331            6,311            6,584            6,296
Net income                                13,165           12,559           12,147           11,447
Net income applicable to
    common stock                          13,165           12,559           12,147           11,447
Net income per common share:
Basic                                    $  0.55          $  0.53          $  0.51          $  0.49
Diluted                                     0.52             0.50             0.49             0.47

1997
Interest income                          $65,375          $64,315          $59,148          $55,339
Interest expense                          26,735           26,735           22,694           20,873
Net interest income                       38,640           37,580           36,454           34,466
Provision for loan losses                    574            1,142            1,326            1,626
Net investment securities gains              568            1,717
Provision for federal and state
    income taxes                           5,166            5,719            5,558            5,149
Net income                                10,480           10,377           10,034            9,434
Net income applicable to
    common stock                          10,339           10,236            9,894            9,293
Net income per common share:
Basic                                    $  0.46          $  0.46          $  0.45          $  0.42
Diluted                                     0.44             0.43             0.42             0.40

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements

18.  Condensed Financial Statements of the Parent Company and Other Matters

Balance Sheets
--------------------------------------------------------------------------------
                                                         December 31,
                                                 -------------------------------
(dollars in thousands)                              1998              1997
--------------------------------------------------------------------------------
Assets
Cash                                              $ 20,840          $ 62,457
Securities available for sale                       14,575            11,451
Securities held to maturity                                               41
Investment in subsidiaries                         342,949           254,407
Other assets                                        10,253            10,042
--------------------------------------------------------------------------------
                                                  $388,617          $338,398
--------------------------------------------------------------------------------
Liabilities
Other liabilities                                 $  6,119          $  4,830
Trust Capital Securities                            57,500            57,500
Long-term debt                                      23,000            23,000
Obligation to Employee Stock
    Ownership Plan (ESOP)                            1,282             2,308
--------------------------------------------------------------------------------
                                                    87,901            87,638
--------------------------------------------------------------------------------
Stockholders' equity
Common stock                                        35,958            25,309
Series C preferred stock                                               7,506
Capital in excess of par or stated value           211,737           167,529
Retained earnings                                   55,927            54,348
--------------------------------------------------------------------------------
                                                   303,622           254,692
Less commitment to ESOP                              1,282             2,308
Less treasury stock                                  1,624             1,624
--------------------------------------------------------------------------------
        Total stockholders' equity                 300,716           250,760
--------------------------------------------------------------------------------
                                                  $388,617          $338,398
--------------------------------------------------------------------------------

Statements of Income

-------------------------------------------------------------------------------------------
                                                            Year Ended December 31
                                                 ------------------------------------------
(dollars in thousands)                                 1998          1997         1996
-------------------------------------------------------------------------------------------
Income:
        Dividends from subsidiaries                 $ 18,357      $ 14,448      $ 11,406
        Interest income                                  293           248           728
        Other                                          2,098           491           173
-------------------------------------------------------------------------------------------
                                                      20,748        15,187        12,307
-------------------------------------------------------------------------------------------
Expenses:
        Interest expense                               7,259         4,961         2,025
        Operating expenses                             2,428         2,426         1,911
-------------------------------------------------------------------------------------------
                                                       9,687         7,387         3,936
Income before income taxes and equity
        in undistributed income of subsidiaries       11,061         7,800         8,371
Income tax benefit                                    (2,479)       (2,141)         (975)
-------------------------------------------------------------------------------------------
                                                      13,540         9,941         9,346
Equity in undistributed income of subsidiaries        35,778        30,384        18,904
-------------------------------------------------------------------------------------------
Net income                                            49,318        40,325        28,250
Dividends on preferred stock                                           563           842
-------------------------------------------------------------------------------------------
Net income applicable to common stock               $ 49,318      $ 39,762      $ 27,408
-------------------------------------------------------------------------------------------

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements

Statements of Cash Flows

-----------------------------------------------------------------------------------------------------------------------------
                                                                                           Year Ended December 31,
                                                                                ---------------------------------------------
(dollars in thousands)                                                                 1998          1997          1996
-----------------------------------------------------------------------------------------------------------------------------
Operating activities:
    Net income                                                                       $ 49,318      $ 40,325      $ 28,250
    Adjustments to reconcile net income to net
        cash provided by operating activities:
           Undistributed income of subsidiaries                                       (35,778)      (30,384)      (18,904)
           Gains on sales of securities available for sale                                             (301)
           (Increase) decrease in other assets                                           (211)       (1,329)          137
           Increase in other liabilities                                                1,699           359         1,428
-----------------------------------------------------------------------------------------------------------------------------
               Net cash provided by operating activities                               15,028         8,670        10,911
Investing activities:
    Investment in subsidiaries                                                        (40,253)       (2,000)       (3,000)
    Proceeds from sale of securities available for sale                                               1,090
    Purchase of equity securities                                                      (4,308)       (5,636)       (1,572)
    Other                                                                                  51           (50)           69
-----------------------------------------------------------------------------------------------------------------------------
               Net cash used by investing activities                                  (44,510)       (6,596)       (4,503)
Financing activities:
    Tax benefit from ESOP dividends                                                                     197           197
    Proceeds from issuance of common stock
        under dividend reinvestment plan                                                7,427         4,259         3,397
    Cash dividends                                                                    (21,563)      (12,484)       (8,430)
    Proceeds from exercise of stock options                                             2,001         2,617           743
    Proceeds from issuance of long-term debt                                                         57,500
-----------------------------------------------------------------------------------------------------------------------------
               Net cash (used) provided by financing                                  (12,135)       52,089        (4,093)
                   activities
(Decrease) increase in cash and cash equivalents                                      (41,617)       54,163         2,315
Cash and cash equivalents at beginning of year                                         62,457         8,294         5,979
-----------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                             $ 20,840      $ 62,457      $  8,294
-----------------------------------------------------------------------------------------------------------------------------
Supplemental  disclosures of cash flow information:
    Cash paid during the period for:
        Interest                                                                     $  7,089      $  4,809      $  1,926
        Income taxes                                                                   27,626        21,377        11,905
-----------------------------------------------------------------------------------------------------------------------------

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

The approval of the Comptroller of the Currency is required for a national bank to pay dividends if the total of all dividends declared in any calendar year exceeds net profits (as defined) for that year combined with its retained net profits for the preceding two calendar years. New Jersey state banks are subject to similar dividend restrictions. Commerce NJ, Commerce PA, Commerce Shore, and Commerce North can declare dividends in 1999 without additional approval of approximately $36,352,000, $9,322,000, $8,178,000, and $8,552,000, respectively, plus an additional amount equal to each bank's net profit for 1999 up to the date of any such dividend declaration.

The Federal Reserve Act requires the extension of credit by Commerce NJ, Commerce PA, Commerce Shore, and Commerce North to certain affiliates, including Commerce Bancorp, Inc. (parent), be secured by readily marketable securities, that extension of credit to any one affiliate be limited to 10% of the capital and capital in excess of par or stated value, as defined, and that extensions of credit to all such affiliates be limited to 20% of capital and capital in excess of par or stated value. At December 31, 1998 and 1997, the Company complies with these guidelines.

The Company and its subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices, The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and its subsidiaries to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-based assets (as defined) and of Tier I capital to average assets (as defined), or leverage. Management believes, as of December 31, 1998, that the Company and its subsidiaries meet all capital adequacy requirements to which they are subject.

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements

The following table presents the Company's and Commerce NJ's risk-based and leverage capital ratios at December 31, 1998 and 1997:

----------------------------------------------------------------------------------------------------------------------------------
                                                                                          Per Regulatory Guidelines
----------------------------------------------------------------------------------------------------------------------------------
                                                       Actual                      Minimum                "Well Capitalized"
----------------------------------------------------------------------------------------------------------------------------------
                                               Amount         Ratio         Amount         Ratio         Amount          Ratio
----------------------------------------------------------------------------------------------------------------------------------
December 31, 1998
Company
    Risk based capital ratios:
        Tier I                                $346,397        12.98%       $106,717         4.00%       $160,075         6.00%
        Total capital                          391,206        14.66         213,433         8.00         266,791        10.00
    Leverage ratio                             346,397         7.36         141,127         3.00         235,211         5.00

Commerce NJ
    Risk based capital ratios:
        Tier 1                                $190,578        11.44%       $ 66,657         4.00%       $ 99,985         6.00%
        Total capital                          207,908        12.48         133,314         8.00         166,642        10.00
    Leverage ratio                             190,578         6.51          87,889         3.00         146,481         5.00

December 31, 1997
Company
    Risk based capital ratios:
        Tier I                                $299,191        15.66%       $ 76,439         4.00%       $114,658         6.00%
        Total capital                          343,452        17.97         152,878         8.00         191,097        10.00
    Leverage ratio                             299,191         7.81         114,971         3.00         191,619         5.00

Commerce NJ
    Risk based capital ratios:
        Tier 1                                $161,621        12.55%       $ 51,494         4.00%       $ 77,241         6.00%
        Total capital                          175,617        13.64         102,988         8.00         128,735        10.00
    Leverage ratio                             161,621         6.27          77,270         3.00         128,784         5.00

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements

19.  Segment Reporting


The Company operates one reportable segment of business, Community Banks, which includes Commerce NJ, Commerce PA, Commerce Shore, and Commerce North. Through its Community Banks, the Company provides a broad range of retail and commercial banking services, and corporate trust services. Parent/Other and other includes the holding company, Commerce Insurance, CCMI, and Commerce Capital Trust I.

Selected segment information for each of the three years ended December 31 is as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                       1998                                1997                                 1996
------------------------------------------------------------------------------------------------------------------------------------
                         Community    Parent/               Community     Parent/                Community      Parent/
                            Banks     Other       Total        Banks      Other        Total        Banks       Other        Total
------------------------------------------------------------------------------------------------------------------------------------
Net interest income     $  180,064  $ (6,337)  $  173,727  $  151,853   $ (4,713)   $  147,140   $  126,711   $ (1,298)   $  125,413
Provision for loan
      losses                 5,867                  5,867       4,668                    4,668        4,857                    4,857
------------------------------------------------------------------------------------------------------------------------------------
Net interest income
      after provision      174,197    (6,337)     167,860     147,185     (4,713)      142,472      121,854     (1,298)      120,556
Noninterest income          51,096    37,851       88,947      40,354     17,020        57,374       31,403      1,373        32,776
Noninterest expense        149,378    32,589      181,967     123,724     14,205       137,929      106,217      2,814       109,031
------------------------------------------------------------------------------------------------------------------------------------
Income (loss) before
      income taxes          75,915    (1,075)      74,840      63,815     (1,898)       61,917       47,040     (2,739)       44,301
Income tax expense
      (benefit)             25,537       (15)      25,522      22,386       (794)       21,592       16,907       (856)       16,051
------------------------------------------------------------------------------------------------------------------------------------
Net income (loss)       $   50,378  $ (1,060)  $   49,318  $   41,429   $ (1,104)   $   40,325   $   30,133   $ (1,883)   $   28,250
------------------------------------------------------------------------------------------------------------------------------------
Average assets
      (in millions)     $3,899,219  $470,878   $4,370,097  $3,240,260   $328,307    $3,568,567   $2,759,209   $195,642    $2,954,851
------------------------------------------------------------------------------------------------------------------------------------

The financial information for each segment is reported on the basis used internally by the Company's management to evaluate performance. Measurement of the performance of each segment is based on the management structure of the Company and is not necessarily comparable with financial information from other entities. The information presented is not necessarily indicative of the segment's results of operations if each of the Community Banks were independent entities.

Commerce Bancorp, Inc. and Subsidiaries Report of Independent Auditors

The Board of Directors and Stockholders
Commerce Bancorp, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Commerce Bancorp, Inc. and Subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Independence Bancorp, Inc. a wholly-owned subsidiary, which statements reflect net interest income in 1996 constituting 13.6% of the related consolidated total. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for Independence Bancorp, Inc., is based solely on the reports of other auditors.

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

In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Commerce Bancorp, Inc. and Subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.




Philadelphia, Pennsylvania
January 26, 1999