Form 10-K405, Exhibit 13
period 1999-12-31
COMMERCE BANCORP INC /NJ/
filed 2000-03-30
CIK 715096

Commerce Bancorp, Inc. and Subsidiaries Selected Financial Data

-------------------------------------------------------------------------------------------------------------------------------
                                                                            Year Ended December 31,
-------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share data)        1999            1998            1997             1996              1995
-------------------------------------------------------------------------------------------------------------------------------
Income Statement Data:
  Net interest income                             $  244,367      $  194,661      $  165,322      $  139,959       $  121,855
  Provision for loan losses                            9,175           8,762           5,805           5,798            3,453
  Noninterest income                                 114,596          96,277          62,410          36,129           25,094
  Noninterest expense                                252,523         213,950         153,804         121,285           99,261
  Income before income taxes                          97,265          68,226          68,123          49,005           44,235
  Net income                                          65,960          42,155          44,432          31,149           28,299
Balance Sheet Data:
  Total assets                                    $6,635,793      $5,424,190      $4,387,851      $3,592,972       $3,021,565
  Loans (net)                                      2,922,706       2,249,061       1,638,836       1,463,933        1,210,485
  Securities available for sale                    1,664,257       1,305,004       1,330,684         779,630          583,490
  Securities held to maturity                      1,201,892       1,220,874         985,676         919,149          825,008
  Trading securities                                 117,837          85,359           7,911          15,327            8,843
  Federal funds sold                                   5,300          10,395          15,813          36,625           54,345
  Deposits                                         5,608,920       4,928,808       3,784,576       3,251,865        2,789,084
  Long-term debt                                      23,000          24,282          25,308          26,333           27,359
  Trust preferred securities                          57,500          57,500          57,500
  Stockholders' equity                               356,756         323,552         279,900         228,543          200,017
Per Share Data:
  Net income-basic                                 $    2.26       $    1.49       $    1.64       $    1.24        $    1.15
  Net income-diluted                                    2.17            1.42            1.56            1.16             1.10
  Cash dividends                                        0.83            0.87            0.55            0.46             0.40
  Book value                                           11.99           11.28           10.27            8.54             8.05
  Average shares outstanding:
    Basic                                             29,155          28,254          26,715          24,450           23,730
    Diluted                                           30,465          29,662          28,386          26,850           25,641
Selected Ratios:
  Performance
  Return on average assets                              1.12%           0.87%           1.12%           0.95%            0.98%
  Return on average equity                             19.63           13.57           17.87           15.17            15.88
  Net interest margin                                   4.65            4.42            4.59            4.65             4.62
Liquidity and Capital
   Average loans to average deposits                   50.31%          44.71%          45.07%          45.64%           44.73%
   Dividend payout                                     36.64           58.55           33.31           36.71            35.01
   Stockholders' equity to total assets                 5.38            5.96            6.38            6.36             6.62
   Risk-based capital:
     Tier 1                                            11.40           12.09           14.91           12.36            12.43
     Total                                             12.72           13.71           17.06           14.71            15.06
   Leverage capital                                     7.02            7.05            7.69            6.53             6.59
Asset Quality
   Non-performing assets to total
     year-end assets                                    0.18%           0.27%           0.43%           0.56%            0.74%
   Net charge-offs to average loans
     outstanding                                        0.08            0.08            0.13            0.24             0.15
   Non-performing loans to total
     year-end loans                                     0.29            0.38            0.78            0.80             0.86
   Allowance for loan losses to total
     end of year loans                                  1.30            1.37            1.45            1.37             1.46
   Allowance for loan losses to non-
     performing loans                                 442.09          364.86          187.35          170.74           169.32

Management's Discussion and Analysis of
Financial Condition and Results of Operations

Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company analyzes the major elements of the Company's consolidated balance sheets and statements of income. This section should be read in conjunction with the Company's consolidated financial statements and accompanying notes. Effective January 15, 1999, the Company acquired Community First Banking Company (CFBC), and CFBC's wholly-owned bank subsidiary, Tinton Falls State Bank, was merged with and into Commerce Bank/Shore, N.A. Also, effective January 15, 1999, the Company acquired Prestige Financial Corporation
(PFC), and PFC's wholly-owned bank subsidiary, Prestige State Bank, was re-chartered as a national bank and renamed Commerce Bank/Central, N.A. The transactions were accounted for as poolings of interests. The Company's originally reported financial position and results of operations have been restated herein to include CFBC's and PFC's results of operations for all periods presented.

1999 Overview

In 1999, the Company posted increases in net income, deposits, loans, and assets. The increase in net income was due to increases in net interest income and noninterest income, which offset increased noninterest expenses. Loan growth totaled 30% for 1999, and deposit growth totaled 14%. At December 31, 1999, the Company had total assets of $6.6 billion, total loans of $3.0 billion, total investment securities of $3.0 billion, and total deposits of $5.6 billion.

Segment Reporting

The Company operates one reportable segment of business, Community Banks, as more fully described in Note 19 to the Consolidated Financial Statements on page
60. The following table summarizes net income by segment for each of the last three years:

--------------------------------------------------------------------------------
                                            Net Income
--------------------------------------------------------------------------------
                               1999               1998                1997
--------------------------------------------------------------------------------
Community Banks               $66,313            $43,627             $45,948
Parent/Other                     (353)            (1,472)             (1,516)
--------------------------------------------------------------------------------
Consolidated total            $65,960            $42,155             $44,432
--------------------------------------------------------------------------------

Average Balances and Net Interest Income

The table on page 26 sets forth balance sheet items on a daily average basis for the years ended December 31, 1999, 1998, and 1997 and presents the daily average interest rates earned on assets and the daily average interest rates paid on liabilities for such periods. During 1999, average interest earning assets totaled $5.4 billion, an increase of $898.7 million, or 20% over 1998. This increase resulted primarily from the increase in the average balance of loans, which rose $691.3 million, and the average balance of investment securities, which rose $236.6 million during 1999. The growth in the average balance of interest earning assets was funded primarily by an increase in the average balance of deposits (including noninterest-bearing demand deposits) of $889.2 million. The growth in interest earning assets was also partly funded by an increase in other borrowed money, which rose $114.8 million to an average balance of $183.6 million during 1999.

Net Interest Income and Net Interest Margin

Net interest margin on a tax-equivalent basis was 4.65% for 1999, an increase of 23 basis points from 1998.

Net interest income on a tax-equivalent basis (which adjusts for the tax-exempt status of income earned on certain loans and investments to express such income as if it were taxable) for 1999 was $249.6 million, an increase of $52.0 million, or 26%, over 1998. Interest income on a tax-equivalent basis increased to $391.6 million from $327.6 million, or 20%. This increase was primarily related to volume increases in the loan and investment portfolios. Interest expense for 1999 rose $12.1 million to $142.1 million from $130.0 million in 1998. This increase was primarily related to increases in the Company's levels of deposits and other borrowed money.

The tax-equivalent yield on interest earning assets during 1999 was 7.29%, a slight decrease of three basis points from 7.32% in 1998.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company analyzes the major elements of the Company's consolidated balance sheets and statements of income. This section should be read in conjunction with the Company's consolidated financial statements and accompanying notes. Effective January 15, 1999, the Company acquired Community First Banking Company (CFBC), and CFBC's wholly-owned bank subsidiary, Tinton Falls State Bank, was merged with and into Commerce Bank/Shore, N.A. Also, effective January 15, 1999, the Company acquired Prestige Financial Corporation
(PFC), and PFC's wholly-owned bank subsidiary, Prestige State Bank, was re-chartered as a national bank and renamed Commerce Bank/Central, N.A. The transactions were accounted for as poolings of interests. The Company's originally reported financial position and results of operations have been restated herein to include CFBC's and PFC's results of operations for all periods presented.

1999 Overview

In 1999, the Company posted increases in net income, deposits, loans, and assets. The increase in net income was due to increases in net interest income and noninterest income, which offset increased noninterest expenses. Loan growth totaled 30% for 1999, and deposit growth totaled 14%. At December 31, 1999, the Company had total assets of $6.6 billion, total loans of $3.0 billion, total investment securities of $3.0 billion, and total deposits of $5.6 billion.

Segment Reporting

The Company operates one reportable segment of business, Community Banks, as more fully described in Note 19 to the Consolidated Financial Statements on page
60. The following table summarizes net income by segment for each of the last three years:

-------------------------------------------------------------------------------
                                           Net Income
-------------------------------------------------------------------------------
                              1999               1998                1997
-------------------------------------------------------------------------------
Community Banks              $66,313            $43,627             $45,948
Parent/Other                    (353)            (1,472)             (1,516)
-------------------------------------------------------------------------------
Consolidated total           $65,960            $42,155             $44,432
-------------------------------------------------------------------------------

Average Balances and Net Interest Income

The table on page 26 sets forth balance sheet items on a daily average basis for the years ended December 31, 1999, 1998, and 1997 and presents the daily average interest rates earned on assets and the daily average interest rates paid on liabilities for such periods. During 1999, average interest earning assets totaled $5.4 billion, an increase of $898.7 million, or 20% over 1998. This increase resulted primarily from the increase in the average balance of loans, which rose $691.3 million, and the average balance of investment securities, which rose $236.6 million during 1999. The growth in the average balance of interest earning assets was funded primarily by an increase in the average balance of deposits (including noninterest-bearing demand deposits) of $889.2 million. The growth in interest earning assets was also partly funded by an increase in other borrowed money, which rose $114.8 million to an average balance of $183.6 million during 1999.

Net Interest Income and Net Interest Margin

Net interest margin on a tax-equivalent basis was 4.65% for 1999, an increase of 23 basis points from 1998.

Net interest income on a tax-equivalent basis (which adjusts for the tax-exempt status of income earned on certain loans and investments to express such income as if it were taxable) for 1999 was $249.6 million, an increase of $52.0 million, or 26%, over 1998. Interest income on a tax-equivalent basis increased to $391.6 million from $327.6 million, or 20%. This increase was primarily related to volume increases in the loan and investment portfolios. Interest expense for 1999 rose $12.1 million to $142.1 million from $130.0 million in 1998. This increase was primarily related to increases in the Company's levels of deposits and other borrowed money.

The tax-equivalent yield on interest earning assets during 1999 was 7.29%, a slight decrease of three basis points from 7.32% in 1998.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

The cost of interest-bearing liabilities decreased 34 basis points in 1999 to 3.29% from 3.63% in 1998. The decrease resulted primarily from the level and timing of changes in general market interest rates during 1999 as compared to 1998. The cost of total funding sources decreased 26 basis points in 1999 to 2.64% from 2.90%.

The following table presents the major factors that contributed to the changes in net interest income for the years ended December 31, 1999 and 1998 as compared to the respective previous periods.

---------------------------------------------------------------------------------------------------
                                   1999 vs. 1998                         1998 vs. 1997
                                Increase (Decrease)                   Increase (Decrease)
                               Due to Changes in (1)                 Due to Changes in (1)
---------------------------------------------------------------------------------------------------
                          Volume       Rate        Total        Volume        Rate        Total
---------------------------------------------------------------------------------------------------
(dollars in thousands)
Interest on
  investments:
    Taxable                 $12,294      $1,724      $14,018     $28,358      $(5,536)    $22,822
    Tax-exempt                  387          99          486        (226)         725         499
    Trading                   2,552         253        2,805       1,561           83       1,644
    Federal
      funds sold             (1,474)       (114)      (1,588)        530          (77)        453
Interest on loans:
    Commercial
      real estate            18,805      (3,994)      14,811      10,832       (1,428)      9,404
    Commercial               10,824      (1,869)       8,955       5,638       (1,348)      4,290
    Consumer                 23,752      (2,315)      21,437      12,059       (1,917)     10,142
    Tax-exempt                3,279        (121)       3,158       1,645          (65)      1,580
---------------------------------------------------------------------------------------------------
Total interest
  income                     70,419      (6,337)      64,082      60,397       (9,563)     50,834
---------------------------------------------------------------------------------------------------
Interest expense:
  Regular
    savings                   2,952      (2,900)          52       3,246       (1,013)      2,233
  N.O.W.
    accounts                    285         808        1,093       1,618         (198)      1,420
  Money
    market plus              10,487      (1,671)       8,816       6,393          313       6,706
  Time
    deposits                  3,415      (3,479)         (64)      4,376          495       4,871
  Public funds               (1,843)     (1,765)      (3,608)      4,043         (194)      3,849
  Other
    borrowed
    money                     6,177        (311)       5,866      (1,323)         201      (1,122)
  Long-term
    debt                          0         (56)         (56)      2,217           22       2,239
---------------------------------------------------------------------------------------------------
Total interest
  expense                    21,473      (9,374)      12,099      20,570         (374)     20,196
---------------------------------------------------------------------------------------------------
Net increase                $48,946      $3,037      $51,983     $39,827      $(9,189)    $30,638
---------------------------------------------------------------------------------------------------

(1) Changes due to both volume and rate have been allocated to volume or rate changes in proportion to the absolute dollar amounts of the change in each.

Noninterest Income

For 1999, noninterest income totaled $114.6 million, an increase of $18.3 million or 19% from 1998. The increase was due primarily to increased other operating income, which rose $9.8 million from 1998, including an increase of $7.1 million in revenues from Commerce National Insurance Services, Inc. (Commerce Insurance), the Company's insurance brokerage subsidiary. In addition, deposit charges and service fees increased $8.8 million over 1998 due primarily to higher transaction volumes, and net investment securities gains were $310 thousand lower in 1999 than the prior year.

Noninterest Expenses

Noninterest expenses totaled $252.5 million for 1999, an increase of $38.6 million, or 18% over 1998. Contributing to this increase was the addition of 24 new branches and the expansion of Commerce Insurance. With the addition of these new offices, staff, facilities, marketing, and related expenses rose accordingly. Other noninterest expenses rose $4.8 million to $40.7 million in 1999. This increase resulted primarily from higher bank-card related service charges, increased business development expenses, and increased provisions for non-credit-related losses.

A key industry productivity measure is the operating efficiency ratio. This ratio expresses the relationship of noninterest expenses (excluding other real estate expenses) to net interest income plus noninterest income (excluding non-recurring gains). Over the last three years, this ratio equaled 70.36%, 73.81% and 67.42% in 1999, 1998 and 1997, respectively. The Company's efficiency ratio remains above its peer group primarily due to its aggressive growth expansion activities.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

                            Commerce Bancorp, Inc. and Subsidiaries Average Balances and Net Interest Income

------------------------------------------------------------------------------------------------------------------------------------
                                                                         Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                 1999                            1998                                1997
------------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)              Average              Average     Average              Average      Average              Average
Earning Assets                      Balance    Interest   Rate       Balance    Interest    Rate       Balance     Interest  Rate
------------------------------------------------------------------------------------------------------------------------------------
Investment securities
        Taxable                    $2,583,530  $164,712   6.38 %    $2,390,688  $150,693    6.30 %    $1,940,797   $127,872  6.59 %
        Tax-exempt                     58,503     3,828   6.54          52,592     3,342    6.35          56,156      2,843  5.06
        Trading                        70,800     4,769   6.74          32,921     1,965    5.97           6,766        321  4.74
------------------------------------------------------------------------------------------------------------------------------------
Total investment securities         2,712,833   173,309   6.39       2,476,201   156,000    6.30       2,003,719    131,036  6.54
Federal funds sold                     19,419       978   5.04          48,691     2,566    5.27          38,640      2,113  5.47
Loans
        Commercial real estate        963,679    81,985   8.51         742,644    67,174    9.05         622,888     57,770  9.27
        Commercial                    519,963    45,615   8.77         396,578    36,660    9.24         335,582     32,370  9.65
        Consumer                    1,086,487    83,525   7.69         777,518    62,088    7.99         626,506     51,946  8.29
        Tax-exempt                     71,926     6,222   8.65          34,018     3,064    9.01          15,758      1,484  9.42
------------------------------------------------------------------------------------------------------------------------------------
Total loans                         2,642,055   217,347   8.23       1,950,758   168,986    8.66       1,600,734    143,570  8.97
------------------------------------------------------------------------------------------------------------------------------------
Total earning assets               $5,374,307   391,634   7.29 %    $4,475,650  $327,552    7.32 %    $3,643,093   $276,719  7.60 %
------------------------------------------------------------------------------------------------------------------------------------
Sources of Funds
------------------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities
        Regular savings            $1,011,642   $20,834   2.06 %     $ 886,311   $20,782    2.39 %     $ 732,688    $18,549  2.53 %
        N.O.W. accounts               240,409     6,070   2.52         229,109     4,977    2.17         154,620      3,557  2.30
        Money market plus           1,594,602    39,204   2.46       1,168,045    30,388    2.60         922,325     23,683  2.57
        Time deposits                 882,081    42,995   4.87         812,028    43,060    5.30         729,507     38,189  5.23
        Public funds                  320,768    16,026   5.00         357,663    19,634    5.49         284,019     15,785  5.56
------------------------------------------------------------------------------------------------------------------------------------
Total deposits                      4,049,502   125,129   3.09       3,435,156   118,841    3.46       2,823,159     99,763  3.53

Other borrowed money                  183,554     9,880   5.38          68,795     4,014    5.83          91,470      5,136  5.61
Long-term debt                         80,500     7,071   8.78          80,500     7,127    8.85          55,452      4,887  8.81
------------------------------------------------------------------------------------------------------------------------------------
Total deposits and interest-
        bearing liabilities         4,313,556   142,080   3.29       3,584,451   129,982    3.63       2,970,081    109,786  3.70
Noninterest-bearing funds
        (net)                       1,060,751                          891,199                           673,013
------------------------------------------------------------------------------------------------------------------------------------
Total sources to fund
        earning assets             $5,374,307   142,080   2.64      $4,475,650   129,982    2.90      $3,643,093    109,786  3.01
------------------------------------------------------------------------------------------------------------------------------------
Net interest income and
        margin tax-equivalent
        basis                                   249,554   4.65                   197,570    4.42                    166,933  4.59
Tax-exempt adjustment                             5,187                            2,909                              1,611
------------------------------------------------------------------------------------------------------------------------------------
Net interest income and
        margin                                 $244,367   4.55 %                $194,661    4.35 %                 $165,322  4.54 %
------------------------------------------------------------------------------------------------------------------------------------
Other Balances
------------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks              $251,438                        $ 197,282                         $ 168,708
Other assets                          312,652                          220,142                           182,980
Total assets                        5,903,869                        4,866,005                         3,971,495
Demand deposits
        (noninterest-bearing)       1,202,412                          927,601                           728,426
Other liabilities                      51,921                           43,248                            24,314
Stockholders' equity                  335,982                          310,705                           248,674
------------------------------------------------------------------------------------------------------------------------------------

Notes--Weighted average yields on tax-exempt obligations have been computed on a tax-equivalent basis assuming a federal tax rate of 35%.
     --Non-accrual  loans have been  included in the average  loan  balance.
     --Investment   securities  includes  investments  available  for  sale.
     --Consumer loans include loans held for sale.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

Income Taxes

The provision for federal and state income taxes for 1999 was $31.3 million compared to $26.1 million in 1998 and $23.7 million in 1997. The effective tax rate was 32.2%, 38.2% and 34.8% in 1999, 1998, and 1997, respectively.

Net Income

Net income for 1999 was $66.0 million, an increase of $23.8 million, or 56% over the $42.2 million recorded for 1998. The increase in net income was due to increases in net interest income and noninterest income, which offset increased noninterest expenses.

Diluted net income per share of common stock for 1999 was $2.17 compared to $1.42 per common share for 1998.

Return on Average Equity and Average Assets

Two industry measures of the performance by a banking institution are its return on average assets and return on average equity. Return on average assets ("ROA") measures net income in relation to total average assets and indicates a company's ability to employ its resources profitably. For 1999, the Company's ROA was 1.12% compared to 0.87% for 1998. Return on average equity ("ROE") is determined by dividing annual net income by average stockholders' equity and indicates how effectively a company can generate net income on the capital invested by its stockholders. For 1999, the Company's ROE was 19.63% compared to 13.57% for 1998.

Loan Portfolio

The following table summarizes the loan portfolio of the Company by type of loan as of December 31, for each of the years 1995 through 1999.

---------------------------------------------------------------------------------------------------
                                                       December 31,
---------------------------------------------------------------------------------------------------
                             1999          1998           1997           1996           1995
---------------------------------------------------------------------------------------------------
(dollars in thousands)
Commercial real estate:
  Owner-occupied             $ 475,700      $ 397,933     $ 316,057     $ 244,995     $  207,429
  Other                        431,473        358,600       287,510       288,733        250,782
  Construction                 185,712        122,797        64,948        60,434         57,911
-------------------------------------------------------------------------------------------------
                             1,092,885        879,330       668,515       594,162        516,122

Commercial:
  Term                         393,953        282,556       211,827       205,990        172,283
  Line of credit               277,917        192,485       118,631       106,326         78,469
  Demand                         1,328            417           617           708            603
-------------------------------------------------------------------------------------------------
                               673,198        475,458       331,075       313,024        251,355

Consumer:
  Mortgages
    (1-4 family
     residential)              428,453        322,310       184,479       171,102        150,358
  Installment                  125,856         96,188        89,150        83,953         75,017
  Home equity                  621,597        494,047       377,437       311,122        225,425
  Credit lines                  19,099         12,993        12,330        10,967         10,127
-------------------------------------------------------------------------------------------------
                             1,195,005        925,538       663,396       577,144        460,927
-------------------------------------------------------------------------------------------------
Total loans                 $2,961,088     $2,280,326    $1,662,986    $1,484,330     $1,228,404
-------------------------------------------------------------------------------------------------

The Company manages risk associated with its loan portfolio through diversification, underwriting policies and procedures, and ongoing loan monitoring efforts. The commercial real estate portfolio includes owner-occupied (owner occupies greater than 50% of the property), other commercial real estate, and construction loans. Owner-occupied and other commercial real estate loans generally have five year call provisions and bear the personal guarantees of the principals involved. Construction loans are primarily used for single family residential properties. Financing is provided against firm agreements of sale, with speculative construction limited to one sample per project. The commercial loan portfolio is comprised primarily of amortizing loans to small businesses in the New Jersey/Southeastern Pennsylvania market area. These loans are generally secured by business assets, personal guarantees, and/or personal assets of the borrower. The consumer loan portfolio is comprised primarily of loans secured by first and second mortgage liens on residential real estate. Such loans comprised approximately 88% of consumer loans at December 31, 1999.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

The maturity ranges of the loan portfolio and the amount of loans with predetermined interest rates and floating rates in each maturity range, as of December 31, 1999, are summarized in the following table.

-------------------------------------------------------------------------------------------------
                                                     December 31, 1999
-------------------------------------------------------------------------------------------------
                                Due in One Year   Due in One to     Due in Over Five
                                   or Less         Five Years            Years            Total
-------------------------------------------------------------------------------------------------
(dollars in thousands)
Commercial real
  estate:
    Owner
      Occupied/other                $137,255       $  643,498          $126,420       $  907,173
    Construction                     134,997           50,368               347          185,712
-------------------------------------------------------------------------------------------------
                                     272,252          693,866           126,767        1,092,885
Commercial:
    Term                             124,036          201,514            68,403          393,953
    Line of credit                   266,522           11,395                 0          277,917
    Demand                             1,289               39                 0            1,328
-------------------------------------------------------------------------------------------------
                                     391,847          212,948            68,403          673,198
Consumer:
    Mortgages
      (1-4 family
       Residential)                   12,508           51,218           364,727          428,453
    Installment                       63,869           58,178             3,809          125,856
    Home equity                       74,173          270,802           276,622          621,597
    Credit lines                       7,074           12,025                 0           19,099
-------------------------------------------------------------------------------------------------
                                     157,624          392,223           645,158        1,195,005
-------------------------------------------------------------------------------------------------
Total loans                         $821,723       $1,299,037          $840,328       $2,961,088
-------------------------------------------------------------------------------------------------
Interest rates:
    Predetermined                   $312,139       $1,045,872          $630,463       $1,988,474
    Floating                         509,584          253,165           209,865          972,614
-------------------------------------------------------------------------------------------------
Total loans                         $821,723       $1,299,037          $840,328       $2,961,088
-------------------------------------------------------------------------------------------------

During 1999, loans increased $680.8 million, or 30% from $2.3 billion to $3.0 billion. During the third quarter of 1999, the Company securitized $129.8 million of residential mortgage loans, and included the securities in its held to maturity investment portfolio. At December 31, 1999, loans represented 52% of total deposits and 44% of total assets. All segments of the loan portfolio experienced growth in 1999, including loans secured by commercial real estate, commercial loans, and consumer loans.

The Company has traditionally been an active provider of commercial real estate loans to creditworthy local borrowers, with such loans secured by properties within the Company's primary trade area. At December 31, 1999, $475.7 million, or 52%, of commercial real estate loans (other than construction) were secured by owner-occupied properties. Commercial loan growth was led by activity in the middle market and healthcare sectors. Growth in consumer loans was due primarily to loans secured by one to four family residential properties, including home equity loans and home equity lines of credit.

Commercial real estate construction loans increased $62.9 million to $185.7 million in 1999. At December 31, 1999, construction loans for 1-4 family residential dwellings totaled $5.5 million and construction loans secured by commercial properties amounted to $50.0 million. The balance of $130.2 million was for land development, of which $84.6 million was residential. As of December 31, 1999, there were no concentrations of loans to any one type of industry exceeding 10% of total loans nor were there any loans classified as highly leveraged transactions.

Non-Performing Loans and Assets

Non-performing assets (non-performing loans and other real estate, excluding loans past due 90 days or more and still accruing interest) at December 31, 1999 were $12.2 million or .18% of total assets, as compared to $14.7 million or .27% of total assets at December 31, 1998.

Total non-performing loans (non-accrual loans, and restructured loans excluding loans past due 90 days or more and still accruing interest) at December 31, 1999 were $8.7 million as compared to $8.6 million a year ago. The Company generally places a loan on non-accrual status and ceases accruing interest when loan payment performance is deemed unsatisfactory. Generally loans past due 90 days are placed on non-accrual status, unless the loan is both well secured and in the process of collection. At December 31, 1999, loans past due 90 days or more and still accruing interest amounted to $499 thousand, compared to $1.0 million at December 31, 1998. Additional loans considered as potential problem loans ($26.6 million at December 31, 1999) by the Company's internal loan review department have been evaluated as to risk exposure in determining the adequacy of the allowance for loan losses.

Other real estate (ORE) totaled $3.5 million at December 31, 1999 as compared to $6.1 million at December 31, 1998. These properties have been written down to the lower of cost or fair value less disposition costs.

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

Management's Discussion and Analysis of
Financial Condition and Results of Operations

The following summary presents information regarding non-performing loans and assets as of December 31, 1995 through 1999.

-------------------------------------------------------------------------------------------------
                                                     Year Ended December 31,
-------------------------------------------------------------------------------------------------
                                      1999         1998         1997          1996         1995
-------------------------------------------------------------------------------------------------
(dollars in thousands)
Non-accrual loans (1):
  Commercial                         $ 2,254     $ 2,655      $ 2,937       $ 1,746      $ 1,877
  Consumer                               674         831          703         1,164        1,026
  Real estate
    Construction                          55           0        1,345         2,156        1,787
    Mortgage                           5,230       4,849        7,886         6,378        5,431
-------------------------------------------------------------------------------------------------
  Total non-accrual
    Loans                              8,213       8,335       12,871        11,444       10,121
-------------------------------------------------------------------------------------------------
Restructured loans (1):
  Commercial                             277          17           19            21          161
  Consumer
  Real estate
    Construction
    Mortgage                             192         217            0           481          301
-------------------------------------------------------------------------------------------------
  Total restructured
    Loans                                469         234           19           502          462
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
Total non-performing
  Loans                                8,682       8,569       12,890        11,946       10,583
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
Other real estate                      3,523       6,081        5,845         8,252       11,862
-------------------------------------------------------------------------------------------------
Total non-performing
  Assets                             $12,205     $14,650      $18,735       $20,198      $22,445
-------------------------------------------------------------------------------------------------
Non-performing
  assets as a percent
  of total assets                       0.18%       0.27%        0.43%         0.56%        0.74%
-------------------------------------------------------------------------------------------------
Loans past due 90
  days or more and still
  accruing interest                  $   499     $ 1,029      $   818       $   948      $   626
-------------------------------------------------------------------------------------------------

(1)     Interest  income  of  approximately  $986,000,  $1,030,000,  $1,434,000,
        $1,263,000, and $1,080,000 would have been recorded in 1999, 1998, 1997,
        1996 and 1995 respectively, on non-performing loans in accordance with their original terms. Actual interest recorded on these loans amounted to $255,000 in 1999, $266,000 in 1998, $323,000 in 1997, $262,000 in
        1996, and $299,000 in 1995.

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

During 1999, net charge-offs amounted to $2.1 million, or .08% of average loans outstanding for the year, compared to $1.6 million or .08% of average loans outstanding for 1998. During 1999, the Company recorded provisions of $9.2 million to the allowance for loan losses compared to $8.8 million for 1998. At December 31, 1999, the allowance aggregated $38.4 million or 1.30% of total loans and provided coverage of 442% of non-performing loans.

The following table presents, for the periods indicated, an analysis of the allowance for loan losses and other related data.

-------------------------------------------------------------------------------------------------
                                                      Year Ended December 31,
-------------------------------------------------------------------------------------------------
                                       1999        1998         1997        1996        1995
-------------------------------------------------------------------------------------------------
(dollars in thousands)
Balance at beginning
    of period                          $31,265     $24,150      $20,397    $17,919      $16,214
Provisions charged to
    operating expenses                   9,175       8,762        5,805      5,798        3,453
-------------------------------------------------------------------------------------------------
                                        40,440      32,912       26,202     23,717       19,667
-------------------------------------------------------------------------------------------------
Recoveries of loans
    previously charged-off:
        Commercial                         551         418          360        378          488
        Consumer                           286         305          415        276          245
        Commercial real
           estate                          132         764          144         95          292
-------------------------------------------------------------------------------------------------
Total recoveries                           969       1,487          919        749        1,025
-------------------------------------------------------------------------------------------------
Loans charged-off:
        Commercial                      (1,599)     (1,281)      (1,481)    (1,647)      (1,522)
        Consumer                        (1,078)     (1,352)      (1,344)    (1,119)        (811)
        Commercial real
           estate                         (350)       (501)        (146)    (1,303)        (440)
-------------------------------------------------------------------------------------------------
Total charged-off                       (3,027)     (3,134)      (2,971)    (4,069)      (2,773)
-------------------------------------------------------------------------------------------------
Net charge-offs                         (2,058)     (1,647)      (2,052)    (3,320)      (1,748)
-------------------------------------------------------------------------------------------------
Balance at end of period               $38,382     $31,265      $24,150    $20,397      $17,919
-------------------------------------------------------------------------------------------------
Net charge-offs as a
    percentage of average
    loans outstanding                     0.08%       0.08%        0.13%      0.24%        0.15%
-------------------------------------------------------------------------------------------------
Allowance for loan losses
    as a percentage of
    year-end loans                        1.30%       1.37%        1.45%      1.37%        1.46%
-------------------------------------------------------------------------------------------------

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

------------------------------------------------------------------------------------------------------------------------------------
                                                              Allowance for Loan Losses at December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                   1999                 1998                   1997                 1996                  1995
------------------------------------------------------------------------------------------------------------------------------------
                                      % Gross               % Gross               % Gross               % Gross              % Gross
                              Amount   Loans       Amount    Loans       Amount    Loans       Amount     Loans      Amount   Loans
------------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
 Commercial                  $14,268     23%      $ 7,738      21%       $ 5,236    20%       $ 4,108     21%       $ 3,529    20%
 Consumer                      4,120     40         7,800      41          6,406    40          4,808     39          4,622    38
 Commercial real
    estate                    19,994     37        15,727      38         12,508    40         11,481     40          9,768    42
------------------------------------------------------------------------------------------------------------------------------------
                             $38,382    100%      $31,265     100%       $24,150   100%       $20,397    100%       $17,919   100%
------------------------------------------------------------------------------------------------------------------------------------

Investment Securities

The following table summarizes the book value of securities available for sale and securities held to maturity by the Company as of the dates shown.

------------------------------------------------------------------------------------
                                                     December 31,
------------------------------------------------------------------------------------
                                      1999               1998               1997
------------------------------------------------------------------------------------
(dollars in thousands)
U.S. Government agency
    and mortgage-backed
    obligations                    $1,582,933         $1,154,765         $1,267,784
Obligations of state and
    political subdivisions             42,182             26,041             23,515
Equity securities                       9,107             15,397             11,364
Other                                  30,035            108,801             28,021
------------------------------------------------------------------------------------
Securities available
    for sale                       $1,664,257         $1,305,004         $1,330,684
------------------------------------------------------------------------------------
U.S. Government agency
    and mortgage-backed
    obligations                    $1,134,115         $1,165,290         $  937,324
Obligations of state and
    political subdivisions             35,667             30,654             29,103
Other                                  32,110             24,930             19,249
------------------------------------------------------------------------------------
Securities held to
    maturity                       $1,201,892         $1,220,874         $  985,676
------------------------------------------------------------------------------------

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

In total, investment securities increased $372.7 million from $2.6 billion to $3.0 billion at December 31, 1999. Deposit growth and other funding sources were used to increase the Company's investment portfolio. The available for sale portfolio increased $359.3 million to $1.7 billion, and the securities held to maturity portfolio decreased $19.0 million to $1.2 billion at year-end 1998. In connection with the acquisition of CFBC and PFC, management reclassified $91.0 million of investment securities from held to maturity to available from sale in the first quarter of 1999. Unrealized losses on those securities transferred were approximately $330 thousand. The portfolio of trading securities increased $32.5 million from year-end 1998 to $117.8 million at year-end 1999. At December 31, 1999, the average life and duration of the investment portfolio were approximately 6.3 years and 4.5 years, respectively, as compared to 4.4 years and 3.2 years, respectively, at December 31, 1998. At December 31, 1999 the yield on the portfolio was 6.53%, up from 6.23% at December 31, 1998.

The Company's investment portfolio consists primarily of U.S. Government agency and mortgage-backed obligations. These securities have little, if any, credit risk since they are either backed by the full faith and credit of the U.S. Government, or are guaranteed by an agency of the U.S. Government, or are AAA rated. These investment securities carry fixed coupons whose rate does not change over the life

Management's Discussion and Analysis of
Financial Condition and Results of Operations

of the securities. Certain securities are purchased at premiums or discounts. Their yield will change depending on any change in the estimated rate of prepayments. The Company amortizes premiums and accretes discounts over the estimated average life of the securities. Changes in the estimated average life of the investment portfolio will lengthen or shorten the period in which the premium or discount must be amortized or accreted, thus affecting the Company's investment yields. For the year ended December 31, 1999, the yield on the investment portfolio was 6.39%, an increase of nine basis points from 6.30% in fiscal 1998.

At December 31, 1999, the unrealized depreciation in securities available for sale included in stockholders' equity totaled $39.7 million, net of tax, compared to unrealized appreciation of $7.0 million, net of tax, at December 31, 1998.

The contractual maturity distribution and weighted average yield of the Company's investment portfolio (excluding equity and trading securities) at December 31, 1999, are summarized in the following table. Weighted average yield is calculated by dividing income within each maturity range by the outstanding amount of the related investment and has been tax effected on tax-exempt obligations.

------------------------------------------------------------------------------------------------------------------------------------
                                                                        December 31, 1999
------------------------------------------------------------------------------------------------------------------------------------
                                  Due Under 1 Year      Due 1-5 Years     Due 5-10 Years     Due Over 10 Years          Total
------------------------------------------------------------------------------------------------------------------------------------
                                   Amount   Yield      Amount   Yield     Amount  Yield       Amount    Yield       Amount   Yield
------------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
Securities available for sale:
U.S. Government agency and
    mortgage-backed obligations    $34,975   3.67%     $59,035   6.10%    $24,556  6.22%    $1,464,367  6.58%     $1,582,933  6.49%
Obligations of state and
    political subdivisions           3,485   5.79       11,449   6.99      20,309  7.58          6,939  7.81          42,182  7.31
Other securities                    13,188   4.56          476   7.29       5,851  7.20         10,520  7.52          30,035  6.16
------------------------------------------------------------------------------------------------------------------------------------
                                   $51,648   4.04%     $70,960   6.25%    $50,716  6.88%    $1,481,826  6.59%     $1,655,150  6.51%
------------------------------------------------------------------------------------------------------------------------------------
Securities held to maturity:
U.S. Government agency and
    mortgage-backed obligations                        $59,168   6.44%    $48,413  5.95%    $1,026,534  6.64%     $1,134,115  6.60%
Obligations of state and
    political subdivisions         $32,287   6.14%       2,505   7.04                              875 11.24          35,667  6.33
Other securities                    31,110   6.00          830   9.50                              170  5.63          32,110  6.09
------------------------------------------------------------------------------------------------------------------------------------
                                   $63,397   6.07%     $62,503   6.51%    $48,413  5.95%    $1,027,579  6.64%     $1,201,892  6.57%
------------------------------------------------------------------------------------------------------------------------------------

Management's Discussion and Analysis of
Financial Condition and Results of Operations

Deposits

Total deposits at December 31, 1999 were $5.6 billion, an increase of $680.1 million or 14% above total deposits of $4.9 billion at December 31, 1998. The Company remains a deposit-driven financial institution with emphasis on core deposit accumulation and retention as a basis for sound growth and profitability. The Company regards core deposits as all deposits other than certificates of deposit, retail and public, in excess of $100 thousand. Certificates of deposit in excess of $100 thousand decreased $18.3 million from year-end 1998 to year-end 1999, and all of the 1999 growth in deposits was in the various core categories.

Total deposits averaged $5.3 billion for 1999, an increase of $889.2 million or 20% above the 1998 average. The average balance of noninterest-bearing demand deposits in 1999 was $1.2 billion, a $274.8 million or 30% increase over the average balance for 1998. The average total balance of passbook and statement savings accounts increased $143.3 million, or 17% compared to the prior year. The average balance of interest-bearing demand accounts (money market and N.O.W. accounts) for 1999 was $1.8 billion, a $437.9 million or 31% increase over the average balance for the prior year. The average balance of time deposits for 1999 was $1.2 billion, a $33.2 million increase over the average balance for 1998. For 1999, the cost of total deposits was 2.38% as compared to 2.72% in 1998.

The Company believes that its record of sustaining core deposit growth is reflective of the Company's retail approach to banking which emphasizes a combination of free checking accounts (subject to a small minimum balance requirement), convenient branch locations, extended hours of operation, quality service, and active marketing.

The average balances and weighted average rates of deposits for each of the years 1999, 1998, and 1997 are presented below.

------------------------------------------------------------------------------------------------------------------------------------
                                                         1999                        1998                            1997
------------------------------------------------------------------------------------------------------------------------------------
                                                 Average    Average           Average      Average          Average       Average
                                                 Balance     Rate             Balance       Rate            Balance        Rate
------------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
Demand deposits:
  Noninterest-bearing                           $1,202,412                   $  927,601                    $  728,426
  Interest-bearing (money market and
    N.O.W. accounts)                             1,835,011    2.47%           1,397,154     2.53%           1,076,945       2.53%
Savings deposits                                 1,011,642    2.06              868,311     2.39              732,688       2.53
Time deposits/public funds                       1,202,849    4.91            1,169,691     5.36            1,013,526       5.33
------------------------------------------------------------------------------------------------------------------------------------
Total deposits                                  $5,251,914                   $4,362,757                    $3,551,585
------------------------------------------------------------------------------------------------------------------------------------

The remaining maturity of certificates of deposit for $100,000 or more as of December 31, 1999, 1998, and 1997 is presented below:

-----------------------------------------------------------------------------------------------------------
Maturity                                         1999                     1998                    1997
-----------------------------------------------------------------------------------------------------------
(dollars in thousands)
3 months or less                               $323,029                 $332,300                $287,226
3 to 6 months                                    49,983                   47,123                  40,745
6 to 12 months                                   22,733                   33,077                  24,268
Over 12 months                                    7,628                    9,172                   7,857
-----------------------------------------------------------------------------------------------------------
Total                                          $403,373                 $421,672                $360,096
-----------------------------------------------------------------------------------------------------------

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

The following table illustrates the GAP position of the Company as of December 31, 1999.

---------------------------------------------------------------------------------------------------
                                                 Interest Rate Sensitivity Gaps
                                                       December 31, 1999
---------------------------------------------------------------------------------------------------

                               1-90        91-180     181-365        1-5      Beyond
                               Days         Days        Days        Years     5 Years     Total
---------------------------------------------------------------------------------------------------
(dollars in millions)
Rate sensitive:
  Interest-earning
    Loans                    $1,120.8     $   55.2    $  99.8     $1,053.3    $629.1     $2,958.2
    Investment
      securities                 89.8         16.3       36.8        164.8   2,676.3      2,984.0
    Federal funds sold            5.3                                                         5.3
---------------------------------------------------------------------------------------------------
Total interest-
  earning assets              1,215.9         71.5      136.6      1,218.1   3,305.4      5,947.5
---------------------------------------------------------------------------------------------------
Interest-bearing
  liabilities
  Transaction
    accounts                    979.0                                        2,139.6      3,118.6
  Time deposits                 527.0        177.6      165.7        199.1                1,069.4
  Other borrowed
    money                       558.1                                                       558.1
  Long-term debt                                                      23.0      57.5         80.5
---------------------------------------------------------------------------------------------------
Total interest-
  bearing
  liabilities                 2,064.1        177.6      165.7        222.1   2,197.1      4,826.6
---------------------------------------------------------------------------------------------------
Period gap                     (848.2)      (106.1)     (29.1)       996.0   1,108.3     $1,120.9
---------------------------------------------------------------------------------------------------
Cumulative gap                $(848.2)     $(954.3)   $(983.4)       $12.6  $1,120.9
---------------------------------------------------------------------------------------
Cumulative gap as a
  percentage of total
  interest-earning
  assets                        (14.3)%      (16.0)%    (16.5)%        0.2%     18.8%
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

Management's Discussion and Analysis of
Financial Condition and Results of Operations

The Company's Asset/Liability Committee (ALCO) policy has established that interest income sensitivity will be considered acceptable if net income in the above interest rate scenario is within 15% of net income in the flat rate scenario in the first year and within 30% over the two year time frame. At
December 31, 1999, the Company's income simulation model indicates net income would increase by 4.8% and 1.0% in the first year and over a two year time frame, respectively, if rates decreased as described above, as compared to a decrease of 1.0% and 6.3%, respectively, at December 31, 1998. The model projects that net income would decrease by 6.7% and 5.6% in the first year and over a two year time frame, respectively, if rates increased as described above, as compared to a decrease of 2.9% and 2.0%, respectively, at December 31, 1998. All of these forecasts are within an acceptable level of interest rate risk per the policies established by ALCO.

In the event the model indicates an unacceptable level of risk, the Company could undertake a number of actions that would reduce this risk, including the sale of a portion of its available for sale portfolio, the use of risk management strategies such as interest rate swaps and caps, or the extension of the maturities of its short-term borrowings.

Management also monitors interest rate risk by utilizing a market value of equity model. The model assesses the impact of a change in interest rates on the market value of all the Company's assets and liabilities, as well as any off balance sheet items. The model calculates the market value of the Company's assets and liabilities in excess of book value in the current rate scenario, and then compares the excess of market value over book value given an immediate 200 basis point change in rates. The Company's ALCO policy indicates that the level of interest rate risk is unacceptable if the immediate 200 basis point change would result in the loss of 60% or more of the excess of market value over book value in the current rate scenario. At December 31, 1999, the market value of equity indicates an acceptable level of interest rate risk.

The market value of equity model reflects certain estimates and assumptions regarding the impact on the market value of the Company's assets and liabilities given an immediate 200 basis point change in interest rates. One of the key assumptions is the market value assigned to the Company's core deposits, or the core deposit premium. The Company has completed and updated comprehensive core deposit studies in order to assign its own core deposit premiums as permitted by regulation. The studies have consistently confirmed management's assertion that the Company's core deposits have stable balances over long periods of time, and are generally insensitive to changes in interest rates. Thus, these core deposit balances provide an internal hedge to market value fluctuations in the Company's fixed rate assets. Management believes the core deposit premiums produced by its core deposit study and utilized in its market value of equity model at December 31, 1999 provide an accurate assessment of the Company's interest rate risk.

Liquidity involves the Company's ability to raise funds to support asset growth or reduce assets to meet deposit withdrawals and other borrowing needs, to maintain reserve requirements and to otherwise operate the Company on an ongoing basis. The Company's liquidity needs are primarily met by growth in core deposits, its cash and federal funds sold position, and cash flow from its amortizing investment and loan portfolios. If necessary, the Company has the ability to raise liquidity through collateralized borrowings, FHLB advances, or the sale of its available for sale investment portfolio. During 1999, deposit growth and short-term borrowings were used to fund growth in the loan portfolio and purchase additional investment securities.

Short-Term Borrowings

Short-term borrowings, or other borrowed money, which consist primarily of securities sold under agreement to repurchase, federal funds purchased, and lines of credit, including Federal Home Loan Bank advances, were used in 1999 to meet short-term liquidity needs. For 1999, short-term borrowings averaged $183.6 million as compared to $68.8 million in 1998. The average rate on the Company's short-term borrowings was 5.38% and 5.83% during 1999 and 1998, respectively. As of December 31, 1999, short-term borrowings included $292.3 million of securities sold under agreements to repurchase at an average rate of 5.88%, $20.0 million of federal funds purchased at an average rate of 4.50%, and $245.8 million of borrowings under lines of credit at an average rate of 5.67%.

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

Management's Discussion and Analysis of
Financial Condition and Results of Operations

Stockholders' Equity and Dividends

At December 31, 1999, stockholders' equity totaled $356.8 million, up $33.2 million or 10% over stockholders' equity of $323.6 million at December 31, 1998. This increase was primarily due to the Company's net income for the year. Stockholders' equity as a percent of total assets was 5.38% at December 31, 1999, as compared to 5.96% at December 31, 1998.

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

-------------------------------------------------------------------------------------------------
                                                                           Minimum
                                          December 31,             Regulatory Requirements
-------------------------------------------------------------------------------------------------
                                        1999        1998           1999              1998
-------------------------------------------------------------------------------------------------
Risk based capital ratios:
    Tier 1                             11.40%       12.09%           4.00%           4.00%
    Total capital                      12.72        13.71            8.00            8.00
Leverage ratio                          7.02         7.05            4.00            3.00
-------------------------------------------------------------------------------------------------

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which became law in December of 1991, required each federal banking agency including the Board of Governors of the Federal Reserve System ("FRB"), to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of non-traditional activities, as well as reflect the actual performance and expected risk of loss on multi-family mortgages. This law also requires each federal banking agency, including the FRB, to specify, by regulation, the levels at which an insured institution would be considered "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized, " or "critically undercapitalized." At December 31, 1999, the Company's consolidated capital levels and each of the Company's banking subsidiaries met the regulatory definition of a "well capitalized" financial institution, i.e., a leverage capital ratio exceeding 5%, a Tier 1 risk-based capital ratio exceeding 6%, and a total risk-based capital ratio exceeding 10%.

The Company's common stock is listed for trading on the New York Stock Exchange under the symbol CBH. The quarterly market price ranges and dividends declared per common share for each of the last two years are shown in the table below. The prices and dividends per share have been adjusted to reflect common stock dividends of 5% with record dates of January 7, 2000, January 7, 1999, and January 7, 1998, as well as the 5-for-4 stock split in the form of a 25% stock dividend with a record date of July 13, 1998. As of February 29, 2000, there were approximately 19,000 holders of record of the Company's common stock.

-----------------------------------------------------------------------------------------
                               Common Share Data
-----------------------------------------------------------------------------------------
                                        Market Prices
                                ------------------------------      Cash Dividends
                                     High            Low              Per Share
-----------------------------------------------------------------------------------------
1999 Quarter Ended
  December 31                         $44.34         $38.16          $0.20952
  September 30                         43.63          38.45           0.20952
  June 30                              43.58          37.80           0.20952
  March 31                             47.50          39.28           0.19955

1998 Quarter Ended
  December 31                         $47.95         $31.63          $0.17687
  September 30                         43.03          31.86           0.35556
  June 30                              44.17          38.64           0.17415
  March 31                             39.95          31.25           0.16586
-----------------------------------------------------------------------------------------

The Company offers a Dividend Reinvestment and Stock Purchase Plan by which dividends on the Company's Common Stock and optional monthly cash payments may be invested in Common Stock at a 3% discount (subject to change) to the market price and without payment of brokerage commissions.

Results of Operations - 1998 versus 1997

Net income for 1998 was $42.2 million compared to $44.4 million in 1997. Diluted net income per common share was $1.42 compared to $1.56 per common share for the prior year.

Net interest income on a tax-equivalent basis for 1998 amounted to $197.6 million, an increase of $30.6 million, or 18% over 1997.

Interest income on a tax-equivalent basis increased $50.8 million or 18% to $327.6 million in 1998. This increase was primarily related to volume increases in the loan and investment portfolios. Interest expense for 1998 rose $20.2

Management's Discussion and Analysis of
Financial Condition and Results of Operations

million to $130.0 million from $109.8 million in 1997. This increase was primarily related to increases in the Company's levels of deposits.

The provision for loan losses was $8.8 million in 1998 compared to $5.8 million in the prior year.

For 1998, noninterest income totaled $96.3 million, an increase of $33.9 million or 54% from 1997. The increase was due primarily to increased other operating income, which rose $26.5 million from 1997, including an increase of $8.7 million in revenues (to $25.2 million in 1998) from Commerce Insurance, and an increase of $10.8 million in revenues from CCMI, which was formed in the first quarter of 1998. In addition, deposit charges and service fees increased $6.8 million over 1997 due to higher transaction volumes, and net investment securities gains were $597 thousand higher in 1998 than the prior year.

Noninterest expenses totaled $214.0 million for 1998, an increase of $60.1 million, or 39% over 1997. Contributing to this increase was the addition of eight new branches during 1998, the expansion of Commerce Insurance, and the formation of CCMI. With the addition of these new offices and CCMI, staff, facilities, marketing and related expenses rose accordingly. Salaries included $7.5 million paid in 1998 under imminent change in control provisions of employment contracts. Other noninterest expenses rose $13.4 million to $35.8 million in 1998. Higher bank- card related service charges, increased business development expenses, and higher provisions for non-credit-related losses contributed to the increase. In addition, in 1998 the Company paid approximately $2.2 million in directors compensation under imminent change in control provisions of a benefit plan.

Impact of Year 2000

In prior years, the Company discussed the nature and progress of its plans to become Year 2000 ready. In 1999, the Company completed its remediation and testing of systems. As a result of those planning and implementation efforts, the Company experienced no significant disruptions in mission critical information and technology and non-information technology systems, and believes those systems successfully responded to the Year 2000 date change. The cumulative cost of the Year 2000 compliance process, including internal and external personnel and any required hardware and software modifications, was less than $1.0 million. The Company is not aware of any material problems resulting from Year 2000 issues, either with its internal systems, or the products and services of third parties (including loan customers).

Mergers and Acquisitions

In January, 2000, Traber and Vreeland, Inc., an insurance brokerage agency, was merged with and into Commerce Insurance. The Company issued approximately 284,000 shares of common stock in exchange for all of the outstanding shares of this agency. The transaction was accounted for as a pooling of interests. However, the Company does not expect to restate the financial statements of the periods prior to the acquisition as the changes, in the aggregate, would be immaterial.

Commerce Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets

----------------------------------------------------------------------------------------------------------------------------
                                                                                                 December 31,
----------------------------------------------------------------------------------------------------------------------------
                   (dollars in thousands)                                                 1999                   1998
----------------------------------------------------------------------------------------------------------------------------
Assets             Cash and due from banks                                             $  317,624            $  267,220
                   Federal funds sold                                                       5,300                10,395
                   ---------------------------------------------------------------------------------------------------------
                        Cash and cash equivalents                                         322,924               277,615
                   Loans held for sale                                                      5,704                22,418
                   Trading securities                                                     117,837                85,359
                   Securities available for sale                                        1,664,257             1,305,004
                   Securities held to maturity                                          1,201,892             1,220,874
                        (market value 1999-$1,155,447; 1998-$1,223,667)
                   Loans                                                                2,961,088             2,280,326
                        Less allowance for loan losses                                     38,382                31,265
                   ---------------------------------------------------------------------------------------------------------
                                                                                        2,922,706             2,249,061
                   Bank premises and equipment, net                                       198,515               147,448
                   Other assets                                                           201,958               116,411
                   ---------------------------------------------------------------------------------------------------------
                                                                                       $6,635,793            $5,424,190
----------------------------------------------------------------------------------------------------------------------------
Liabilities        Deposits:
                        Demand:
                            Interest-bearing                                           $2,063,899            $1,682,958
                            Noninterest-bearing                                         1,420,865             1,162,126
                        Savings                                                         1,054,791               973,324
                        Time                                                            1,069,365             1,110,400
                   ---------------------------------------------------------------------------------------------------------
                                   Total deposits                                       5,608,920             4,928,808

                   Other borrowed money                                                   558,092                27,845
                   Other liabilities                                                       31,525                62,203
                   Obligation to Employee Stock Ownership Plan (ESOP)                                             1,282
                   Trust Capital Securities - Commerce Capital Trust I                     57,500                57,500
                   Long-term debt                                                          23,000                23,000
                   ---------------------------------------------------------------------------------------------------------
                                                                                        6,279,037             5,100,638
----------------------------------------------------------------------------------------------------------------------------
Stockholders'      Common stock, 29,844,314 shares issued                                  44,418                40,988
Equity                  (28,790,949 shares in 1998)
                   Capital in excess of par or stated value                               321,443               236,928
                   Retained earnings                                                       32,263                41,536
                   Accumulated other comprehensive income                                 (39,744)                7,006
                   ---------------------------------------------------------------------------------------------------------
                                                                                          358,380               326,458
                   Less commitment to ESOP                                                                        1,282
                   Less treasury stock, at cost                                             1,624                 1,624
                   ---------------------------------------------------------------------------------------------------------
                                   Total stockholders' equity                             356,756               323,552
                   ---------------------------------------------------------------------------------------------------------
                                                                                       $6,635,793            $5,424,190
                   ---------------------------------------------------------------------------------------------------------
                   See accompanying notes.

Commerce Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income

------------------------------------------------------------------------------------------------------------------------------
                                                                                         Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------
              (dollars in thousands, except per share amounts)                      1999           1998           1997
------------------------------------------------------------------------------------------------------------------------------
Interest      Interest and fees on loans                                           $215,170      $167,914       $143,050
Income        Interest on investment securities                                     170,300       154,164        129,945
              Other interest                                                            978         2,565          2,113
              ----------------------------------------------------------------------------------------------------------------
                                   Total interest income                            386,448       324,643        275,108
              ----------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
Interest      Interest on deposits:
Expense              Demand                                                          45,274        35,477         27,218
                     Savings                                                         20,835        20,672         18,571
                     Time                                                            59,021        62,692         53,974
              ----------------------------------------------------------------------------------------------------------------
                                   Total interest on deposits                       125,130       118,841         99,763
              Interest on other borrowed money                                        9,880         4,014          5,136
              Interest on long-term debt                                              7,071         7,127          4,887
              ----------------------------------------------------------------------------------------------------------------
                                   Total interest expense                           142,081       129,982        109,786
              ----------------------------------------------------------------------------------------------------------------

              Net interest income                                                   244,367       194,661        165,322
              Provision for loan losses                                               9,175         8,762          5,805
              ----------------------------------------------------------------------------------------------------------------
              Net interest income after provision for loan losses                   235,192       185,899        159,517
------------------------------------------------------------------------------------------------------------------------------
Noninterest   Deposit charges and service fees                                       44,196        35,343         28,555
Income        Other operating income                                                 67,818        58,042         31,560
              Net investment securities gains                                         2,582         2,892          2,295
              ----------------------------------------------------------------------------------------------------------------
                                   Total noninterest income                         114,596        96,277         62,410
              ----------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
Noninterest   Salaries                                                              101,650        87,078         58,577
Expense       Benefits                                                               20,232        18,475         13,840
              Occupancy                                                              22,407        18,565         15,835
              Furniture and equipment                                                31,659        24,995         19,934
              Office                                                                 21,356        16,974         13,091
              Audit and regulatory fees and assessments                               2,623         2,246          1,745
              Marketing                                                              10,155         8,451          6,563
              Other real estate (net)                                                 1,786         1,348          1,814
              Other                                                                  40,655        35,818         22,405
              ----------------------------------------------------------------------------------------------------------------
                                   Total noninterest expenses                       252,523       213,950        153,804
              ----------------------------------------------------------------------------------------------------------------
              Income before income taxes                                             97,265        68,226         68,123
              Provision for federal and state income taxes                           31,305        26,071         23,691
              ----------------------------------------------------------------------------------------------------------------
              Net income                                                             65,960        42,155         44,432
              Dividends on preferred stocks                                                                          563
              ----------------------------------------------------------------------------------------------------------------
              Net income applicable to common stock                                $ 65,960      $ 42,155       $ 43,869
              ----------------------------------------------------------------------------------------------------------------
              Net income per common and common equivalent share:
                            Basic                                                  $   2.26      $   1.49       $   1.64
              ----------------------------------------------------------------------------------------------------------------
                            Diluted                                                $   2.17      $   1.42       $   1.56
              ----------------------------------------------------------------------------------------------------------------
              Average common and common equivalent shares outstanding:
                            Basic                                                    29,155        28,254         26,715
              ----------------------------------------------------------------------------------------------------------------
                            Diluted                                                  30,465        29,662         28,386
              ----------------------------------------------------------------------------------------------------------------
              Cash dividends declared, common stock                                $   0.83      $   0.87       $   0.55
              ----------------------------------------------------------------------------------------------------------------
              See accompanying notes.

Commerce Bancorp, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
              (dollars in thousands)                                                        1999             1998        1997
------------------------------------------------------------------------------------------------------------------------------------
Operating     Net income                                                                $    65,960      $  42,155   $  44,432
Activities    Adjustments to reconcile net income to net cash
                 (used) provided by operating activities:
                     Provision for loan losses                                                9,175          8,762       5,805
                     Provision for depreciation, amortization
                         and accretion                                                       28,186         26,640      19,285
                     Gains on sales of securities available for sale                         (2,582)        (2,892)     (2,295)
                     Proceeds from sales of mortgages held for sale                         111,055         67,125      59,571
                     Originations of mortgages held for sale                                (94,341)       (61,629)    (67,950)
                     Net loan (chargeoffs)                                                   (2,058)        (1,647)     (2,051)
                     Net (increase) decrease in trading securities                          (32,478)       (77,448)      7,416
                     Increase in other assets                                               (60,142)       (44,022)    (17,628)
                     (Decrease) increase in other liabilities                               (23,064)        48,226       3,544
                     Deferred income tax benefit                                             (3,468)        (3,115)     (2,499)
              ----------------------------------------------------------------------------------------------------------------------
                                   Net cash (used) provided by operating activities          (3,757)         2,155      47,630

Investing     Proceeds from the sales of securities available for sale                      398,274        435,488       231,190
Activities    Proceeds from the maturity of securities available for sale                   313,373        404,927       163,433
              Proceeds from the maturity of securities held to maturity                     241,690        374,540       165,336
              Purchase of securities available for sale                                  (1,002,738)      (807,276)     (846,919)
              Purchase of securities held to maturity                                      (236,623)      (616,780)     (316,945)
              Net increase in loans                                                        (820,299)      (626,307)     (189,091)
              Proceeds from sales of loans                                                    9,769          8,966        10,020
              Purchases of premises and equipment                                           (73,303)       (48,320)      (33,108)
              ----------------------------------------------------------------------------------------------------------------------
                                   Net cash used by investing activities                 (1,169,857)      (874,762)     (816,084)

Financing     Net increase in demand and savings deposits                                   721,147        976,959       491,681
Activities    Net (decrease) increase in time deposits                                      (41,035)       167,272        41,029
              Net increase (decrease) in other borrowed money                               530,247       (195,455)      153,300
              Issuance of common stock                                                                       1,795         1,432
              Dividends paid                                                                (23,476)       (23,062)      (13,693)
              Proceeds from issuance of Trust Capital Securities                                                          57,500
              Proceeds from issuance of common stock under
                 dividend reinvestment and other stock plans                                 31,428          9,428         6,876
              Other                                                                             612          8,509         1,553
              ----------------------------------------------------------------------------------------------------------------------
                                   Net cash provided  by financing activities             1,218,923        945,446       739,678

              Increase (decrease) in cash and cash equivalents                               45,309         72,839       (28,776)
              Cash and cash equivalents at beginning of year                                277,615        204,776       233,552
              ----------------------------------------------------------------------------------------------------------------------
              Cash and cash equivalents at end of year                                  $   322,924      $ 277,615     $ 204,776
              ----------------------------------------------------------------------------------------------------------------------

              Supplemental disclosures of cash flow information:
                 Cash paid during the year for:
                     Interest                                                           $   141,810      $ 124,535     $ 107,218
                     Income taxes                                                            26,753         29,755        25,538
              Other noncash activities:
                 Transfer of securities to securities available for sale                     91,010                       83,773
                 Securitization of loans                                                    129,768
              ----------------------------------------------------------------------------------------------------------------------
              See accompanying notes.

Commerce Bancorp, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders' Equity

------------------------------------------------------------------------------------------------------------------------------------
Years ended December 31, 1999, 1998 and 1997
                                                                        Capital in
                                                                           Excess                              Accumulated
                                                                           of Par           Commitment         Other Compre-
(in thousands, except per share amounts)               Common  Preferred or Stated Retained    to    Treasury    hensive
                                                        Stock    Stock     Value   Earnings   ESOP     Stock     Income     Total
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1996                          $27,329  $7,536   $164,493  $42,860  $(4,403)  $(3,352) $  (5,919) $228,544
Acquisition of insurance brokerage agencies
   (308 shares)                                            332                (55)                                             277
------------------------------------------------------------------------------------------------------------------------------------
As adjusted balance at January 1, 1997                  27,661   7,536    164,438   42,860   (4,403)   (3,352)    (5,919)  228,821
Net income                                                                          44,432                                  44,432
  Other comprehensive income, net of tax
    Unrealized gain on securities (pre-tax $14,880)                                                               10,643    10,643
    Reclassification adjustment (pre-tax ($1,494))                                                                  (971)     (971)
                                                                                                                          ----------
  Other comprehensive income                                                                                                 9,672
                                                                                                                          ----------
           Total comprehensive income                                                                                       54,104
Common stock dividend and cash paid in lieu of
     fractional shares (925 shares)                      1,446             19,398  (20,868)                                    (24)
Cash dividends paid                                                                (13,669)                                (13,669)
Shares issued under dividend reinvestment and
     compensation and benefit plans (477 shares)           746              7,592                                            8,338
Other                                                     (201)    (30)    (1,262)            2,095     1,728                2,330
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1997                          $29,652  $7,506   $190,166  $52,755  $(2,308)  $(1,624)  $  3,753  $279,900
Acquisition of investment firm/insurance
  brokerage agency (735 shares)                            794               (552)   7,997                                   8,239
------------------------------------------------------------------------------------------------------------------------------------
As adjusted balance at January 1, 1998                  30,446   7,506    189,614   60,752   (2,308)   (1,624)     3,753   288,139
Net income                                                                          42,155                                  42,155
  Other comprehensive income, net of tax
    Unrealized gain on securities (pre-tax $5,005)                                                                 3,157     3,157
    Reclassification adjustment (pre-tax $147)                                                                        96        96
                                                                                                                          ----------
  Other comprehensive income                                                                                                 3,253
                                                                                                                          ----------
           Total comprehensive income                                                                                       45,408
Common stock dividends and cash paid in lieu of
     fractional shares (5,671 shares)                    8,860             29,449  (38,395)                                    (86)
Cash dividends paid                                                                (22,976)                                (22,976)
Shares issued under dividend reinvestment and
     compensation and benefit plans (429 shares)           671             10,629                                           11,300
Convert preferred C stock to common stock
   (647 shares)                                          1,011  (7,506)     6,495                                                0
Other                                                                         741             1,026                          1,767
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1998                          $40,988  $    0   $236,928  $41,536  $(1,282)  $(1,624)  $  7,006  $323,552
Acquisition of insurance brokerage agencies
   (74 shares)                                             110                212                                              322
------------------------------------------------------------------------------------------------------------------------------------
As adjusted balance at January 1, 1999                  41,098       0    237,140   41,536   (1,282)   (1,624)     7,006   323,874
Net income                                                                          65,960                                  65,960
  Other comprehensive income, net of tax
    Unrealized loss on securities (pre-tax ($71,923))                                                            (45,431)  (45,431)
    Reclassification adjustment (pre-tax ($1,919))                                                                (1,319)   (1,319)
                                                                                                                          ----------
  Other comprehensive income                                                                                               (46,750)
                                                                                                                          ----------
           Total comprehensive income                                                                                       19,210
Common stock dividend and cash paid in lieu of
     fractional shares (1,145 shares)                    1,790             49,968  (51,890)                                   (132)
Cash dividends paid                                                                (23,343)                                (23,343)
Shares issued under dividend reinvestment and
     compensation and benefit plans (980 shares)         1,530             29,897                                           31,427
Other                                                                       4,438             1,282                          5,720
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1999                          $44,418  $    0   $321,443  $32,263  $     0   $(1,624)  $(39,744) $356,756
------------------------------------------------------------------------------------------------------------------------------------
See accompanying notes.

Commerce Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

1.   Significant Accounting Policies

     Basis of Presentation

     The consolidated financial statements include the accounts of Commerce Bancorp, Inc. (the Company) and its wholly-owned subsidiaries, Commerce Bank, N.A. (Commerce NJ), Commerce Bank/Pennsylvania, N.A. (Commerce PA), Commerce Bank/Shore, N.A. (Commerce Shore), Commerce Bank/North (Commerce North), Commerce Bank/Central, N.A. (Commerce Central), Commerce Bank/Delaware, N.A. (Commerce Delaware), Commerce National Insurance Services, Inc. (Commerce Insurance), Commerce Capital Trust I, and Commerce Capital Markets, Inc. (CCMI). All material intercompany transactions have been eliminated. Certain amounts from prior years have been reclassified to conform with 1999 presentation. All common stock and per share information has been adjusted for the 5% common stock dividend declared on December 21, 1999.

     The Company is a multi-bank holding company headquartered in Cherry Hill, New Jersey, operating primarily in the metropolitan Philadelphia, New
     Jersey, and Delaware markets. Through its subsidiaries, the Company provides retail and commercial banking services, corporate trust services, municipal bond underwriting services, and insurance brokerage services.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Investment Securities
     Trading account securities are carried at market value. Gains and losses, both realized and unrealized, are included in other operating income. Trading gains were $6,499,000, $5,584,000, and $1,112,000 in 1999, 1998, and 1997, respectively.

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

     Allowance for Loan Losses
     The allowance for loan losses is increased by provisions charged to expense and reduced by loan charge-offs net of recoveries. Based upon management's evaluation of the loan portfolio, the allowance is maintained at a level considered adequate to absorb estimated inherent losses in the loan portfolio. The level of the allowance is based on an evaluation of the risk characteristics included in the loan portfolio, including such factors as the

Commerce Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

     volume and composition of the portfolio, historical loan loss experience, present and prospective financial condition of borrowers, general national and local economic conditions, and other relevant factors.

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

     Intangible Assets
     The excess of cost over fair value of net assets acquired (goodwill) is included in other assets and is being amortized on a straight-line basis over the period of expected benefit, which approximates 15 years. Goodwill amounted to $2,494,000 and $2,788,000 at December 31, 1999 and 1998,
     respectively. Other intangible assets are amortized on a straight-line basis over 10 to 15 year lives. Other intangibles amounted to $1,808,000 and $2,019,000 at December 31, 1999 and 1998, respectively.

     Income Taxes
     The provision for income taxes is based on current taxable income. When income and expenses are recognized in different periods for book purposes, deferred taxes are provided.

     Restriction on Cash and Due From Banks
     The Banks are required to maintain reserve balances with the Federal Reserve Bank. The weighted average amount of the reserve balances for 1999 and 1998 were approximately $13,596,000 and $12,242,000, respectively.

     Recent Accounting Statements
     In June 1998, the FASB issued Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities" (FAS 133). FAS 133 will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged asset or liability through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. FAS 133, as amended, becomes effective for the Company beginning January 1, 2001. Although early adoption is allowed in any quarterly period after June 1998, the Company has no plans to adopt FAS 133 prior to the effective date. Based on the Company's minimal use of derivatives at the current time, management does not expect the adoption of FAS 133 to have a significant effect on results of operations or the financial position of the Company. However, the impact from adopting FAS 133 will depend on the nature and purpose of the derivative instruments in use by the Company at that time.

2.   Mergers and Acquisitions

     In January 1997, Colkate, Inc., t/a The Morrissey Agency, Mt. Laurel, New Jersey, was merged with and into Commerce Insurance. In December 1997, Joseph J. Reinhart and Associates, Inc., Cherry Hill, NJ, a risk/loss management and loss investigation consulting firm, and Associated Insurance Management, Inc., Haddonfield, NJ, an employee and executive benefit consulting firm, were merged with and into Commerce

Commerce Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

     Insurance. The Company issued approximately 308,000 shares of common stock in exchange for all of the outstanding shares of the agencies acquired in 1997. In August 1998, J.A. Montgomery, Inc., Wilmington, DE, an insurance brokerage agency, was merged with and into Commerce Insurance. The Company issued approximately 211,000 shares of common stock in exchange for all of the outstanding shares of this agency. In November, 1999, Mullaney Insurance Associates, Oakhurst, NJ, an insurance brokerage agency was merged with and into Commerce Insurance. The Company issued approximately 67,000 shares of common stock in exchange for all of the outstanding shares of this agency. All of these transactions were accounted for as poolings of interests. However, financial statements of the periods prior to the acquisitions have not been restated, as the changes, in the aggregate, would be immaterial.

     In the first quarter of 1998, the Company  completed the  acquisition of A.
     H. Williams & Co., Inc., (Williams) Philadelphia, PA, a public finance investment firm, and combined Williams with Commerce Capital, the bank securities dealer division of Commerce NJ, to form Commerce Capital Markets, Inc., a wholly-owned nonbank subsidiary of the Company engaging in certain securities activities permitted under Section 20 of the Glass-Steagall Act. The acquisition was completed by the issuance of common stock of the Company totaling approximately 436,000 shares. The transaction was accounted for as a pooling of interests, however, financial statements of the periods prior to the acquisition have not been restated, as the changes, in the aggregate, would be immaterial.

     The former Independence Bancorp, Inc. ("Independence"), Bergen County, New Jersey, was merged into Commerce Bancorp, Inc. on January 21, 1997 and its wholly-owned subsidiary bank, Independence Bank of New Jersey, was thereafter renamed Commerce Bank/North. The Company issued approximately 3,849,000 shares of common stock to effect the merger. The transaction was accounted for as a pooling of interests.

     Effective January 15, 1999, the Company acquired Community First Banking Company (CFBC), and CFBC's wholly-owned bank subsidiary, Tinton Falls State Bank, was merged with and into Commerce Shore. The Company issued approximately 1,428,000 shares of common stock to effect the merger. Also effective January 15, 1999, the Company acquired Prestige Financial Corp.
     (PFC), and PFC's wholly-owned bank subsidiary, Prestige State Bank, was re-chartered as a national bank and renamed Commerce Bank/Central, N.A. The Company issued approximately 1,950,000 shares of common stock to effect the merger. The transactions were accounted for as poolings of interests. The Company's originally reported financial position and results of operations have been restated herein to include CFBC's and PFC's results of operations for all periods presented.

     In January 2000, Traber and Vreeland, Inc., Randolph, NJ, an insurance brokerage agency, was merged with and into Commerce Insurance. The Company issued approximately 284,000 shares of common stock in exchange for all of the outstanding shares of this agency. The transaction was accounted for as a pooling of interests. However, the Company does not expect to restate the financial statements of the periods prior to the acquisition, as the changes, in the aggregate, would be immaterial.

Commerce Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

3.   Investment Securities

     A summary of the amortized cost and market value of securities available for sale and securities held to maturity (in thousands) at December 31, 1999 and 1998 follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                                            December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                     1999                                                1998
------------------------------------------------------------------------------------------------------------------------------------
                                              Gross        Gross                                    Gross      Gross
                               Amortized    Unrealized  Unrealized     Market        Amortized   Unrealized  Unrealized     Market
                                  Cost        Gains       Losses        Value          Cost         Gains      Losses       Value
------------------------------------------------------------------------------------------------------------------------------------
U.S. Government agency
    and mortgage-backed
    obligations                 $1,644,698    $    7    $(61,772)    $1,582,933      $1,147,931    $ 9,254    $(2,420)    $1,154,765
Obligations of state and
    political subdivisions          43,379        87      (1,284)        42,182          25,338        703                    26,041
Equity securities                    7,655     2,206        (754)         9,107          11,988      3,584       (175)        15,397
Other                               30,209        71        (245)        30,035         108,770         50        (19)       108,801
------------------------------------------------------------------------------------------------------------------------------------
Securities available
    for sale                    $1,725,941    $2,371    $(64,055)    $1,664,257      $1,294,027    $13,591    $(2,614)    $1,305,004
------------------------------------------------------------------------------------------------------------------------------------
U.S. Government agency
    and mortgage-backed
    obligations                 $1,134,115    $   87    $(46,527)    $1,087,675      $1,165,290    $ 8,640    $(5,983)    $1,167,947
Obligations of state and
    political subdivisions          35,667                               35,667          30,654        158        (21)        30,791
Other                               32,110                    (5)        32,105          24,930                    (1)        24,929
------------------------------------------------------------------------------------------------------------------------------------
Securities held to
    maturity                    $1,201,892    $   87    $(46,532)    $1,155,447      $1,220,874    $ 8,798    $(6,005)    $1,223,667
------------------------------------------------------------------------------------------------------------------------------------

     The amortized cost and estimated market value of investment securities (in thousands) at December 31, 1999, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because obligors have the right to repay obligations without prepayment penalties.

-----------------------------------------------------------------------------------------------------------------
                                                 Available for Sale                       Held to Maturity
-----------------------------------------------------------------------------------------------------------------
                                             Amortized         Market               Amortized          Market
                                                Cost           Value                   Cost            Value
-----------------------------------------------------------------------------------------------------------------
Due in one year or less                    $   51,665        $   51,648             $   63,397      $   63,397
Due after one year through five years          32,219            32,094                 28,335          27,397
Due after five years through ten years         26,658            26,160
Due after ten years                            19,363            18,459                  1,045           1,040
Mortgage backed securities                  1,588,381         1,526,789              1,109,115       1,063,613
Equity securities                               7,655             9,107
-----------------------------------------------------------------------------------------------------------------
                                           $1,725,941        $1,664,257             $1,201,892      $1,155,447
-----------------------------------------------------------------------------------------------------------------

Commerce Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

     Proceeds from sales of securities available for sale during 1999, 1998 and 1997 were $398,274,000, $435,488,000 and $231,190,000, respectively. Gross gains of $2,609,000, $3,268,000 and $2,696,000 were realized on the sales in 1999, 1998 and 1997, respectively, and gross losses of $27,000, $376,000 and $401,000 were realized in 1999, 1998 and 1997, respectively.

     At December 31, 1999 and 1998, investment securities with a carrying value of $564,836,000 and $610,905,000, respectively, were pledged to secure deposits of public funds.

     In connection with the acquisition of CFBC and PFC, management reclassified $91.0 million of investment securities from held to maturity to available for sale in the first quarter of 1999. Unrealized losses on those securities transferred were approximately $330,000.

4.   Loans

     The following is a summary of loans outstanding (in thousands) at December 31, 1999 and 1998:

------------------------------------------------------------------------------------------------------
                                                                            December 31,
------------------------------------------------------------------------------------------------------
                                                                    1999                  1998
------------------------------------------------------------------------------------------------------
Commercial real estate:
        Owner-occupied                                          $   475,700           $   397,933
        Other                                                       431,473               358,600
        Construction                                                185,712               122,797
------------------------------------------------------------------------------------------------------
                                                                  1,092,885               879,330
Commercial loans:
        Term                                                        393,953               282,556
        Line of credit                                              277,917               192,485
        Demand                                                        1,328                   417
------------------------------------------------------------------------------------------------------
                                                                    673,198               475,458
Consumer:
        Mortgages (1-4 family residential)                          428,453               322,310
        Installment                                                 125,856                96,188
        Home equity                                                 621,597               494,047
        Credit lines                                                 19,099                12,993
------------------------------------------------------------------------------------------------------
                                                                  1,195,005               925,538
------------------------------------------------------------------------------------------------------
                                                                 $2,961,088            $2,280,326
------------------------------------------------------------------------------------------------------

     At December 31, 1999 and 1998, loans of approximately $11,258,000 and $10,836,000, respectively, were outstanding to certain of the Company's and its subsidiaries' directors and officers, and approximately $22,467,000 and $26,111,000, respectively, of loans were outstanding from companies with which certain of the Company's and its subsidiaries' directors and officers are associated, exclusive of loans to any such person and associated companies which in aggregate did not exceed $60,000. The terms of these loans are substantially the same as those prevailing at the time for comparable unrelated transactions. A summary (in thousands) of the related party loans outstanding at December 31, 1999 is as follows:

--------------------------------------------------------------------------------
                                                        1999
--------------------------------------------------------------------------------
Balance, January 1                                    $36,947
New loans                                              21,980
Loan payments                                          25,202
--------------------------------------------------------------------------------
Balance, December 31                                  $33,725
--------------------------------------------------------------------------------

Commerce Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

     The Company engaged in certain activities with entities affiliated with directors of the Company. The Company received real estate appraisal services from a company owned by a director of the Company. Such real estate appraisal services amounted to $334,000 in 1999, $304,000 in 1998, and $183,000 in 1997. The Company received legal services from two law firms of which two directors of the Company are partners. Such aggregate legal services amounted to $1,594,000 in 1999, $1,554,000 in 1998, and $1,439,000 in 1997.

5.   Allowance for Loan Losses

     The following is an analysis of changes in the allowance for loan losses (in thousands) for 1999, 1998, and 1997:

---------------------------------------------------------------------------------------------------------
                                                      1999                1998              1997
---------------------------------------------------------------------------------------------------------
Balance, January 1                                     $31,265             $24,150            $20,397
Provision charged to operating expense                   9,175               8,762              5,805
Recoveries of loans previously charged off                 969               1,487                919
Loan charge-offs                                        (3,027)             (3,134)            (2,971)
---------------------------------------------------------------------------------------------------------
Balance, December 31                                   $38,382             $31,265            $24,150
---------------------------------------------------------------------------------------------------------

6.   Non-accrual and Restructured Loans and Other Real Estate

     The total of non-performing loans (non-accrual and restructured loans) was $8,682,000 and $8,569,000 at December 31, 1999 and 1998, respectively.
     Non-performing  loans of  $1,590,000,  $3,361,000,  and  $2,320,000  net of charge offs of $39,000, $0, and $47,000 were transferred to other real estate during 1999, 1998, and 1997, respectively. Other real estate ($3,523,000 and $6,081,000 at December 31, 1999 and 1998, respectively) is included in other assets.

     At December 31, 1999 and 1998, the recorded investment in loans considered to be impaired under FASB Statement No. 114 "Accounting by Creditors for Impairment of a Loan" totaled $5,467,000 and $5,138,000, respectively, all of which are included in non-performing loans. As permitted, all homogenous smaller balance consumer and residential mortgage loans are excluded from individual review for impairment. The majority of impaired loans were measured using the fair market value of collateral. No portion of the allowance for loan losses for 1999 or 1998 was allocated to these loans. During 1999 and 1998, impaired loans averaged approximately $4,575,000 and $7,419,000, respectively. Interest income of approximately $986,000 and $1,030,000 would have been recorded on non-performing loans (including impaired loans) in accordance with their original terms in 1999 and 1998, respectively. Actual interest income recorded on these loans amounted to $255,000 and $266,000 during 1999 and 1998, respectively.

Commerce Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

7.   Bank Premises, Equipment, and Leases

     A summary of bank premises and equipment (in thousands) is as follows:

----------------------------------------------------------------------------------------------
                                                                     December 31,
                                                         -------------------------------------
                                                               1999                1998
----------------------------------------------------------------------------------------------
Land                                                         $ 40,952            $ 28,763
Buildings                                                      88,427              68,314
Leasehold improvements                                          9,657              10,351
Furniture, fixtures and equipment                             128,642              91,206
Leased property under capital leases                              124                 124
----------------------------------------------------------------------------------------------
                                                              267,802             198,758

Less accumulated depreciation
    and amortization                                           69,287              51,310
----------------------------------------------------------------------------------------------
                                                             $198,515            $147,448
----------------------------------------------------------------------------------------------

     At December 31, 1999, Commerce NJ leased one of its branches under a capital lease with an unrelated party. All other branch leases are accounted for as operating leases with the related rental payments being expensed ratably over the life of the lease.

     The Company leases its operations facilities from two limited partnerships in which the Company is a limited partner at December 31, 1999. The leases are accounted for as operating leases with an aggregate annual rent of $1.5 million, which escalates to $1.8 million in 2011. One lease expires in 2014, and the other expires in 2014 and is renewable for five additional terms of five years each.

     At December 31, 1999, the Company leased from related parties under separate operating lease agreements the land on which it has constructed 14 branch offices. The aggregate annual rental under these related party leases for 1999 was approximately $723,000, and was approximately $440,000 and $375,000 in 1998 and 1997, respectively. These leases expire periodically through 2020 but are renewable through 2040. Aggregate annual rentals escalate to $934,000 in 2005. The Company leases land to a limited partnership partially comprised of the directors of Commerce PA and Commerce NJ. The initial lease term is 25 years, with two successive 10-year options. As of December 31, 1999, the total future minimum lease payments to be received by the Company amount to approximately $432,000 for the remainder of the initial lease term. In accordance with the provision of the land lease, the limited partnership constructed and owns the office building located on the land. Commerce PA leases the building as a branch facility through 2010. Commerce North leases one of its branches from a director and its headquarters facility from a partnership in which a director has a substantial interest. The aggregate annual rental under these related party leases was approximately $432,000 for each of 1999, 1998, and 1997. The leases expire in 2007 and 2017. Commerce Central leases one of its branches and its headquarters facility from partnerships in which two directors have substantial interests. The aggregate annual rental under these related party leases was approximately $484,000 in 1999 and $474,000 in 1998 and 1997, respectively. The leases expire in 2004 and 2015.

     Total rent expense charged to operations under operating leases was approximately $7,836,000 in 1999, $6,328,000 in 1998, and $5,421,000 in
     1997.

Commerce Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

     The future minimum rental commitments, by year, under the non-cancelable leases are as follows (in thousands) at December 31, 1999:

-----------------------------------------------------------------------------------------
                                                 Capital                  Operating
-----------------------------------------------------------------------------------------
2000                                                $ 12                   $  9,133
2001                                                  12                      8,877
2002                                                  12                      8,235
2003                                                  12                      7,981
2004                                                  12                      6,548
Later years                                          123                     71,719
-----------------------------------------------------------------------------------------
Net minimum lease payment                           $183                   $112,493
-----------------------------------------------------------------------------------------
Less amount representing interest                     86
-----------------------------------------------------------------------------------------
Present value of net minimum
        lease payments                              $ 97
-----------------------------------------------------------------------------------------

     The Company obtained interior design and general contractor services for $2,498,000, $1,313,000, and $916,000 in 1999, 1998, and 1997, respectively, from a business owned by the spouse of the Chairman of the Board of the Company. Additionally, the business received commissions of approximately $1,408,000, $814,000, and $1,464,000 in 1999, 1998 and 1997, respectively, on furniture and facility purchases made directly by the Company.

8.   Deposits

     The aggregate amount of time certificates of deposits in denominations of $100,000 or more was $403,373,000 and $421,672,000 at December 31, 1999 and
     1998, respectively.

9.   Other Borrowed Money

     Other borrowed money consisted primarily of securities sold under agreements to repurchase, with a weighted average maturity of 12 days, federal funds purchased, and lines of credit, which included Federal Home Loan Bank advances. The following table represents information for other borrowed money.

-------------------------------------------------------------------------------------------------------------------
                                                                           December 31,
-------------------------------------------------------------------------------------------------------------------
                                                               1999                              1998
                                                      ----------------------           ----------------------------
                                                                    Average                            Average
                                                        Amount        Rate               Amount          Rate
-------------------------------------------------------------------------------------------------------------------
Securities sold under
    agreements to repurchase                           $292,266       5.88%             $  4,000         5.72%

Federal funds purchased                                  20,000       4.50                 2,000         5.25
Lines of credit                                         245,826       5.67                21,845         4.82
-------------------------------------------------------------------------------------------------------------------
                                                       $558,092                         $ 27,845
-------------------------------------------------------------------------------------------------------------------
Average amount outstanding                             $183,554       5.38%             $ 68,795         5.83%
Maximum month-end balance                               558,092                          228,950
-------------------------------------------------------------------------------------------------------------------

     As of December 31, 1999, the Company had a line of credit of $409.3 million from the Federal Home Loan Bank of New York, of which $359.3 million was available, a line of credit of $100 million from the Federal Home Loan Bank of Pittsburgh, none of which was available, and a line of credit of $25 million from another bank, all of which was available. In addition, CCMI had a line of credit of $125 million from another bank, of which $29.2 million was available.

Commerce Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

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

11.  Income Taxes

     The provision for income taxes consists of the following (in thousands):

---------------------------------------------------------------------------
                                  1999            1998           1997
---------------------------------------------------------------------------
Current:
        Federal                   $34,339         $28,012          $24,208
        State                         434           1,174            1,982
Deferred:
        Federal                    (2,368)         (3,060)          (2,146)
        State                      (1,100)            (55)            (353)
---------------------------------------------------------------------------
                                  $31,305         $26,071          $23,691
---------------------------------------------------------------------------

     The above provision includes income taxes related to securities gains of $904,000, $1,012,000 and $803,000 for 1999, 1998 and 1997, respectively.

     The provision for income taxes differs from the expected statutory provision as follows:

----------------------------------------------------------------------------------------------------
                                                         1999           1998            1997
----------------------------------------------------------------------------------------------------
Expected provision at statutory rate:                    35.0%          35.0%          35.0%
Difference resulting from:
        Tax-exempt interest on loans                     (0.7)          (0.4)          (0.3)
        Tax-exempt interest on securities                (1.0)          (1.8)          (1.1)
        Purchase accounting adjustments                   0.1            0.1            0.2
        Other, including acquisition costs               (1.2)           5.3            1.0
----------------------------------------------------------------------------------------------------
                                                         32.2%          38.2%          34.8%
----------------------------------------------------------------------------------------------------

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Commerce Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

     The significant components of the Company's deferred tax liabilities and assets as of December 31, 1999 and 1998 are as follows (in thousands):

------------------------------------------------------------------------------------------------------
                                                                             1999          1998
------------------------------------------------------------------------------------------------------
Deferred tax assets:
        Loan loss reserves                                                   $11,797       $11,067
        Fair value adjustment, available for sale securities                  21,940
        Other reserves                                                         1,546           178
        Other                                                                  1,026         1,411
------------------------------------------------------------------------------------------------------
Total deferred tax assets                                                     36,309        12,656
------------------------------------------------------------------------------------------------------
Deferred tax liabilities:
        Depreciation                                                             677           464
        Intangibles                                                             (336)           92
        Fair value adjustment, available for sale securities                                 3,970
        Other                                                                  2,053         1,729
------------------------------------------------------------------------------------------------------
Total deferred tax liabilities                                                 2,394         6,255
------------------------------------------------------------------------------------------------------
Net deferred assets                                                          $33,915        $6,401
------------------------------------------------------------------------------------------------------

12.  Commitments and Letters of Credit

     In the normal course of business, there are various outstanding commitments to extend credit, such as letters of credit, which are not reflected in the accompanying financial statements. These arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Company's normal credit policies. Collateral is obtained based on management's credit assessment of the borrower. At December 31, 1999, the Banks had outstanding standby letters of credit in the amount of $108.0 million.

     In addition, the Banks are committed as of December 31, 1999 to advance $197.8 million on construction loans, $187.3 million on home equity lines of credit and $354.8 million on lines of credit. All other commitments total approximately $249.7 million. The Company anticipates no material losses as a result of these transactions.

13.  Common Stock and Preferred Stock

     At December 31, 1999, the Company's common stock had a par value of $1.5625. The Company had 50,000,000 shares authorized as of this date.

     On December 21, 1999, the Board of Directors declared a cash dividend of $0.245 for each share of common stock outstanding and a 5% stock dividend payable January 21, 2000 to stockholders of record on January 7, 2000. Payment of the stock dividend resulted in the issuance of 1,416,966 additional common shares and cash of $83,684 in lieu of fractional shares.

Commerce Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

14.  Earnings Per Share

     The calculation of earnings per share follows (in thousands, except for per share amounts):

----------------------------------------------------------------------------------------------------
                                                                  Year Ended December 31,
                                                       ---------------------------------------------
(dollars in thousands)                                    1999             1998           1997
----------------------------------------------------------------------------------------------------
Basic:
Net income                                              $65,960           $42,155       $44,432
Preferred stock dividends                                                                   563
----------------------------------------------------------------------------------------------------
Net income applicable to common stock                   $65,960           $42,155       $43,869
----------------------------------------------------------------------------------------------------
Average common shares outstanding                        29,155            28,254        26,715
----------------------------------------------------------------------------------------------------
Net income per common share                             $  2.26           $  1.49       $  1.64
----------------------------------------------------------------------------------------------------

Diluted:
Net income                                               $65,960           $42,155       $44,432
Additional ESOP contribution
        under the if-converted method                                                         49
-----------------------------------------------------------------------------------------------------
Net income applicable to common stock
        on a diluted basis                               $65,960           $42,155       $44,383
-----------------------------------------------------------------------------------------------------

Average common shares outstanding                         29,155            28,254        26,715
Additional shares considered in diluted
        computation assuming:
           Exercise of stock options                       1,310             1,303         1,024
           Conversion of preferred stock                                       105           647
-----------------------------------------------------------------------------------------------------

Average common and common equivalent
        shares outstanding                                30,465            29,662        28,386
-----------------------------------------------------------------------------------------------------

Net income per common and common
        equivalent share                                 $  2.17           $  1.42       $  1.56
-----------------------------------------------------------------------------------------------------

     Effective March 1, 1998, the Trustees of the Company's Employee Stock Ownership Plan exercised their right to convert all 417,000 shares of Series C ESOP Cumulative Convertible Preferred Stock held by the ESOP into 891,515 shares of the Company's common stock.

15.  Benefit Plans

     Employee Stock Option Plan
     The Company has the 1997 Employee Stock Option Plan (the Plan) for the officers and employees of the Company and its subsidiaries as well as a plan for its non-employee directors. The Plan authorizes the issuance of up to 3,617,000 shares of common stock (as adjusted for stock dividends) upon the exercise of options. 3,587,000 options have been issued under the Plan. The option price for options issued under the Plan must be at least equal to 100% of the fair market value of the Company's common stock as of the date the option is granted. These options generally become exercisable to the extent of 25% annually beginning one year from the date of grant, although the amount exercisable beginning one year from the date of grant may be greater depending on the employees' length of service. The options expire not later than 10 years from the date of grant. In addition, there are options outstanding from prior stock option plans of the Company which were granted under similar terms. No additional options may be issued under these plans.

Commerce Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

     Information concerning option activity for the periods indicated is as follows:

-------------------------------------------------------------------------------------------------
                                                Shares Under             Weighted Average
                                                   Option                 Exercise Price
-------------------------------------------------------------------------------------------------
Balance at January 1, 1998                        3,032,906                   $18.12
Options granted                                   1,922,573                    41.46
Options exercised                                   291,142                    10.44
Options canceled                                    109,976                    37.01
Balance at December 31, 1998                      4,554,361                    27.71
-------------------------------------------------------------------------------------------------
Balance at January 1, 1999                        4,554,361                   $27.71
Options granted                                   1,124,525                    38.83
Options exercised                                   345,590                    12.59
Options canceled                                    116,638                    39.77
Balance at December 31, 1999                      5,216,658                    30.83
-------------------------------------------------------------------------------------------------

     Information concerning options outstanding as of December 31, 1999 is as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                              Options Outstanding                                Options Exercisable
------------------------------------------------------------------------------------------------------------------------------------
                                                Weighted-Average         Weighted-            Exercisable         Weighted
Range of                        Number             Remaining              Average                as of            Average
exercise prices               Outstanding       Contractual Life       Exercise Price          12/31/1999      Exercise Price
------------------------------------------------------------------------------------------------------------------------------------
$3.00 to $18.50                1,119,232              4.60                 $10.90               1,093,984         $10.84
$18.51 and greater             4,097,426              8.30                  36.29               2,195,936          34.10
------------------------------------------------------------------------------------------------------------------------------------

     The Company has elected not to adopt the recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation" (FAS 123), which requires a fair value based method of accounting for all employee stock compensation plans. The Company will continue to follow APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations to account for its stock-based compensation plans. If the Company had accounted for stock options granted after 1994 under the fair value provisions of FAS 123, net income and net income per share would have been as follows (in thousands, except per share amounts):

---------------------------------------------------------------------------------------------------
                                                 1999              1998             1997
---------------------------------------------------------------------------------------------------

Pro forma net income                           $57,619            $36,251          $42,643

Pro forma net income per share:
        Basic                                  $  1.98            $  1.28          $  1.58
        Diluted                                   1.91               1.23             1.50
---------------------------------------------------------------------------------------------------

     Due to the  inclusion of only  options  granted  after 1994,  the pro forma
     effects  of  applying   FAS  123  in  1999,   1998  and  1997  may  not  be
     representative of the pro forma impact in future years.

     The fair value of options granted in 1999, 1998, and 1997 was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rates of 4.54% to 6.35%, dividend yields of' 3% to 4%, volatility factors of the expected market price of the Company's common stock of .215 to .316, and a weighted average expected life of the options of' four years.

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

     Employee Stock Ownership Plan
     As of December 31, 1999, the Company maintains an Employee Stock Ownership Plan (ESOP) for the benefit of its officers and employees who meet age and service requirements. The ESOP holds 922,610 shares of the Company's common stock, all of which are allocated to participant accounts. Employer contributions are determined at the discretion of the Board of Directors. The total contribution expense associated with the Plan for 1999, 1998 and 1997 was $547,000, $1,134,000 and $1,177,000, respectively.

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

     The following table represents the carrying amounts and fair values of the Company's financial instruments at December 31, 1999 and 1998:

--------------------------------------------------------------------------------------------------------------------
                                                                           December 31,
                                                 -------------------------------------------------------------------
                                                             1999                               1998
--------------------------------------------------------------------------------------------------------------------
                                                  Carrying           Fair            Carrying           Fair
                                                   Amount            Value            Amount            Value
--------------------------------------------------------------------------------------------------------------------
Financial assets:
        Cash and cash equivalents                $  322,924        $  322,924       $  277,615        $  277,615
        Loans held for sale                           5,704             5,704           22,418            22,418
        Trading securities                          117,837           117,837           85,359            85,359
        Investment securities                     2,866,149         2,819,704        2,525,878         2,528,671
        Loans (net)                               2,922,706         2,960,855        2,249,061         2,293,118

Financial liabilities:
        Deposits                                  5,608,920         5,618,204        4,928,808         4,942,234
        Other borrowed money                        558,092           558,092           27,845            27,845
        Obligation to ESOP                                                               1,282             1,282
        Long-term debt                               80,500            76,820           80,500            84,939
--------------------------------------------------------------------------------------------------------------------
Off-balance sheet liabilities:
        Standby letters of credit                                  $    1,080                         $      492
        Commitments to extend credit                                      906                                749

Commerce Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash and cash equivalents, loans held for sale and trading securities: The carrying amounts reported approximate those assets' fair value.

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

Commerce Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

17.  Quarterly Financial Data (unaudited)

     The following represents summarized unaudited quarterly financial data of the Company which, in the opinion of management, reflects adjustments (comprising only normal recurring accruals) necessary for fair presentation (in thousands, except per share amounts):

------------------------------------------------------------------------------------------------------------------
                                                                        Three Months Ended
------------------------------------------------------------------------------------------------------------------
                                                December 31      September 30        June 30         March 31
------------------------------------------------------------------------------------------------------------------
1999
Interest income                                   $106,629          $99,097          $93,556          $87,166
Interest expense                                    40,252           36,118           33,727           31,984
Net interest income                                 66,377           62,979           59,829           55,182
Provision for loan losses                            3,064            1,653            2,274            2,184
Net investment securities gains                      1,047              270              400              865
Provision for federal and state
    income taxes                                     8,377            7,704            7,726            7,498
Net income                                          17,623           16,840           16,016           15,481

Net income per common share:
Basic                                             $   0.59          $  0.58          $  0.55          $  0.54
Diluted                                               0.57             0.56             0.53             0.51

1998
Interest income                                   $ 84,927          $83,156          $80,314          $76,246
Interest expense                                    33,068           33,083           32,223           31,608
Net interest income                                 51,859           50,073           48,091           44,638
Provision for loan losses                            3,321            2,053            1,951            1,437
Net investment securities gains                        972              991             920                 9
Provision for federal and state
    income taxes                                     4,764            7,097            7,274            6,936
Net income                                           2,030           13,999           13,446           12,680

Net income per common share:
Basic                                             $   0.07          $  0.49          $  0.48          $  0.45
Diluted                                               0.07             0.47             0.45             0.43

Commerce Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

18.  Condensed Financial Statements of the Parent Company and Other Matters

Balance Sheets

--------------------------------------------------------------------------------
                                                          December 31,
--------------------------------------------------------------------------------
(dollars in thousands)                               1999             1998
--------------------------------------------------------------------------------
Assets
Cash                                               $    381         $ 20,840
Securities available for sale                        36,137           14,575
Investment in subsidiaries                          406,485          367,961
Other assets                                         11,588           10,253
--------------------------------------------------------------------------------
                                                   $454,591         $413,629
--------------------------------------------------------------------------------
Liabilities
Other liabilities                                  $ 17,335         $  8,295
Trust Capital Securities                             57,500           57,500
Long-term debt                                       23,000           23,000
Obligation to Employee Stock
    Ownership Plan (ESOP)                                              1,282
--------------------------------------------------------------------------------
                                                     97,835           90,077
--------------------------------------------------------------------------------
Stockholders' equity
Common stock                                         44,418           40,988
Capital in excess of par or stated value            321,443          236,928
Retained earnings                                    32,263           41,536
Accumulated other comprehensive income              (39,744)           7,006
--------------------------------------------------------------------------------
                                                    358,380          326,458
Less commitment to ESOP                                                1,282
Less treasury stock                                   1,624            1,624
--------------------------------------------------------------------------------
        Total stockholders' equity                  356,756          323,552
--------------------------------------------------------------------------------
                                                   $454,591         $413,629
--------------------------------------------------------------------------------


Statements of Income

---------------------------------------------------------------------------------------------
                                                            Year Ended December 31
---------------------------------------------------------------------------------------------
(dollars in thousands)                                1999            1998            1997
---------------------------------------------------------------------------------------------
Income:
        Dividends from subsidiaries                 $15,750         $18,357         $14,448
        Interest income                                 507             293             248
        Other                                         3,690           2,098             491
---------------------------------------------------------------------------------------------
                                                     19,947          20,748          15,187
---------------------------------------------------------------------------------------------
Expenses:
        Interest expense                              7,375           7,259           4,961
        Operating expenses                            2,508           3,053           3,051
---------------------------------------------------------------------------------------------
                                                      9,883          10,312           8,012
Income before income taxes and equity
        in undistributed income of subsidiaries      10,064          10,436           7,175
Income tax benefit                                   (2,636)         (2,692)         (2,354)
---------------------------------------------------------------------------------------------
                                                     12,700          13,128           9,529
Equity in undistributed income of subsidiaries       53,260          29,027          34,903
---------------------------------------------------------------------------------------------
Net income                                           65,960          42,155          44,432
Dividends on preferred stock                                                            563
---------------------------------------------------------------------------------------------
Net income applicable to common stock               $65,960         $42,155         $43,869
---------------------------------------------------------------------------------------------

Commerce Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Statements of Cash Flows

-------------------------------------------------------------------------------------------------------------------
                                                                                  Year Ended December 31,
-------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                        1999          1998         1997
-------------------------------------------------------------------------------------------------------------------
Operating activities:
    Net income                                                               $65,960      $42,155       $44,432
    Adjustments to reconcile net income to net
        cash provided by operating activities:
           Undistributed income of subsidiaries                              (53,260)     (29,027)      (34,903)
           Gains on sales of securities available for sale                      (639)                      (301)
           Increase in other assets                                           (1,335)        (211)       (1,329)
           Increase in other liabilities                                      13,846        2,111           968
-------------------------------------------------------------------------------------------------------------------
               Net cash provided by operating activities                      24,572       15,028         8,867
Investing activities:
    Investment in subsidiaries                                               (31,000)     (40,253)       (2,000)
    Proceeds from sale of securities available for sale                        5,733                      1,090
    Proceeds from the maturity of securities available for sale               26,980
    Purchase of securities available for sale                                (54,723)      (4,308)       (5,636)
    Other                                                                         27           51           (50)
-------------------------------------------------------------------------------------------------------------------
               Net cash used by investing activities                         (52,983)     (44,510)       (6,596)
Financing activities:
    Proceeds from issuance of common stock
        under dividend reinvestment plan                                      27,830        7,427         4,259
    Cash dividends                                                           (23,476)     (21,563)      (12,484)
    Proceeds from exercise of stock options                                    3,598        2,001         2,617
    Proceeds from issuance of long-term debt                                                             57,500
-------------------------------------------------------------------------------------------------------------------
               Net cash provided (used) by financing
                   activities                                                  7,952      (12,135)       51,892
(Decrease) increase in cash and cash equivalents                             (20,459)     (41,617)       54,163
Cash and cash equivalents at beginning of year                                20,840       62,457         8,294
-------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                     $   381      $20,840       $62,457
-------------------------------------------------------------------------------------------------------------------
Supplemental  disclosures of cash flow information:
    Cash paid during the period for:
        Interest                                                             $ 7,089      $ 7,089       $ 4,809
        Income taxes                                                          26,056       27,626        21,377
-------------------------------------------------------------------------------------------------------------------

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

     The approval of the Comptroller of the Currency is required for a national bank to pay dividends if the total of all dividends declared in any calendar year exceeds net profits (as defined) for that year combined with its retained net profits for the preceding two calendar years. New Jersey state banks are subject to similar dividend restrictions. Commerce NJ, Commerce PA, Commerce Shore, Commerce North, and Commerce Central can declare dividends in 2000 without additional approval of approximately $53.6 million, $5.3 million, $12.9 million, $12.3 million, and $3.8 million, respectively, plus an additional amount equal to each bank's net profit for 2000 up to the date of any such dividend declaration.

     The Federal Reserve Act requires the extension of credit by any of the Company's banking subsidiaries to certain affiliates, including Commerce Bancorp, Inc. (parent), be secured by readily marketable securities, that extension of credit to any one affiliate be limited to 10% of the capital and capital in excess of par or stated value, as defined, and that extensions of credit to all such affiliates be limited to 20% of capital and capital in excess of par or stated value. At December 31, 1999 and 1998, the Company complies with these guidelines.

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

     Quantitative measures established by regulation to ensure capital adequacy require the Company and its subsidiaries to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-based assets (as defined) and of Tier I capital to average assets (as defined), or leverage. Management believes, as of December 31, 1999, that the Company and its subsidiaries meet all capital adequacy requirements to which they are subject.

Commerce Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The following table presents the Company's and Commerce NJ's risk-based and leverage capital ratios at December 31, 1999 and 1998:

----------------------------------------------------------------------------------------------------------------------------
                                                                                    Per Regulatory Guidelines
----------------------------------------------------------------------------------------------------------------------------
                                                            Actual                 Minimum           "Well Capitalized"
----------------------------------------------------------------------------------------------------------------------------
                                                      Amount     Ratio        Amount     Ratio        Amount     Ratio
----------------------------------------------------------------------------------------------------------------------------
December 31, 1999
Company
    Risk based capital ratios:
        Tier I                                        $449,698   11.40%       $157,847   4.00%        $236,771    6.00%
        Total capital                                  501,879   12.72         315,694   8.00          394,618   10.00
    Leverage ratio                                     449,698    7.02         256,362   4.00          320,453    5.00

Commerce NJ Risk based capital ratios:
        Tier 1                                        $225,189   10.35%       $ 87,054   4.00%        $130,582    6.00%
        Total capital                                  246,263   11.32         174,109   8.00          217,636   10.00
    Leverage ratio                                     225,189    6.33         142,233   4.00          177,791    5.00

December 31, 1998
Company
    Risk based capital ratios:
        Tier I                                        $369,238   12.09%       $122,180   4.00%        $183,270    6.00%
        Total capital                                  418,903   13.71         244,360   8.00          305,450   10.00
    Leverage ratio                                     369,238    7.05         157,018   3.00          261,696    5.00

Commerce NJ Risk based capital ratios:
        Tier 1                                        $190,578   11.44%        $66,657   4.00%        $ 99,985    6.00%
        Total capital                                  207,908   12.48         133,314   8.00          166,642   10.00
    Leverage ratio                                     190,578    6.51          87,889   3.00          146,481    5.00

Commerce Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

19.  Segment Reporting

     The Company operates one reportable segment of business, Community Banks, which includes Commerce NJ, Commerce PA, Commerce Shore, Commerce North, Commerce Central, and Commerce Delaware. Through its Community Banks, the Company provides a broad range of retail and commercial banking services, and corporate trust services. Parent/Other and other includes the holding company, Commerce Insurance (whose revenues of $32.4 million, $25.2 million, and $16.5 million in 1999, 1998, and 1997, respectively, were reported in other operating income), CCMI, and Commerce Capital Trust I.

     Selected segment information for each of the three years ended December 31 is as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                         1999                                   1998                             1997
------------------------------------------------------------------------------------------------------------------------------------
                          Community     Parent/                   Community   Parent/             Community     Parent/
                            Banks        Other         Total        Banks      Other     Total       Banks       Other       Total
------------------------------------------------------------------------------------------------------------------------------------
Net interest income      $  251,132   $  (6,765)   $   244,367  $  200,998  $ (6,337) $  194,661  $  170,035   $ (4,713) $  165,322
Provision for loan
      losses                  9,175                      9,175       8,762                 8,762       5,805                  5,805
------------------------------------------------------------------------------------------------------------------------------------
Net interest income
      after provision       241,957      (6,765)       235,192     192,236    (6,337)    185,899     164,230     (4,713)    159,517
Noninterest income           66,127      48,469        114,596      58,426    37,851      96,277      45,390     17,020      62,410
Noninterest expense         209,808      42,715        252,523     180,736    33,214     213,950     138,974     14,830     153,804
------------------------------------------------------------------------------------------------------------------------------------
Income (loss) before
      income taxes           98,276      (1,011)        97,265      69,926    (1,700)     68,226      70,646     (2,523)     68,123
Income tax expense
      (benefit)              31,963        (658)        31,305      26,299      (228)     26,071      24,698     (1,007)     23,691
------------------------------------------------------------------------------------------------------------------------------------
Net income (loss)        $   66,313    $   (353)    $   65,960  $   43,627  $ (1,472) $   42,155  $   45,948   $ (1,516) $   44,432
------------------------------------------------------------------------------------------------------------------------------------
Average assets
      (in millions)      $5,301,844    $602,025     $5,903,869  $4,395,127  $470,878  $4,866,005  $3,643,188   $328,307  $3,971,495
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

Commerce Bancorp, Inc. and Subsidiaries Report of Independent Auditors

The Board of Directors and Stockholders
Commerce Bancorp, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Commerce Bancorp, Inc. and Subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of two wholly-owned subsidiaries, which statements reflect total assets constituting 9.8% in 1998, and net interest income constituting 12.3% in 1998 and 11.8% in 1997 of the related consolidated totals. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for the two subsidiaries, is based solely on the reports of other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Commerce Bancorp, Inc. and Subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.


/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
January 28, 2000