Form 10-K405, Exhibit 13
period 2000-12-31
COMMERCE BANCORP INC /NJ/
filed 2001-03-28
CIK 715096

Commerce Bancorp, Inc. and Subsidiaries Selected Financial Data

-------------------------------------------------------------------------------------------------------------------------------
                                                                           Year Ended December 31,
-------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share data)          2000            1999           1998           1997            1996
-------------------------------------------------------------------------------------------------------------------------------
Income Statement Data:
 Net interest income                                $  296,930      $  244,367     $  194,661     $  165,322      $  139,959
 Provision for loan losses                              13,931           9,175          8,762          5,805           5,798
 Noninterest income                                    150,760         114,596         96,277         62,410          36,129
 Noninterest expense                                   315,357         252,523        213,950        153,804         121,285
 Income before income taxes                            118,402          97,265         68,226         68,123          49,005
 Net income                                             80,047          65,960         42,155         44,432          31,149
Balance Sheet Data:
 Total assets                                       $8,296,516      $6,635,793     $5,424,190     $4,387,851      $3,592,972
 Loans (net)                                         3,638,580       2,922,706      2,249,061      1,638,836       1,463,933
 Securities available for sale                       2,021,326       1,664,257      1,305,004      1,330,684         779,630
 Securities held to maturity                         1,513,456       1,201,892      1,220,874        985,676         919,149
 Trading securities                                    109,306         117,837         85,359          7,911          15,327
 Federal funds sold                                     52,000           5,300         10,395         15,813          36,625
 Deposits                                            7,387,594       5,608,920      4,928,808      3,784,576       3,251,865
 Long-term debt                                         23,000          23,000         24,282         25,308          26,333
 Trust preferred securities                             57,500          57,500         57,500         57,500
 Stockholders' equity                                  492,224         356,756        323,552        279,900         228,543
Per Share Data:
 Net income-basic                                    $    2.59       $    2.26      $    1.49      $    1.64       $    1.24
 Net income-diluted                                       2.49            2.17           1.42           1.56            1.16
 Cash dividends                                           0.97            0.83           0.87           0.55            0.46
 Book value                                              15.55           11.99          11.28          10.27            8.54
 Average shares outstanding:
  Basic                                                 30,878          29,155         28,254         26,715          24,450
  Diluted                                               32,111          30,465         29,662         28,386          26,850
Selected Ratios:
 Performance
 Return on average assets                                 1.09%           1.12%          0.87%          1.12%           0.95%
 Return on average equity                                19.81           19.63          13.57          17.87           15.17
 Net interest margin                                      4.62            4.65           4.42           4.59            4.65
Liquidity and Capital
  Average loans to average deposits                      52.17%          50.31%         44.71%         45.07%          45.64%
  Dividend payout                                        37.45           36.64          58.55          33.31           36.71
  Stockholders' equity to total assets                    5.93            5.38           5.96           6.38            6.36
  Risk-based capital:
   Tier 1                                                10.79           11.40          12.09          14.91           12.36
   Total                                                 11.92           12.72          13.71          17.06           14.71
  Leverage capital                                        6.92            7.02           7.05           7.69            6.53
Asset Quality
  Non-performing assets to total
   year-end assets                                        0.20%           0.18%          0.27%          0.43%           0.56%
  Net charge-offs to average loans
   outstanding                                            0.11            0.08           0.08           0.13            0.24
  Non-performing loans to total
   year-end loans                                         0.37            0.29           0.38           0.78            0.80
  Allowance for loan losses to total
   end of year loans                                      1.32            1.30           1.37           1.45            1.37
  Allowance for loan losses to non-
   performing loans                                     356.84          442.09         364.86         187.35          170.74






                                                                                                                          43

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

2000 Overview

In 2000, the Company posted increases in net income, deposits, loans, and assets. The increase in net income was due to increases in net interest income and noninterest income, which offset increased noninterest expenses. Loan growth totaled 24% for 2000, and deposit growth totaled 32%. At December 31, 2000, the Company had total assets of $8.3 billion, total loans of $3.7 billion, total investment securities of $3.6 billion, and total deposits of $7.4 billion.

Segment Reporting

The Company operates one reportable segment of business, Community Banks, as more fully described in Note 19 to the Consolidated Financial Statements on page
80. The following table summarizes net income by segment for each of the last three years:

------------------------------------------------------------
                                   Net Income
------------------------------------------------------------
                            2000        1999        1998
------------------------------------------------------------
Community Banks           $77,262      $66,313     $43,627
Parent/Other                2,785         (353)     (1,472)
------------------------------------------------------------
Consolidated total        $80,047      $65,960     $42,155
------------------------------------------------------------

Average Balances and Net Interest Income

The table on page 46 sets forth balance sheet items on a daily average basis for the years ended December 31, 2000, 1999 and 1998 and presents the daily average interest rates earned on assets and the daily average interest rates paid on liabilities for such periods. During 2000, average interest earning assets totaled $6.6 billion, an increase of $1.3 billion, or 23% over 1999. This increase resulted primarily from the increase in the average balance of loans, which rose $761.8 million, and the average balance of investment securities, which rose $446.3 million during 2000. The growth in the average balance of interest earning assets was funded primarily by an increase in the average balance of deposits (including noninterest-bearing demand deposits) of $1.3 billion. The growth in interest earning assets was also partly funded by an increase in other borrowed money, which rose $84.8 million to an average balance of $268.3 million during 2000.

Net Interest Income and Net Interest Margin

Net interest margin on a tax-equivalent basis was 4.62% for 2000, a decrease of three basis points from 1999.

Net interest income on a tax-equivalent basis (which adjusts for the tax-exempt status of income earned on certain loans and investments to express such income as if it were taxable) for 2000 was $306.1 million, an increase of $56.6 million, or 23%, over 1999. Interest income on a tax-equivalent basis increased to $514.5 million from $391.6 million, or 31%. This increase was primarily related to volume increases in the loan and investment portfolios. Interest expense for 2000 rose $66.3 million to $208.4 million from $142.1 million in 1999. This increase was primarily related to increases in the Company's levels of deposits and other borrowed money.

The tax-equivalent yield on interest earning assets during 2000 was 7.76%, an increase of 47 basis points from 7.29% in 1999.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

The cost of interest-bearing liabilities increased 60 basis points in 2000 to 3.89% from 3.29% in 1999. The increase resulted primarily from increased general market interest rates during 2000 as compared to 1999. The cost of total funding sources increased 50 basis points in 2000 to 3.14% from 2.64%.

The following table presents the major factors that contributed to the changes in net interest income for the years ended December 31, 2000 and 1999 as compared to the respective previous periods.

--------------------------------------------------------------------------------------------------
                                 2000 vs. 1999                           1999 vs. 1998
                              Increase (Decrease)                     Increase (Decrease)
                             Due to Changes in (1)                   Due to Changes in (1)
--------------------------------------------------------------------------------------------------
                     Volume         Rate          Total        Volume         Rate          Total
--------------------------------------------------------------------------------------------------
(dollars in thousands)
Interest on
  investments:
   Taxable          $25,664        $9,371       $35,035       $12,294        $1,724       $14,018
   Tax-exempt         1,029            54         1,083           387            99           486
   Trading            3,708           492         4,200         2,552           253         2,805
   Federal
    funds sold        3,224           263         3,487        (1,474)         (114)       (1,588)
Interest on
 loans:
   Commercial
    real estate      23,976         2,956        26,932        18,805        (3,994)       14,811
   Commercial        18,348         4,111        22,459        10,824        (1,869)        8,955
   Consumer          19,198         4,261        23,459        23,752        (2,315)       21,437
   Tax-exempt         5,676           551         6,227         3,279          (121)        3,158
--------------------------------------------------------------------------------------------------
Total
interest            100,823        22,059       122,882        70,419        (6,337)       64,082
  income
--------------------------------------------------------------------------------------------------
Interest
expense:
  Regular
   savings            9,306         6,795        16,101         2,952        (2,900)           52
  N.O.W
   accounts          (2,445)        2,293          (152)          285           808         1,093
  Money
   market plus       17,307        10,546        27,853        10,487        (1,671)        8,816
  Time
   deposits             565         3,621         4,186         3,414        (3,479)          (65)
  Public funds        7,550         4,289        11,839        (1,843)       (1,765)       (3,608)
  Other
   borrowed
   money              5,352         1,711         7,063         6,177          (311)        5,866
  Long-term
   debt                              (600)         (600)                        (56)          (56)
--------------------------------------------------------------------------------------------------
Total
interest             37,635        28,655        66,290        21,472        (9,374)       12,098
  expense
--------------------------------------------------------------------------------------------------
Net increase        $63,188       $(6,596)      $56,592       $48,947        $3,037       $51,984
--------------------------------------------------------------------------------------------------

(1) Changes due to both volume and rate have been allocated to volume or rate changes in proportion to the absolute dollar amounts of the change in each.

Noninterest Income

For 2000, noninterest income totaled $150.8 million, an increase of $36.2 million or 32% from 1999. The increase was due primarily to increased other operating income, which rose $23.4 million from 1999, including an increase of $13.2 million in revenues from Commerce National Insurance Services, Inc. (Commerce National Insurance), the Company's insurance brokerage subsidiary. In addition, deposit charges and service fees increased $12.1 million over 1999 due primarily to higher transaction volumes, and net investment securities gains increased $631 thousand over the prior year.

Noninterest Expenses

Noninterest expenses totaled $315.4 million for 2000, an increase of $62.8 million, or 25% over 1999. Contributing to this increase was the addition of 30 new branches. With the addition of these new offices, staff, facilities, marketing, and related expenses rose accordingly. Other noninterest expenses rose $14.5 million to $55.2 million in 2000. This increase resulted primarily from increased bank-card related service charges, increased business development expenses, and increased provisions for non-credit-related losses.

A key industry productivity measure is the operating efficiency ratio. This ratio expresses the relationship of noninterest expenses (excluding other real estate expenses) to net interest income plus noninterest income (excluding non-recurring gains). Over the last three years, this ratio equaled 70.72%, 70.36% and 73.81% in 2000, 1999 and 1998, respectively. The Company's efficiency ratio remains above its peer group primarily due to its aggressive expansion activities.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

Commerce Bancorp, Inc. and Subsidiaries Average Balances and Net Interest Income
---------------------------------------------------------------------------------------------------------------------------
                                                                  Year Ended December 31,
---------------------------------------------------------------------------------------------------------------------------
                                              2000                         1999                          1998
---------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)            Average            Average   Average             Average   Average             Average
Earning Assets                    Balance   Interest   Rate    Balance   Interest    Rate    Balance   Interest   Rate
-------------------------------------------------------------------------------------------------------------------------
Investment securities
     Taxable                     $2,964,401 $199,747   6.74 % $2,583,530  $164,712   6.38 % $2,390,688  $150,693  6.30 %
     Tax-exempt                      74,001    4,911   6.64       58,503     3,828   6.54       52,592     3,342  6.35
     Trading                        120,702    8,969   7.43       70,800     4,769   6.74       32,921     1,965  5.97
-------------------------------------------------------------------------------------------------------------------------
Total investment securities       3,159,104  213,627   6.76    2,712,833   173,309   6.39    2,476,201   156,000  6.30
Federal funds sold                   69,841    4,465   6.39       19,419       978   5.04       48,691     2,566  5.27
Loans
     Commercial real estate       1,235,690  108,917   8.81      963,679    81,985   8.51      742,644    67,174  9.05
     Commercial                     711,826   68,074   9.56      519,963    45,615   8.77      396,578    36,660  9.24
     Consumer                     1,323,795  106,984   8.08    1,086,487    83,525   7.69      777,518    62,088  7.99
     Tax-exempt                     132,507   12,449   9.40       71,926     6,222   8.65       34,018     3,064  9.01
-------------------------------------------------------------------------------------------------------------------------
Total loans                       3,403,818  296,424   8.71    2,642,055   217,347   8.23    1,950,758   168,986  8.66
-------------------------------------------------------------------------------------------------------------------------
Total earning assets             $6,632,763 $514,516   7.76 % $5,374,307  $391,634   7.29 % $4,475,650  $327,552  7.32 %
-------------------------------------------------------------------------------------------------------------------------
Sources of Funds
-------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities
     Regular savings             $1,352,364 $ 36,935   2.73 % $1,011,642  $ 20,834   2.06 % $  868,311  $ 20,782  2.39 %
     N.O.W. accounts                170,118    5,918   3.48      240,409     6,070   2.52      229,109     4,977  2.17
     Money market plus            2,149,329   67,057   3.12    1,594,602    39,204   2.46    1,168,045    30,388  2.60
     Time deposits                  892,780   47,181   5.28      882,081    42,995   4.87      812,028    43,060  5.30
     Public funds                   439,972   27,865   6.33      320,768    16,026   5.00      357,663    19,634  5.49
-------------------------------------------------------------------------------------------------------------------------
Total deposits                    5,004,563  184,956   3.70    4,049,502   125,129   3.09    3,435,156   118,841  3.46

Other borrowed money                268,304   16,943   6.31      183,554     9,880   5.38       68,795     4,014  5.83
Long-term debt                       80,500    6,471   8.04       80,500     7,071   8.78       80,500     7,127  8.85
-------------------------------------------------------------------------------------------------------------------------
Total deposits and interest-
bearing liabilities               5,353,367  208,370   3.89    4,313,556   142,080   3.29    3,584,451   129,982  3.63
Noninterest-bearing funds
     (net)                        1,279,396                    1,060,751                       891,199
-------------------------------------------------------------------------------------------------------------------------
Total sources to fund
     earning assets              $6,632,763  208,370   3.14   $5,374,307   142,080   2.64   $4,475,650   129,982  2.90
-------------------------------------------------------------------------------------------------------------------------
Net interest income and
     margin tax-equivalent
     basis                                   306,146   4.62                249,554   4.65                197,570  4.42
Tax-exempt adjustment                          9,216                         5,187                         2,909
-------------------------------------------------------------------------------------------------------------------------
Net interest income and
     margin                                 $296,930   4.48 %             $244,367   4.55 %             $194,661  4.35 %
-------------------------------------------------------------------------------------------------------------------------
Other Balances
-------------------------------------------------------------------------------------------------------------------------
Cash and due from banks          $  328,390                   $  251,438                    $  197,282
Other assets                        431,884                      312,652                       220,142
Total assets                      7,348,963                    5,903,869                     4,866,005
Demand deposits
     (noninterest-bearing)        1,519,313                    1,202,412                       927,601
Other liabilities                    72,162                       51,921                        43,248
Stockholders' equity                404,121                      335,982                       310,705
-------------------------------------------------------------------------------------------------------------------------

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

Management's Discussion and Analysis of
Financial Condition and Results of Operations

Income Taxes

The provision for federal and state income taxes for 2000 was $38.4 million compared to $31.3 million in 1999 and $26.1 million in 1998. The effective tax rate was 32.4%, 32.2% and 38.2% in 2000, 1999 and 1998, respectively.

Net Income

Net income for 2000 was $80.0 million, an increase of $14.0 million, or 21% over the $66.0 million recorded for 1999. The increase in net income was due to increases in net interest income and noninterest income, which offset increased noninterest expenses.

Diluted net income per share of common stock for 2000 was $2.49 compared to $2.17 per common share for 1999.

Return on Average Equity and Average Assets

Two industry measures of the performance by a banking institution are its return on average assets and return on average equity. Return on average assets ("ROA") measures net income in relation to total average assets and indicates a company's ability to employ its resources profitably. For 2000, the Company's ROA was 1.09% compared to 1.12% for 1999. Return on average equity ("ROE") is determined by dividing annual net income by average stockholders' equity and indicates how effectively a company can generate net income on the capital invested by its stockholders. For 2000, the Company's ROE was 19.81% compared to 19.63% for 1999.

Loan Portfolio

The following table summarizes the loan portfolio of the Company by type of loan as of December 31, for each of the years 1996 through 2000.

---------------------------------------------------------------------------------------------
                                                      December 31,
---------------------------------------------------------------------------------------------
                           2000           1999           1998           1997           1996
---------------------------------------------------------------------------------------------
(dollars in thousands)
Commercial real estate:
Owner-occupied           $685,916       $512,087       $425,764       $332,745       $252,629
Investor/developer        471,604        395,086        330,769        270,822        281,099
  Construction            380,804        185,712        122,797         64,948         60,434
---------------------------------------------------------------------------------------------
                        1,538,324      1,092,885        879,330        668,515        594,162

Commercial:
  Term                    469,564        393,953        282,556        211,827        205,990
  Line of credit          430,811        277,917        192,485        118,631        106,326
  Demand                    1,400          1,328            417            617            708
---------------------------------------------------------------------------------------------
                          901,775        673,198        475,458        331,075        313,024

Consumer:
  Mortgages
   (1-4 family
   residential)           351,644        428,453        322,310        184,479        171,102
  Installment             154,415        125,856         96,188         89,150         83,953
  Home equity             710,848        621,597        494,047        377,437        311,122
  Credit lines             30,254         19,099         12,993         12,330         10,967
---------------------------------------------------------------------------------------------
                        1,247,161      1,195,005        925,538        663,396        577,144
---------------------------------------------------------------------------------------------
Total loans            $3,687,260     $2,961,088     $2,280,326     $1,662,986     $1,484,330
---------------------------------------------------------------------------------------------

The Company manages risk associated with its loan portfolio through diversification, underwriting policies and procedures, and ongoing loan monitoring efforts. The commercial real estate portfolio includes owner-occupied (owner occupies greater than 50% of the property), investor/developer loans, and construction loans. Owner-occupied and other investor/developer loans generally have five year call provisions and bear the personal guarantees of the principals involved. Construction loans are primarily used for single family residential properties. Financing is provided against firm agreements of sale, with speculative construction limited to one sample per project. The commercial loan portfolio is comprised primarily of amortizing loans to small businesses in the New Jersey/Southeastern Pennsylvania/Delaware market area. These loans are generally secured by business assets, personal guarantees, and/or personal assets of the borrower. The consumer loan portfolio is comprised primarily of loans secured by first and second mortgage liens on residential real estate.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

The maturity ranges of the loan portfolio and the amount of loans with predetermined interest rates and floating rates in each maturity range, as of December 31, 2000, are summarized in the following table.

-------------------------------------------------------------------------------
                                         December 31, 2000
-------------------------------------------------------------------------------
                         Due in         Due in        Due in
                        One Year        One to         Over            Total
                        or Less       Five Years     Five Years
-------------------------------------------------------------------------------
(dollars in thousands)
Commercial real
 estate:

Owner-occupied
   and investor/
    developer            $145,278       $882,280       $129,962     $1,157,520
   Construction           231,526        145,585          3,693        380,804
-------------------------------------------------------------------------------
                          376,804      1,027,865        133,655      1,538,324
Commercial:
   Term                   135,222        277,303         57,039        469,564
   Line of credit         416,876         13,935                       430,811
   Demand                     920            480                         1,400
-------------------------------------------------------------------------------
                          553,018        291,718         57,039        901,775
Consumer:
   Mortgages
    (1-4 family
    Residential)            7,890         35,493        308,261        351,644
   Installment             71,723         73,206          9,486        154,415
   Home equity             83,776        285,968        341,104        710,848
   Credit lines            11,510         18,744                        30,254
-------------------------------------------------------------------------------
                          174,899        413,411        658,851      1,247,161
-------------------------------------------------------------------------------
Total loans            $1,104,721     $1,732,994       $849,545     $3,687,260
-------------------------------------------------------------------------------
Interest rates:
   Predetermined         $368,168     $1,373,070       $641,422     $2,382,660
   Floating               736,553        359,924        208,123      1,304,600
-------------------------------------------------------------------------------
Total loans            $1,104,721     $1,732,994       $849,545     $3,687,260
-------------------------------------------------------------------------------

During 2000, loans increased $726.2 million, or 24% from $3.0 billion to $3.7 billion. At December 31, 2000, loans represented 50% of total deposits and 44% of total assets. All segments of the loan portfolio experienced growth in 2000, including loans secured by commercial real estate, commercial loans, and consumer loans.

The Company has traditionally been an active provider of commercial real estate loans to creditworthy local borrowers, with such loans secured by properties within the Company's primary trade area. At December 31, 2000, $685.9 million, or 45%, of commercial real estate loans (other than construction) were secured by owner-occupied properties. Commercial loan growth was led by activity in the middle market and healthcare sectors. Growth in consumer loans was due primarily to home equity loans and home equity lines of credit. The Company securitized $106.5 million and $252.4 million of residential mortgage loans during the third and fourth quarter, respectively, and included the securities in its held to maturity investment portfolio.

Commercial real estate construction loans increased $195.1 million to $380.8 million in 2000. At December 31, 2000, construction loans for 1-4 family residential dwellings totaled $13.7 million and construction loans secured by commercial properties amounted to $146.6 million. The balance of $220.5 million was for land development, of which $131.0 million was residential. As of December 31, 2000, there were no concentrations of loans to any one type of industry exceeding 10% of total loans nor were there any loans classified as highly leveraged transactions.

Non-Performing Loans and Assets

Non-performing assets (non-performing loans and other real estate, excluding loans past due 90 days or more and still accruing interest) at December 31, 2000 were $16.6 million or .20% of total assets, as compared to $12.2 million or .18% of total assets at December 31, 1999.

Total non-performing loans (non-accrual loans, and restructured loans excluding loans past due 90 days or more and still accruing interest) at December 31, 2000 were $13.6 million as compared to $8.7 million a year ago. The Company generally places a loan on non-accrual status and ceases accruing interest when loan payment performance is deemed unsatisfactory. Generally loans past due 90 days are placed on non-accrual status, unless the loan is both well secured and in the process of collection. At December 31, 2000, loans past due 90 days or more and still accruing interest amounted to $489 thousand, compared to $499 thousand at December 31, 1999. Additional loans considered as potential problem loans ($36.3 million at December 31, 2000) by the Company's internal loan review department have been evaluated as to risk exposure in determining the adequacy of the allowance for loan losses.

Other real estate (ORE) totaled $3.0 million at December 31, 2000 as compared to $3.5 million at December 31, 1999. These properties have been written down to the lower of cost or fair value less disposition costs.

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

Management's Discussion and Analysis of
Financial Condition and Results of Operations

The following summary presents information regarding non-performing loans and assets as of December 31, 1996 through 2000.

-----------------------------------------------------------------------------------------
                                                 Year Ended December 31,
-----------------------------------------------------------------------------------------
                               2000         1999          1998         1997         1996
-----------------------------------------------------------------------------------------
(dollars in thousands)
Non-accrual loans (1):
  Commercial                  $4,955       $2,254       $2,655       $2,937       $1,746
  Consumer                     1,295          674          831          703        1,164
  Real estate
   Construction                1,459           55                     1,345        2,156
   Mortgage                    5,840        5,230        4,849        7,886        6,378
-----------------------------------------------------------------------------------------
  Total non-accrual
   loans                      13,549        8,213        8,335       12,871       11,444
-----------------------------------------------------------------------------------------
Restructured loans (1):
  Commercial                      11          277           17           19           21
  Real estate
   mortgage                       82          192          217                       481
-----------------------------------------------------------------------------------------
  Total restructured
   loans                          93          469          234           19          502
-----------------------------------------------------------------------------------------
Total non-performing
  loans                       13,642        8,682        8,569       12,890       11,946
-----------------------------------------------------------------------------------------
Other real estate              2,959        3,523        6,081        5,845        8,252
-----------------------------------------------------------------------------------------
Total non-performing
  assets                     $16,601      $12,205      $14,650      $18,735      $20,198
-----------------------------------------------------------------------------------------
Non-performing
  assets as a percent
  of total assets               0.20%        0.18%        0.27%        0.43%        0.56%
-----------------------------------------------------------------------------------------
Loans past due 90
  days or more and still
  accruing interest             $489         $499       $1,029         $818         $948
-----------------------------------------------------------------------------------------

(1)  Interest  income  of  approximately   $1,731,000,   $986,000,   $1,030,000,
     $1,434,000 and  $1,263,000  would have been recorded in 2000,  1999,  1998,
     1997 and 1996 respectively, on non-performing loans in accordance with their original terms. Actual interest recorded on these loans amounted to $525,000 in 2000, $255,000 in 1999, $266,000 in 1998, $323,000 in 1997, and
     $262,000 in 1996.

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

During 2000, net charge-offs amounted to $3.6 million, or .11% of average loans outstanding for the year, compared to $2.1 million or .08% of average loans outstanding for 1999. During 2000, the Company recorded provisions of $13.9 million to the allowance for loan losses compared to $9.2 million for 1999. At December 31, 2000, the allowance aggregated $48.7 million or 1.32% of total loans and provided coverage of 357% of non-performing loans.

The following table presents, for the periods indicated, an analysis of the allowance for loan losses and other related data.

----------------------------------------------------------------------------------------------------
                                                       Year Ended December 31,
----------------------------------------------------------------------------------------------------
                                  2000          1999            1998           1997           1996
----------------------------------------------------------------------------------------------------
(dollars in thousands)
Balance at beginning
   of period                    $38,382        $31,265        $24,150        $20,397        $17,919
Provisions charged to
   operating expenses            13,931          9,175          8,762          5,805          5,798
----------------------------------------------------------------------------------------------------
                                 52,313         40,440         32,912         26,202         23,717
----------------------------------------------------------------------------------------------------
Recoveries of loans
   previously charged-off:
     Commercial                     313            551            418            360            378
     Consumer                       249            286            305            415            276
     Commercial real
       estate                        14            132            764            144             95
----------------------------------------------------------------------------------------------------
Total recoveries                    576            969          1,487            919            749
----------------------------------------------------------------------------------------------------
Loans charged-off:
     Commercial                  (2,936)        (1,599)        (1,281)        (1,481)        (1,647)
     Consumer                    (1,220)        (1,078)        (1,352)        (1,344)        (1,119)
     Commercial real
       estate                       (53)          (350)          (501)          (146)        (1,303)
----------------------------------------------------------------------------------------------------
Total charged-off                (4,209)        (3,027)        (3,134)        (2,971)        (4,069)
----------------------------------------------------------------------------------------------------
Net charge-offs                  (3,633)        (2,058)        (1,647)        (2,052)        (3,320)
----------------------------------------------------------------------------------------------------
Balance at end of period        $48,680        $38,382        $31,265        $24,150        $20,397
----------------------------------------------------------------------------------------------------
Net charge-offs as a
   percentage of average
   loans outstanding               0.11%          0.08%          0.08%          0.13%          0.24%
----------------------------------------------------------------------------------------------------
Allowance for loan losses
   as a percentage of
   year-end loans                  1.32%          1.30%          1.37%          1.45%          1.37%
----------------------------------------------------------------------------------------------------

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

-------------------------------------------------------------------------------------------------------------------------
                                                  Allowance for Loan Losses at December 31,
-------------------------------------------------------------------------------------------------------------------------
                            2000                1999                1998                1997               1996
-------------------------------------------------------------------------------------------------------------------------
                               % Gross             % Gross             % Gross             % Gross            % Gross
                       Amount   Loans     Amount    Loans     Amount    Loans     Amount    Loans     Amount   Loans
-------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
 Commercial            $20,396     24%     $14,268    23%      $ 7,738    21%      $ 5,236    20%      $ 4,108    21%
 Consumer                4,632     34        4,120    40         7,800    41         6,406    40         4,808    39
 Commercial real
  estate                23,652     42       19,994    37        15,727    38        12,508    40        11,481    40
-------------------------------------------------------------------------------------------------------------------------
                       $48,680    100%     $38,382   100%      $31,265   100%      $24,150   100%      $20,397   100%
-------------------------------------------------------------------------------------------------------------------------

Investment Securities

The following table summarizes the book value of securities available for sale and securities held to maturity by the Company as of the dates shown.

-----------------------------------------------------------------
                                       December 31,
-----------------------------------------------------------------
                             2000          1999           1998
-----------------------------------------------------------------
(dollars in thousands)
U.S. Government agency
   and mortgage-backed
   obligations           $1,900,912     $1,582,933    $1,154,765
Obligations of state and
   political subdivisions    46,544         42,182        26,041
Equity securities            16,825          9,107        15,397
Other                        57,045         30,035       108,801
-----------------------------------------------------------------
Securities available
   for sale              $2,021,326     $1,664,257    $1,305,004
-----------------------------------------------------------------
U.S. Government agency
   and mortgage-backed
   obligations           $1,437,993     $1,134,115    $1,165,290
Obligations of state and
   political subdivisions    42,938         35,667        30,654
Other                        32,525         32,110        24,930
-----------------------------------------------------------------
Securities held to
   maturity              $1,513,456     $1,201,892    $1,220,874
-----------------------------------------------------------------

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

In total, investment securities increased $660.1 million from $3.0 billion to $3.6 billion at December 31, 2000. Deposit growth and other funding sources were used to increase the Company's investment portfolio. The available for sale portfolio increased $357.1 million to $2.0 billion, and the securities held to maturity portfolio increased $311.6 million to $1.5 billion at year-end 2000. The portfolio of trading securities decreased $8.5 million from year-end 1999 to $109.3 million at year-end 2000. At December 31, 2000, the average life and duration of the investment portfolio were approximately 6.9 years and 4.9 years, respectively, as compared to 6.3 years and 4.5 years, respectively, at December 31, 1999. At December 31, 2000 the yield on the portfolio was 6.80%, up from 6.53% at December 31, 1999.

The Company's investment portfolio consists primarily of U.S. Government agency and mortgage-backed obligations. These securities have little, if any, credit risk since they are either backed by the full faith and credit of the U.S. Government, or are guaranteed by an agency of the U.S. Government, or are AAA rated. These investment securities carry fixed coupons whose rate does not change over the life of the securities. Certain securities are purchased at premiums or discounts. Their yield will change depending on any change in the estimated rate of prepayments. The Company amortizes premiums and accretes discounts over the estimated average life of the securities. Changes in the estimated average

Management's Discussion and Analysis of
Financial Condition and Results of Operations

life of the investment portfolio will lengthen or shorten the period in which the premium or discount must be amortized or accreted, thus affecting the Company's investment yields. For the year ended December 31, 2000, the yield on the investment portfolio was 6.76%, an increase of 37 basis points from 6.39% in fiscal 1999.

At December 31, 2000, the net unrealized depreciation in securities available for sale included in stockholders' equity totaled $5.2 million, net of tax, compared to net unrealized depreciation of $39.7 million, net of tax, at December 31, 1999.

The contractual maturity distribution and weighted average yield of the Company's investment portfolio (excluding equity and trading securities) at December 31, 2000, are summarized in the following table. Weighted average yield is calculated by dividing income within each maturity range by the outstanding amount of the related investment and has been tax effected on tax-exempt obligations.


---------------------------------------------------------------------------------------------------------------------------
                                                                    December 31, 2000
---------------------------------------------------------------------------------------------------------------------------
                                 Due Under 1 Year   Due 1-5 Years    Due 5-10 Years    Due Over 10 Years       Total
---------------------------------------------------------------------------------------------------------------------------
                                  Amount   Yield   Amount    Yield    Amount  Yield      Amount   Yield    Amount    Yield
---------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
Securities available for sale:
U.S. Government agency and
   mortgage-backed obligations    $34,683   6.29%   $47,817   6.05%   $26,490   6.33%  $1,791,922  6.82%  $1,900,912  6.79%
Obligations of state and
   political subdivisions           4,796   7.20     17,440   6.97     20,509   6.50        3,799  6.56       46,544  6.75
Other securities                    2,882   5.56      7,230   9.04     33,864   7.31       13,069  9.51       57,045  7.95
---------------------------------------------------------------------------------------------------------------------------
                                  $42,361   6.39%   $72,487   6.57%   $80,863   6.78%  $1,808,790  6.84%  $2,004,501  6.82%
---------------------------------------------------------------------------------------------------------------------------
Securities held to maturity:
U.S. Government agency and
   mortgage-backed obligations    $89,000   7.21%   $37,872   6.42%   $45,343   6.44%  $1,265,778  6.78%  $1,437,993  6.79%
Obligations of state and
   political subdivisions          42,103   7.01                          835   7.31                          42,938  7.02
Other securities                   31,716   6.00        650   9.50                            159  6.81       32,525  6.07
---------------------------------------------------------------------------------------------------------------------------
                                 $162,819   6.92%   $38,522   6.48%   $46,178   6.46%  $1,265,937  6.78%  $1,513,456  6.78%
---------------------------------------------------------------------------------------------------------------------------

Management's Discussion and Analysis of
Financial Condition and Results of Operations

Deposits

Total deposits at December 31, 2000 were $7.4 billion, an increase of $1.8 billion or 32% above total deposits of $5.6 billion at December 31, 1999. The Company remains a deposit-driven financial institution with emphasis on core deposit accumulation and retention as a basis for sound growth and profitability. The Company regards core deposits as all deposits other than certificates of deposit, retail and public, in excess of $100 thousand. Deposits in the various core categories increased $1.4 billion from year-end 1999 to year-end 2000. Certificates of deposit in excess of $100 thousand, retail and public, increased $403.6 million from year-end 1999.

Total deposits averaged $6.5 billion for 2000, an increase of $1.3 billion or 24% above the 1999 average. The average balance of noninterest-bearing demand deposits in 2000 was $1.5 billion, a $316.9 million or 26% increase over the average balance for 1999. The average total balance of passbook and statement savings accounts increased $340.7 million, or 34% compared to the prior year. The average balance of interest-bearing demand accounts (money market and N.O.W. accounts) for 2000 was $2.3 billion, a $484.4 million or 26% increase over the average balance for the prior year. The average balance of time deposits for 2000 was $1.3 billion, a $129.9 million increase over the average balance for 1999. For 2000, the cost of total deposits was 2.84% as compared to 2.38% in 1999.

The Company believes that its record of sustaining core deposit growth is reflective of the Company's retail approach to banking which emphasizes a combination of free checking accounts (subject to a small minimum balance requirement), convenient branch locations, extended hours of operation, quality service, and active marketing.

The average balances and weighted average rates of deposits for each of the years 2000, 1999 and 1998 are presented below.

-------------------------------------------------------------------------------------------------------------------------
                                                      2000                      1999                      1998
-------------------------------------------------------------------------------------------------------------------------
                                              Average      Average      Average      Average      Average     Average
                                              Balance        Rate       Balance        Rate       Balance       Rate
-------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
Demand deposits:
  Noninterest-bearing                         $1,519,313                $1,202,412               $  927,601
  Interest-bearing (money market and
   N.O.W. accounts)                            2,319,447     3.15%       1,835,011     2.47%      1,397,154     2.53%
Savings deposits                               1,352,364     2.73        1,011,642     2.06         868,311     2.39
Time deposits/public funds                     1,332,752     5.63        1,202,849     4.91       1,169,691     5.36
-------------------------------------------------------------------------------------------------------------------------
Total deposits                                $6,523,876                $5,251,914               $4,362,757
-------------------------------------------------------------------------------------------------------------------------

The remaining maturity of certificates of deposit for $100,000 or more as of December 31, 2000, 1999 and 1998 is presented below:

-------------------------------------------------------------------------------------------------------------------------
Maturity                                                2000                     1999                     1998
-------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
3 months or less                                        $641,342                 $323,029                $332,300
3 to 6 months                                             98,763                   49,983                  47,123
6 to 12 months                                            54,489                   22,733                  33,077
Over 12 months                                            12,420                    7,628                   9,172
-------------------------------------------------------------------------------------------------------------------------
Total                                                   $807,014                 $403,373                $421,672
-------------------------------------------------------------------------------------------------------------------------

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

The following table illustrates the GAP position of the Company as of December 31, 2000.

---------------------------------------------------------------------------------------------------------------
                                                        Interest Rate Sensitivity Gaps
                                                             December 31, 2000
---------------------------------------------------------------------------------------------------------------
                             1-90            91-180       181-365          1-5         Beyond
                             Days             Days          Days          Years        5 Years         Total
---------------------------------------------------------------------------------------------------------------
(dollars in
millions)
Rate sensitive:
Interest-earning
   assets
   Loans                    $1,511.9          $70.7         $149.9       $1,342.3        $640.7       $3,715.5
   Investment
    securities                 192.9          179.7          341.5        1,798.8       1,131.2        3,644.1
  Federal funds sold            52.0                                                                      52.0
---------------------------------------------------------------------------------------------------------------
Total interest-
  earning assets             1,756.8          250.4          491.4        3,141.1       1,771.9        7,411.6
---------------------------------------------------------------------------------------------------------------
Interest-bearing
  liabilities
  Transaction
   accounts                  1,265.9                                                    2,799.3        4,065.2
  Time deposits                783.2          246.1          322.3          181.5                      1,533.1
  Other borrowed
   money                       283.7                                                                     283.7
  Long-term debt                                                            23.0           57.5           80.5
---------------------------------------------------------------------------------------------------------------
Total interest-
  bearing
  liabilities                2,332.8          246.1          322.3          204.5       2,856.8        5,962.5
---------------------------------------------------------------------------------------------------------------
Period gap                    (576.0)           4.3          169.1        2,936.6      (1,084.9)      $1,449.1
---------------------------------------------------------------------------------------------------------------
Cumulative gap               $(576.0)       $(571.7)       $(402.6)      $2,534.0      $1,449.1
---------------------------------------------------------------------------------------------------------------
Cumulative gap as a
  percentage of total
  interest-earning
  assets                        (7.8)%         (7.7)%         (5.4)%         34.2%         19.6%
---------------------------------------------------------------------------------------------------------------

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

Management's Discussion and Analysis of
Financial Condition and Results of Operations

The Company's Asset/Liability Committee (ALCO) policy has established that interest income sensitivity will be considered acceptable if net income in the above interest rate scenario is within 15% of net income in the flat rate scenario in the first year and within 30% over the two year time frame. At
December 31, 2000, the Company's income simulation model indicates net income would increase by 5.0% and 2.6% in the first year and over a two year time frame, respectively, if rates decreased as described above, as compared to an increase of 4.8% and 1.0%, respectively, at December 31, 1999. The model projects that net income would decrease by 7.9% and 8.1% in the first year and over a two year time frame, respectively, if rates increased as described above, as compared to a decrease of 6.7% and 5.6%, respectively, at December 31, 1999. All of these forecasts are within an acceptable level of interest rate risk per the policies established by ALCO.

In the event the model indicates an unacceptable level of risk, the Company could undertake a number of actions that would reduce this risk, including the sale of a portion of its available for sale investment portfolio, the use of risk management strategies such as interest rate swaps and caps, or the extension of the maturities of its short-term borrowings.

Management also monitors interest rate risk by utilizing a market value of equity model. The model assesses the impact of a change in interest rates on the market value of all the Company's assets and liabilities, as well as any off balance sheet items. The model calculates the market value of the Company's assets and liabilities in excess of book value in the current rate scenario, and then compares the excess of market value over book value given an immediate 200 basis point change in rates. The Company's ALCO policy indicates that the level of interest rate risk is unacceptable if the immediate 200 basis point change would result in the loss of 60% or more of the excess of market value over book value in the current rate scenario. At December 31, 2000, the market value of equity indicates an acceptable level of interest rate risk.

The market value of equity model reflects certain estimates and assumptions regarding the impact on the market value of the Company's assets and liabilities given an immediate 200 basis point change in interest rates. One of the key assumptions is the market value assigned to the Company's core deposits, or the core deposit premium. The Company has completed and updated comprehensive core deposit studies in order to assign its own core deposit premiums as permitted by regulation. The studies have consistently confirmed management's assertion that the Company's core deposits have stable balances over long periods of time, and are generally insensitive to changes in interest rates. Thus, these core deposit balances provide an internal hedge to market value fluctuations in the Company's fixed rate assets. Management believes the core deposit premiums produced by its core deposit study and utilized in its market value of equity model at December 31, 2000 provide an accurate assessment of the Company's interest rate risk.

Liquidity involves the Company's ability to raise funds to support asset growth or reduce assets to meet deposit withdrawals and other borrowing needs, to maintain reserve requirements and to otherwise operate the Company on an ongoing basis. The Company's liquidity needs are primarily met by growth in core deposits, its cash and federal funds sold position, and cash flow from its amortizing investment and loan portfolios. If necessary, the Company has the ability to raise liquidity through collateralized borrowings, FHLB advances, or the sale of its available for sale investment portfolio. During 2000, deposit growth and short-term borrowings were used to fund growth in the loan portfolio and purchase additional investment securities.

Short-Term Borrowings

Short-term borrowings, or other borrowed money, which consist primarily of securities sold under agreement to repurchase, federal funds purchased, and lines of credit, including Federal Home Loan Bank advances, were used in 2000 to meet short-term liquidity needs. For 2000, short-term borrowings averaged $268.3 million as compared to $183.6 million in 1999. The average rate on the Company's short-term borrowings was 6.31% and 5.38% during 2000 and 1999, respectively. As of December 31, 2000, short-term borrowings included $283.7 million of securities sold under agreements to repurchase at an average rate of 6.70%.

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

Management's Discussion and Analysis of
Financial Condition and Results of Operations

Stockholders' Equity and Dividends

At December 31, 2000, stockholders' equity totaled $492.2 million, up $135.4 million or 38% over stockholders' equity of $356.8 million at December 31, 1999. This increase was due to the Company's net income for the year, shares issued under dividend reinvestment and compensation and benefit plans, and unrealized appreciation on securities available for sale. Stockholders' equity as a percent of total assets was 5.93% at December 31, 2000, as compared to 5.38% at December 31, 1999.

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

------------------------------------------------------------------
                                                    Minimum
                          December 31,            Regulatory
                                                 Requirements
------------------------------------------------------------------
                        2000      1999         2000       1999
------------------------------------------------------------------
Risk based capital ratios:
   Tier 1               10.79%    11.40%         4.00%      4.00%
   Total capital        11.92     12.72          8.00       8.00
Leverage ratio           6.92      7.02          4.00       4.00
------------------------------------------------------------------

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which became law in December of 1991, required each federal banking agency including the Board of Governors of the Federal Reserve System ("FRB"), to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of non-traditional activities, as well as reflect the actual performance and expected risk of loss on multi-family mortgages. This law also requires each federal banking agency, including the FRB, to specify, by regulation, the levels at which an insured institution would be considered "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," or "critically undercapitalized." At December 31, 2000, the Company's consolidated capital levels and each of the Company's banking subsidiaries met the regulatory definition of a "well capitalized" financial institution, i.e., a leverage capital ratio exceeding 5%, a Tier 1 risk-based capital ratio exceeding 6%, and a total risk-based capital ratio exceeding 10%.

The Company's common stock is listed for trading on the New York Stock Exchange under the symbol CBH. The quarterly market price ranges and dividends declared per common share for each of the last two years are shown in the table below. As of February 1, 2001, there were approximately 20,000 holders of record of the Company's common stock.

------------------------------------------------------------
                     Common Share Data
------------------------------------------------------------
                             Market Prices    Cash Dividends
                           ----------------
                             High      Low       Per Share
------------------------------------------------------------
2000 Quarter Ended
 December 31                $70.00   $50.69     $0.24500
 September 30                58.50    46.63      0.24500
 June 30                     48.94    37.88      0.24500
 March 31                    39.63    31.31      0.23333

1999 Quarter Ended
 December 31                $44.34   $38.16     $0.20952
 September 30                43.63    38.45      0.20952
 June 30                     43.58    37.80      0.20952
 March 31                    47.50    39.28      0.19955
------------------------------------------------------------

The Company offers a Dividend Reinvestment and Stock Purchase Plan by which dividends on the Company's Common Stock and optional monthly cash payments may be invested in Common Stock at a 3% discount (subject to change) to the market price and without payment of brokerage commissions.

Results of Operations - 1999 versus 1998

Net income for 1999 was $66.0 million compared to $42.2 million in 1998. Diluted net income per common share was $2.17 compared to $1.42 per common share for the prior year.

Net interest income on a tax-equivalent basis for 1999 amounted to $249.6 million, an increase of $52.0 million, or 26% over 1998.

Interest income on a tax-equivalent basis increased $64.1 million or 20% to $391.6 million in 1999. This increase was primarily related to volume increases in the loan and investment portfolios. Interest expense for 1999 rose $12.1 million to $142.1 million from $130.0 million in 1998. This

Management's Discussion and Analysis of
Financial Condition and Results of Operations

increase was primarily related to increases in the Company's levels of deposits.

The provision for loan losses was $9.2 million in 1999 compared to $8.8 million in the prior year.

For 1999, noninterest income totaled $114.6 million, an increase of $18.3 million or 19% from 1998. The increase was due primarily to increased other operating income, which rose $9.8 million from 1998, including an increase of $7.1 million in revenues from Commerce National Insurance. In addition, deposit charges and service fees increased $8.8 million over 1998 due primarily to higher transaction volumes, and net investment securities gains were $310 thousand lower in 1999 than the prior year.

Noninterest expenses totaled $252.5 million for 1999, an increase of $38.6 million, or 18% over 1998. Contributing to this increase was the addition of 24 new branches during 1999 and the expansion of Commerce National Insurance. With the addition of these new offices, staff, facilities, marketing and related expenses rose accordingly. Other noninterest expenses rose $4.8 million to $40.7 million in 1999. This increase resulted primarily from higher bank-card related service charges, increased business development expenses, and higher provisions for non-credit-related losses.

Mergers and Acquisitions

During 2000, the Company acquired Traber and Vreeland, Inc. and Guarantee Service Agency, Inc. t/a Maywood Agency, insurance brokerage agencies, which were merged with and into Commerce National Insurance. The Company issued approximately 301,000 shares of common stock in exchange for all of the outstanding shares of these agencies. The transactions were accounted for as poolings of interests. However, the Company did not restate the financial statements of the periods prior to the acquisitions as the changes, in the aggregate, were immaterial.

Commerce Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets

================================================================================================================================
                                                                                                        December 31,
--------------------------------------------------------------------------------------------------------------------------------
                     (dollars in thousands)                                                        2000               1999
--------------------------------------------------------------------------------------------------------------------------------
Assets               Cash and due from banks                                                   $  443,918        $  317,624
                     Federal funds sold                                                            52,000             5,300
                     -----------------------------------------------------------------------------------------------------------
                        Cash and cash equivalents                                                 495,918           322,924
                     Loans held for sale                                                           41,791             5,704
                     Trading securities                                                           109,306           117,837
                     Securities available for sale                                              2,021,326         1,664,257
                     Securities held to maturity                                                1,513,456         1,201,892
                        (market value 2000-$1,503,202; 1999-$1,155,447)
                     Loans                                                                      3,687,260         2,961,088
                        Less allowance for loan losses                                             48,680            38,382
                     -----------------------------------------------------------------------------------------------------------
                                                                                                3,638,580         2,922,706
                     Bank premises and equipment, net                                             276,097           198,515
                     Other assets                                                                 200,042           201,958
                     -----------------------------------------------------------------------------------------------------------
                                                                                               $8,296,516        $6,635,793
--------------------------------------------------------------------------------------------------------------------------------
Liabilities          Deposits:
                        Demand:
                           Interest-bearing                                                    $2,628,358        $2,063,899
                           Noninterest-bearing                                                  1,789,371         1,420,865
                        Savings                                                                 1,436,800         1,054,791
                        Time                                                                    1,533,065         1,069,365
                     -----------------------------------------------------------------------------------------------------------
                               Total deposits                                                   7,387,594         5,608,920

                     Other borrowed money                                                         283,714           558,092
                     Other liabilities                                                             52,484            31,525
                     Trust Capital Securities - Commerce Capital Trust I                           57,500            57,500
                     Long-term debt                                                                23,000            23,000
                     -----------------------------------------------------------------------------------------------------------
                                                                                                7,804,292         6,279,037
--------------------------------------------------------------------------------------------------------------------------------
Stockholders'        Common stock, 31,761,453 shares issued                                        49,627            44,418
Equity                  (29,844,314 shares in 1999)
                     Capital in excess of par or stated value                                     422,375           321,443
                     Retained earnings                                                             27,083            32,263
                     Accumulated other comprehensive income                                        (5,239)          (39,744)
                     -----------------------------------------------------------------------------------------------------------
                                                                                                  493,846           358,380
                     Less treasury stock, at cost                                                   1,622             1,624
                     -----------------------------------------------------------------------------------------------------------
                               Total stockholders' equity                                         492,224           356,756
                     -----------------------------------------------------------------------------------------------------------
                                                                                               $8,296,516        $6,635,793
                     -----------------------------------------------------------------------------------------------------------
                     See accompanying notes.

                                                                                                                               57


Commerce Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income

================================================================================================================================
                                                                                            Year Ended December 31,
--------------------------------------------------------------------------------------------------------------------------------
                   (dollars in thousands, except per share amounts)                    2000            1999            1998
--------------------------------------------------------------------------------------------------------------------------------
Interest           Interest and fees on loans                                        $292,066        $215,170        $167,914
Income             Interest on investment securities                                  208,769         170,300         154,164
                   Other interest                                                       4,465             978           2,565
                   -------------------------------------------------------------------------------------------------------------
                                Total interest income                                 505,300         386,448         324,643
                   -------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
Interest           Interest on deposits:
Expense                 Demand                                                         72,975          45,274          35,477
                        Savings                                                        36,935          20,835          20,672
                        Time                                                           75,046          59,021          62,692
                   -------------------------------------------------------------------------------------------------------------
                                Total interest on deposits                            184,956         125,130         118,841
                   Interest on other borrowed money                                    16,943           9,880           4,014
                   Interest on long-term debt                                           6,471           7,071           7,127
                   -------------------------------------------------------------------------------------------------------------
                                Total interest expense                                208,370         142,081         129,982
                   -------------------------------------------------------------------------------------------------------------

                   Net interest income                                                296,930         244,367         194,661
                   Provision for loan losses                                           13,931           9,175           8,762
                   -------------------------------------------------------------------------------------------------------------
                   Net interest income after provision for loan losses                282,999         235,192         185,899
--------------------------------------------------------------------------------------------------------------------------------
Noninterest        Deposit charges and service fees                                    56,306          44,196          35,343
Income             Other operating income                                              91,241          67,818          58,042
                   Net investment securities gains                                      3,213           2,582           2,892
                   -------------------------------------------------------------------------------------------------------------
                                Total noninterest income                              150,760         114,596          96,277
                   -------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
Noninterest        Salaries                                                           123,476         101,650          87,078
Expense            Benefits                                                            25,323          20,232          18,475
                   Occupancy                                                           31,419          22,407          18,565
                   Furniture and equipment                                             40,436          31,659          24,995
                   Office                                                              23,548          21,356          16,974
                   Audit and regulatory fees and assessments                            3,256           2,623           2,246
                   Marketing                                                           11,706          10,155           8,451
                   Other real estate (net)                                              1,042           1,786           1,348
                   Other                                                               55,151          40,655          35,818
                   -------------------------------------------------------------------------------------------------------------
                                Total noninterest expenses                            315,357         252,523         213,950
                   -------------------------------------------------------------------------------------------------------------
                   Income before income taxes                                         118,402          97,265          68,226
                   Provision for federal and state income taxes                        38,355          31,305          26,071
                   -------------------------------------------------------------------------------------------------------------
                   Net income                                                        $ 80,047        $ 65,960        $ 42,155
                   -------------------------------------------------------------------------------------------------------------

                   Net income per common and common equivalent share:
                            Basic                                                    $   2.59        $   2.26        $   1.49
                   -------------------------------------------------------------------------------------------------------------
                            Diluted                                                  $   2.49        $   2.17        $   1.42
                   -------------------------------------------------------------------------------------------------------------
                   Average common and common equivalent shares outstanding:
                            Basic                                                      30,878          29,155          28,254
                   -------------------------------------------------------------------------------------------------------------
                            Diluted                                                    32,111          30,465          29,662
                   -------------------------------------------------------------------------------------------------------------
                   Cash dividends declared, common stock                             $   0.97        $   0.83        $   0.87
                   -------------------------------------------------------------------------------------------------------------
                   See accompanying notes.


Commerce Bancorp, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

==============================================================================================================================
                                                                                             Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------
                   (dollars in thousands)                                               2000           1999           1998
------------------------------------------------------------------------------------------------------------------------------
Operating          Net income                                                         $80,047    $    65,960     $  42,155
Activities         Adjustments to reconcile net income to net cash
                     (used) provided by operating activities:
                        Provision for loan losses                                      13,931          9,175         8,762
                        Provision for depreciation, amortization
                          and accretion                                                32,596         28,186        26,640
                        Gains on sales of securities available for sale                (3,213)        (2,582)       (2,892)
                        Proceeds from sales of mortgages held for sale                 56,101        111,055        67,125
                        Originations of mortgages held for sale                       (92,188)       (94,341)      (61,629)
                        Net loan (chargeoffs)                                          (3,633)        (2,058)       (1,647)
                        Net decrease (increase) in trading securities                   8,531        (32,478)      (77,448)
                        Increase in other assets                                      (17,494)       (60,142)      (44,022)
                        Increase (decrease) in other liabilities                       26,271        (23,064)       48,226
                        Deferred income tax benefit                                    (2,812)        (3,468)       (3,115)
                   -----------------------------------------------------------------------------------------------------------
                                Net cash provided (used) by operating                  98,137         (3,757)        2,155
                                activities

Investing          Proceeds from the sales of securities available for sale           410,541        398,274       435,488
Activities         Proceeds from the maturity of securities available for sale        345,160        313,373       404,927
                   Proceeds from the maturity of securities held to maturity          174,124        241,690       374,540
                   Purchase of securities available for sale                       (1,055,694)    (1,002,738)     (807,276)
                   Purchase of securities held to maturity                           (127,194)      (236,623)     (616,780)
                   Net increase in loans                                           (1,085,090)      (810,530)     (617,341)
                   Purchases of premises and equipment                               (109,701)       (73,303)      (48,320)
                   -----------------------------------------------------------------------------------------------------------
                                Net cash used by investing activities              (1,447,854)    (1,169,857)     (874,762)

Financing          Net increase in demand and savings deposits                      1,314,974        721,147       976,959
Activities         Net increase (decrease) in time deposits                           463,700        (41,035)      167,272
                   Net (decrease) increase in other borrowed money                   (274,378)       530,247      (195,455)
                   Issuance of common stock                                                                          1,795
                   Dividends paid                                                     (29,761)       (23,476)      (23,062)
                   Proceeds from issuance of common stock under
                     dividend reinvestment and other stock plans                       53,670         31,428         9,428
                   Other                                                               (5,494)           612         8,509
                   -----------------------------------------------------------------------------------------------------------
                                Net cash provided by financing activities           1,522,711      1,218,923        945,446

                   Increase in cash and cash equivalents                              172,994         45,309        72,839
                   Cash and cash equivalents at beginning of year                     322,924        277,615       204,776
                   -----------------------------------------------------------------------------------------------------------
                   Cash and cash equivalents at end of year                          $495,918    $   322,924     $ 277,615
                   -----------------------------------------------------------------------------------------------------------

                   Supplemental disclosures of cash flow information:  Cash paid during the year for:
                        Interest                                                     $206,144    $   141,810     $ 124,535
                        Income taxes                                                   36,373         26,753        29,755
                   Other noncash activities:
                     Transfer of securities to securities available for sale                          91,010
                     Securitization of loans                                          358,918        129,768
                   -----------------------------------------------------------------------------------------------------------
                   See accompanying notes.



                                                                                                                            59

Commerce Bancorp, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders' Equity

====================================================================================================================================
Years ended December 31, 2000, 1999 and 1998
                                                                   Capital in                                   Accumulated
                                                                   Excess of                                      Other
                                                                    Par or                                       Compre-
(in thousands, except per share amounts)        Common  Preferred   Stated     Retained   Commitment  Treasury   hensive
                                                 Stock   Stock      Value      Earnings   to ESOP      Stock      Income     Total
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1997                   $29,652  $7,506    $190,166     $52,755   $(2,308)    $(1,624) $  3,753    $279,900
Acquisition of investment firm/insurance
brokerage agency (735 shares)                       794                (552)      7,997                                       8,239
------------------------------------------------------------------------------------------------------------------------------------
As adjusted balance at January 1, 1998           30,446   7,506     189,614      60,752    (2,308)     (1,624)    3,753     288,139
Net income                                                                       42,155                                      42,155
 Other comprehensive income, net of tax
  Unrealized gain on securities (pre-tax $5,005)                                                                  3,157       3,157
  Reclassification adjustment (pre-tax $147)                                                                         96          96
                                                                                                                          ----------
 Other comprehensive income                                                                                                   3,253
                                                                                                                          ----------
       Total comprehensive income                                                                                            45,408
Common stock dividends and cash paid in lieu of
   fractional shares (5,671 shares)               8,860              29,449     (38,395)                                        (86)
Cash dividends paid                                                             (22,976)                                    (22,976)
Shares issued under dividend reinvestment and
   compensation and benefit plans (429 shares)      671              10,629                                                  11,300
Convert preferred C stock to common stock
(647 shares)                                      1,011  (7,506)      6,495                                                       0
Other                                                                   741                 1,026                             1,767
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1998                   $40,988  $    0    $236,928     $41,536   $(1,282)    $(1,624) $  7,006    $323,552
Acquisition of insurance brokerage agencies
(74 shares)                                         110                 212                                                     322
------------------------------------------------------------------------------------------------------------------------------------
As adjusted balance at January 1, 1999           41,098       0     237,140      41,536    (1,282)     (1,624)    7,006     323,874
Net income                                                                       65,960                                      65,960
 Other comprehensive income, net of tax
  Unrealized loss on securities (pre-tax ($71,923))                                                              (45,431)   (45,431)
  Reclassification adjustment (pre-tax ($1,919))                                                                  (1,319)    (1,319)
                                                                                                                          ----------
 Other comprehensive income                                                                                                 (46,750)
                                                                                                                          ----------
       Total comprehensive income                                                                                            19,210
Common stock dividend and cash paid in lieu of
   fractional shares (1,145 shares)               1,790              49,968     (51,890)                                       (132)
Cash dividends paid                                                             (23,343)                                    (23,343)
Shares issued under dividend reinvestment and
   compensation and benefit plans (980 shares)    1,530              29,897                                                  31,427
Other                                                                 4,438                 1,282                             5,720
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1999                   $44,418  $    0    $321,443     $32,263   $     0     $(1,624) $(39,744)   $356,756
Acquisition of insurance brokerage agencies
(301 shares)                                        470                (450)     (5,519)                                     (5,499)
------------------------------------------------------------------------------------------------------------------------------------
As adjusted balance at January 1, 2000           44,888       0     320,993      26,744         0      (1,624)  (39,744)    351,257
Net income                                                                       80,047                                      80,047
 Other comprehensive income, net of tax
  Unrealized gain on securities (pre-tax
    $52,382)                                                                                                     33,837      33,837
  Reclassification adjustment (pre-tax $1,027)                                                                      668         668
                                                                                                                          ----------
 Other comprehensive income                                                                                                  34,505
                                                                                                                          ----------
       Total comprehensive income                                                                                           114,552
Common stock dividend and cash paid in lieu of
   fractional shares (1,417 shares)               2,214              47,734     (50,031)                                        (83)
Cash dividends paid                                                             (29,678)                                    (29,678)
Shares issued under dividend reinvestment and
   compensation and benefit plans (1,615
   shares)                                        2,523              51,147                                                  53,670
Other                                                 2               2,501           1                     2                 2,506
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 2000                   $49,627  $    0    $422,375     $27,083    $    0     $(1,622) $ (5,239)   $492,224
------------------------------------------------------------------------------------------------------------------------------------
See accompanying notes.

Commerce Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements


1. Significant Accounting Policies

Basis of Presentation
The consolidated financial statements include the accounts of Commerce Bancorp, Inc. (the Company) and its wholly-owned subsidiaries, Commerce Bank, N.A. (Commerce NJ), Commerce Bank/Pennsylvania, N.A. (Commerce PA), Commerce Bank/Shore, N.A. (Commerce Shore), Commerce Bank/North (Commerce North), Commerce Bank/Central, N.A. (Commerce Central), Commerce Bank/Delaware, N.A. (Commerce Delaware), Commerce National Insurance Services, Inc. (Commerce
National Insurance), Commerce Capital Trust I, and Commerce Capital Markets, Inc. (CCMI). All material intercompany transactions have been eliminated. Certain amounts from prior years have been reclassified to conform with 2000 presentation.

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

Investment Securities
Trading account securities are carried at market value. Gains and losses, both realized and unrealized, are included in other operating income. Trading gains were $8.4 million, $7.8 million, and $5.6 million in 2000, 1999 and 1998, respectively.

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

Commerce Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements


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

Intangible Assets
The excess of cost over fair value of net assets acquired (goodwill) is included in other assets and is being amortized on a straight-line basis over the period of expected benefit, which approximates 15 years. Goodwill amounted to $2.2 million and $2.5 million at December 31, 2000 and 1999, respectively. Other intangible assets are amortized on a straight-line basis over 10 to 15 year lives. Other intangibles amounted to $1.6 million and $1.8 million at December 31, 2000 and 1999, respectively.

Income Taxes
The provision for income taxes is based on current taxable income. When income and expenses are recognized in different periods for book purposes, deferred taxes are provided.

Restriction on Cash and Due From Banks
The Banks are required to maintain reserve balances with the Federal Reserve Bank. The weighted average amount of the reserve balances for 2000 and 1999 were approximately $7.1 million and $13.6 million, respectively.

Derivative Financial Instruments
The Company utilizes an interest rate swap to manage interest rate risk associated with its Commerce Capital Trust Securities. Net amounts payable or receivable from this contract are accrued as an adjustment to interest expense. Unrealized gains or losses on this contract are not recognized on the balance sheet.

As part of CCMI's broker-dealer activities, the Company maintains a trading securities portfolio for distribution to customers in order to meet those customers' needs. Derivative instruments, primarily interest rate futures and options, are used in order to reduce the exposure to interest rate risk relating to the trading portfolio. These contracts are carried at fair value with changes in fair value included in other operating income.

Recent Accounting Statements
SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," as amended (FAS 133), requires the Company to recognize all derivatives on the balance sheet at fair value. FAS 133 allows for hedge

Commerce Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

accounting treatment and sets forth specific criteria to be used to determine when hedge accounting is appropriate. Hedge accounting allows for changes in fair value of both the derivative and hedged item to be recognized in earnings in the same period. Changes in fair value of derivatives not considered an effective hedge are recognized in earnings immediately. Derivatives for which hedge accounting does not apply must also be adjusted to fair value through income. The Company adopted FAS 133 on January 1, 2001. Due to the Company's minimal use of derivatives, adoption did not have a significant effect on the results of operations or the financial position of the Company. Future impact of FAS 133 will depend on the nature and purpose of the derivative instruments in use by the Company at that time.

In September 2000, the FASB issued Statement No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (FAS 140). FAS 140 revises the standards for existing accounting for securitizations and will require the Company to disclose additional information related to securitizations. Certain provisions of FAS 140, including disclosure requirements, became effective on December 15, 2000. Other provisions relating to the transfer and servicing of financial assets and extinguishments of liabilities become effective after March 31, 2001. Management does not expect the adoption of FAS 140 to have a significant effect on results of operations or the financial position of the Company.

The Company securitized $358.9 million and $129.8 million of residential mortgage loans during 2000 and 1999, respectively, and included the securitized assets in its held to maturity investment portfolio. No gains or losses were recognized on these transactions.

2. Mergers and Acquisitions

In August 1998, J.A. Montgomery, Inc., Wilmington, DE, an insurance brokerage agency, was merged with and into Commerce National Insurance. The Company issued approximately 211,000 shares of common stock in exchange for all of the outstanding shares of this agency. In November, 1999, Mullaney Insurance Associates, Oakhurst, NJ, an insurance brokerage agency was merged with and into Commerce National Insurance. The Company issued approximately 67,000 shares of common stock in exchange for all of the outstanding shares of this agency. In January 2000, Traber and Vreeland, Inc., Randolph, NJ, and in October 2000, Guarantee Service Agency, Inc. t/a Maywood Agency, Maywood, NJ, insurance brokerage agencies, were merged with and into Commerce National Insurance. The Company issued approximately 301,000 shares of common stock in exchange for all the outstanding shares of these agencies. All of these transactions were accounted for as poolings of interests. However, financial statements of the periods prior to the acquisitions have not been restated, as the changes, in the aggregate, would be immaterial.

In the first quarter of 1998, the Company completed the acquisition of A. H. Williams & Co., Inc., (Williams) Philadelphia, PA, a public finance investment firm, and combined Williams with Commerce Capital, the bank securities dealer division of Commerce NJ, to form Commerce Capital Markets, Inc., a wholly-owned nonbank subsidiary of the Company. The acquisition was completed by the issuance of common stock of the Company totaling approximately 436,000 shares. The transaction was accounted for as a pooling of interests, however, financial statements of the periods prior to the acquisition have not been restated, as the changes, in the aggregate, would be immaterial.

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

Commerce Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements


3. Investment Securities

A summary of the amortized cost and market value of securities available for sale and securities held to maturity (in thousands) at December 31, 2000 and 1999 follows:

---------------------------------------------------------------------------------------------------------------------------------
                                                                       December 31,
---------------------------------------------------------------------------------------------------------------------------------
                                                2000                                                1999
---------------------------------------------------------------------------------------------------------------------------------
                                          Gross         Gross                                 Gross        Gross
                            Amortized   Unrealized   Unrealized     Market      Amortized   Unrealized   Unrealized    Market
                              Cost        Gains        Losses       Value         Cost        Gains        Losses       Value
---------------------------------------------------------------------------------------------------------------------------------
U.S. Government agency
   and mortgage-backed
   obligations             $1,912,261    $ 6,562     $(17,911)    $1,900,912   $1,644,698     $    7      $(61,772)   $1,582,933
Obligations of state and
   political subdivisions      46,528        436         (420)        46,544       43,379         87        (1,284)       42,182
Equity securities              13,823      3,170         (168)        16,825        7,655      2,206          (754)        9,107
Other                          56,989      1,083       (1,027)        57,045       30,209         71          (245)       30,035
---------------------------------------------------------------------------------------------------------------------------------
Securities available
   for sale                $2,029,601    $11,251     $(19,526)    $2,021,326   $1,725,941     $2,371      $(64,055)   $1,664,257
---------------------------------------------------------------------------------------------------------------------------------
U.S. Government agency
   and mortgage-backed
   obligations             $1,437,993    $ 5,111     $(15,365)    $1,427,739   $1,134,115     $   87      $(46,527)   $1,087,675
Obligations of state and
   political subdivisions      42,938                                 42,938       35,667                                 35,667
Other                          32,525                                 32,525       32,110                       (5)       32,105
---------------------------------------------------------------------------------------------------------------------------------
Securities held to
   maturity                $1,513,456    $ 5,111     $(15,365)    $1,503,202   $1,201,892     $   87      $(46,532)   $1,155,447
---------------------------------------------------------------------------------------------------------------------------------

The amortized cost and estimated market value of investment securities (in thousands) at December 31, 2000, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because obligors have the right to repay obligations without prepayment penalties.

----------------------------------------------------------------------------------------------------------
                                                    Available for Sale             Held to Maturity
----------------------------------------------------------------------------------------------------------
                                                  Amortized        Market         Amortized      Market
                                                    Cost           Value             Cost         Value
----------------------------------------------------------------------------------------------------------
Due in one year or less                           $   37,716     $   37,361     $  162,819     $  162,677
Due after one year through five years                 44,687         44,406            650            650
Due after five years through ten years                53,168         54,373            835            835
Due after ten years                                   18,962         18,660            159            159
Mortgage backed securities                         1,861,245      1,849,701      1,348,993      1,338,881
Equity securities                                     13,823         16,825
----------------------------------------------------------------------------------------------------------
                                                  $2,029,601     $2,021,326     $1,513,456     $1,503,202
----------------------------------------------------------------------------------------------------------

Commerce Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements


Proceeds from sales of securities available for sale during 2000, 1999 and 1998 were $410.5 million, $398.3 million and $435.5 million, respectively. Gross gains of $3.2 million, $2.6 million and $3.3 million were realized on the sales in 2000, 1999 and 1998, respectively, and gross losses of $0, $27,000 and $376,000 were realized in 2000, 1999 and 1998, respectively.

At December 31, 2000 and 1999, investment securities with a carrying value of $998.9 million and $564.8 million, respectively, were pledged to secure deposits of public funds.

In connection with the acquisition of CFBC and PFC, management reclassified $91.0 million of investment securities from held to maturity to available for sale in the first quarter of 1999. Unrealized losses on those securities transferred were approximately $330,000.

4.  Loans

The following is a summary of loans outstanding (in thousands) at December 31, 2000 and 1999:

-------------------------------------------------------------------------------
                                                           December 31,
-------------------------------------------------------------------------------
                                                      2000            1999
-------------------------------------------------------------------------------
Commercial real estate:
     Owner-occupied                              $  685,916       $  512,087
     Investor/developer                             471,604          395,086
     Construction                                   380,804          185,712
-------------------------------------------------------------------------------
                                                  1,538,324        1,092,885
Commercial loans:
     Term                                           469,564          393,953
     Line of credit                                 430,811          277,917
     Demand                                           1,400            1,328
-------------------------------------------------------------------------------
                                                    901,775          673,198
Consumer:
     Mortgages (1-4 family residential)             351,644          428,453
     Installment                                    154,415          125,856
     Home equity                                    710,848          621,597
     Credit lines                                    30,254           19,099
-------------------------------------------------------------------------------
                                                  1,247,161        1,195,005
-------------------------------------------------------------------------------
                                                 $3,687,260       $2,961,088
-------------------------------------------------------------------------------

At December 31, 2000 and 1999, loans of approximately $14.4 million and $11.3 million, respectively, were outstanding to certain of the Company's and its subsidiaries' directors and officers, and approximately $44.0 million and $21.2 million, respectively, of loans were outstanding from companies with which certain of the Company's and its subsidiaries' directors and officers are associated, exclusive of loans to any such person and associated companies which in aggregate did not exceed $60,000. The terms of these loans are substantially the same as those prevailing at the time for comparable unrelated transactions. A summary (in thousands) of the related party loans outstanding at December 31, 2000 is as follows:

----------------------------------------------------------
                                               2000
----------------------------------------------------------
Balance, January 1                           $32,503
New loans                                     39,041
Loan payments                                 13,138
----------------------------------------------------------
Balance, December 31                         $58,406
----------------------------------------------------------

Commerce Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements


The Company engaged in certain activities with entities affiliated with directors of the Company. The Company received real estate appraisal services from a company owned by a director of the Company. Such real estate appraisal services amounted to $202,000 in 2000, $334,000 in 1999 and $304,000 in 1998.
The Company received legal services from two law firms of which two directors of the Company are partners. Such aggregate legal services amounted to $1.7 million in 2000 and $1.6 million in 1999 and 1998.


5. Allowance for Loan Losses

The following is an analysis of changes in the allowance for loan losses (in thousands) for 2000, 1999 and 1998:

-------------------------------------------------------------------------------
                                              2000          1999       1998
-------------------------------------------------------------------------------

Balance, January 1                           $38,382      $31,265     $24,150
Provision charged to operating expense        13,931        9,175       8,762
Recoveries of loans previously charged off       576          969       1,487
Loan charge-offs                              (4,209)      (3,027)     (3,134)
-------------------------------------------------------------------------------
Balance, December 31                         $48,680      $38,382     $31,265
-------------------------------------------------------------------------------

6. Non-accrual and Restructured Loans and Other Real Estate

The total of non-performing loans (non-accrual and restructured loans) was $13.6 million and $8.7 million at December 31, 2000 and 1999, respectively. Non-performing loans of $1.3 million, $1.6 million and $3.4 million net of charge offs of $26,000, $39,000 and $0 were transferred to other real estate during 2000, 1999 and 1998, respectively. Other real estate ($3.0 million and $3.5 million at December 31, 2000 and 1999, respectively) is included in other assets.

At December 31, 2000 and 1999, the recorded investment in loans considered to be impaired under FASB Statement No. 114 "Accounting by Creditors for Impairment of a Loan" totaled $9.1 million and $5.5 million, respectively, all of which are included in non-performing loans. As permitted, all homogenous smaller balance consumer and residential mortgage loans are excluded from individual review for impairment. The majority of impaired loans were measured using the fair market value of collateral. No portion of the allowance for loan losses for 2000 or 1999 was allocated to these loans. During 2000 and 1999, impaired loans averaged approximately $7.3 million and $4.6 million, respectively. Interest income of approximately $1.7 million and $1.0 million would have been recorded on non-performing loans (including impaired loans) in accordance with their original terms in 2000 and 1999, respectively. Actual interest income recorded on these loans amounted to $525,000 and $255,000 during 2000 and 1999, respectively.

7. Bank Premises, Equipment, and Leases

A summary of bank premises and equipment (in thousands) is as follows:

--------------------------------------------------------------------------
                                                    December 31,
                                         ---------------------------------
                                              2000                1999
--------------------------------------------------------------------------
Land                                        $  54,066           $ 40,952
Buildings                                     121,908             88,427
Leasehold improvements                         20,979              9,657
Furniture, fixtures and equipment             177,708            128,642
Leased property under capital leases              124                124
--------------------------------------------------------------------------
                                              374,785            267,802

Less accumulated depreciation
  and amortization                             98,688             69,287
--------------------------------------------------------------------------
                                             $276,097           $198,515
--------------------------------------------------------------------------


At December 31, 2000, Commerce NJ leased one of its branches under a capital lease with an unrelated party. All other branch leases are accounted for as operating leases with the related rental payments being expensed ratably over the life of the lease.

The Company leases its operations facilities from two limited partnerships in which the Company is a limited partner at December 31, 2000. The leases are accounted for as operating leases with an aggregate annual rent of $1.5 million, which escalates to $1.8 million in 2011. One lease expires in 2014, and the other expires in 2014 and is renewable for five additional terms of five years each.

At December 31, 2000, the Company leased from related parties under separate operating lease agreements the land on which it has constructed 20 branch offices. The aggregate annual rental under these related party leases for 2000 was approximately $1.1 million, and was approximately $723,000 and $440,000 in 1999 and 1998, respectively. These leases expire periodically through 2020 but are renewable through 2040. Aggregate annual rentals escalate to $1.2 million in 2006. The Company leases land to a limited partnership partially comprised of the directors of Commerce PA and Commerce NJ. The initial lease term is 25 years, with two successive 10-year options. As of December 31, 2000, the total future minimum lease payments to be received by the Company amount to approximately $315,000 for the remainder of the initial lease term. In accordance with the provision of the land lease, the limited partnership constructed and owns the office building located on the land. Commerce PA leases the building as a branch facility through 2010. Commerce North leases one of its branches from a director and its headquarters facility from a partnership in which a director has a substantial interest. The aggregate annual rental under these related party leases was approximately $486,000 for 2000 and $432,000 for 1999 and 1998. The leases expire in 2007 and 2017. Commerce Central leases one of its branches and its headquarters facility from partnerships in which two directors have substantial interests. The aggregate annual rental under these related party leases was approximately $550,000 in 2000, $484,000 in 1999 and $474,000 in 1998. The leases expire in 2004 and 2015.

Total  rent  expense   charged  to  operations   under   operating   leases  was
approximately $10.4 million in 2000, $7.8 million in 1999 and $6.3 million in 1998.

Commerce Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements


The future minimum rental commitments, by year, under the non-cancelable leases are as follows (in thousands) at December 31, 2000:

--------------------------------------------------------------------------------
                                                 Capital          Operating
--------------------------------------------------------------------------------
2001                                                $12             $9,596
2002                                                 12              8,922
2003                                                 12              8,744
2004                                                 12              8,289
2005                                                 12              8,050
Later years                                         111             74,998
--------------------------------------------------------------------------------
Net minimum lease payment                          $171           $118,599
--------------------------------------------------------------------------------
Less amount representing interest                    75
--------------------------------------------------------------------------------
Present value of net minimum
     lease payments                                 $96
--------------------------------------------------------------------------------

The Company obtained interior design and general contractor services for $2.0 million, $2.5 million and $1.3 million in 2000, 1999 and 1998, respectively, from a business owned by the spouse of the Chairman of the Board of the Company. Additionally, the business received commissions of approximately $1.6 million, $1.4 million and $814,000 in 2000, 1999 and 1998, respectively, on furniture and facility purchases made directly by the Company.

8.  Deposits

The aggregate amount of time certificates of deposits in denominations of $100,000 or more was $807.0 million and $403.4 million at December 31, 2000 and 1999, respectively.

9. Other Borrowed Money

Other borrowed money consists primarily of securities sold under agreements to repurchase, federal funds purchased, and lines of credit, including Federal Home Loan Bank advances. The following table represents information for other borrowed money:

--------------------------------------------------------------------------------------
                                                       December 31,
                                  ----------------------------------------------------
                                             2000                        1999
                                  ----------------------------------------------------
                                                  Average                   Average
                                    Amount          Rate         Amount        Rate
--------------------------------------------------------------------------------------
Securities sold under
     agreements to repurchase       $283,714       6.70%        $292,266        5.88%

Federal funds purchased                                           20,000        4.50
Lines of credit                                                  245,826        5.67
--------------------------------------------------------------------------------------
                                    $283,714                    $558,092
--------------------------------------------------------------------------------------
Average amount outstanding          $268,304       6.31%        $183,554        5.38%
Maximum month-end balance            583,208                     558,092
--------------------------------------------------------------------------------------

As of December 31, 2000, the Company had a line of credit of $414.1 million from the Federal Home Loan Bank of New York, all of which was available, a line of credit of $100.0 million from the Federal Home Loan Bank of Pittsburgh, all of which was available, and a line of credit of $30.0 million from another bank, all of which was available. In addition, CCMI had a line of credit of $10.0 million from another bank, all of which was available.

Commerce Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements


10. Long-Term Debt

On July 15, 1993, the Company issued $23.0 million of 8 3/8% subordinated notes due 2003. Interest on the debt is payable semi-annually on January 15 and July 15 of each year. The notes may be redeemed in whole or in part at the option of the Company after July 15, 2000 at a price from 102% to 100% of the principal plus accrued interest, if any, to the date fixed for redemption, subject to certain conditions. A portion of the notes qualify for total risk-based capital for regulatory purposes, subject to certain limitations.

On June 9, 1997, the Company issued $57.5 million of 8 3/4% Trust Capital Securities through Commerce Capital Trust 1, a newly formed Delaware business trust subsidiary. The Trust Capital Securities evidence a preferred ownership interest in the Trust, of which 100% of the common equity is owned by the Company. The proceeds from the issuance of the Trust Capital Securities were invested in substantially similar Junior Subordinated Debt of the Company. The Trust Capital Securities are unconditionally guaranteed by the Company. Interest on the debt is payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year. The Trust Capital Securities are scheduled to mature on June 30, 2027. The Trust Capital Securities may be redeemed in whole or in part at the option of the Company on or after June 30, 2002 at 100% of the principal plus accrued interest, if any, to the date fixed for redemption, subject to certain conditions. All $57.5 million of the Trust Capital Securities qualify as Tier I capital for regulatory capital purposes.

11. Income Taxes

The provision for income taxes consists of the following (in thousands):

---------------------------------------------------------------------
                                2000           1999           1998
---------------------------------------------------------------------
Current:
     Federal                   $40,563       $34,339        $28,012
     State                         604           434          1,174
Deferred:
     Federal                    (2,812)       (2,368)        (3,060)
     State                                    (1,100)           (55)
---------------------------------------------------------------------
                               $38,355       $31,305        $26,071
---------------------------------------------------------------------

The above provision includes income taxes related to securities gains of $1.1 million, $900 thousand and $1.0 million for 2000, 1999 and 1998, respectively.

The provision for income taxes differs from the expected statutory provision as follows:

-----------------------------------------------------------------------------
                                               2000        1999     1998
-----------------------------------------------------------------------------
Expected provision at statutory rate:          35.0%       35.0%     35.0%
Difference resulting from:
     Tax-exempt interest on loans              (1.4)       (0.7)     (0.4)
     Tax-exempt interest on securities         (2.1)       (1.0)     (1.8)
     Purchase accounting adjustments            0.1         0.1       0.1
     Other, including acquisition costs         0.8        (1.2)      5.3
-----------------------------------------------------------------------------
                                               32.4%       32.2%     38.2%
-----------------------------------------------------------------------------

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Commerce Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The significant components of the Company's deferred tax liabilities and assets as of December 31, 2000 and 1999 are as follows (in thousands):

--------------------------------------------------------------------------------
                                                              2000       1999
--------------------------------------------------------------------------------
Deferred tax assets:
     Loan loss reserves                                     $15,577    $11,797
     Fair value adjustment, available for sale securities     3,036     21,940
     Intangibles                                              2,901        336
     Other reserves                                           2,597      1,546
     Other                                                    1,738      1,026
--------------------------------------------------------------------------------
Total deferred tax assets                                    25,849     36,645
--------------------------------------------------------------------------------
Deferred tax liabilities:
     Depreciation                                             1,440        677
     Other                                                    1,326      2,053
--------------------------------------------------------------------------------
Total deferred tax liabilities                                2,766      2,730
--------------------------------------------------------------------------------
Net deferred assets                                         $23,083    $33,915
--------------------------------------------------------------------------------


12. Commitments and Letters of Credit

In the normal course of business, there are various outstanding commitments to extend credit, such as letters of credit, which are not reflected in the accompanying financial statements. These arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Company's normal credit policies. Collateral is obtained based on management's credit assessment of the borrower. At December 31, 2000, the Banks had outstanding standby letters of credit in the amount of $169.3 million.

In addition, the Banks are committed as of December 31, 2000 to advance $303.7 million on construction loans, $234.2 million on home equity lines of credit and $570.0 million on lines of credit. All other commitments total approximately $256.3 million. The Company anticipates no material losses as a result of these transactions.

13. Common Stock and Preferred Stock

At December 31, 2000, the Company's common stock had a par value of $1.5625. The Company had 50,000,000 shares authorized as of this date.

On December 19, 2000, the Board of Directors declared a cash dividend of $0.275 for each share of common stock outstanding payable January 18, 2001 to stockholders of record on January 4, 2001.

Commerce Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

14. Earnings Per Share

The calculation of earnings per share follows (in thousands, except for per share amounts):

  -----------------------------------------------------------------------------------------------
                                                                  Year Ended December 31,
                                                        -----------------------------------------
  (dollars in thousands)                                    2000          1999         1998
  -----------------------------------------------------------------------------------------------
  Basic:
  Net income applicable to common stock                   $80,047        $65,960      $42,155
  -----------------------------------------------------------------------------------------------
  Average common shares outstanding                        30,878         29,155       28,254
  -----------------------------------------------------------------------------------------------
  Net income per common share                             $  2.59        $  2.26      $  1.49
  -----------------------------------------------------------------------------------------------

  Diluted:
  Net income applicable to common stock
       on a diluted basis                                 $80,047        $65,960      $42,155
  -----------------------------------------------------------------------------------------------

  Average common shares outstanding                        30,878         29,155       28,254
  Additional shares considered in diluted
       computation assuming:
         Exercise of stock options                          1,233          1,310        1,303
         Conversion of preferred stock                                                    105
  -----------------------------------------------------------------------------------------------

  Average common and common equivalent
       shares outstanding                                  32,111         30,465       29,662
  -----------------------------------------------------------------------------------------------

  Net income per common and common
       equivalent share                                   $  2.49        $  2.17      $  1.42
  -----------------------------------------------------------------------------------------------

15.  Benefit Plans

Employee Stock Option Plan
The Company has the 1997 Employee Stock Option Plan (the Plan) for the officers and employees of the Company and its subsidiaries as well as a plan for its non-employee directors. The Plan authorizes the issuance of up to 8,617,000 shares of common stock (as adjusted for stock dividends) upon the exercise of options. 3,649,000 options have been issued under the Plan. The option price for options issued under the Plan must be at least equal to 100% of the fair market value of the Company's common stock as of the date the option is granted. These options generally become exercisable to the extent of 25% annually beginning one year from the date of grant, although the amount exercisable beginning one year from the date of grant may be greater depending on the employees' length of service. The options expire not later than 10 years from the date of grant. In addition, there are options outstanding from prior stock option plans of the Company which were granted under similar terms. No additional options may be issued under these plans.

Commerce Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Information concerning option activity for the periods indicated is as follows:

  ------------------------------------------------------------------------------
                                         Shares Under      Weighted Average
                                            Option          Exercise Price
  ------------------------------------------------------------------------------
  Balance at January 1, 1999                4,541,606            $27.67
  Options granted                           1,129,991             38.82
  Options exercised                           345,472             12.55
  Options canceled                            130,294             39.87
  Balance at December 31, 1999              5,195,831             30.79
  ------------------------------------------------------------------------------
  Balance at January 1, 2000                5,195,831            $30.79
  Options granted                              48,825             36.51
  Options exercised                           760,612             23.89
  Options canceled                            157,131             40.42
  Balance at December 31, 2000              4,326,913             31.72
  ------------------------------------------------------------------------------

Information concerning options outstanding as of December 31, 2000 is as follows:

  --------------------------------------------------------------------------------------------------------
                                          Options Outstanding                    Options Exercisable
  --------------------------------------------------------------------------------------------------------
                                           Weighted-Average    Weighted-      Exercisable     Weighted
  Range of                       Number       Remaining         Average          as of        Average
  exercise prices             Outstanding  Contractual Life  Exercise Price   12/31/2000   Exercise Price
  --------------------------------------------------------------------------------------------------------
  $3.00 to $32.50               1,888,375         5.4            $20.28         1,838,302       $19.98
  $32.51 and greater            2,438,538         7.9             40.58         1,895,592        40.86
  --------------------------------------------------------------------------------------------------------

The Company has elected not to adopt the recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation" (FAS 123), which requires a fair value based method of accounting for all employee stock compensation plans. The Company will continue to follow APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations to account for its stock-based compensation plans. If the Company had accounted for stock options under the fair value provisions of FAS 123, net income and net income per share would have been as follows (in thousands, except per share amounts):

--------------------------------------------------------------------------
                                       2000        1999       1998
--------------------------------------------------------------------------

Pro forma net income                 $70,706     $57,619     $36,251

Pro forma net income per share:
     Basic                           $  2.29     $  1.98     $  1.28
     Diluted                            2.22        1.91        1.23

--------------------------------------------------------------------------

The fair value of options granted in 2000, 1999 and 1998 was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rates of 4.54% to 6.54%, dividend yields of 3%, volatility factors of the expected market price of the Company's common stock of .288 to .332, and weighted average expected lives of the options of 4 to 4.75 years.

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

Commerce Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

Employee Stock Ownership Plan
As of December 31, 2000, the Company  maintains an Employee Stock Ownership Plan
(ESOP) for the benefit of its officers and employees who meet age and service requirements. The ESOP holds 890,000 shares of the Company's common stock, all of which are allocated to participant accounts. Employer contributions are determined at the discretion of the Board of Directors. The total contribution expense associated with the Plan for 2000, 1999 and 1998 was $100,000, $547,000 and $1.1 million, respectively.

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

The following table represents the carrying amounts and fair values of the Company's financial instruments at December 31, 2000 and 1999:

---------------------------------------------------------------------------------------------
                                                           December 31,
                                     --------------------------------------------------------
                                                 2000                        1999
---------------------------------------------------------------------------------------------
                                       Carrying         Fair      Carrying         Fair
                                        Amount         Value       Amount         Value
---------------------------------------------------------------------------------------------
Financial assets:
     Cash and cash equivalents        $  495,918     $  495,918   $  322,924    $  322,924
     Loans held for sale                  41,791         41,791        5,704         5,704
     Trading securities                  109,306        109,306      117,837       117,837
     Investment securities             3,534,782      3,524,528    2,866,149     2,819,704
     Loans (net)                       3,638,580      3,652,000    2,922,706     2,960,855

Financial liabilities:
     Deposits                          7,387,594      7,400,507    5,608,920     5,618,204
     Other borrowed money                283,714        283,714      558,092       558,092
     Long-term debt                       80,500         81,475       80,500        76,820
---------------------------------------------------------------------------------------------
Off-balance sheet liabilities:
     Standby letters of credit                       $    1,693                 $    1,080
     Commitments to extend credit                           932                        906

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

Off-balance sheet liabilities: Off-balance sheet liabilities of the Company consist of letters of credit, loan commitments and unfunded lines of credit. Fair values for the Company's off-balance sheet liabilities are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

Commerce Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

17. Quarterly Financial Data (unaudited)

The following represents summarized unaudited quarterly financial data of the Company which, in the opinion of management, reflects adjustments (comprising only normal recurring accruals) necessary for fair presentation (in thousands, except per share amounts):

-------------------------------------------------------------------------------------------------------
                                                              Three Months Ended
-------------------------------------------------------------------------------------------------------
                                       December 31      September 30        June 30         March 31
-------------------------------------------------------------------------------------------------------
2000
Interest income                           $138,606         $131,185         $123,283         $112,226
Interest expense                            58,861           55,621           49,861           44,027
Net interest income                         79,745           75,564           73,422           68,199
Provision for loan losses                    3,128            3,668            3,642            3,493
Net investment securities gains              2,393                                                820
Provision for federal and state
   income taxes                              9,588           10,092            9,459            9,216
Net income                                  21,384           20,991           19,377           18,295

Net income per common share:
Basic                                     $   0.68         $   0.68         $   0.63         $   0.60
Diluted                                       0.65             0.64             0.61             0.59

1999
Interest income                           $106,629          $99,097          $93,556          $87,166
Interest expense                            40,252           36,118           33,727           31,984
Net interest income                         66,377           62,979           59,829           55,182
Provision for loan losses                    3,064            1,653            2,274            2,184
Net investment securities gains              1,047              270              400              865
Provision for federal and state
   income taxes                              8,377            7,704            7,726            7,498
Net income                                  17,623           16,840           16,016           15,481

Net income per common share:
Basic                                     $   0.59          $  0.58          $  0.55          $  0.54
Diluted                                       0.57             0.56             0.53             0.51

Commerce Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

18. Condensed Financial Statements of the Parent Company and Other Matters

Balance Sheets

---------------------------------------------------------------------------------------
                                                              December 31,
---------------------------------------------------------------------------------------
(dollars in thousands)                                   2000                 1999
---------------------------------------------------------------------------------------
Assets
Cash                                                   $  1,090             $    381
Securities available for sale                            36,392               36,137
Investment in subsidiaries                              536,324              406,485
Other assets                                             16,018               11,588
---------------------------------------------------------------------------------------
                                                       $589,824             $454,591
---------------------------------------------------------------------------------------
Liabilities
Other liabilities                                      $ 17,100             $ 17,335
Trust Capital Securities                                 57,500               57,500
Long-term debt                                           23,000               23,000
---------------------------------------------------------------------------------------
                                                         97,600               97,835
---------------------------------------------------------------------------------------
Stockholders' equity
Common stock                                             49,627               44,418
Capital in excess of par or stated value                422,375              321,443
Retained earnings                                        27,083               32,263
Accumulated other comprehensive income                   (5,239)             (39,744)
---------------------------------------------------------------------------------------
                                                        493,846              358,380
Less treasury stock                                       1,622                1,624
---------------------------------------------------------------------------------------
     Total stockholders' equity                         492,224              356,756
---------------------------------------------------------------------------------------
                                                       $589,824             $454,591
---------------------------------------------------------------------------------------



Statements of Income
------------------------------------------------------------------------------------
                                                       Year Ended December 31,
------------------------------------------------------------------------------------
(dollars in thousands)                             2000        1999         1998
------------------------------------------------------------------------------------
Income:
     Dividends from subsidiaries                 $ 9,150      $15,750     $18,357
     Interest income                                 497          507         293
     Other                                         5,652        3,690       2,098
------------------------------------------------------------------------------------
                                                  15,299       19,947      20,748
------------------------------------------------------------------------------------
Expenses:
     Interest expense                              7,244        7,375       7,259
     Operating expenses                            2,352        2,508       3,053
------------------------------------------------------------------------------------
                                                   9,596        9,883      10,312
Income before income taxes and equity
     in undistributed income of subsidiaries       5,703       10,064      10,436
Income tax benefit                                (1,274)      (2,636)     (2,692)
------------------------------------------------------------------------------------
                                                   6,977       12,700      13,128
Equity in undistributed income of subsidiaries    73,070       53,260      29,027
------------------------------------------------------------------------------------
Net income                                       $80,047      $65,960     $42,155
------------------------------------------------------------------------------------

Commerce Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Statements of Cash Flows
--------------------------------------------------------------------------------------------------------
                                                                      Year Ended December 31,
--------------------------------------------------------------------------------------------------------
(dollars in thousands)                                            2000          1999          1998
--------------------------------------------------------------------------------------------------------
Operating activities:
   Net income                                                     $80,047       $65,960       $42,155
   Adjustments to reconcile net income to net
     cash provided by operating activities:
       Undistributed income of subsidiaries                       (73,070)      (53,260)      (29,027)
       Gains on sales of securities available for sale                             (639)
       Increase in other assets                                    (4,430)       (1,335)         (211)
       Increase in other liabilities                                1,723        13,846         2,111
--------------------------------------------------------------------------------------------------------
         Net cash provided by operating activities                  4,270        24,572        15,028
Investing activities:
   Investment in subsidiaries                                     (28,770)      (31,000)      (40,253)
   Proceeds from sale of securities available for sale              9,997         5,733
   Proceeds from the maturity of securities available for sale    117,863        26,980
   Purchase of securities available for sale                     (126,522)      (54,723)       (4,308)
   Other                                                              (38)           27            51
--------------------------------------------------------------------------------------------------------
         Net cash used by investing activities                    (27,470)      (52,983)      (44,510)
Financing activities:
   Proceeds from issuance of common stock
     under dividend reinvestment plan                              36,110        27,830         7,427
   Cash dividends                                                 (29,761)      (23,476)      (21,563)
   Proceeds from exercise of stock options                         17,560         3,598         2,001
--------------------------------------------------------------------------------------------------------
         Net cash provided (used) by financing                     23,909         7,952       (12,135)
           activities
Increase (decrease) in cash and cash equivalents                      709       (20,459)      (41,617)
Cash and cash equivalents at beginning of year                        381        20,840        62,457
--------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                          $ 1,090       $   381       $20,840
--------------------------------------------------------------------------------------------------------
Supplemental  disclosures of cash flow information:
 Cash paid during the period for:
     Interest                                                     $ 7,089       $ 7,089       $ 7,089
     Income taxes                                                  36,135        26,056        27,626
--------------------------------------------------------------------------------------------------------

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

The approval of the Comptroller of the Currency is required for a national bank to pay dividends if the total of all dividends declared in any calendar year exceeds net profits (as defined) for that year combined with its retained net profits for the preceding two calendar years. New Jersey state banks are subject to similar dividend restrictions. Commerce NJ, Commerce PA, Commerce Shore, Commerce North, and Commerce Central can declare dividends in 2001 without additional approval of approximately $74.9 million, $6.1 million, $23.7 million, $18.9 million and $1.1 million, respectively, plus an additional amount equal to each bank's net profit for 2001 up to the date of any such dividend declaration.

The Federal Reserve Act requires the extension of credit by any of the Company's banking subsidiaries to certain affiliates, including Commerce Bancorp, Inc. (parent), be secured by readily marketable securities, that extension of credit to any one affiliate be limited to 10% of the capital and capital in excess of par or stated value, as defined, and that extensions of credit to all such affiliates be limited to 20% of capital and capital in excess of par or stated value. At December 31, 2000 and 1999, the Company complies with these guidelines.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and its subsidiaries to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-based assets (as defined) and of Tier I capital to average assets (as defined), or leverage. Management believes, as of December 31, 2000, that the Company and its subsidiaries meet all capital adequacy requirements to which they are subject.

Commerce Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements


The following table presents the Company's and Commerce NJ's risk-based and leverage capital ratios at December 31, 2000 and 1999:

----------------------------------------------------------------------------------------------------------
                                                                        Per Regulatory Guidelines
----------------------------------------------------------------------------------------------------------
                                                 Actual                Minimum         "Well Capitalized"
----------------------------------------------------------------------------------------------------------
                                           Amount       Ratio     Amount   Ratio        Amount       Ratio
-----------------------------------------------------------------------------------------------------------
December 31, 2000
Company
   Risk based capital ratios:
     Tier I                              $551,167    10.79%      $204,316  4.00%        $306,474    6.00%
     Total capital                        609,047    11.92        408,633  8.00          510,791   10.00
   Leverage ratio                         551,167     6.92        318,444  4.00          398,055    5.00

Commerce NJ Risk based capital ratios:
     Tier 1                              $288,630     9.80%      $117,775  4.00%        $176,663    6.00%
     Total capital                        317,052    10.77        235,550  8.00          294,438   10.00
   Leverage ratio                         288,630     6.51        177,474  4.00          221,843    5.00

December 31, 1999
Company
   Risk based capital ratios:
     Tier I                              $449,698    11.40%      $157,847  4.00%        $236,771    6.00%
     Total capital                        501,879    12.72        315,694  8.00          394,618   10.00
   Leverage ratio                         449,698     7.02        256,362  4.00          320,453    5.00

Commerce NJ Risk based capital ratios:
     Tier 1                              $225,189    10.35%      $ 87,054  4.00%        $130,582    6.00%
     Total capital                        246,263    11.32        174,109  8.00          217,636   10.00
   Leverage ratio                         225,189     6.33        142,233  4.00          177,791    5.00

Commerce Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements


19. Segment Reporting


The Company operates one reportable segment of business, Community Banks, which includes Commerce NJ, Commerce PA, Commerce Shore, Commerce North, Commerce Central, and Commerce Delaware. Through its Community Banks, the Company provides a broad range of retail and commercial banking services, and corporate trust services. Parent/Other includes the holding company, Commerce National Insurance (whose revenues of $45.6 million, $32.4 million and $25.2 million in 2000, 1999 and 1998, respectively, were reported in other operating income), CCMI, and Commerce Capital Trust I.

Selected segment information for each of the three years ended December 31 is as follows:

-----------------------------------------------------------------------------------------------------------------------------------
                                      2000                                 1999                               1998
-----------------------------------------------------------------------------------------------------------------------------------
                        Community   Parent/                 Community     Parent/               Community     Parent/
                          Banks      Other        Total       Banks        Other       Total       Banks       Other          Total
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income     $298,985    $(2,055)    $296,930     $251,132     $(6,765)    $244,367    $200,998    $(6,337)     $194,661

Provision for loan
    losses                13,931                  13,931        9,175                    9,175       8,762                    8,762
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income      285,054     (2,055)     282,999      241,957      (6,765)     235,192     192,236     (6,337)      185,899
    after provision
Noninterest income        90,464     60,296      150,760       66,127      48,469      114,596      58,426     37,851        96,277
Noninterest expense      263,001     52,356      315,357      209,808      42,715      252,523     180,736     33,214       213,950
-----------------------------------------------------------------------------------------------------------------------------------
Income (loss) before
    income taxes         112,517      5,885      118,402       98,276      (1,011)      97,265      69,926     (1,700)       68,226
Income tax expense
    (benefit)             35,255      3,100       38,355       31,963        (658)      31,305      26,299       (228)       26,071
-----------------------------------------------------------------------------------------------------------------------------------
Net income (loss)        $77,262     $2,785      $80,047      $66,313       $(353)     $65,960     $43,627    $(1,472)      $42,155
-----------------------------------------------------------------------------------------------------------------------------------
Average assets
    (in millions)     $6,626,429   $722,534   $7,348,963   $5,301,844    $602,025   $5,903,869   $4,395,127   $470,878   $4,866,005
-----------------------------------------------------------------------------------------------------------------------------------

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

Commerce Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

20. Derivative Financial Instruments

As part of CCMI's broker-dealer activities, the Company maintains a trading securities portfolio for distribution to its customers in order to meet those customers' needs. In order to reduce the exposure to market risk relating to the inventory, the Company buys and sells a variety of derivative financial instruments including futures and option contracts. Market risk includes changes in interest rates or value fluctuations in the underlying financial instruments. The Company uses notional (contract) amounts to measure derivative activity. Notional amounts are not included on the balance sheet, as those amounts are not actually paid or received at settlement. The following table reflects the open commitments for futures and options and the associated unrealized gains (losses) for the year ended December 31, 2000:

  -----------------------------------------------------------------
                                           Notional     Unrealized
                                            Amount      Gain (Loss)
  -----------------------------------------------------------------
  Municipal bond futures                   $44,100         $(664)
  Treasury bond futures                      9,200          (372)
  Treasury bond put options                  2,210            (7)
  Treasury bond call options                 9,400          (250)
  Treasury bond call options                 3,100            (9)
  -----------------------------------------------------------------
  Total                                    $68,010       $(1,302)
  -----------------------------------------------------------------

The average notional amount for futures and options contracts for the year ended December 31, 2000 was $67.5 million and $6.7 million, respectively. Realized and unrealized gains and losses related to derivative financial instruments are included in other operating income in the statement of income.

Commerce Bancorp, Inc. and Subsidiaries Report of Independent Auditors

The Board of Directors and Stockholders
Commerce Bancorp, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Commerce Bancorp, Inc. and Subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of two wholly-owned subsidiaries, which statements reflect net interest income constituting 12.3% of the related consolidated totals in 1998. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for the two subsidiaries, is based solely on the reports of other auditors.

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

In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Commerce Bancorp, Inc. and Subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.




Philadelphia, Pennsylvania
January 30, 2001




82